 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1997

                                                      REGISTRATION NO. 33-86154
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 BRYLANE INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     5961                     13-3794198
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                              463 SEVENTH AVENUE
                                  21ST FLOOR
                           NEW YORK, NEW YORK 10018
                                (212) 613-9500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                              ROBERT A. PULCIANI
                                 BRYLANE INC.
                              463 SEVENTH AVENUE
                                  21ST FLOOR
                           NEW YORK, NEW YORK 10018
                                (212) 613-9500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:

        ROGER H. LUSTBERG, ESQ.                   GREGG A. NOEL, ESQ.
         THOMAS M. CLEARY, ESQ.         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          RIORDAN & MCKINZIE               300 SOUTH GRAND AVENUE, 34TH FLOOR
  300 SOUTH GRAND AVENUE, 29TH FLOOR         LOS ANGELES, CALIFORNIA 90071
     LOS ANGELES, CALIFORNIA 90071

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
       TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE       AGGREGATE       REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE      OFFERING PRICE          FEE(2)
-------------------------------------------------------------------------------
Common Stock ($.01 par value)......      4,600,000          $26.00         $119,600,000         $37,332

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1)Includes 600,000 shares of Common Stock which the Underwriters have the right to purchase to cover over-allotments.

(2) Calculated pursuant to Rule 457(o). Of this amount, $20,819.00 was paid with the initial filing of the Registration Statement on November 9, 1994, $5,318 was paid on October 18, 1996, $9,801 was paid on December 20, 1996, and $1,394 (based on the increase in the proposed maximum aggregate offering price from $115,000,000 to $119,600,000) is being paid herewith.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                             SUBJECT TO COMPLETION

PROSPECTUS     PRELIMINARY PROSPECTUS DATED JANUARY 29, 1997

                             4,000,000 SHARES

                            [LOGO OF BRYLANE]

                                  COMMON STOCK

                                  -----------

  All the shares of Common Stock of Brylane Inc. offered hereby are being offered by Brylane Inc. Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $24.00 and $26.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Common Stock.

  Upon consummation of the Offering, FS&Co. and The Limited (each as defined) will own 43.8% and 25.7% of the Company's Common Stock, respectively. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "BYL" subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             PRICE TO  UNDERWRITING PROCEEDS TO
                                              PUBLIC   DISCOUNT(1)  COMPANY(2)
-------------------------------------------------------------------------------
Per Share...................................   $          $            $

-------------------------------------------------------------------------------
Total (3)........................            $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and certain of its subsidiaries have agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting expenses payable by the Company estimated to be $1,250,000.

(3) The Company has granted to the several Underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an additional 600,000 shares of Common Stock, on the same terms as set forth above, to cover over-allotments. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $   , $    and $   , respectively. See "Underwriting".

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares
of Common Stock will be made in New York, New York on or about February   ,
1997.

                                  -----------
MERRILL LYNCH & CO.
                            LAZARD FRERES & CO. LLC
                                                               J.P. MORGAN & CO.

                                  -----------

             The date of this Prospectus is February   , 1997.

                             [INSIDE FRONT COVER]

                                                               [LOGO OF BRYLANE]

                                   [PHOTO 1]

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of securities in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         [INSIDE FRONT COVER FOLDOUT]

                          WHERE MILLIONS OF CUSTOMERS
                     FIND QUALITY APPAREL AT GREAT PRICES!


       [PHOTO 2]  [PHOTO 3]   [PHOTO 4]   [PHOTO 5]   [PHOTO 6]   [PHOTO 7]


       [PHOTO 8]  [PHOTO 9]  [PHOTO 10]  [PHOTO 11]  [PHOTO 12]  [PHOTO 13]


     WOMEN'S SPECIAL SIZES     MEN'S                   MISSES'

     LANE BRYANT   ROAMAN'S   KING SIZE   SUE BRETT    LERNER   CHADWICK'S

                               PROSPECTUS SUMMARY

  In connection with the Offering, Brylane, L.P., a Delaware limited partnership (the "Partnership"), will become a wholly-owned subsidiary of Brylane Inc. pursuant to a plan in which Brylane Inc. will acquire, directly, and indirectly through the acquisition of wholly-owned subsidiaries, a 100% ownership interest in the Partnership in exchange for shares of the Common Stock of the Company (the "Incorporation Plan"). In connection with the Incorporation Plan, the Partnership will retain all of its assets, operations and liabilities. See "The Incorporation Plan". This Prospectus gives effect to the Incorporation Plan and, unless the context otherwise requires, (i) the term "Brylane" refers to the Partnership prior to the acquisition of the Chadwick's of Boston catalog division of The TJX Companies, Inc. ("TJX"), (ii) the term "Chadwick's" refers to the Chadwick's of Boston catalog division of TJX acquired by Brylane in December 1996, (iii) the term the "Company" refers to Brylane Inc., its subsidiaries and their respective operations, and includes the Partnership, after the acquisition of Chadwick's, (iv) the term "The Limited" refers to The Limited, Inc. and its subsidiaries and affiliates, and
(v) all information set forth in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is the nation's leading specialty catalog retailer of value-priced apparel, with pro forma net sales of over $1.1 billion for the latest twelve months. The Company has established a focused portfolio of profitable catalogs that target consumers of both special and regular size apparel. Through its nationally recognized Lane Bryant and Roaman's catalogs, Brylane is the leading catalog retailer of women's special size apparel (sizes 14 to 56) and, through its KingSize catalog, is a leading catalog retailer of men's special size apparel (sizes XL to 9XL). Chadwick's of Boston, which the Company acquired in December 1996, is the nation's largest off-price women's apparel catalog retailer, and offers a broad selection of high quality apparel at prices typically 25% to 50% below the regular prices of department and specialty retail stores. Brylane's Lerner catalog has a strong and growing presence in the women's regular size apparel market. In addition, the Company is currently developing several new catalog concepts. For example, Brylane launched the Sue Brett catalog to serve the regular size mature women's apparel market, and Chadwick's successfully tested its Bridgewater catalog, which offers a broad assortment of regular size women's and men's classic apparel. Brylane is also testing a regular size men's apparel catalog. Additionally, Brylane has expanded its customer base by marketing certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. under an exclusive licensing arrangement with Sears Shop at Home Services, Inc. ("Sears").

  As a result of the growth of its established catalogs, the acquisition of the KingSize catalog, and the introduction of new catalog concepts, Brylane's net sales have increased from $424.5 million in fiscal 1992 to $601.1 million in fiscal 1995, representing a compound annual growth rate of 12.3%. Due to the growth in its core business, the introduction of new merchandise categories such as special size apparel, gifts and men's apparel, and the successful execution of its marketing strategies, Chadwick's net sales have increased from $295.5 million in fiscal 1992 to $465.6 million in fiscal 1995, representing a compound annual growth rate of 16.4%.

  The Company believes that Chadwick's represents a significant strategic addition to the Company's catalog portfolio. Chadwick's of Boston is one of the most well-recognized brand names in women's catalog apparel retailing. The Company believes that the Chadwick's customer list is one of the largest and most valuable in the women's apparel industry. Chadwick's targets middle to upper middle income women between the ages of 25 and 55, who the Company believes represent approximately one-third of the adult female population in the United States, or approximately 33 million women. Chadwick's offers a broad assortment of casual, career and social wear apparel at attractive prices. Although Chadwick's will continue to operate in its current facilities with its current management team, the Company believes that there are several opportunities to enhance the revenue growth of its entire catalog portfolio by sharing customer lists and merchandising and marketing expertise, as well as to reduce its expenses by leveraging the Company's combined purchasing power.

  The Company's merchandising strategy is to (i) provide value-priced apparel with a consistent quality and fit, (ii) concentrate on apparel with limited fashion risk, and (iii) offer a broad selection of sizes, styles and colors. The Company believes that the effective implementation of its merchandising strategy, together with its high level of customer service, have contributed to the growth of its large and loyal customer base. The Company's combined customer file has grown to over 21 million names as of September 30, 1996 (which includes 1.8 million names from the Sears customer file and gives effect to the acquisition of Chadwick's), of which approximately 9.7 million are active customers who have placed an order in the preceding 12 months. Over 40% of the Lane Bryant, Roaman's and Lerner active customers placed an order three or more times during the 12 months ended September 30, 1996.

  Catalog sales have been the fastest growing channel of retail apparel sales. From 1994 to 1995, catalog women's apparel sales increased 6.1% to $7.6 billion, while overall retail women's apparel sales increased by approximately 1% to $81.0 billion. The percentage of the U.S. adult population that made a purchase through a catalog has increased to 52% in 1995 from 41% in 1993. The Company believes that catalog sales of apparel will continue to increase because the busy lifestyles of today's men and women demand the convenience and the time savings afforded by catalog shopping.

  The Company believes that the special size customer is underserved by other catalog retailers and by specialty and department stores, which carry a more limited selection of merchandise than that offered in Brylane's catalogs. From 1994 to 1995, men's and women's catalog special size apparel sales increased by 6.2% to $3.4 billion. Brylane believes that the special size customer base will continue to increase as the general population continues to age and as average body weight continues to increase. Additionally, Brylane believes that catalog shopping is particularly well suited to special size customers, who Brylane believes prefer the convenience of shopping from home. Management estimates that approximately 30 million or 35% of U.S. women wear special size clothing (sizes 14 or larger) and that approximately 9 million or 10% of U.S. men wear special size clothing (sizes 2XL or larger). Typical retail stores and catalogs which sell special sizes carry a more limited selection of merchandise above sizes 26 for women and 3XL for men when compared with the selection of merchandise offered in Brylane's catalogs.

  The Company has developed a successful business strategy which includes: (i) operating a portfolio of market leading catalogs, (ii) offering an extensive selection of quality, value-priced apparel, (iii) maintaining strong sourcing capabilities and disciplined inventory control, (iv) maintaining highly efficient telemarketing, fulfillment and distribution operations and (v) emphasizing superior customer service. The Company believes that the execution of its business strategy will enable it to continue to grow.

GROWTH STRATEGY

  The Company's growth strategy is to increase its sales and profits by:

 . Realizing Strategic Benefits from the Acquisition of Chadwick's

    The Company believes that it will realize several significant strategic benefits from the acquisition of Chadwick's. The Company believes that revenue growth can be enhanced through sharing customer lists, utilizing merchandising and marketing expertise developed at each company, including in the introduction of new merchandise categories (such as special sizes in the Chadwick's catalog and petite size women's and regular size men's apparel in Brylane's catalogs) and introducing private label credit cards to Chadwick's customers. The Company will have opportunities to leverage its combined purchasing power, particularly in the procurement of paper and telecommunications services. In addition, the Company expects that certain costs such as MIS processing and development, insurance, packaged supplies and professional services can be leveraged for the combined entity.

 . Expanding Merchandise Offerings

    The Company intends to continue to refine and broaden its merchandise offerings in order to satisfy the apparel needs of its customers. The Company believes that this strategy freshens the appeal of each catalog's assortment of merchandise and stimulates increased sales. For example, the Company recently introduced or expanded offerings of women's career wear, men's apparel, special sizes, tall and petite sizes, shoes, intimate apparel, non-apparel gift items and jewelry in certain catalogs.

 . Offering Promotional Incentives

    The Company has implemented certain promotional programs in many of its catalogs, including installment and deferred billing payment programs and shipping and handling incentives. These programs have resulted in a significant improvement in net sales and average order size, particularly in the Company's Chadwick's and Lerner catalogs. The Company intends to expand the use of these programs to its other catalogs during 1997.

 . Refining Customer List Segmentation Techniques

    An important element of the Company's marketing strategy is the improved segmentation of its existing customer files. Brylane has recently installed a modeling and scoring software program that uses more sophisticated multi-variable regression analyses to create predictive purchasing models. This program will employ up to 75 different variables including, among others, geography, size, products purchased, credit availability, payment type and proximity to certain retail stores. The Company believes that the development and refinement of Brylane's predictive purchasing models will allow Brylane to better target its customer mailings and more effectively utilize its customer file. In addition, Chadwick's is also testing increasingly sophisticated statistical circulation models to improve its ability to predict customer purchase behavior based on a wide range of variables. The Company believes that its ability to better predict customer purchasing behavior maximizes the effectiveness of catalog mailings to current and prospective customers.

 . Expanding the Customer File

    The Company plans to increase the number of names in its customer file through cost effective prospecting programs. For example, the Company has recently implemented a program of cable television advertising to solicit new customers and to promote brand awareness for certain of its catalogs. In conjunction with Sears, the Company has been improving the segmentation of the over 20 million name file of Sears, Roebuck and Co. to increase its success rate with prospects. The Company will continue to rent, exchange or purchase available customer lists and to access the lists of credit card holders of The Limited's Lane Bryant and Lerner retail stores.

 . Continuing to Develop Recent Catalog Additions

    The Company believes that its Sue Brett and Bridgewater catalogs broaden the Company's catalog portfolio and provide substantial opportunities for growth. Management believes that Sue Brett, which was launched in Spring 1995, is well positioned to capitalize on the underserved mature women's regular size apparel market. Due to Sue Brett's early success, the Company established a separate merchandising team for this catalog, and intends to substantially increase its circulation. In May 1996, Chadwick's tested its Bridgewater catalog, which offers a broad assortment of regular size women's and men's classic apparel. Based on the success of this test, the Company plans to significantly increase the circulation of this catalog in 1997. In addition, in order to capitalize on the growth potential of the Company's KingSize catalog, the Company plans to continue to improve and broaden the merchandise assortment in this catalog, apply the Company's promotional incentives to this catalog, and cross-market the KingSize catalog to customers of Brylane's other catalogs.

 . Introducing or Acquiring New Catalogs

    The Company intends to continue to evaluate opportunities to introduce or acquire new catalogs. For example, Brylane has been testing a catalog format targeted at the regular size men's apparel segment. These tests have demonstrated that Brylane's female customers have a propensity to purchase the offerings of men's apparel included in Brylane's catalogs, and will be expanded over the next twelve months. The Company believes that its existing customer lists and the Sears customer file can be effectively utilized to develop the regular size men's catalog as well as other new catalog concepts. In addition, based on the strong response to the special size apparel offerings tested in its existing catalog, Chadwick's intends to create a stand-alone special size apparel catalog in 1997. The Company may also selectively pursue strategic acquisitions that either expand or complement the Company's existing business.

BACKGROUND AND HISTORY

  In August 1993, the Partnership acquired the Lane Bryant, Roaman's and Lerner catalog businesses formerly owned and operated by The Limited (the "Brylane Acquisition"). The Partnership was formed by affiliates of Freeman Spogli & Co. Incorporated, a private investment firm ("FS&Co."), and members of management, which collectively acquired a 60% aggregate interest in the Partnership, and affiliates of The Limited, which received the remaining 40% interest. In October 1995, the Partnership acquired the KingSize catalog division (the "KingSize Acquisition") of WearGuard Corporation ("WearGuard"), which included the assignment to Brylane of WearGuard's license to distribute the Sears Big & Tall catalog. In December 1996, the Partnership acquired the Chadwick's of Boston catalog division of TJX (the "Chadwick's Acquisition"). See "The Company--History and Background" and "Certain Relationships and Related Transactions".

  From 1987 through 1993, Chadwick's net sales grew at a compound annual growth rate of 46.7%. By the fall of 1994, Chadwick's order fulfillment and customer service operations were unable to keep pace with its rapid sales growth, resulting in a decline in its sales growth rate to 2.0%, an increase in operating expenses and a substantial decline in profitability between fiscal 1993 and fiscal 1994. In response, Chadwick's management team was reorganized in the first quarter of 1995. This new management team implemented a series of initiatives to increase operational efficiencies and improve customer service to the levels necessary to support Chadwick's strong and established merchandising organization. These initiatives included improvements in Chadwick's fulfillment and telemarketing operations and in its inventory management, and better coordination among all facets of its business. As a result of these initiatives, Chadwick's income from operations substantially improved to $26.4 million in fiscal 1995 from $5.5 million in fiscal 1994, and, for the thirty-nine weeks ended October 26, 1996, Chadwick's achieved record income from operations of $34.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                  THE OFFERING

Common Stock offered by the Company................  4,000,000 shares
Common Stock to be outstanding after the Offering
 (1)...............................................  19,471,445 shares
Use of proceeds....................................  The Company intends to use the esti-
                                                     mated $92.0 million net proceeds from
                                                     the Offering to prepay borrowings and
                                                     accrued interest outstanding under
                                                     the Term Loans of the Bank Credit Fa-
                                                     cility (as defined herein). In addi-
                                                     tion, upon consummation of the Offer-
                                                     ing, the Company intends to use a
                                                     substantial amount of its excess cash
                                                     to further prepay indebtedness out-
                                                     standing under the Term Loans. See
                                                     "Use of Proceeds" and "Unaudited Pro
                                                     Forma Financial Statements".
New York Stock Exchange Symbol.....................  BYL

--------

(1) Does not include an aggregate of 1,109,188 shares of Common Stock issuable upon exercise of stock options, 75,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock (as defined), or 727,273 shares of Common Stock issuable upon conversion of the Convertible Note (as defined). See "The Incorporation Plan", "Certain Relationships and Related Transactions--The Chadwick's Acquisition", and "Management--Option Plans". All references in this Prospectus to total share amounts outstanding after the Offering reflect the 15,471,445 shares of Common Stock issued by the Company to acquire the outstanding partnership units in the Partnership pursuant to the Incorporation Plan and the issuance by the Company of 4,000,000 shares of Common Stock in the Offering.

                                ----------------

  Unless the context otherwise requires, (i) all references to a year or a fiscal year of Brylane refer to the fiscal year that ends on the Saturday closest to January 31 of the following calendar year (for example, "fiscal 1995" or "1995" means the year ended February 3, 1996), and (ii) all references to a year or a fiscal year of Chadwick's refer to the fiscal year that ends on the last Saturday in January of the following calendar year (for example, "fiscal 1995" or "1995" means the year ended January 27, 1996).

                                ----------------

  Lane Bryant(R), Roaman's(R), Lerner(R), Sue Brett(R), Chadwick's(R), Chadwick's of Boston, Ltd.(R), KingSize(R), Hunters Run(R), David Benjamin(R), Lasting Comfort(R), Venezia(R) and Forenza(R) are federally registered trademarks which are owned or licensed by the Company. Bridgewater(TM) and Peak Performance(TM) are common law trademarks which are owned or licensed by the Company.

  Sears(R) and Woman's View(R) are federally registered trademarks of, and Smart Choice(TM), Classics(TM) and Big & Tall(TM) are common law trademarks which are owned by, Sears, Roebuck and Co.

                             SUMMARY FINANCIAL DATA

                                    BRYLANE

  The following table presents summary historical financial data of Brylane for the periods indicated. The information below should be read in conjunction with "Unaudited Pro Forma Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the combined and consolidated financial statements of Brylane and related notes thereto included elsewhere in this Prospectus. The statements of operations data for the combination of historical fifty-two weeks ended January 29, 1994 have been derived by summing, without adjustment, the audited financial statements of the Predecessor (as defined) for the twenty-six weeks ended July 31, 1993 and of the Partnership for the twenty-six weeks ended January 29, 1994. The balance sheet data at November 2, 1996 and the statements of operations data for the thirty-nine weeks ended October 28, 1995 and November 2, 1996 have been derived from the unaudited consolidated financial statements of the Partnership.

                                              COMBINATION
                                                  OF
                             PREDECESSOR      HISTORICAL              PARTNERSHIP
                          ------------------  ----------- --------------------------------------
                                                                              THIRTY-NINE WEEKS
                          FISCAL YEAR ENDED    FIFTY-TWO  FISCAL YEAR ENDED         ENDED
                          ------------------  WEEKS ENDED ------------------  ------------------
                          FEB. 1,   JAN. 30,   JAN. 29,   JAN. 28,  FEB. 3,   OCT. 28,  NOV. 2,
                            1992      1993       1994       1995    1996(1)     1995      1996
                          --------  --------  ----------- --------  --------  --------  --------
                                                   (IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA:
 Net sales..............  $377,549  $424,523   $489,866   $578,530  $601,055  $435,205  $467,009
 Cost of goods sold.....   193,509   212,103    246,754    288,217   298,414   216,892   225,708
 Non-recurring inventory
 charge(2)..............       --        --      11,487      2,614       569       142       --
                          --------  --------   --------   --------  --------  --------  --------
 Gross profit...........   184,040   212,420    231,625    287,699   302,072   218,171   241,301
 Operating income.......    16,578    42,903     35,326     52,819    48,562    33,599    39,630
 Interest expense, net..       --        --      10,060     19,576    20,624    14,882    16,200
 Income before income
 taxes..................    16,578    42,903     25,266     33,243    27,938    18,717    23,430
 Net income.............    10,078    26,203     14,591     33,154    27,850    18,595    23,305
SUPPLEMENTAL STATEMENTS
 OF OPERATIONS DATA(3):
 Income before income
 taxes..................                                  $ 33,243  $ 27,938  $ 18,717  $ 23,430
 Provision for income
 taxes..................                                    12,300    10,337     6,925     8,669
                                                          --------  --------  --------  --------
 Net income.............                                  $ 20,943  $ 17,601  $ 11,792  $ 14,761
                                                          ========  ========  ========  ========
OPERATING AND OTHER DA-
 TA:
 Gross profit (before
  non-recurring inven-
  tory charge) as a per-
  centage of net sales..      48.7%     50.0%      49.6%      50.2%     50.4%     50.2%     51.7%
 Catalog and advertising
  expense as a percent-
  age of net sales......      30.1%     26.7%      26.1%      26.6%     29.0%     29.4%     29.0%
 EBITDA(4)..............  $ 19,998  $ 46,149   $ 51,991   $ 62,785  $ 57,488  $ 39,490  $ 46,905
 Number of catalogs
  mailed................   158,860   181,799    229,298    298,734   311,671   237,278   259,585
 Names in customer
  files(5)..............     6,214     6,561      7,340      8,905    10,158     9,625    11,105
 Active customers(6)....     3,470     3,708      4,189      5,159     5,308     5,011     5,417

                         AT NOV. 2, 1996
                         ---------------
                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equiva-
  lents.................    $ 10,659
 Working capital........      54,212
 Total assets...........     348,342
 Long-term debt (includ-
  ing current portion)..     216,692
 Partnership equity.....      44,207

-------
(1) The fiscal year ended February 3, 1996 was a 53-week period. All other fiscal years shown are 52-week periods.
(2) The non-recurring inventory charges resulted from increasing inventory by $14,101,000 for the Brylane Acquisition and by $569,000 for the KingSize Acquisition to reflect the fair market value of the inventory at August 1, 1993, the effective date of the Brylane Acquisition, and at October 1, 1995, the effective date of the KingSize Acquisition, respectively, as more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The increases in inventory value had been fully amortized into cost of goods sold as of April 30, 1994 for the Brylane Acquisition and as of February 3, 1996 for the KingSize Acquisition.
(3) Amounts reflect adjustments for federal and state income taxes as if the Partnership had been taxed as a C-corporation during these periods.
(4) EBITDA represents earnings before taking into consideration interest expense, income tax expense, depreciation and amortization expense and non-recurring inventory charges. The use of such information is intended only to supplement the conventional income statement presentation, and is not to be considered as an alternative to net income or any other indicator of Brylane's operating performance which is presented in accordance with generally accepted accounting principles above.
(5) This information includes the names contained in all of Brylane's customer files as of the last day of the preceding calendar quarter and also includes names contained in the Sears customer file as of the same date. The names in the customer files consist of customers who have placed an order within the 48 months ending on the last day of the preceding calendar quarter. Names contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 1.8 million at September 30, 1996.
(6) Represents customers who have placed an order within the 12 months ending on the last day of the preceding calendar quarter. Active customers contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 928,000 at September 30, 1996.

                             SUMMARY FINANCIAL DATA

                                   CHADWICK'S

  The following table presents summary historical financial data of Chadwick's for the periods indicated. Due to different classifications within line items, the Chadwick's line items are not directly comparable to those of Brylane. The information below should be read in conjunction with "Unaudited Pro Forma Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the combined financial statements of Chadwick's and related notes thereto included elsewhere in this Prospectus. The balance sheet data at October 26, 1996 and the income statement data for the thirty-nine weeks ended October 28, 1995 and October 26, 1996 have been derived from the unaudited combined financial statements of Chadwick's.

                                                                              THIRTY-NINE
                                      FISCAL YEAR ENDED                       WEEKS ENDED
                         ------------------------------------------------  ------------------
                         JAN. 25,  JAN. 30,  JAN. 29,  JAN. 28,  JAN. 27,  OCT. 28,  OCT. 26,
                           1992      1993(1)   1994      1995      1996      1995      1996
                         --------  --------  --------  --------  --------  --------  --------
                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
 Net sales.............. $173,374  $295,532  $424,276  $432,660  $465,598  $355,671  $370,319
 Cost of sales,
  including buying and
  order fulfillment.....  106,111   183,186   269,233   271,874   278,868   211,486   206,179
                         --------  --------  --------  --------  --------  --------  --------
 Gross profit...........   67,263   112,346   155,043   160,786   186,730   144,185   164,140
 Selling, general and
  administrative
  expenses, including
  catalog and order
  processing costs......   55,656    90,366   131,439   155,329   160,282   126,615   129,731
                         --------  --------  --------  --------  --------  --------  --------
 Income from operations.   11,607    21,980    23,604     5,457    26,448    17,570    34,409
 Income before
  extraordinary items
  and cumulative effect
  of accounting changes.    7,108    13,184    12,285     1,262    11,674     7,391    17,562
 Net income(2)..........    7,108    13,184    12,665     1,070     8,336     7,391    17,562
OPERATING AND OTHER
 DATA:
 Gross profit as a
  percentage of net
  sales.................     38.8%     38.0%     36.5%     37.2%     40.1%     40.5%     44.3%
 EBITDA(3).............. $ 13,580  $ 25,116  $ 28,109  $ 11,156  $ 33,160  $ 22,625  $ 39,428
 Number of catalogs
  mailed................   78,555   123,064   213,168   234,973   196,073   169,749   149,607
 Names in customer
  file(4)...............    3,601     5,151     7,501     9,421    10,248    10,020    10,693
 Active customers(5)....    1,970     3,113     4,500     4,956     4,399     4,579     4,242

                                                                AT OCT. 26, 1996
                                                                ----------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents.....................................     $    464
 Working capital...............................................      116,618
 Total assets..................................................      272,914
 Long-term debt (including current portion)(6).................       88,587
 Net assets....................................................       74,237

--------
(1) The fiscal year ended January 30, 1993 was a 53-week period. All other fiscal years shown are 52-week periods.
(2) Net income includes a credit of $380,000 for the cumulative effect of accounting changes in the fiscal year ended January 29, 1994 and includes extraordinary charges for the early retirement of debt of $192,000 in the fiscal year ended January 28, 1995 and $3,338,000 in the fiscal year ended January 27, 1996.
(3) EBITDA represents earnings before taking into consideration interest expense, income tax expense and depreciation and amortization expense. The use of such information is intended only to supplement the conventional income statement presentation, and is not to be considered as an alternative to net income or any other indicator of Chadwick's operating performance which is presented in accordance with generally accepted accounting principles above.
(4) This information includes the names contained in Chadwick's customer file as of the last day of the preceding calendar quarter. The names in the customer file consist of customers who have placed an order within the 48 months ending on the last day of the preceding calendar quarter.
(5) Represents customers who have placed an order within the 12 months ending on the last day of the preceding calendar quarter.
(6) Includes loans and advances from TJX.

                     SUMMARY PRO FORMA FINANCIAL DATA

  The summary unaudited pro forma financial data for the Company set forth below has been derived from the unaudited pro forma financial information included elsewhere in this Prospectus and gives effect to (i) the KingSize Acquisition, (ii) the Chadwick's Acquisition and the financing thereof, including the issuance of the Convertible Note and borrowings under the Bank Credit Facility, (iii) the Offering and the application of net proceeds therefrom to prepay borrowings and accrued interest outstanding under the Term Loans of the Bank Credit Facility, and (iv) the application of existing cash to further prepay indebtedness outstanding under the Term Loans, as if those transactions had occurred on January 29, 1995 with respect to the statements of operations data and operating and other data, and as of November 2, 1996 with respect to the balance sheet. The summary unaudited pro forma financial data does not necessarily represent what the Company's financial position and results of operations would have been if these transactions had actually been completed as of the dates indicated, and is not intended to project the Company's financial position or results of operations for any future period. The following summary unaudited pro forma financial data should be read in conjunction with the respective audited financial statements of each of Brylane and Chadwick's.

                                                                   THIRTY-NINE
                                                 FISCAL YEAR ENDED WEEKS ENDING
                                                      FEB. 3,        NOV. 2,
                                                      1996(1)          1996
                                                 ----------------- ------------
                                                         (IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales.......................................    $1,087,349       $835,252
Gross profit....................................       520,401        410,714
Operating income................................        70,625         65,644
Interest expense, net...........................        31,613         22,658
Income before income taxes......................        39,012         42,986
Net income......................................        24,578         27,081
Net income per share............................    $     1.25       $   1.36
Weighted average shares outstanding.............        19,640         19,886
OPERATING AND OTHER DATA:
Gross profit as a percentage of net sales.......          47.9%          49.2%
Catalog and advertising expense as a percentage
 of net sales...................................          25.2%          25.4%
EBITDA(2).......................................    $   92,312       $ 81,773
Number of catalogs mailed.......................       507,744        409,192
Names in customer files(3)......................        20,406         21,798
Active customers(4).............................         9,707          9,659

  AT NOV. 2, 1996
  ---------------
  (IN THOUSANDS)

BALANCE SHEET DATA:

Cash and cash equivalents............................................. $ 13,641
Working capital.......................................................   83,610
Total assets..........................................................  731,649
Long-term debt (including current portion)............................  325,337
Stockholders' equity..................................................  204,319

--------
(1) Includes a 53-week period for Brylane and a 52-week period for Chadwick's.
(2) EBITDA represents earnings before taking into consideration interest expense, income tax expense, depreciation and amortization expense and non-recurring inventory charges. The use of such information is intended only to supplement the conventional income statement presentation, and is not to be considered as an alternative to net income or any other indicator of Brylane's operating performance which is presented in accordance with generally accepted accounting principles above.
(3) This information includes the names contained in all of the Company's customer files as of the last day of the preceding calendar quarter and also includes names contained in the Sears customer file as of the same date. The names in the customer files consist of customers who have placed an order within the 48 months ending on the last day of the preceding calendar quarter. Names contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 1.8 million at September 30, 1996.
(4) Represents customers who have placed an order within the 12 months ending on the last day of the preceding calendar quarter. Active customers contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 928,000 at September 30, 1996.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

COMPETITION AND OTHER BUSINESS FACTORS

  The retail apparel business is highly competitive. Each of the Company's women's catalogs compete in the sale of women's apparel with other catalog retailers, department stores, discount stores and specialty retailers. In particular, Lane Bryant, Roaman's and Woman's View compete in the sale of special size women's apparel with the Lane Bryant retail stores operated by The Limited, and Lerner and Smart Choice compete in the sale of women's sportswear and other apparel with the Lerner retail stores operated by The Limited. Chadwick's competes with many retail sellers of apparel, including T.J. Maxx and Marshalls, each of which is owned by TJX. The Company's KingSize and Big & Tall catalogs compete in the sale of special size men's apparel with specialty retailers, department stores, other mail order companies and discount stores. In addition, sales of clothing through home television shopping networks or other electronic media could provide additional sources of competition for Brylane in the future. Some of the Company's competitors may have greater financial resources than the Company. An increase in the amount of competition faced by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition".

  The Company's future performance will be subject to a number of other factors beyond its control, including declines in discretionary consumer spending or in demand for apparel generally, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although the Company believes that its strategy of providing a broad range of basic merchandise that is current, but not "leading edge", limits fashion risk, it is still subject to risks associated with changes in fashion preferences. Misjudgment by the Company as to fashion trends or consumer preferences, or a downturn in discretionary consumer spending, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company benefits from the name recognition and reputation generated by the Lane Bryant retail stores and the Lerner retail stores which are operated by The Limited. At present, The Limited operates over 800 Lane Bryant stores and over 800 Lerner stores. The Limited is under no obligation to continue to own or operate the Lane Bryant and Lerner stores, and there can be no assurance that The Limited will not change the focus of such stores in a manner that would be adverse to Brylane's catalog concepts bearing the same trademarks, although The Limited has agreed that, during the term of the Trademark Agreement (as defined herein), it will not disparage or diminish the stature, image or quality of any of the trademarks subject to the Trademark Agreement.

  The Transaction Agreement pursuant to which affiliates of FS&Co. and The Limited formed the Partnership (as amended, the "Transaction Agreement") contains certain noncompetition and nonsolicitation provisions pursuant to which The Limited agreed, in general, and subject to certain exceptions, not to compete with Brylane's catalog business for special size women's apparel by publishing similar catalogs, or to solicit any person who is an employee of such business to terminate his or her relationship with Brylane. These provisions terminate when the affiliates of FS&Co. no longer hold any direct or indirect interest in the Company. If such provisions were to terminate, The Limited could compete directly with Brylane in the retail catalog business for special size women's apparel. There can be no assurance that such competition would not have a material adverse effect on Brylane. See "Certain Relationships and Related Transactions".

  The Stockholders Agreement to be entered into at the closing of this Offering by and among the Company, affiliates of FS&Co., an affiliate of The Limited, Leeway & Co., a Massachusetts partnership, as nominee for the Long-Term Investment Trust, a trust governed by the laws of the State of New York ("Leeway & Co."), NYNEX Master Trust, a trust governed by the laws of the State of New York ("NYNEX"), Chadwick's, Inc., a wholly-owned subsidiary of TJX (the "TJX Noteholder"), and WearGuard (the "Stockholders Agreement") provides, with certain exceptions, that the Company may not, without The Limited's consent, for so long as The Limited holds, directly or indirectly, at least 20% of the outstanding Common Stock of the Company, engage in any business that competes with the businesses conducted by The Limited as of August 30, 1993, other than in the mail order business for women's special size apparel, moderately priced fashion apparel and related accessories, and for moderately priced regular size or special size men's apparel and related accessories that are substantially similar to the products offered in the Company's KingSize catalogs as of October 14, 1996. Although the Company currently has no plans to further expand its business into areas that are competitive with The Limited, these noncompetition provisions could restrict the Company's ability to do so. See "Certain Relationships and Related Transactions" and "Description of Capital Stock--Stockholders Agreement".

RELATIONSHIP WITH THE LIMITED

  In connection with the Brylane Acquisition, Brylane became a party to a trademark license agreement with The Limited (as amended, the "Trademark Agreement") pursuant to which the Company has use of the Lane Bryant(R), Lerner(R) and certain other trademarks, on a royalty-free basis, until August 2013, subject to earlier termination as described in the paragraphs that follow. The Company has determined to use the Lane Bryant(R) and Lerner(R) trademarks in its catalogs and in general advertising and promotional materials, and not as labels or tags on any garments or other merchandise it distributes. The other trademarks covered by the Trademark Agreement are used for certain of the Company's apparel offerings, as well as other marketing and merchandising activities.

  The Trademark Agreement and each of the licenses granted thereunder will terminate on August 20, 2013 unless earlier terminated by (i) Brylane with six months' notice on or after August 20, 1998, (ii) The Limited in the event of
(x) a breach by Brylane of any of its material obligations under the Trademark Agreement or (y) certain bankruptcy or insolvency events involving Brylane,
(iii) ten years after the earliest date that the direct or indirect ownership interests of affiliates of FS&Co. or the ownership interests of affiliates of The Limited in Brylane drop below certain specified levels, or (iv) subject to certain extensions, (x) two years after any competitor of The Limited acquires "control" of Brylane (as defined in the Trademark Agreement), or (y) two or four years after the occurrence of certain mergers, consolidations or business combinations. See "Certain Relationships and Related Transactions--Additional Agreements--Trademark Agreement".

  Upon a termination of the Trademark Agreement, the Company would need to create new names and trademarks for its catalogs, as well as for the merchandise offerings that currently utilize the licensed trademarks, and effect a transition of customer recognition and acceptance of such new names and trademarks. While the Company believes that the termination provisions of the Trademark Agreement would afford it sufficient time to achieve this transition, no assurance can be given that it would be successful or that the termination of the Trademark Agreement would not have a material adverse effect on the Company.

LEVERAGE AND CERTAIN RESTRICTIONS IMPOSED BY LENDERS

  The Partnership has incurred substantial indebtedness. As of November 2, 1996, after giving effect to the Incorporation Plan, the Offering and the use of the net proceeds received therefrom, and the use of existing cash, the Company would have had total outstanding long-term indebtedness (including current portion) of $325.3 million, as compared with total stockholders' equity of $205.9 million. The Company will require substantial cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as any increased working capital requirements. The Bank Credit Facility and the indenture (the "Indenture") that governs the Company's Senior Subordinated Notes (the "Senior Subordinated Notes") contain covenants that, among other things, restrict the Partnership's ability to incur debt, make distributions (including cash dividends), incur liens, make capital expenditures and make investments or acquisitions. As a result of these covenants, the ability of the Company to secure additional financing, if needed, is restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Financing Arrangements".

SEARS AGREEMENT

   In March 1994, Brylane entered into an agreement with Sears which, as amended, provides the Company with an exclusive license to distribute its Woman's View, Smart Choice, Classics and Big & Tall catalogs to customers selected by the Company from the more than 20 million name customer file of Sears Roebuck and Co. (as amended, the "Sears Agreement"). The initial term of the Sears Agreement expires on February 28, 1999 and automatically continues for additional one-year terms thereafter; provided, that either of the parties may terminate the Sears Agreement upon twelve months written notice prior to the end of the initial term or any renewal thereof. In addition, upon the default of either Sears or the Company, the Sears Agreement may be terminated by the non-defaulting party either immediately or upon the payment of all sums owed by such non-defaulting party under the Sears Agreement, depending on the type of default. Events of default under the Sears Agreement include, among others, (i) the material failure of the Company to comply with the operating policies and procedures set forth in the Sears Agreement; (ii) the material failure of the Company to actively follow any mutually agreed upon circulation and mailing plan; (iii) any bankruptcy or insolvency proceedings being commenced against either party; and (iv) the inability of either party to pay debts as they come due.

  A termination of the Sears Agreement could have a material adverse effect on the Company's business, financial condition and results of operations. Upon termination of the Sears Agreement, the Company will retain the names of all customers who have purchased through the Sears catalogs covered by such agreement and, at that point, the Company will be able to mail the Company's other catalogs to these customers. However, no assurance can be given as to the extent that the Company will be able to retain these individuals as customers of the Company. See "Business--Sears Agreement".

IMPACT OF INCREASES IN COSTS OF POSTAGE, PAPER AND PRINTING

  Increases in postal rates and paper and printing costs have a direct impact on the cost of the production and mailing of the Company's catalogs and promotional materials, as well as the Company's order fulfillment. Like others in the catalog industry, the Company passes on a significant portion of the costs of order fulfillment directly to its customers, but it does not directly pass on the costs of preparing and mailing catalogs and other promotional materials. The Company relies heavily on discounts from the basic postal rate structure, such as discounts for bulk mailings and pre-sorting by zip code and carrier routes. Brylane and Chadwick's historically have not entered into long-term contracts for its paper purchases. Consequently, no assurances can be given that the Company will not be subject to increases in paper costs or to shortages in the supply of paper in the future. In addition, although the Company currently has contracts for printing of its catalogs, the remaining terms of these contracts range from one to five years, and no assurance can be given that the Company's printing costs will not increase upon renegotiation of these contracts. Significant increases in postal rates or in paper or printing costs could have a material adverse effect on the Company's business, financial condition and results of operations, particularly to the extent that the Company is unable to pass on such increases directly to its customers or to offset such increases by either raising prices or reducing other costs. Brylane and Chadwick's each experienced an increase in postal rates in January 1995 and an increase in paper costs from the fall of 1994 through the fall of 1995. While Brylane and Chadwick's were able to partially mitigate these cost increases, no assurances can be given that similar increases in postal rates or in the Company's costs of paper will not occur in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments and Outlook".

CONTROL OF THE COMPANY

  Upon completion of the Offering, 43.8% of the Company will be beneficially owned by affiliates of FS&Co., and 25.7% of the Company will be beneficially owned by an affiliate of The Limited. By virtue of its ownership of a large percentage of the outstanding Common Stock, FS&Co. will be in a position to exercise substantial influence over actions that require the consent of stockholders. In addition, pursuant to the terms of the Stockholders Agreement, FS&Co. will be able to nominate three members of the Board of Directors of the Company, and The Limited will be able to nominate two members. The number of directors that FS&Co. and The Limited may nominate declines with the percentage of Common Stock held by each.

  The Stockholders Agreement contains a number of provisions that could prevent changes in the control or management of the Company. For example, in the Stockholders Agreement, FS&Co. and The Limited will agree that, without the consent of the other, until one year after the date on which persons other than The Limited, FS&Co., Leeway & Co., NYNEX, the TJX Noteholder or WearGuard, or their respective affiliates, own 20% or more of the then outstanding Common Stock, they will vote or cause to be voted all shares of Common Stock beneficially owned by them against, and, to the extent permitted by law, will direct their nominees on the Board of Directors of the Company to vote against, any consolidation, combination or merger of the Company or any sale or other transfer of all or substantially all of the assets of the Company. The Stockholders Agreement will also prohibit FS&Co., The Limited, WearGuard and the TJX Noteholder, and their respective affiliates, and Leeway & Co. and NYNEX, from acquiring beneficial ownership of any additional shares of Common Stock. See "Description of Capital Stock--Stockholders Agreement". See also "Security Ownership".

  In addition, certain provisions of the Company's Certificate of Incorporation and ByLaws and of the Delaware General Corporation Law, together or separately, could have the effect of discouraging potential acquisition proposals or delaying or preventing changes in the control or management of the Company, and may limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include the ability to issue, without further stockholder approval, preferred stock with rights and privileges which would be senior to the Common Stock. See "Description of Capital Stock".

DEPENDENCE ON SUPPLIERS; FOREIGN SOURCING

  Brylane's concentration on private label merchandise in its special size catalogs, and the broad range of merchandise offered in its Chadwick's catalogs, requires that it maintain good relationships with many manufacturing sources and suppliers. Moreover, the number of available manufacturers and suppliers for special size apparel are more limited when compared with the number available for apparel generally. Although the Company believes that it has established excellent relationships with its principal manufacturing sources and suppliers, the Company does not have long-term contracts, and its future success will depend in some measure upon its ability to maintain such relationships. The inability of the Company to source quality goods in a timely fashion at favorable prices could have a material adverse effect on the Company's business, financial condition and results of operations.

  In fiscal 1995, Brylane and Chadwick's made approximately 21% and 34% of their respective merchandise purchases from foreign suppliers. Although all of the Company's foreign purchases are denominated in U.S. dollars, the Company is subject to a number of risks which are beyond its control, including currency and exchange risks, changes in duties, quotas or other import restrictions, the imposition of taxes or other charges on imports, disruptions or delays in shipments and transportation, political instability, and labor disputes and strikes. There can be no assurance that the occurrence of any destabilizing event abroad will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Private Label Purchasing and Vendor Relationships" and "Business-- Regulatory Matters."

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

  An element of the Company's growth strategy is to pursue strategic acquisitions that either expand or complement the Company's business. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and the assimilation and retention of the personnel of the acquired companies, and potential adverse short-term effects on the Company's operating results. In addition, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. The inability of the Company to successfully finance, complete and integrate strategic acquisitions in a timely manner could have an adverse impact on the Company's ability to effect a portion of its growth strategy. See "Description of Certain Financing Arrangements".

  The future success of the Company will depend in part upon the continued success and profitability of Chadwick's. The success of Chadwick's will depend in part upon the Company's ability to retain management personnel of Chadwick's. A failure to operate Chadwick's profitably would have a material adverse effect on the Company's results of operations and financial condition.

RISK OF DISASTER

  The Company conducts its fulfillment operations from facilities located in Indianapolis, Indiana and West Bridgewater, Massachusetts. If a disaster (such as a tornado or fire) were to destroy or significantly damage either of these facilities, the Company would need to obtain alternative facilities from which to conduct its fulfillment operations and would need to replenish its inventory, both of which would result in significantly increased operating costs and significant delays in the fulfillment of customer orders. While the Company maintains business interruption insurance, such increased costs or delays would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO UNIONIZED EMPLOYEES

  At December 9, 1996, the Company had approximately 5,500 associates, including approximately 1,000 associates of Chadwick's who were members of a labor union. If unionized associates were to engage in a strike or other work stoppage or if additional associates were to become unionized, the Company could experience a significant disruption of operations and higher labor costs, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have outstanding 19,471,445 shares of Common Stock, assuming the issuance of 4,000,000 shares of Common Stock offered by the Company. All of the 4,000,000 shares of Common Stock to be sold in the Offering will be eligible for immediate sale in the public market without restriction, unless purchased by affiliates of the Company. The remaining 15,471,445 shares of Common Stock outstanding will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Substantially all of such restricted shares are entitled to piggyback registration rights, as well as certain demand registration rights exercisable six months after the completion of the Offering. However, 12,571,667 of such shares may be eligible for public resale 90 days after the completion of the Offering pursuant to Rule 144 (subject to the volume limitations contained therein) or Rule 701. Further, options to purchase an aggregate of 41,250 additional shares of Common Stock previously granted to employees of the Company are currently exercisable. The remaining options to purchase an aggregate of 1,067,938 shares of Common Stock previously granted to employees of the Company will begin to vest and become exercisable as early as March 1997. The Company intends, prior to the later of (i) 120 days following the consummation of this Offering, and (ii) the termination of any lockup period to which employee stockholders may be subject, to cause the shares held by such employees or subject to options granted under the Brylane 1996 Option Plan (as defined) to be registered under the Securities Act. See "Shares Eligible for Future Sale" and "Management--Option Plans".

  The Securities and Exchange Commission (the "Commission") has recently proposed amendments to Rules 144 and 144(k) that would permit resales of "restricted securities" after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resales of such restricted securities held by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of restricted securities sooner than would be the case under Rules 144 and 144(k) as currently in effect. However, there can be no assurance of when, if ever, such amendments will be approved.

  Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. FS&Co., The Limited, Leeway & Co., NYNEX, the TJX Noteholder and WearGuard, as well as the executive officers, directors and certain employees of the Company, have each agreed not to sell, directly or indirectly, any of their shares, with certain limited exceptions, for a period of 180 days following the date of the Purchase Agreement (as defined). In addition, the Company has agreed not to sell any shares of its capital stock (or any rights, options or warrants to purchase, or any securities convertible or exchangeable into or exercisable for, capital stock), with certain limited exceptions, for a period of 180 days following the date of this Prospectus, without the prior written consent of Merrill Lynch on behalf of the Representatives (as defined herein). However, sales in the future of substantial amounts of Common Stock by the Company could result in a dilution in the ownership and voting control of the Company by existing stockholders.

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. No predictions can be made as to the effect, if any, that future market sales of Common Stock or the availability of Common Stock for sale will have on the prevailing market price of the Common Stock following the Offering. See "Underwriting" and "Shares Eligible for Future Sale".

  The market price for shares of the Common Stock may be volatile and may fluctuate based upon a number of factors including, without limitation, the Company's operating performance, news announcements or changes in general economic and market conditions. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may adversely affect the market price of the Common Stock.

FORWARD LOOKING STATEMENTS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary", "The Company", "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments and Outlook" and "--Liquidity and Capital Resources", and "Business", as well as within the Prospectus generally. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

DILUTION

  Purchasers of the Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $33.29 from the initial public offering price. See "Dilution".

                                  THE COMPANY

  The Company is the nation's leading specialty catalog retailer of value-priced apparel, with pro forma net sales of over $1.1 billion for the latest twelve months. The Company has established a focused portfolio of profitable catalogs that target consumers of both special and regular size apparel. Through its nationally recognized Lane Bryant and Roaman's catalogs, Brylane is the leading catalog retailer of women's special size apparel (sizes 14 to 56) and, through its KingSize catalog, is a leading catalog retailer of men's special size apparel (sizes XL to 9XL). Chadwick's of Boston, which the Company acquired in December 1996, is the nation's largest off-price women's apparel catalog retailer, and offers a broad selection of high quality apparel at prices typically 25% to 50% below the regular prices of department and specialty retail stores. Brylane's Lerner catalog has a strong and growing presence in the women's regular size apparel market. In addition, the Company is currently developing several new catalog concepts. For example, Brylane launched the Sue Brett catalog to serve the regular size mature women's apparel market, and Chadwick's successfully tested its Bridgewater catalog, which offers a broad assortment of regular size women's and men's classic apparel. Brylane is also testing a regular size men's apparel catalog. Additionally, Brylane has expanded its customer base by marketing certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. under an exclusive licensing arrangement with Sears.

  Brylane's catalog retail business dates back to the mailing of the first Lane Bryant catalog in 1924 and the first Roaman's catalog during the 1940s. Both Lane Bryant and Roaman's were acquired by The Limited in the early 1980s. In 1985, the Lerner catalog business was launched to capitalize on the Lerner name, which had developed as The Limited's Lerner retail store operations grew to over 800 stores during the 1980s.

  In 1993, The Limited decided to sell the Lane Bryant, Roaman's and Lerner catalog businesses in an effort to increase its focus on the continued growth of its various retail store operations. On August 30, 1993, affiliates of FS&Co. and The Limited formed the Partnership to acquire these catalog businesses. FS&Co., together with certain members of management, acquired a 60% aggregate interest in the Partnership, while The Limited retained the remaining 40%. See "Certain Relationships and Related Transactions--The Brylane Acquisition".

  In October 1995, the Partnership acquired the KingSize catalog division of WearGuard, a wholly-owned subsidiary of ARAMARK Corporation ("ARAMARK"). In connection with the KingSize Acquisition, WearGuard assigned to Brylane its license to distribute the Sears Big & Tall catalog, as well as its interest in certain trademarks, including the KingSize(R) registered trademark. As consideration for the sale of the KingSize catalog division, WearGuard received a cash payment of $52.5 million and 350,000 newly issued limited partnership units in the Partnership. See "Certain Relationships and Related Transactions--The KingSize Acquisition".

  On December 9, 1996, Brylane acquired the Chadwick's of Boston catalog division of TJX (excluding substantially all accounts receivable). In connection with the Chadwick's Acquisition, Brylane and TJX entered into a services agreement, as well as an inventory purchase agreement pursuant to which TJX has committed to purchase certain amounts of Chadwick's excess inventory through January 2000. As consideration for the sale of the Chadwick's of Boston catalog division, affiliates of TJX received aggregate cash payments of $222.8 million (subject to certain post-closing adjustments) and a $20.0 million Convertible Note due 2006 of the Partnership. In order to fund a portion of the cash paid in connection with the Chadwick's Acquisition and to repay its existing indebtedness under its old bank credit facility, the Partnership entered into the new Bank Credit Facility. In addition, in connection with the Chadwick's Acquisition, the Partnership received an aggregate of approximately $51.3 million in new equity from Leeway & Co., NYNEX and certain affiliates of FS&Co. See "Certain Relationships and Related Transactions--The Chadwick's Acquisition" and "Description of Certain Financing Arrangements".

  In connection with the Offering, the Partnership will become a wholly-owned subsidiary of the Company pursuant to a plan in which FS&Co., The Limited, Leeway & Co., NYNEX, WearGuard, members of management and others will exchange certain securities for Common Stock of the Company, and the TJX

Noteholder will exchange the $20.0 million Convertible Note due 2006 of the Partnership for a similar security of the Company. The Partnership will retain all of its assets, operations and liabilities. Upon consummation of the Offering and the Incorporation Plan, FS&Co., The Limited, Leeway & Co., NYNEX, WearGuard and management of the Company will own 43.8%, 25.7%, 2.6%, 2.6%, 2.0% and 2.5% of the Company's Common Stock, respectively. See "The Incorporation Plan" and "Security Ownership".

  The executive offices of the Company are located at 463 Seventh Avenue, 21st Floor, New York, New York 10018, Telephone: (212) 613-9500.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $92.0 million after deducting estimated underwriting discount and offering expenses payable by the Company. The Company intends to use such net proceeds to prepay $92.0 million of borrowings and accrued interest outstanding under the Term Loans of the Bank Credit Facility (borrowings which mature in February 2002 and February 2003, bore interest at 7.8% at December 12, 1996, and were incurred to fund a portion of the cash paid in connection with the Chadwick's Acquisition). In addition, upon consummation of the Offering, the Company intends to use a substantial amount of its excess cash to further prepay indebtedness outstanding under the Term Loans. To the extent that the Underwriters exercise their over-allotment option, the Company intends to use the net proceeds received therefrom to further prepay indebtedness outstanding under the Term Loans. See "Capitalization", "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                DIVIDEND POLICY

  Although the Partnership has made tax distributions to its partners, the Company has never declared or paid a cash dividend on the Common Stock. The Company anticipates that all of its earnings in the foreseeable future will be used for the repayment of indebtedness and for the development and expansion of its business and, therefore, does not anticipate paying dividends on the Common Stock in the foreseeable future. The terms and provisions of the Bank Credit Facility and the Indenture restrict the ability of the Partnership to make distributions that would enable the Company to pay dividends on the Common Stock. See "Description of Certain Financing Arrangements". At November 2, 1996, the Partnership could not have made any such distribution to the Company by virtue of the restrictions contained in the Bank Credit Facility. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors of the Company and will be dependent, among other things, upon the Company's results of operations and financial condition, contractual restrictions, and other factors deemed relevant at that time.

                                    DILUTION

  "Dilution per share" means the difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value (deficiency) per share of Common Stock after giving effect to the Offering and the Incorporation Plan. "Pro forma net tangible book value (deficiency) per share" is determined by dividing total assets less total liabilities, debt issuance costs, goodwill and other intangible assets by the number of shares of Common Stock outstanding. The following table illustrates such pro forma per share dilution after giving effect to the Offering and the Incorporation Plan at November 2, 1996.

     Assumed initial public offering price per share(1)........           $25.00
       Pro forma net tangible book value (deficiency) per share
        before the Offering(2)(3)..............................  $(16.37)
       Increase per share attributable to new investors........     8.08
                                                                 -------
     Pro forma net tangible book value (deficiency) per share
      after the Offering(3)(4).................................           (8.29)
                                                                          ------
     Dilution per share to new investors.......................           $33.29
                                                                          ======

--------
(1) Before deducting estimated underwriting discount and offering expenses payable by the Company.
(2) Calculated based on 15,471,445 shares of Common Stock outstanding after consummation of the Incorporation Plan. See "Prospectus Summary--The Offering".

(3) Does not include an aggregate of 1,109,188 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $5.67 to $20.00 per share, 75,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or 727,273 shares of Common Stock issuable upon conversion of the Convertible Note. See "The Incorporation Plan", "Certain Relationships and Related Transactions--The Chadwick's Acquisition" and "Management--Option Plans".

(4) Calculated based on 19,471,445 shares of Common Stock outstanding after consummation of the Offering and the Incorporation Plan. See "Prospectus Summary--The Offering".

  The following table sets forth, as of November 2, 1996, (i) the total number of shares held by the current stockholders, after giving effect to the Incorporation Plan, and the total consideration paid for such shares, which calculations are based on the number of shares issued in exchange for Partnership interests, and (ii) the total number of shares to be purchased from the Company in the Offering and the total consideration paid for such shares by new investors.

                                                                        AVERAGE
                                  SHARES OF                            PRICE PER
                                 COMMON STOCK    TOTAL CONSIDERATION   SHARE OF
                              ------------------ ---------------------- COMMON
                                NUMBER   PERCENT   AMOUNT    PERCENT     STOCK
                              ---------- ------- ----------- -------------------
                                                   (IN THOUSANDS)
Current stockholders......... 15,471,445   79.5% $   182,210     64.6%  $ 11.78
New investors................  4,000,000   20.5      100,000     35.4     25.00
                              ----------  -----  -----------  -------
  Total...................... 19,471,445  100.0% $   282,210    100.0%
                              ==========  =====  ===========  =======

                                CAPITALIZATION

  The following table sets forth the cash and capitalization (a) of the Partnership and its consolidated subsidiaries (i) at November 2, 1996, and
(ii) pro forma to reflect the Chadwick's Acquisition, and (b) of the Company pro forma to reflect (i) the Incorporation Plan and the Offering and the application of the estimated net proceeds of $92.0 million to be received from the Offering to prepay $92.0 million of borrowings and accrued interest outstanding under the Term Loans of the Bank Credit Facility, and (ii) the use of $10.0 million of cash available at November 2, 1996 to further prepay additional indebtedness outstanding under the Term Loans. See "Use of Proceeds". The table should be read in conjunction with "Unaudited Pro Forma Financial Statements" of the Company and the financial statements of the Partnership and Chadwick's and related notes thereto included elsewhere in this Prospectus.

                                                        AT NOV. 2, 1996
                                               -----------------------------------
                                                  THE PARTNERSHIP
                                               -----------------------
                                                            PRO FORMA
                                                             FOR THE
                                                           CHADWICK'S  THE COMPANY
                                               HISTORICAL  ACQUISITION  PRO FORMA
                                               ----------  ----------- -----------
                                                         (IN THOUSANDS)
Cash and cash equivalents..................... $  10,659    $  23,641   $  13,641
                                               =========    =========   =========
Current portion of long-term debt............. $  14,395    $  26,000   $  10,521
Long-term debt, net of current portion:
  Old bank credit facility....................    77,960          --          --
  Bank Credit Facility........................       --       257,000     170,479
  Senior Subordinated Notes due 2003..........   124,337      124,337     124,337
  Convertible Subordinated Note due 2006......        --       20,000      20,000
                                               ---------    ---------   ---------
    Total long-term debt......................   202,297      401,337     314,816
                                               ---------    ---------   ---------
      Total debt..............................   216,692      427,337     325,337
Series A Convertible Redeemable Preferred
 Stock........................................       --         1,500       1,500
                                               ---------    ---------   ---------
Partnership/Stockholders' equity:
  Partners' capital/Stockholders' equity, net.   128,392      180,590     291,640
  Reduction for predecessor cost carryover
   basis(1)...................................  (152,067)    (152,067)   (152,067)
  Retained earnings...........................    67,882       66,335      64,746
                                               ---------    ---------   ---------
    Total partnership/stockholders'
     equity(1)(2).............................    44,207       94,858     204,319
                                               ---------    ---------   ---------
    Total capitalization...................... $ 260,899    $ 523,695   $ 531,156
                                               =========    =========   =========

--------
(1) The continuing interest of The Limited in Brylane has been reflected at The Limited's historical basis (carryover basis), less an adjustment for the cash distribution to The Limited in connection with the Brylane Acquisition, resulting in a reduction in equity.

(2) Does not include an aggregate of 1,109,188 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $5.67 to $20.00 per share, 75,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or 727,273 shares of Common Stock issuable upon conversion of the Convertible Note. In connection with the Incorporation Plan, all partnership units in the Partnership and all shares of common stock of VP Holding Corporation, an entity that indirectly owns partnership units in the Partnership ("VP Holding"), will be exchanged on a one-to-one basis for an aggregate of 15,471,445 shares of Common Stock of the Company. In addition, the TJX Noteholder will exchange the Partnership Note (as defined) for the Convertible Note, and certain members of management and others will exchange all of their shares of VP Holding Preferred Stock (as defined) on a one-to-one basis for shares of the Series A Preferred Stock. Finally, all options to purchase partnership units of the Partnership will be exchanged on a one-to-one basis for options to purchase shares of Common Stock of the Company. See "The Incorporation Plan", "Certain Relationships and Related Transactions--The Chadwick's Acquisition" and "Management--Option Plans".

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements have been prepared by combining the historical consolidated financial statements of the Partnership for the fiscal year ended February 3, 1996 and for the thirty-nine weeks ended and as of November 2, 1996 with the combined financial statements of Chadwick's for the year ended January 27, 1996 and for the thirty-nine weeks ended and as of October 26, 1996, respectively, and give effect to the transactions described in the notes to these financial statements as if such transactions occurred on January 29, 1995 (the first day of the latest full fiscal period presented) for the statements of operations and on November 2, 1996 for the balance sheet.

  The Company believes that the pro forma adjustments give appropriate effect to the assumptions described in the notes to the unaudited pro forma financial statements and that they are properly applied in the pro forma financial statements, and provide a reasonable basis for presenting all of the significant effects of the acquisitions by Brylane of Chadwick's and KingSize and of the Offering. The acquisition related adjustments include (i) the historical financial statements of KingSize to the extent not already included in Brylane's historical statement of operations for the year ended February 3, 1996, (ii) the historical financial statements of Chadwick's and the financing thereof by the Partnership, and (iii) the allocation of the purchase price for each acquisition as appropriate. The Offering related adjustments include (i) the effects of the Incorporation Plan, (ii) the Offering and the application of the $92.0 million of estimated net proceeds to be received therefrom to prepay borrowings and accrued interest outstanding under the Term Loans, and
(iii) the application of existing cash of $10.0 million to further prepay indebtedness outstanding under the Term Loans. The pro forma statements of operations exclude certain non-recurring items, including the estimated inventory charge of $9.6 million related to the increase to fair value of the Chadwick's inventory as described in the notes to the unaudited pro forma financial statements. Also excluded from the pro forma statements of operations are non-recurring charges related to the modification of options previously granted pursuant to Brylane's 1993 Performance Partnership Unit Option Plan and which are estimated to be $2.4 million for the year ending February 1, 1997.

  The unaudited pro forma financial statements have been prepared based on the assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Chadwick's based on preliminary estimates of fair value. Management expects that the significant assets in the final allocation will be goodwill, inventory and customer lists and that there will be no significant additional liabilities. The actual allocation may differ from that reflected in the unaudited pro forma financial statements after Chadwick's closing balance sheet as of December 7, 1996 has been finalized and after valuations to be performed have been completed. The estimated values of the assets and liabilities at the time of the Chadwick's Acquisition also could vary from the amounts as of October 26, 1996. In addition, the proceeds from the Offering, the interest rate on, and the borrowings under the Bank Credit Facility and the fees and expenses with respect to the Chadwick's Acquisition and the Offering are assumed solely for the purpose of presenting the unaudited pro forma financial statements set forth below.

  The unaudited pro forma financial statements and summary table provided on the next page should be read in conjunction with the respective financial statements of the Partnership, Chadwick's and KingSize and notes thereto included elsewhere in this Prospectus. Certain reclassifications among line items have been made to the Chadwick's historical income statement and balance sheet to conform with Brylane's financial statement presentation. The unaudited pro forma statements of operations and unaudited pro forma balance sheet are not necessarily indicative of what the consolidated statements of operations and the consolidated balance sheet actually would have been had the transactions occurred at January 29, 1995 or November 2, 1996, respectively, nor do they purport to indicate the results of future operations of the Company.

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                                               THE COMPANY
                                                         -----------------------
                                                         FISCAL YEAR THIRTY-NINE
                                                            ENDED    WEEKS ENDED
                                                           FEB. 3,     NOV. 2,
                                                           1996(1)      1996
                                                         ----------- -----------
                                                          (IN THOUSANDS, EXCEPT
STATEMENTS OF OPERATIONS DATA:                               PER SHARE DATA)
Net sales............................................... $1,087,349   $835,252
Cost of goods sold......................................    566,379    424,538
Non-recurring inventory charge..........................        569        --
                                                         ----------   --------
Gross profit............................................    520,401    410,714
Operating expenses:
  Catalog and advertising expense.......................    274,303    212,460
  Fulfillment expense...................................     95,739     65,974
  Support services expense..............................     68,978     58,571
  Intangibles and organization cost amortization........     10,756      8,065
                                                         ----------   --------
    Total operating expenses............................    449,776    345,070
                                                         ----------   --------
Operating income........................................     70,625     65,644
Interest expense, net...................................     31,613     22,658
                                                         ----------   --------
Income before income taxes..............................     39,012     42,986
Provision for income taxes..............................     14,434     15,905
                                                         ----------   --------
Net income.............................................. $   24,578   $ 27,081
                                                         ==========   ========
Net income per share.................................... $     1.25   $   1.36
Weighted average shares outstanding.....................     19,640     19,886

                                                                 AT NOV. 2, 1996
                                                                 ---------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................    $ 13,641
Working capital.................................................      83,610
Total assets....................................................     731,649
Long-term debt (including current portion)......................     325,337
Stockholders' equity............................................     204,319

--------
(1)Includes a 53-week period for Brylane and a 52-week period for Chadwick's.

                                  BRYLANE INC.

               UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FISCAL YEAR
                         -------------------------------------------------------------------------------------------------------
                         BRYLANE, L.P.                    CHADWICK'S
                          HISTORICAL                      HISTORICAL                                                 PRO FORMA
                           FIFTY-TWO      KINGSIZE        FIFTY-TWO     CHADWICK'S       PRO FORMA                  FISCAL YEAR
                          WEEKS ENDED   ACQUISITION      WEEKS ENDED    ACQUISITION        AFTER      OFFERING         ENDED
                         FEB. 3, 1996  ADJUSTMENTS(1)  JAN. 27, 1996(5) ADJUSTMENTS     ACQUISITIONS ADJUSTMENTS    FEB. 3, 1996
                         ------------- --------------  ---------------- -----------     ------------ -----------    ------------
Net sales...............   $601,055       $23,627          $462,667      $               $1,087,349    $             $1,087,349
Cost of goods sold......    298,414        11,204           257,184          (423)(6)       566,379                     566,379
Non-recurring inventory
 charge.................        569                             --                              569                         569
                           --------       -------          --------      --------        ----------    -------       ----------
Gross profit............    302,072        12,423           205,483           423           520,401                     520,401
Operating expenses:
 Catalog and advertising
  expense...............    174,446         5,250            94,607                         274,303                     274,303
 Fulfillment expense....     37,333         1,934            56,472                          95,739                      95,739
 Support services
  expense...............     37,024         1,217 (2)        28,069         2,668 (7)        68,978                      68,978
 Intangibles and
  organization cost
  amortization..........      4,707           935 (3)           --          5,114 (8)        10,756                      10,756
                           --------       -------          --------      --------        ----------    -------       ----------
Total operating
 expenses...............    253,510         9,336           179,148         7,782           449,776                     449,776
                           --------       -------          --------      --------        ----------    -------       ----------
Operating income........     48,562         3,087            26,335        (7,359)           70,625                      70,625
Interest expense, net...     20,624         1,823 (4)         6,807        16,757 (9)        39,643     (7,526)(14)      31,613
                                                                             (893)(10)
                                                                           (6,807)(11)
                                                                            1,332 (12)                    (504)(15)
                           --------       -------          --------      --------        ----------    -------       ----------
Income before income
 taxes..................     27,938         1,264            19,528       (17,748)           30,982      8,030           39,012
Provision for income
 taxes..................         88           --              7,854        (7,854)(13)           88     14,346 (16)      14,434
                           --------       -------          --------      --------        ----------    -------       ----------
Net income before
 extraordinary items....   $ 27,850       $ 1,264          $ 11,674      $ (9,894)       $   30,894    $(6,316)      $   24,578
                           ========       =======          ========      ========        ==========    =======       ==========
Net income per
 share(17)..............                                                                                             $     1.25
Weighted average shares
 outstanding(17)........                                                                                                 19,640

                                                        THIRTY-NINE WEEKS
                         ----------------------------------------------------------------------------------------
                         BRYLANE, L.P.    CHADWICK'S
                          HISTORICAL      HISTORICAL                                                  PRO FORMA
                          THIRTY-NINE    THIRTY-NINE    CHADWICK'S       PRO FORMA                   THIRTY-NINE
                          WEEKS ENDED    WEEKS ENDED    ACQUISITION        AFTER      OFFERING       WEEKS ENDED
                         NOV. 2, 1996  OCT. 26, 1996(5) ADJUSTMENTS     ACQUISITIONS ADJUSTMENTS     NOV. 2, 1996
                         ------------- ---------------- -----------     ------------ -----------     ------------
Net sales...............   $467,009        $368,243      $                835,252     $               $ 835,252
Cost of goods sold .....    225,708         196,993         1,837 (6)     424,538                       424,538
                           --------        --------      --------         -------     --------        ---------
Gross profit............    241,301         171,250        (1,837)        410,714                       410,714
Operating expenses:
 Catalog and advertising
  expense...............    135,390          77,070                       212,460                       212,460
 Fulfillment expense....     29,057          36,917                        65,974                        65,974
 Support services
  expense...............     32,995          22,872         2,704 (7)      58,571                        58,571
 Intangibles and
  organization cost
  amortization..........      4,229             --          3,836 (8)       8,065                         8,065
                           --------        --------      --------         -------     --------        ---------
Total operating
 expenses...............    201,671         136,859         6,540         345,070                       345,070
                           --------        --------      --------         -------     --------        ---------
Operating income........     39,630          34,391        (8,377)         65,644                        65,644
Interest expense, net...     16,200           4,474        11,855 (9)      28,383       (5,347)(14)      22,658
                                                             (670)(10)                    (378)(15)
                                                           (4,475)(11)
                                                              999 (12)
                           --------        --------      --------         -------     --------        ---------
Income before income
 taxes..................     23,430          29,917       (16,086)         37,261        5,725           42,986
Provision for income
 taxes..................        125          12,355       (12,355)(13)        125       15,780 (16)      15,905
                           --------        --------      --------         -------     --------        ---------
Net income .............   $ 23,305        $ 17,562      $ (3,731)        $37,136     $(10,055)       $  27,081
                           ========        ========      ========         =======     ========        =========
Net income per
 share(17)..............                                                                              $    1.36
Weighted average shares
 outstanding(17)........                                                                                 19,886

                                                        (Notes begin on page 25)

                                  BRYLANE INC.

                     UNAUDITED PRO FORMA BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               PARTNERSHIP CHADWICK'S
                               HISTORICAL  HISTORICAL CHADWICK'S       PRO FORMA                       PRO FORMA
                                 NOV. 2,    OCT. 26,  ACQUISITION        AFTER      OFFERING            NOV. 2,
                                  1996        1996    ADJUSTMENTS     ACQUISITIONS ADJUSTMENTS           1996
                               ----------- ---------- -----------     ------------ -----------         ---------
            ASSETS
            ------
Current assets:
  Cash and cash equivalents...  $  10,659   $  6,751   $ 12,982 (18)   $  23,641    $ (10,000)(23)     $  13,641
                                                         (6,751)(19)
  Accounts receivable.........      8,122     93,105    (88,732)(19)      12,495                          12,495
  Inventories.................     93,286    106,469      9,564 (20)     209,319                         209,319
  Paper inventory.............     10,729      6,944                      17,673                          17,673
  Catalog costs...............     22,328      8,144       (450)(20)      30,022                          30,022
  Other.......................      5,370        548                       5,918                           5,918
                                ---------   --------   --------        ---------    ---------          ---------
    Total current assets......    150,494    221,961    (73,387)         299,068      (10,000)           289,068
Property & equipment, net.....     28,303     48,627                      76,930                          76,930
Organization & deferred
 financing costs..............      7,082        --       7,005 (12)      11,631       (2,522)(15)         9,109
                                                         (2,456)(10)
Intangibles & other assets....    162,463        --     168,187 (20)     335,650                         335,650
                                                          5,000 (20)
Deferred income taxes.........        --       1,061     (1,061)(19)         909       19,050 (24)        20,892
                                                            909 (10)                      933 (15)
                                ---------   --------   --------        ---------    ---------          ---------
    Total assets..............  $ 348,342   $271,649   $104,197        $ 724,188    $   7,461          $ 731,649
                                =========   ========   ========        =========    =========          =========
  LIABILITIES & PARTNERSHIP/
     STOCKHOLDERS' EQUITY
  --------------------------
Current liabilities:
  Accounts payable............  $  62,467   $ 46,817   $               $ 109,284    $                  $ 109,284
  Accrued interest............      2,478        --        (533)(21)       1,945                           1,945
  Accrued expenses............     11,871     49,956      6,855 (21)      68,682                          68,682
  Reserve for returns.........      5,071      9,955                      15,026                          15,026
  Federal and state taxes.....        --        (320)       320 (19)
  Current portion of long-term
   debt.......................     14,395        --      11,605 (22)      26,000      (15,479)(23)(25)    10,521
                                ---------   --------   --------        ---------    ---------          ---------
    Total current liabilities.     96,282    106,408     18,247          220,937      (15,479)           205,458
                                ---------   --------   --------        ---------    ---------          ---------
Long-term debt................    202,297        --     199,040 (22)     401,337      (86,521)(23)(25)   314,816
Deferred income taxes.........        --       2,422     (2,422)(19)         --                                0
Other long-term liabilities...      5,556     88,586    (88,586)(19)       5,556                           5,556
                                ---------   --------   --------        ---------    ---------          ---------
    Total liabilities.........    304,135    197,416    126,279          627,830     (102,000)           525,830
                                ---------   --------   --------        ---------    ---------          ---------
Series A Convertible
 Redeemable Preferred Stock...        --         --       1,500            1,500                           1,500
                                ---------   --------   --------        ---------    ---------          ---------
Partnership/Stockholders'
 equity:
  Partners' capital, 12,905
   units......................    130,882        --      51,328 (18)     182,210     (182,210)(26)           --
  Reduction for predecessor
   cost-carryover basis.......   (152,067)       --                     (152,067)                       (152,067)
  Common stock, $.01 par value
   40,000 shares authorized;
   shares issued and
   outstanding pro forma......        --         --                          --           195 (26)           195
  Additional paid in capital,
   net of loans to management
   investors..................     (2,490)       --         870 (20)      (1,620)     182,055 (26)       291,445
                                                                                       91,960 (26)
                                                                                       19,050 (24)
  Retained earnings...........     67,882     74,233    (68,377)(20)      66,335       (1,589)(15)        64,746
                                                         (5,856)(19)
                                                         (1,547)(10)
                                ---------   --------   --------        ---------    ---------          ---------
    Total
     partnership/stockholders'
     equity...................     44,207     74,233    (23,582)          94,858      109,461            204,319
                                ---------   --------   --------        ---------    ---------          ---------
    Total liabilities &
     partnership/stockholders'
     equity...................  $ 348,342   $271,649   $104,197        $ 724,188    $   7,461          $ 731,649
                                =========   ========   ========        =========    =========          =========

          NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  (1) Brylane acquired the assets of the KingSize catalog division of WearGuard (which includes the KingSize catalog and the license for the Sears Big & Tall catalog) on October 16, 1995. For accounting purposes, the transaction was accounted for on the effective date of October 1, 1995. Since Brylane's historical statements of operations for the year ended February 3, 1996 include the results of operations for the KingSize and Big & Tall catalogs for the period from October 1, 1995 through February 3, 1996, the pro forma adjustments reflect the results of operations of KingSize and Big & Tall prior to the KingSize Acquisition for the eight months ended September 30, 1995.

  (2) Excludes $1,077,000 in administrative overhead allocated to the KingSize catalog division by WearGuard.

  (3) Eliminates goodwill amortization recorded by KingSize as a division of WearGuard and includes amortization on the straight-line basis of the acquired customer file of $520,000 over eight years, the noncompete covenant of $300,000 over its five year term and goodwill of $50,762,000 over 40 years.

  (4) Includes interest expense on the $35,000,000 of indebtedness incurred to finance the KingSize Acquisition at 7.81%.

  (5) Brylane acquired the assets of Chadwick's (excluding substantially all accounts receivable) on December 9, 1996. The pro forma adjustments reflect the results of operations of Chadwick's prior to the Chadwick's Acquisition for the nine months ended October 26, 1996. Certain reclassifications among line items have been made to the historical statement of operations and balance sheet to conform with Brylane's financial statement presentation. Such reclassifications had no effect on previously reported net income.

  (6) Reflects the removal of the change in the capitalized buying and fulfillment center costs in order to conform Chadwick's accounting policies with those of Brylane's.

  (7) Includes the recognition of the costs related to the sale of the deferred billing receivables to Alliance Data Systems Corporation. Calculated using the average outstanding deferred billing receivables balance at the end of the month for the corresponding period.

  (8) Includes goodwill amortization on a straight-line basis of $168,187,000 over 40 years and amortization on a straight-line basis of the acquired customer file of $5,000,000 over approximately six years.

  (9) Includes interest expense on the net increase in indebtedness of $210,645,000 incurred to finance the Chadwick's Acquisition at 7.96% for the year ended February 3, 1996 and 7.50% for the nine months ended November 2, 1996. A change of 1/4% in the interest rate payable on the outstanding balance under the Bank Credit Facility would change annual interest expense by approximately $527,000 before the effect of income taxes. (see footnote 22)

  (10) In connection with the repayment of the old bank credit facility, a pro rata portion of the deferred financing fees associated with the obligations to be repaid will be written off as a charge to operations. This expense is estimated to be $2,456,000 ($1,547,000 net of tax) with a related future tax benefit of $909,000. This non-recurring charge has not been included in the pro forma as adjusted statements of operations. The annual reduction of amortization expense attributable to the write-off is approximately $893,000.

  (11) Reflects the elimination of interest expense related to the advances from TJX.

  (12) Represents amortization of deferred financing fees related to the Bank Credit Facility of $7,005,000 over the term of the debt.

  (13) Amounts reflect adjustments for federal and state income taxes as if Chadwick's had been taxed as a Partnership during these periods.

  (14) Reduction of interest expense of $7,526,000 and $5,347,000 for the fifty-three weeks ended February 3, 1996 and the thirty-nine weeks ended November 2, 1996, respectively, as a result of the prepayment of $102,000,000 of indebtedness outstanding under the old bank credit facility (existing debt) assuming the average interest rate in effect during the related period, net of the estimated reduction of interest income of $588,000 during the fifty-three weeks ended February 3, 1996, and $393,000 during the thirty-nine weeks ended November 2, 1996, related to the use of a portion of the existing cash described in footnote 24 below.

  (15) In connection with the Offering, a pro rata portion of the deferred financing fees associated with the obligations to be repaid will be written off as a charge to operations. This expense is estimated to be $2,522,000 ($1,589,000 net of tax) with a related future tax benefit of $933,000, which is realized over the term of the underlying debt obligations for tax purposes. This non-recurring charge has been included in the pro forma balance sheet but has not been included in the pro forma statements of operations. The annual reduction of amortization expense attributable to the write-off is approximately $504,000.

  (16) Recognition of income tax expense since the Company is a C-corporation and will pay income taxes directly, whereas the Partnership, under the partnership form of doing business, passed through the tax effects of its profits and losses to its partners. The tax provision has been computed using an estimated effective rate of 37.0%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Tax Matters".

  (17) Pro forma net income per share has been calculated for all periods presented assuming that 4,000,000 shares issued in connection with the Offering and 915,334 shares reserved for future issuance upon the exercise of options outstanding under the Company's option plans, as determined using the treasury stock method, were outstanding for all periods presented. Weighted average shares used to calculate net income per share for the year ended February 2, 1996 are 15,640,403 shares prior to the Offering and 19,640,403 shares after the Offering. For the thirty-nine weeks ended November 2, 1996, weighted average shares are 15,886,343 shares prior to the Offering and 19,886,343 shares after the Offering.

  (18) Includes the excess cash received by Brylane as a result of the borrowings under the Bank Credit Facility, the equity contributions from the partners (net of the payment of the financing fees) and repayment of the old bank credit facility including accrued interest as follows (in thousands).

      Proceeds from borrowings under the Bank Credit Facility....... $ 283,000
      Receipt of equity contribution from partners..................    51,328
      Receipt of equity contributions for Series A Preferred Stock..     1,500
      Repayment of old bank credit facility (including accrued in-
       terest)......................................................   (92,888)
      Payment of financing fees.....................................    (7,158)
      Cash paid to TJX..............................................  (222,800)
                                                                     ---------
                                                                     $  12,982

  (19) Reflects the elimination of assets not acquired and liabilities not assumed pursuant to the Chadwick's Purchase Agreement as follows (in thousands):

      Cash and cash equivalents...................................... $ (6,751)
      Deferred billing account receivables...........................  (88,732)
      Deferred income taxes..........................................    1,361
      Intercompany note payable to TJX...............................   88,586
      Federal and State prepaid taxes................................     (320)
                                                                      --------
      Equity of TJX in the assets of Chadwick's not acquired......... $  5,856

  (20) Reflects pro forma adjustments to allocate the purchase price to the assets acquired at estimated fair value and to conform the accounting practices of Chadwick's to those of Brylane as follows (in thousands):

      Increase in inventory to reflect estimated fair value...........  $18,021
      Decrease in inventory resulting from elimination of capitalized buying and fulfillment center costs to conform to Brylane's
       accounting policies............................................   (8,457)
                                                                        -------
      Net increase in inventory.......................................    9,564
      Increase in intangibles and other assets for customer list......    5,000
      Decrease in prepaid catalog costs to conform to Brylane's method
       of amortization................................................     (450)
                                                                        -------
      Adjustments to net assets.......................................  $14,114

  The Chadwick's Acquisition will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." The pro forma allocations of the purchase cost for the Chadwick's Acquisition were determined based on the book value as of October 26, 1996 of the net assets acquired. The actual purchase price may differ from this amount based on the assets and liabilities of Chadwick's as of December 9, 1996. The purchase cost will be allocated to the acquired assets and liabilities of Chadwick's based on their estimated fair values. Such allocations are subject to final determination based on valuations and other studies to be performed after receipt of the closing balance sheet. The final values may differ from those set forth below (in thousands):

Purchase Cost:
  Cash............................................          $222,800
  Convertible Note................................            20,000
  Estimated Chadwick's acquisition fees and ex-
   penses.........................................             7,008
  Exchange of TJX options for options in Brylane,
   L.P. ..........................................               870  $250,678
                                                            --------
Estimated Book Value:
  TJX equity in Chadwick's........................          $ 74,233
  Net assets not acquired (see above).............            (5,856)   68,377
                                                            --------
Purchase cost above carrying value at October 26,
 1996.............................................                     182,301
Adjustments to net assets (see above).............                     (14,114)
                                                                      --------
Goodwill and other intangibles....................                    $168,187

  (21) Reflects adjustments to current liabilities for accrual of the acquisition related expenses of $6,855,000 not paid at the time of closing and reduction of accrued interest of $533,000 for the prepayment of interest on the old bank credit facility.

  (22) Reflects the incurrence of indebtedness to finance the Chadwick's Acquisition, and repayment of the old bank credit facility with the proceeds from the Bank Credit Facility (in thousands):

      Proceeds from borrowings under the Bank Credit Facility.....     $283,000
      Issuance of Convertible Note................................       20,000
      Repayment of old bank credit facility.......................      (92,355)
                                                                       --------
                                                                       $210,645

  (23) Application of $10,000,000 of available cash to prepay $10,000,000 of additional indebtedness outstanding under the Bank Credit Facility upon consummation of the Offering.

  (24) Establishment of an estimated deferred tax asset of $19,050,000, representing the tax effect at current tax rates of temporary differences between assets and liabilities for financial and tax reporting purposes. This difference is attributable to the step-up in the tax basis of the Partnership's assets at the closing of the Brylane

Acquisition and upon the contribution to the Company by The Limited of its interests in the Partnership at the closing of the Offering, and represents estimated future tax benefits to the Company arising from those assets. The Partnership did not record deferred taxes since its partners incurred the tax effects of its profits and losses.

  (25) Net proceeds of $92,000,000 from the issuance of 4,000,000 shares of Common Stock at an assumed initial public offering price of $25.00 per share are applied to the prepayment of indebtedness outstanding under the Bank Credit Facility.

  (26) The exchange of partnership units and shares of common stock of VP Holding for shares of Common Stock of the Company having a par value of $.01 per share, and the net proceeds from the sale of shares of Common Stock of the Company having a par value of $.01 per share to the public at an assumed initial offering price of $25.00 per share. See "The Incorporation Plan".

                            SELECTED FINANCIAL DATA
                                    BRYLANE

  The following table presents certain historical financial data of Brylane for the periods indicated. The balance sheet data at February 1, 1992, January 30, 1993, July 31, 1993, January 29, 1994, January 28, 1995 and February 3,
1996, and the statements of operations data for the fiscal years ended February 1, 1992, January 30, 1993, January 28, 1995 and February 3, 1996, and for the twenty-six weeks ended July 31, 1993 and January 29, 1994, have been derived from the combined and consolidated financial statements of the Predecessor and the Partnership, as appropriate, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The statements of operations data for the combination of the historical fifty-two weeks ended January 29, 1994 have been derived by summing, without adjustment, the audited financial statements of the Predecessor for the twenty-six weeks ended July 31, 1993 and of the Partnership for the twenty-six weeks ended January 29, 1994. The balance sheet data at October 28, 1995 and November 2, 1996 and the statements of operations data for the thirty-nine weeks ended October 28, 1995 and November 2, 1996 have been derived from the unaudited consolidated financial statements of the Partnership. The information below should be read in conjunction with "Unaudited Pro Forma Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the combined and consolidated financial statements of Brylane and related notes thereto included elsewhere in this Prospectus. In the opinion of Brylane's management, the unaudited financial statements were prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information set forth herein. The statements of operations data for the thirty-nine weeks ended November 2, 1996 may not be indicative of results to be expected for the full year.

                                                                       COMBINATION OF
                                    PREDECESSOR            PARTNERSHIP   HISTORICAL               PARTNERSHIP
                           ------------------------------- ----------- -------------- --------------------------------------
                                                                                                          THIRTY-NINE WEEKS
                           FISCAL YEAR ENDED   TWENTY-SIX  TWENTY-SIX    FIFTY-TWO    FISCAL YEAR ENDED         ENDED
                           ------------------  WEEKS ENDED WEEKS ENDED  WEEKS ENDED   ------------------  ------------------
                           FEB. 1,   JAN. 30,   JULY 31,    JAN. 29,      JAN. 29,    JAN. 28,  FEB. 3,   OCT. 28,  NOV. 2,
                             1992      1993       1993        1994          1994        1995    1996(1)     1995      1996
                           --------  --------  ----------- ----------- -------------- --------  --------  --------  --------
                                                       (IN THOUSANDS, EXCEPT PER UNIT DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net sales................  $377,549  $424,523   $242,086    $247,780      $489,866    $578,530  $601,055  $435,205  $467,009
Cost of goods sold.......   193,509   212,103    122,530     124,224       246,754     288,217   298,414   216,892   225,708
Non-recurring inventory
 charge(2)...............       --        --         --       11,487        11,487       2,614       569       142       --
                           --------  --------   --------    --------      --------    --------  --------  --------  --------
Gross profit.............   184,040   212,420    119,556     112,069       231,625     287,699   302,072   218,171   241,301
Operating expenses:
 Catalog and advertising
  expense................   113,597   113,432     61,165      66,860       128,025     153,830   174,446   127,879   135,390
 Fulfillment expense.....    30,243    33,199     18,335      21,477        39,812      41,656    37,333    26,124    29,057
 Support services ex-
  pense..................    23,622    22,886     12,964      13,377        26,341      35,152    37,024    27,271    32,995
 Intangibles and
  organization cost
  amortization...........       --        --         --        2,121         2,121       4,242     4,707     3,298     4,229
                           --------  --------   --------    --------      --------    --------  --------  --------  --------
  Total operating ex-
   penses................   167,462   169,517     92,464     103,835       196,299     234,880   253,510   184,572   201,671
                           --------  --------   --------    --------      --------    --------  --------  --------  --------
Operating income.........    16,578    42,903     27,092       8,234        35,326      52,819    48,562    33,599    39,630
Interest expense, net....       --        --         --       10,060        10,060      19,576    20,624    14,882    16,200
                           --------  --------   --------    --------      --------    --------  --------  --------  --------
Income (loss) before in-
 come taxes..............    16,578    42,903     27,092      (1,826)       25,266      33,243    27,938    18,717    23,430
Provision for income tax-
 es(3)...................     6,500    16,700     10,600          75        10,675          89        88       122       125
                           --------  --------   --------    --------      --------    --------  --------  --------  --------
Net income (loss)........  $ 10,078  $ 26,203   $ 16,492    $ (1,901)     $ 14,591    $ 33,154  $ 27,850  $ 18,595  $ 23,305
                           ========  ========   ========    ========      ========    ========  ========  ========  ========
SUPPLEMENTAL STATEMENTS
 OF OPERATIONS DATA(4):
Income before income tax-
 es......................                                   $ (1,826)     $ 25,266    $ 33,243  $ 27,938  $ 18,717  $ 23,430
Provision for income tax-
 es......................                                       (676)        9,348      12,300    10,337     6,925     8,669
                                                            --------      --------    --------  --------  --------  --------
Net income (loss)........                                   $ (1,150)     $ 15,918    $ 20,943  $ 17,601  $ 11,792  $ 14,761
                                                            ========      ========    ========  ========  ========  ========
Earnings per unit........                                                                       $   1.34            $   1.10
Weighted average units
 outstanding.............                                                                         13,125              13,371
OPERATING AND OTHER DATA:
Gross profit (before non-
 recurring inventory
 charge) as a percentage
 of net sales............      48.7%     50.0%      49.4%       49.9%         49.6%       50.2%     50.4%     50.2%     51.7%
Catalog and advertising
 expense as a percentage
 of net sales............      30.1%     26.7%      25.3%       27.0%         26.1%       26.6%     29.0%     29.4%     29.0%
EBITDA(5)................  $ 19,998  $ 46,149   $ 28,566    $ 23,425      $ 51,991    $ 62,785  $ 57,488  $ 39,490  $ 46,905
Number of catalogs
 mailed..................   158,860   181,799    106,448     122,850       229,298     298,734   311,671   237,278   259,585
Names in customer
 files(6)................     6,214     6,561      6,834       7,340                     8,905    10,158     9,625    11,105
Active customers(7)......     3,470     3,708      3,826       4,189                     5,159     5,308     5,011     5,417
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash equiva-
 lents...................       --        --         --     $ 10,043                  $ 28,495  $  7,469  $  4,159  $ 10,659
Working capital..........  $ 31,536  $ 23,112   $ 27,544      27,380                    42,074    41,635    33,717    54,212
Total assets.............    99,189    89,132     95,882     255,051                   286,491   327,903   332,841   348,342
Long-term debt (including
 current portion)........       --        --         --      229,070                   214,168   226,740   230,090   216,692
Partnership/Stockholder's
 equity (deficit)........    50,650    39,619     42,789     (31,333)                    1,777    27,187    19,820    44,207

                                             (Footnotes on following page)

--------
(1) The fiscal year ended February 3, 1996 was a 53-week period. All other fiscal years shown are 52-week periods.

(2) The non-recurring inventory charges resulted from increasing inventory by $14,101,000 for the Brylane Acquisition and by $569,000 for the KingSize Acquisition to reflect the fair market value of the inventory at August 1, 1993, the effective date of the Brylane Acquisition, and at October 1, 1995, the effective date of the KingSize Acquisition, respectively, as more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The increases in inventory value had been fully amortized into cost of goods sold as of April 30, 1994 for the Brylane Acquisition and as of February 3, 1996 for the KingSize Acquisition.

(3) Represents provision for income taxes as a corporate division of The Limited during fiscal years ended February 1, 1992 and January 30, 1993 and the twenty-six weeks ended July 31, 1993, and as a partnership for the twenty-six weeks ended January 29, 1994, the fiscal years ended January 28, 1995 and February 3, 1996, and the thirty-nine weeks ended October 28, 1995 and November 2, 1996.

(4) Amounts reflect adjustments for federal and state income taxes as if the Partnership had been taxed as a C-corporation during these periods.

(5) EBITDA represents earnings before taking into consideration interest expense, income tax expense, depreciation and amortization expense and non-recurring inventory charges. The use of such information is intended only to supplement the conventional income statement presentation, and is not to be considered as an alternative to net income or any other indicator of Brylane's operating performance which is presented in accordance with generally accepted accounting principles above.

(6) This information includes the names contained in all of Brylane's customer files as of the last day of the preceding calendar quarter and also includes names contained in the Sears customer file as of the same date. The names in the customer files consist of customers who have placed an order within the preceding 48 months ending on the last day of the preceding calendar quarter. Names contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 1.8 million at September 30, 1996.

(7) Represents customers who have placed an order within the 12 months ending on the last day of the preceding calendar quarter. Active customers contained in the Sears customer file have increased from 92,000 at December 31, 1993 to 928,000 at September 30, 1996.

                            SELECTED FINANCIAL DATA
                                  CHADWICK'S

  The following table presents certain historical financial data of Chadwick's for the five-year period ended January 27, 1996. The information related to the income statement data for the years ended January 29, 1994, January 28, 1995, and January 27, 1996, and the balance sheet data as of January 28, 1995 and January 27, 1996, are derived from audited combined financial statements of Chadwick's. The income statement data for the thirty-nine weeks ended October 28, 1995 and October 26, 1996, and for the years ended January 25, 1992 and January 30, 1993, and the balance sheet data as of January 25, 1992, January 30, 1993, January 29, 1994, October 28, 1995 and October 26, 1996, is derived from unaudited combined financial statements of Chadwick's. Due to different classifications within line items, the Chadwick's line items are not directly comparable to those of Brylane. The information below should be read in conjunction with "Unaudited Pro Forma Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the combined financial statements of Chadwick's and related notes thereto included elsewhere in this Prospectus. In the opinion of Chadwick's management, the unaudited financial statements were prepared on the same basis as the audited financial statements and included all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information set forth herein. The results of operations for the thirty-nine weeks ended October 26, 1996 may not be indicative of results to be expected for the full year.

                                                                               THIRTY-NINE
                                       FISCAL YEAR ENDED                       WEEKS ENDED
                          ------------------------------------------------  ------------------
                          JAN. 25,  JAN. 30,  JAN. 29,  JAN. 28,  JAN. 27,  OCT. 28,  OCT. 26,
                            1992    1993(1)     1994      1995      1996      1995      1996
                          --------  --------  --------  --------  --------  --------  --------
                                                  (IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............  $173,374  $295,532  $424,276  $432,660  $465,598  $355,671  $370,319
Cost of sales, including
 buying and order
 fulfillment costs......   106,111   183,186   269,233   271,874   278,868   211,486   206,179
                          --------  --------  --------  --------  --------  --------  --------
Gross profit............    67,263   112,346   155,043   160,786   186,730   144,185   164,140
Selling, general and ad-
 ministrative expenses,
 including catalog and
 order processing costs.    55,656    90,366   131,439   155,329   160,282   126,615   129,731
                          --------  --------  --------  --------  --------  --------  --------
Income from operations..    11,607    21,980    23,604     5,457    26,448    17,570    34,409
Interest expense (in-
 come), net.............      (213)      (33)    3,378     3,940     6,920     5,211     4,492
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes, extraordinary
 items and cumulative
 effect of accounting
 changes................    11,820    22,013    20,226     1,517    19,528    12,359    29,917
Provision for income
 taxes..................     4,712     8,829     7,941       255     7,854     4,968    12,355
                          --------  --------  --------  --------  --------  --------  --------
Income before
 extraordinary items and
 cumulative effect of
 accounting changes.....  $  7,108  $ 13,184  $ 12,285  $  1,262  $ 11,674  $  7,391  $ 17,562
                          ========  ========  ========  ========  ========  ========  ========
Net income(2)...........  $  7,108  $ 13,184  $ 12,665  $  1,070  $  8,336  $  7,391  $ 17,562
                          ========  ========  ========  ========  ========  ========  ========
OPERATING AND OTHER DA-
 TA:
Gross profit as a per-
 centage of net sales...      38.8%     38.0%     36.5%     37.2%     40.1%     40.5%     44.3%
EBITDA(3)...............  $ 13,580  $ 25,116  $ 28,109  $ 11,156  $ 33,160  $ 22,625  $ 39,428
Number of catalogs
 mailed.................    78,555   123,064   213,168   234,973   196,073   169,749   149,607
Names in customer
 file(4)................     3,601     5,151     7,501     9,421    10,248    10,020    10,693
Active customers(5).....     1,970     3,113     4,500     4,956     4,399     4,579     4,242
BALANCE SHEET DATA (END
 OF PERIOD):
Working capital.........  $  9,228  $ 20,777  $ 52,368  $ 44,409  $ 77,843  $102,401  $116,618
Total assets............    70,673   121,094   156,095   177,625   199,215   243,213   272,914
Long-term debt (includ-
 ing current por-
 tion)(6)...............     7,580    22,152    52,154    47,391    70,769    99,404    88,587
Net assets..............    21,420    34,604    47,269    48,339    56,675    55,730    74,237

-------
(1) The fiscal year ended January 30, 1993 was a 53-week period. All other fiscal years shown are 52-week periods.
(2) Net income includes a credit of $380,000 for the cumulative effect of accounting changes in the fiscal year ended January 29, 1994 and includes extraordinary charges for the early retirement of debt of $192,000 in the fiscal year ended January 28, 1995 and $3,338,000 in the fiscal year ended January 27, 1996.
(3) EBITDA represents earnings before taking into consideration interest expense, income tax expense and depreciation and amortization expense. The use of such information is intended only to supplement the conventional income statement presentation, and is not to be considered as an alternative to net income or any other indicator of Chadwick's operating performance which is presented in accordance with generally accepted accounting principles above.
(4) This information includes the names contained in Chadwick's customer file as of the last day of the preceding calendar quarter. The names in the customer file consist of customers who have placed an order within the 48 months ending on the last day of the preceding calendar quarter.
(5) Represents customers who have placed an order within the 12 months ending on the last day of the preceding calendar quarter.
(6)Includes loans and advances from TJX.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis should be read in conjunction with "Selected Financial Data", the "Unaudited Pro Forma Financial Statements" and the respective financial statements of Brylane and Chadwick's and related notes thereto included elsewhere in this Prospectus. Both Brylane and Chadwick's use a 53/52 week fiscal year for financial reporting purposes.

RECENT DEVELOPMENTS AND OUTLOOK

  On December 9, 1996, Brylane completed the Chadwick's Acquisition. The Company believes that it will realize several significant strategic benefits from the acquisition of Chadwick's. The Company believes that revenue growth can be enhanced through sharing customer lists, utilizing merchandising and marketing expertise developed at each company, including in the introduction of new merchandise categories (such as special sizes in the Chadwick's catalog and petite size women's and regular size men's apparel in Brylane's catalogs), and introducing private label credit cards to Chadwick's customers. The Company will have opportunities to leverage its combined purchasing power, particularly in the procurement of paper and telecommunications services. In addition, the Company expects that certain costs such as MIS processing and development, insurance, packaging supplies and professional services can be leveraged for the combined entity.

  In 1995 and for the nine month period ended November 2, 1996, Brylane's results of operations were significantly impacted by a postal rate increase in January 1995 and record paper prices which peaked in the fall of 1995. Brylane undertook a number of cost saving initiatives in response to these events, including: (i) limiting catalog circulation increases by focusing on Brylane's more responsive customers; (ii) increasing shipping and handling charges and eliminating Brylane's policy of refunding to customers the postage costs they incur in connection with merchandise returns and exchanges; (iii) renegotiating certain key contracts related to Brylane's private label credit cards and long-distance telephone services; and (iv) reducing the trim size and page count and changing the paper grade of certain catalogs. These initiatives enabled Brylane to essentially maintain its operating profit margin near historical levels and continue to refine and implement its growth strategy.

  Despite this difficult operating environment, Brylane enhanced its operations in several areas. Brylane expanded into special size men's apparel through the KingSize Acquisition and Brylane continued to develop the Sue Brett catalog business, which Brylane believes will contribute significantly to its growth. During 1996, Brylane has made significant changes to the merchandise offerings in its Lerner catalog, including the addition of an increased number of career wear selections and additional sizes. Brylane also designed, tested and implemented several marketing programs in 1996, including installment and deferred billing, free express shipping, free delivery and other promotional offers. The use of these promotions has resulted in a significant improvement in net sales and average order size, particularly in the Lerner catalog. The initiatives undertaken at the Lerner catalog and the growth of the Sue Brett and Sears catalogs contributed to an increase of 7.4% in Brylane's net sales (excluding sales associated with the KingSize Acquisition) for the thirteen weeks ended November 2, 1996 when compared with the comparable period of 1995. The Company intends to utilize these marketing programs in a larger portion of its catalogs in 1997. Also, the Company is taking advantage of the expertise with cable television advertising developed by its KingSize operations to produce and effectively use television commercials to acquire new customers for its women's special size catalogs.

  Paper prices, which peaked in the fall of 1995, have declined throughout 1996. Brylane's most recent purchases of paper have been at price levels well below those experienced in the fall of 1995. Assuming that paper prices remain at current levels, the Company believes that it will experience lower year-over-year paper costs in the last quarter of 1996 and the first two quarters of 1997.

  From 1987 through 1993, Chadwick's net sales grew at a compound annual growth rate of 46.7%. By the fall of 1994, Chadwick's order fulfillment and customer service operations were unable to keep pace with its rapid sales growth, resulting in a decline in its sales growth rate to 2.0%, an increase in operating expenses and a substantial decline in profitability between fiscal 1993 and fiscal 1994. In response, Chadwick's management team was reorganized in the first quarter of 1995. This new management team implemented a series of initiatives to increase operational efficiencies and improve customer service to the levels necessary to support Chadwick's strong and established merchandising organization. These initiatives included improvements in Chadwick's fulfillment and telemarketing operations and in its inventory management, and better coordination among all facets of its business. As a result of these initiatives, Chadwick's income from operations substantially improved to $26.4 million in fiscal 1995 from $5.5 million in fiscal 1994, and, for the thirty-nine weeks ended October 26, 1996, Chadwick's achieved record income from operations of $34.4 million.

  As a result of the Chadwick's Acquisition and the application of purchase accounting related thereto, the Company's results in the future will reflect additional amortization expense associated with the write-up of certain intangible assets, and may reflect additional depreciation expense associated with the write-up of Chadwick's fixed assets. In addition, the Company's results of operations will reflect a non-recurring inventory charge related to the write-up of Chadwick's inventory of approximately $7.0 million to be incurred through the first half of fiscal 1997. Any such expenses will be deductible for tax purposes. The amount of such amortization and depreciation expense cannot be determined precisely at this time. Furthermore, Brylane entered into an agreement whereby a third party has committed to purchase certain accounts receivable generated by Chadwick's deferred billing programs. Consequently, accounts receivable related to the Chadwick's catalog in the future will be significantly lower than in Chadwick's historical periods, and the Company's operating expenses will increase due to costs associated with the sale of such receivables. See "Certain Relationships and Related Transactions--Additional Agreements--Accounts Receivable Purchase Agreement". Interest expense will also increase as a result of the financing arrangements entered into in connection with the Chadwick's Acquisition. See "Unaudited Pro Forma Financial Statements" and "Description of Certain Financing Arrangements". In addition, certain line items included in Chadwick's financial statements will be reclassified on a going forward basis so that such line items include the same categories as Brylane. None of these reclassifications will affect the recorded net income of Chadwick's.

  In connection with certain amendments to options previously granted under Brylane's 1993 Performance Option Plan, the Company currently anticipates that it will incur non-cash compensation expense of approximately $3.1 million. The Company estimates that approximately $2.4 million will be expensed in the fourth quarter of 1996 and the remaining $0.7 million will be expensed through the end of fiscal 1997.

  As a result of the Brylane Acquisition and the KingSize Acquisition, and the application of purchase accounting related thereto, the results of operations for the combination of historical fifty-two weeks ended January 29, 1994, the fiscal years ended January 28, 1995 and February 3, 1996, and the thirty-nine week periods ended October 28, 1995 and November 2, 1996 include certain adjustments that make it difficult to compare these results with results from periods ending before these acquisitions. In particular, due to a $14.1 million write-up of certain inventory in connection with the Brylane Acquisition and a $0.6 million write-up of certain inventory in connection with the KingSize Acquisition, and the subsequent amortization of such write-ups through cost of goods sold, gross margins were negatively impacted for the combination of historical fifty-two weeks ended January 29, 1994 and the fiscal year ended January 28, 1995 by $11.5 million and $2.6 million, respectively, related to the Brylane Acquisition, and in the fiscal year ended February 3, 1996 by $0.6 million related to the KingSize Acquisition. Although there will be no further impact on gross margin associated with the amortization of these write-ups, the Company's financial statements will continue to reflect the impact of several other acquisition related adjustments to its results of operations. In particular, in addition to the incremental depreciation and amortization expense related to the Chadwick's Acquisition described above, the Company's results will reflect the amortization of intangible assets related to the Brylane Acquisition of $4.2 million per year, step-up depreciation associated with the write-up of certain fixed assets in connection with the Brylane Acquisition of $0.4 million per year, and the amortization of intangible assets related to the KingSize Acquisition of $1.4 million per year. See "Unaudited Pro Forma Financial Statements" and "Selected Financial Data".

  After giving effect to the consummation of the Incorporation Plan and the Offering and the application of the net proceeds received therefrom to reduce outstanding indebtedness, and the use of a substantial amount of its excess cash to further reduce outstanding indebtedness, as described in "Use of Proceeds", the Company's pro forma results of operations reflect a significant reduction in interest expense as well as the write-off of approximately
$2.5 million in deferred financing fees related to the repayment of certain amounts outstanding under the Term Loans of the Bank Credit Facility. In addition, as a result of the Incorporation Plan, the Company will experience an increase in income tax expense due to the introduction of a taxable entity as the owner of all the interests in the Partnership. Previously, payments approximating such taxes were distributed to all of Brylane's partners based upon the tax liabilities with respect to the income allocated to certain of Brylane's partners, and these payments were not recorded as an expense by Brylane in its financial statements. See "--Liquidity and Capital Resources", "--Certain Tax Matters" and "Unaudited Pro Forma Financial Statements".

RESULTS OF OPERATIONS--BRYLANE

  The following tables set forth certain operating data of Brylane for the periods indicated.

                                                       PARTNERSHIP
                           COMBINATION  -------------------------------------------
                          OF HISTORICAL FISCAL YEAR ENDED   THIRTY-NINE WEEKS ENDED
                            FIFTY-TWO   ------------------  -----------------------
                           WEEKS ENDED  JAN. 28,  FEB. 3,    OCT. 28,     NOV. 2,
                          JAN. 29, 1994   1995    1996(1)      1995        1996
                          ------------- --------  --------  ----------- -----------
                                                            (UNAUDITED) (UNAUDITED)
                                              (IN THOUSANDS)
Net sales...............    $489,866    $578,530  $601,055   $435,205    $467,009
Gross profit before non-
 recurring inventory
 charge.................     243,112     290,313   302,641    218,313     241,301
Non-recurring inventory
 charge.................      11,487       2,614       569        142         --
                            --------    --------  --------   --------    --------
Gross profit............     231,625     287,699   302,072    218,171     241,301
Operating expenses:
 Catalog and advertising
  expense...............     128,025     153,830   174,446    127,879     135,390
 Fulfillment expense....      39,812      41,656    37,333     26,124      29,057
 Support services ex-
  pense.................      26,341      35,152    37,024     27,271      32,995
 Amortization of
  acquisitions
  intangibles and
  organization costs....       2,121       4,242     4,707      3,298       4,229
                            --------    --------  --------   --------    --------
Operating income........      35,326      52,819    48,562     33,599      39,630
 Add back: Non-recurring
  inventory charge(2)...      11,487       2,614       569        142         --
 Add back: Amortization
  of acquisition
  intangibles and
  organization costs(3).       2,121       4,242     4,707      3,298       4,229
 Add back: Step-up de-
  preciation(4).........         184         368       368        276         276
                            --------    --------  --------   --------    --------
Operating income before
 acquisition related
 adjustments............    $ 49,118    $ 60,043  $ 54,206   $ 37,315    $ 44,135
                            ========    ========  ========   ========    ========
SUPPLEMENTAL STATEMENTS
 OF OPERATIONS DATA(5):
 Operating income.......    $ 35,326    $ 52,819  $ 48,562   $ 33,599    $ 39,630
 Interest expense, net..      10,060      19,576    20,624     14,882      16,200
                            --------    --------  --------   --------    --------
 Income before income
  taxes.................      25,266      33,243    27,938     18,717      23,430
 Provision for income
  taxes.................       9,924      12,300    10,337      6,925       8,669
                            --------    --------  --------   --------    --------
 Net income.............    $ 15,342    $ 20,943  $ 17,601   $ 11,792    $ 14,761
                            ========    ========  ========   ========    ========

  The following table sets forth certain operating data of Brylane expressed as a percentage of net sales for the periods indicated.

                                                       PARTNERSHIP
                           COMBINATION  -------------------------------------------
                          OF HISTORICAL FISCAL YEAR ENDED   THIRTY-NINE WEEKS ENDED
                            FIFTY-TWO   ------------------  -----------------------
                           WEEKS ENDED  JAN. 28,  FEB. 3,    OCT. 28,     NOV. 2,
                          JAN. 29, 1994   1995    1996(1)      1995        1996
                          ------------- --------  --------  ----------- -----------
Net sales...............       100.0%      100.0%    100.0%     100.0%      100.0%
Gross profit before non-
 recurring inventory
 charge.................        49.6        50.2      50.4       50.2        51.7
Non-recurring inventory
 charge.................         2.3         0.5       0.1        0.0         --
                            --------    --------  --------   --------    --------
Gross profit............        47.3        49.7      50.3       50.2        51.7
Operating expenses:
 Catalog and advertising
  expense...............        26.1        26.6      29.0       29.4        29.0
 Fulfillment expense....         8.1         7.2       6.2        6.0         6.2
 Support services
  expense...............         5.4         6.1       6.2        6.3         7.1
 Amortization of
  acquisitions
  intangibles and
  organization costs....         0.4         0.7       0.8        0.8         0.9
                            --------    --------  --------   --------    --------
Operating income........         7.3         9.1       8.1        7.7         8.5
 Add back: Non-recurring
  inventory charge(2)...         2.3         0.5       0.1        0.0         --
 Add back: Amortization
  of acquisition
  intangibles and
  organization costs(3).         0.4         0.7       0.8        0.8         0.9
 Add back: Step-up
  depreciation(4).......         0.0         0.1       0.0        0.1         0.1
                            --------    --------  --------   --------    --------
Operating income before
 acquisition related
 adjustments............        10.0%       10.4%      9.0%       8.6%        9.5%
                            ========    ========  ========   ========    ========

                                                  (Footnotes on following page)

--------
(1) The fiscal year ended February 3, 1996 was a 53-week period. All other fiscal years shown are 52-week periods.

(2) The non-recurring inventory charges resulted from increasing inventory by $14,101,000 for the Brylane Acquisition and by $569,000 for the KingSize Acquisition to reflect the fair market value of the inventory at August 1, 1993, the effective date of the Brylane Acquisition, and at October 1, 1995, the effective date of the KingSize Acquisition, respectively. The increases in inventory value had been fully amortized into cost of goods sold as of April 30, 1994 for the Brylane Acquisition and as of February 3, 1996 for the KingSize Acquisition.

(3) Represents amortization of goodwill and other intangible assets related to the Brylane Acquisition of $125,450,000 over a 30-year composite life and of organizational costs of $300,000 over five years and, subsequent to October 1, 1995, includes amortization related to the KingSize Acquisition of goodwill of $50,762,000 over a 40-year life, of customer file of $520,000 over an eight-year life, and of a noncompetition agreement of $300,000 over a five-year life.

(4) Property and equipment were written up by $2,943,000 at the time of the Brylane Acquisition. This step-up is being depreciated over eight years using the straight-line method.

(5) Amounts reflect adjustments for federal and state income taxes as if the Partnership had been taxed as a C-corporation during these periods.

THIRTY-NINE WEEKS ENDED NOVEMBER 2, 1996 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995

  NET SALES. Net sales for the thirty-nine weeks ended November 2, 1996 increased 7.3% to $467.0 million from $435.2 million in the comparable period of fiscal 1995. The increase in net sales is primarily due to the acquisition of the KingSize and Big & Tall catalogs. Excluding sales from the KingSize and Big & Tall catalogs, net sales increased by 1.6% to $439.2 million for the thirty-nine weeks ended November 2, 1996 from $432.2 million in the comparable period of fiscal 1995 primarily due to increased sales from the Lerner, Sue Brett and Sears catalogs, offset in part by decreased sales from the women's special size catalogs.

  GROSS PROFIT. Gross profit, excluding the non-recurring inventory charge, for the thirty-nine weeks ended November 2, 1996 improved to $241.3 million (51.7% of net sales) from $218.3 million (50.2% of net sales) for the same period of fiscal 1995. The increase in gross profit as a percent of net sales is primarily due to higher initial mark-ups resulting from improved merchandise sourcing.

  CATALOG AND ADVERTISING EXPENSE. Catalog and advertising expense is comprised of the costs to produce and distribute catalogs, primarily paper, printing and catalog mailing costs, and the cost of acquiring new prospect names. For the thirty-nine weeks ended November 2, 1996, catalog and advertising expense increased to $135.4 million (29.0% of net sales) from $127.9 million (29.4% of net sales) for the same period of fiscal 1995. The decrease in catalog and advertising expense as a percent of net sales in the thirty-nine weeks ended November 2, 1996 is primarily due to decreased paper costs.

  FULFILLMENT EXPENSE. Fulfillment expense includes distribution center, telemarketing, credit services and customer service expenses, partially offset by net merchandise postage revenue. Fulfillment expense in the thirty-nine weeks ended November 2, 1996 increased to $29.1 million (6.2% of net sales) from $26.1 million (6.0% of net sales) for the same period in fiscal 1995. As a percent of net sales, fulfillment expense was higher due to increased shipping promotions used to stimulate sales.

  SUPPORT SERVICES EXPENSE. Support services expense includes staffing and other administrative overhead costs associated with merchandising, advertising, quality assurance, management information systems, finance, human resources, the New York and Hingham offices and the license fees associated with the Sears Agreement. Support services expense for the thirty-nine weeks ended November 2, 1996 increased to $33.0 million (7.1% of net sales) from $27.3 million (6.3% of net sales) for the same period in fiscal 1995. The increase in support services expense as a percent of net sales is due to an increase in staffing to support the growth of the business and to an increase in the license fee paid to Sears, partially offset by an increase in licensing revenue received from third parties.

  AMORTIZATION EXPENSE. Acquisition related intangibles and organization cost amortization expense in the thirty-nine weeks ended November 2, 1996 included $3.2 million related to the Brylane Acquisition and $1.0 million related to the KingSize Acquisition. Acquisition related intangibles and organization cost amortization expense in the thirty-nine weeks ended October 28, 1995 included $3.2 million related to the Brylane Acquisition and $0.1 million related to the KingSize Acquisition. The amortization related to the Brylane Acquisition is attributable to goodwill and other intangible assets over a 30-year composite life as well as organization costs over five years since August 1, 1993, the effective date of the Brylane Acquisition. The amortization related to the KingSize Acquisition is attributable to goodwill over a 40-year life, the customer file over an eight-year life, and a noncompetition agreement over a five-year life since October 1, 1995, the effective date of the KingSize Acquisition.

  OPERATING INCOME. Operating income before acquisition related amortization in the thirty-nine weeks ended November 2, 1996 increased to $44.1 million (9.5% of net sales) from $37.3 million (8.6% of net sales) for the same period of fiscal 1995. As a percent of net sales, operating income increased as a result of the increase in gross profit, and to a lesser extent, as a result of the decrease in catalog and advertising expense as discussed above, partially offset by an increase in fulfillment and support services expenses.

  INTEREST EXPENSE. Interest expense, net, in the thirty-nine weeks ended November 2, 1996 increased to $16.2 million (3.5% of net sales) from $14.9 million (3.4% of net sales) for the same period of fiscal 1995 due to the full nine-month effect of the borrowings of $35.0 million incurred in connection with the KingSize Acquisition partially offset by slightly lower interest rates on the term loans of the bank credit facility.

  INCOME TAXES. With respect to federal and state income taxes, the Partnership is a limited partnership and therefore has generally not been subject to income tax on its earnings. The Partnership's income taxes, which represent federal and state income taxes on the Partnership's subsidiaries which are C-corporations, were $0.1 million and $0.1 million for the thirty-nine weeks ended November 2, 1996 and October 28, 1995, respectively. Upon the consummation of the Incorporation Plan, the Partnership will become a wholly-owned subsidiary of the Company and, therefore, the Partnership's earnings will be attributable to the Company and will be subject to federal and state income taxes for future periods due to the C-corporation status of the Company. If income taxes had been recorded as if Brylane was a C-corporation, income taxes would have been $8.7 million for the thirty-nine weeks ended November 2, 1996 and $6.9 million for the same period of fiscal 1995.

  SUPPLEMENTAL NET INCOME. If income taxes had been recorded as if Brylane was a C-corporation, Brylane's net income would have increased $3.0 million to $14.8 million for the thirty-nine weeks ended November 2, 1996 from $11.8 million for the same period of fiscal 1995.

FISCAL 1995 COMPARED TO FISCAL 1994

  NET SALES. Net sales for the fifty-three weeks ended February 3, 1996 increased 3.9% to $601.1 million from $578.5 million in the fifty-two weeks ended January 28, 1995. The increase in net sales was primarily due to the inclusion of additional sales resulting from the KingSize Acquisition, as well as the additional week of net sales, and was partially offset by the discontinuance of certain direct sell advertising programs in the fall of 1995. Excluding net sales associated with the KingSize Acquisition, the fifty-third week and certain discontinued direct sell advertising programs, Brylane's net sales increased 1.2% to $571.2 million in fiscal 1995 from $564.5 million in fiscal 1994. The increase in net sales was primarily due to slightly increased catalog circulation and essentially flat catalog productivity.

  GROSS PROFIT. Gross profit in fiscal 1995 improved to $302.1 million (50.3% of net sales) from $287.7 million (49.7% of net sales) in fiscal 1994. The gross profit for fiscal 1995 and 1994 includes the effect of non-recurring charges of $0.6 million and $2.6 million, respectively, related to the step-up of the value of inventory in connection with the KingSize Acquisition and the Brylane Acquisition, respectively. Excluding the non-recurring inventory charges, gross profit increased to $302.6 million (50.4% of net sales) in fiscal 1995 from

$290.3 million (50.2% of net sales) in fiscal 1994. The increase in gross profit, excluding these charges, as a percent of net sales was primarily due to higher initial markups and lower losses on overstock inventory, partially offset by slightly higher promotional markdowns in fiscal 1995 versus fiscal 1994.

  CATALOG AND ADVERTISING EXPENSE. Catalog and advertising expense in fiscal 1995 increased to $174.4 million (29.0% of net sales) from $153.8 million (26.6% of net sales) in fiscal 1994. The increase in catalog and advertising expense as a percent of net sales is primarily due to higher per catalog production costs during fiscal 1995 resulting from increased paper prices and postage rates as discussed below.

  Effective January 1, 1995, the United States Postal Service (the "USPS") increased postage rates by approximately 14% to 19%. In addition, Brylane experienced increases in its paper costs since the second half of 1994, and paper costs continued to rise during fiscal 1995. In response to these increased costs, Brylane took steps designed to mitigate their impact, including limiting catalog circulation increases by focusing on Brylane's more responsive customers, and reducing the trim size and page count and changing the paper grade of certain of its catalogs. However, Brylane was unable to fully offset these increased paper and postage costs during fiscal 1995.

  FULFILLMENT EXPENSE. Fulfillment expense in fiscal 1995 decreased to $37.3 million (6.2% of net sales) from $41.7 million (7.2% of net sales) in fiscal 1994. As a percent of net sales, fulfillment expense improved primarily due to an increase in net merchandise postage revenue, improved telemarketing costs and reduced credit card processing fees resulting from an amendment to Brylane's Credit Card Agreement with World Financial Network National Bank ("World Financial"). Net merchandise postage revenue increased in fiscal 1995 primarily due to an increase in the shipping and handling rates charged to customers, as well as the full year impact of the elimination of Brylane's policy of refunding to customers the postage costs they incur in connection with merchandise returns and exchanges. These changes were implemented in the third quarter of fiscal 1994 in an effort to offset the increase in outgoing postage expense resulting from the January 1, 1995 postage rate increase. Improved telemarketing costs resulted from more efficient management of payroll costs, which was facilitated by the installation of a new telephone switch in fiscal 1994 and a reduction in the rate charged by Brylane's long distance telephone service provider. Finally, Brylane experienced fewer customer service adjustments for non-delivery of packages shipped via the USPS as a result of policy changes made by Brylane in the customer service area.

  SUPPORT SERVICES EXPENSE. Support services expense in fiscal 1995 increased to $37.0 million (6.2% of net sales) from $35.2 million (6.1% of net sales) in fiscal 1994. The increase in support services expense as a percent of net sales is primarily due to higher expenses for staffing in the merchandising, management information systems and human resources areas that were necessary to support the growth of the business.

  AMORTIZATION EXPENSE. Acquisition related intangibles and organization cost amortization expense in fiscal 1995 included $4.2 million related to the Brylane Acquisition and $0.5 million related to the KingSize Acquisition. Acquisition related intangibles and organization cost amortization expense in fiscal 1994 included $4.2 million related to the Brylane Acquisition.

  OPERATING INCOME. Operating income before giving effect to amortization and non-recurring inventory charges associated with the Brylane Acquisition and KingSize Acquisition decreased to $54.2 million (9.0% of net sales) in fiscal 1995 from $60.0 million (10.4% of net sales) in fiscal 1994 as a result of the increase in operating expenses as discussed above, partially offset by the increase in gross profit margin.

  INTEREST EXPENSE. Interest expense, net, in fiscal 1995 increased to $20.6 million (3.4% of net sales) from $19.6 million (3.4% of net sales) in fiscal 1994 due to increased borrowings of $35.0 million incurred in connection with the KingSize Acquisition, higher interest rates during fiscal 1995, and increased letters of credit under the revolving credit facility.

  INCOME TAXES. The Partnership's income taxes, which represent federal and state income taxes on the Partnership's subsidiaries which are C-corporations, were $0.1 million and $0.1 million for fiscal 1995 and 1994, respectively. Upon the consummation of the Incorporation Plan, the Partnership will become a wholly-owned subsidiary of the Company and, therefore, the Partnership's earnings will be attributable to the Company and will be subject to federal and state income taxes for future periods due to the C-corporation status of the Company. If income taxes had been recorded as if Brylane was a C-corporation, income taxes would have been $10.3 million in fiscal 1995 and $12.3 million in fiscal 1994.

  SUPPLEMENTAL NET INCOME. If income taxes had been recorded as if Brylane was a C-corporation, Brylane's net income would have decreased $3.3 million to $17.6 million in fiscal 1995 from $20.9 million in fiscal 1994.

FISCAL 1994 COMPARED TO FISCAL 1993 (COMBINED PERIOD)

  NET SALES. Net sales in fiscal 1994 increased 18.1% to $578.5 million from $489.9 million in fiscal 1993. The increase in net sales was primarily due to the successful rollout of Brylane's Sears women's apparel catalogs, which had been test mailed in the fall of 1993, and to increased sales from Brylane's Lane Bryant, Roaman's and Lerner catalogs. Excluding net sales associated with Brylane's Sears women's apparel catalogs, Brylane's net sales increased 7.0% to $515.1 million in fiscal 1994 from $481.2 million in fiscal 1993. Mailings to customers and prospects of the Lane Bryant, Roaman's and Lerner catalogs increased by 13.7%, generating a 5.0% increase in orders. Brylane began circulating its Sears women's apparel catalogs in August 1993. Net sales from these Sears catalogs during fiscal 1994 increased $54.8 million over fiscal 1993, as Brylane rapidly increased circulation to persons on the Sears customer list.

  GROSS PROFIT. Gross profit in fiscal 1994 improved to $287.7 million (49.7% of net sales) from $231.6 million (47.3% of net sales) in fiscal 1993. The gross profit for fiscal 1994 and 1993 includes the effect of non-recurring charges of $2.6 million and $11.5 million, respectively, related to the step-up of the value of inventory in connection with the Brylane Acquisition. Excluding these charges, gross profit increased to $290.3 million (50.2% of net sales) from $243.1 million (49.6% of net sales). This improvement in gross profit as a percent of net sales was primarily due to higher initial markups and slightly lower scheduled and promotional markdowns in fiscal 1994 versus fiscal 1993.

  CATALOG AND ADVERTISING EXPENSE. Catalog and advertising expense in fiscal 1994 increased to $153.8 million (26.6% of net sales) from $128.0 million (26.1% of net sales) in fiscal 1993. This increase on a percent of net sales basis is attributable primarily to increased production costs and lower response rates experienced in connection with the rollout and increased circulation of Brylane's three Sears women's apparel catalogs and, to a lesser extent, to lower response rates resulting from Brylane's increased circulation of its Lane Bryant, Roaman's and Lerner catalogs to prospects and to inactive customers, and was partially offset by lower per catalog production costs.

  FULFILLMENT EXPENSE. Fulfillment expense in fiscal 1994 increased to $41.7 million (7.2% of net sales) from $39.8 million (8.1% of net sales) for the same period in fiscal 1993. As a percent of net sales, fulfillment expense declined primarily due to a reduction in certain telemarketing costs through the installation of a more efficient telephone switching system, the elimination of Brylane's policy of refunding to customers the postage costs they incur in connection with merchandise returns and exchanges, and an increase in net merchandise postage revenue primarily resulting from an increase in certain shipping and handling rates charged to customers, partially offset by slightly higher customer service expenses. The changes in the postage refund policy and shipping and handling rates discussed above were implemented during the third quarter of fiscal 1994 in anticipation of the January 1995 USPS postal rate increase. Fulfillment expense in fiscal 1994 and fiscal 1993 includes depreciation expense of $0.4 million and $0.2 million, respectively, for the step-up in the value of Brylane's property and equipment related to the Brylane Acquisition.

  SUPPORT SERVICES EXPENSE. Support services expense in fiscal 1994 increased to $35.2 million (6.1% of net sales) from $26.3 million (5.4% of net sales) in fiscal 1993. The increase in support services expense as a percent of net sales is primarily attributable to the license fee and other expenses associated with the initial arrangement under the Sears Agreement.

  AMORTIZATION EXPENSE. Acquisition related intangibles and organization cost amortization expense in fiscal 1994 and fiscal 1993 included $4.2 million and $2.1 million, respectively, attributable to the Brylane Acquisition.

  OPERATING INCOME. Operating income before giving effect to amortization and the non-recurring inventory charge associated with the Brylane Acquisition increased 22.2% to $60.0 million (10.4% of net sales) in fiscal 1994 from $49.1 million (10.0% of net sales) in fiscal 1993 as a result of the increase in gross profit, partially offset by the increase in operating expenses as discussed above.

  INTEREST EXPENSE. Interest expense, net, increased to $19.6 million (3.4% of net sales) in fiscal 1994 from $10.1 million (2.1% of net sales) in fiscal 1993 due to the indebtedness incurred in connection with the Brylane Acquisition, which was consummated on August 30, 1993.

  INCOME TAXES. In fiscal 1994, the Partnership's income taxes were $0.1 million and represent federal and state income taxes on the Partnership's subsidiaries which are C-corporations. In fiscal 1993, the Partnership's income taxes were $10.7 million and reflect the fact that the Partnership's predecessor entity was a C-corporation. Upon the consummation of the Incorporation Plan, the Partnership will become a wholly-owned subsidiary of the Company and, therefore, the Partnership's earnings will be attributable to the Company and will be subject to federal and state income taxes for future periods due to the C-corporation status of the Company. If income taxes had been recorded as if Brylane was a C-corporation, income taxes would have been $12.3 million in fiscal 1994 and $9.9 million in fiscal 1993.

  SUPPLEMENTAL NET INCOME. If income taxes had been recorded as if Brylane was a C-corporation, Brylane's net income would have increased $5.6 million to $20.9 million in fiscal 1994 from $15.3 million in fiscal 1993.

RESULTS OF OPERATIONS--CHADWICK'S

  The following tables set forth certain operating data of Chadwick's for the periods indicated.

                                                                 THIRTY-NINE
                                       FISCAL YEAR ENDED         WEEKS ENDED
                                   -------------------------- -----------------
                                   JAN. 29, JAN. 28, JAN. 27, OCT. 28, OCT. 26,
                                     1994     1995     1996     1995     1996
                                   -------- -------- -------- -------- --------
                                         (IN THOUSANDS)          (UNAUDITED)
Net sales......................... $424,276 $432,660 $465,598 $355,671 $370,319
Cost of sales, including buying
 and order fulfillment costs......  269,233  271,874  278,868  211,486  206,179
                                   -------- -------- -------- -------- --------
Gross profit......................  155,043  160,786  186,730  144,185  164,140
Selling, general and
 administrative expenses,
 including catalog and order
 processing costs.................  131,439  155,329  160,282  126,615  129,731
                                   -------- -------- -------- -------- --------
Income from operations............   23,604    5,457   26,448   17,570   34,409
Interest expense (income), net....    3,378    3,940    6,920    5,211    4,492
                                   -------- -------- -------- -------- --------
Income before income taxes,
 extraordinary items and
 cumulative effect of accounting
 changes..........................   20,226    1,517   19,528   12,359   29,917
Provision for income taxes........    7,941      255    7,854    4,968   12,355
                                   -------- -------- -------- -------- --------
Income before extraordinary items
 and cumulative effect of
 accounting changes............... $ 12,285 $  1,262 $ 11,674 $  7,391 $ 17,562
                                   ======== ======== ======== ======== ========
Net income(1)..................... $ 12,665 $  1,070 $  8,336 $  7,391 $ 17,562
                                   ======== ======== ======== ======== ========

  The following table sets forth certain operating data of Chadwick's expressed as a percentage of net sales for the periods indicated.

                                                              THIRTY-NINE WEEKS
                                       FISCAL YEAR ENDED            ENDED
                                   -------------------------- -----------------
                                   JAN. 29, JAN. 28, JAN. 27, OCT. 28, OCT. 26,
                                     1994     1995     1996     1995     1996
                                   -------- -------- -------- -------- --------
Net sales.........................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales, including buying
 and order fulfillment costs......   63.5     62.8     59.9     59.5     55.7
                                    -----    -----    -----    -----    -----
  Gross margin....................   36.5     37.2     40.1     40.5     44.3
Selling, general and administra-
 tive expenses, including catalog
 and order processing costs.......   31.0     35.9     34.4     35.6     35.0
                                    -----    -----    -----    -----    -----
  Income from operations..........    5.6      1.3      5.7      4.9      9.3
Interest expense, net.............    0.8      0.9      1.5      1.5      1.2
                                    -----    -----    -----    -----    -----
Income before income taxes, ex-
 traordinary items and
 cumulative effect of accounting
 changes..........................    4.8%     0.4%     4.2%     3.4%     8.1%
                                    =====    =====    =====    =====    =====

--------

(1) Net income includes a credit of $380,000 for the cumulative effect of accounting changes in the fiscal year ended January 29, 1994 and includes extraordinary charges for the early retirement of debt of $192,000 in fiscal year ended January 28, 1995 and $3,338,000 in fiscal year ended January 27, 1996.

THIRTY-NINE WEEKS ENDED OCTOBER 26, 1996 COMPARED WITH THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995

  Net sales for the thirty-nine weeks ended October 26, 1996 increased 4.1% to $370.3 million from $355.7 million in the comparable period of the prior year. Sales increased due to a significant increase in average order size, partially offset by a 11.9% decrease in the number of catalogs mailed from 169.7 million catalogs in the 1995 period to 149.6 million catalogs in the comparable period of 1996. The improvements in operations and inventory management that began in the second quarter of 1995, as well as the expansion of the deferred billing program, contributed to the increase in average order size and net sales in the thirty-nine weeks of 1996.

  Cost of sales, including buying and order fulfillment costs, as a percentage of net sales decreased to 55.7% in the thirty-nine weeks ended October 26, 1996 from 59.5% in the thirty-nine weeks ended October 28, 1995. The improvement reflects improved merchandise sourcing and a reduction in fulfillment center labor and shipping costs as a percentage of net sales. In addition, results for the thirty-nine weeks ended October 28, 1995 did not fully reflect the benefit of operating improvements initiated during that year.

  Selling, general and administrative expenses, including catalog and order processing costs, as a percentage of net sales declined to 35.0% for the thirty-nine weeks ended October 26, 1996 from 35.6% in the comparable period of the prior year. This improvement was primarily due to an increase in sales per catalog.

  Interest expense declined to $4.5 million for the thirty-nine weeks ended October 26, 1996 from $5.2 million for the thirty-nine weeks ended October 28, 1995 as a result of reduced rates on intercompany indebtedness owed to TJX and lower overall borrowings.

  Net income was $17.6 million for the thirty-nine weeks ended October 26, 1996 compared to $7.4 million in the comparable period of the prior year.

FISCAL 1995 COMPARED WITH FISCAL 1994 AND FISCAL 1994 COMPARED WITH FISCAL
1993

  Net sales for fiscal 1995 totalled $465.6 million on circulation of 196.1 million catalogs versus net sales of $432.7 million on circulation of 235.0 million catalogs in fiscal 1994. The increase in net sales of 7.6%, despite a decrease in circulation of 16.6%, is attributable to a number of factors, including improvements in inventory management and order fulfillment, which allowed Chadwick's to satisfy and ship customer orders on a more timely and efficient basis, expansion of Chadwick's deferred billing program, and improvement in overall levels of customer service. These factors combined to significantly increase the Company's net sales per catalog mailed in fiscal 1995.

  Net sales of $432.7 million in fiscal 1994 increased 2.0% over net sales of $424.3 million in fiscal 1993 while circulation increased 10.2% to 235.0 million catalogs in 1994 from 213.2 million catalogs in fiscal 1993. Sales were negatively impacted in fiscal 1994 due to Chadwick's poor performance in fulfilling customer orders, resulting in customer dissatisfaction and loss of sales. This operational problem, along with higher catalog circulation to prospective customers in fiscal 1994, were factors contributing to the decrease in the net sales per catalog in fiscal 1994.

  Cost of sales, including buying and order fulfillment costs, as a percentage of net sales was 59.9%, 62.8% and 63.5% in fiscal 1995, 1994 and 1993, respectively. The improvement in the percentage in fiscal 1995 from fiscal 1994 reflects an increase in shipping and handling income, less excess inventory to liquidate and improved fulfillment center labor productivity. The improvement in this percentage in fiscal 1994 from fiscal 1993 is primarily due to savings in shipping costs.

  Selling, general and administrative expenses, including catalog and order processing costs, as a percentage of net sales were 34.4%, 35.9% and 31.0% in fiscal 1995, 1994 and 1993, respectively. These expenses as a percentage of net sales decreased in fiscal 1995 as a result of improved sales per catalog, partially offset by an increase in paper and postage costs per catalog mailed and increased order processing expenses. Catalog production costs decreased due to lower circulation, which was partially offset by increases in paper and postage costs. Total selling, general and administrative expenses as a percentage of net sales increased in fiscal 1994 as a result of a decrease in catalog productivity and an increase in order processing costs.

  Interest expense was $6.9 million, $3.9 million and $3.4 million in fiscal 1995, 1994 and 1993, respectively. The increase in interest expense in fiscal 1995 is due to increased short-term borrowings from TJX and higher short-term interest rates. The increased borrowings during fiscal 1995 are primarily the result of additional working capital requirements associated with the expansion of Chadwick's deferred billing program.

  Chadwick's effective income tax rate was 40.2%, 16.8% and 39.3% in fiscal 1995, 1994 and 1993, respectively. The low level of pretax income in fiscal 1994 along with certain tax benefits in that year resulted in a lower effective income tax rate. The difference between the federal statutory income tax rate and the effective income tax rate is primarily attributable to the effective state income tax rate.

  Chadwick's recorded an extraordinary charge for the early retirement of debt in both fiscal 1995 and fiscal 1994. The after-tax extraordinary charge of $3.3 million in fiscal 1995 was due to the early prepayment of a $45.0 million loan secured by a mortgage on Chadwick's offices and fulfillment center. The charge of $192,000 in fiscal 1994 was incurred when Chadwick's retired its outstanding $5.4 million mortgage, in connection with the $45.0 million financing described above. Net income in fiscal 1993 was impacted by the cumulative effect of accounting changes for postretirement medical costs and for accounting for income taxes, resulting in an increase in net income of $380,000. After giving effect to these items, Chadwick's net income was $8.3 million, $1.1 million and $12.7 million in fiscal 1995, 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  Brylane has historically met its working capital needs, principally building inventory to meet increased sales, and its capital expenditure requirements through funds generated from operations. After the Brylane Acquisition, the KingSize Acquisition and the Chadwick's Acquisition, the Company's liquidity requirements have also included servicing the debt incurred to finance these acquisitions and, to a lesser extent, making tax distributions to the Partnership's partners.

  Brylane's cash flow provided by operating activities decreased to $24.4 million for the thirty-nine weeks ended November 2, 1996, from $25.2 million for the thirty-nine weeks ended October 28, 1995. This decrease was primarily due to increased merchandise inventory at November 2, 1996, partially offset by a reduction in paper inventory and an increase in accounts payable. Brylane's cash balance was $10.7 million at November 2, 1996, compared to $7.5 million at February 3, 1996. The increase in the cash balance from February 3, 1996 to November 2, 1996 was achieved despite using $18.0 million for financing activities, which included $10.1 million in debt payments and $8.0 million in tax distributions to partners, as well as $3.2 million in capital expenditures as discussed below.

  Brylane's capital expenditures were $7.3 million, $5.3 million and $0.7 million for fiscal 1995, 1994 and 1993, respectively. In 1994, Brylane embarked on two major capital expenditure projects designed to increase its capacity and reduce its fulfillment and telemarketing expenses. In 1994 and 1995, Brylane spent a total of $8.0 million to improve its Indianapolis fulfillment center, which consisted primarily of the addition of a second high speed tilt tray sorter, and spent a total of $2.4 million to open Brylane's San Antonio, Texas telemarketing facility, which opened in April 1995. The balance of Brylane's capital expenditures in 1994 and 1995 consisted of $2.2 million for routine maintenance and upgrades. Brylane's capital expenditures during 1993 consisted of installing new, more efficient distribution center equipment and telephone equipment.

  The Company's capital expenditures for fiscal 1996 are currently estimated to be $6.3 million, including $2.6 million related to Chadwick's after December 1996. During the thirty-nine weeks ended November 2, 1996, Brylane spent $3.2 million, including $2.5 million for the replacement of Brylane's original tilt tray sorter. During the remainder of fiscal 1996, the Company will spend a total of $3.1 million, including $1.9 million on a new order entry system for Chadwick's telemarketing operations. The Company currently anticipates that capital expenditures in fiscal 1997 and fiscal 1998 will aggregate approximately $12.0 million per year (including approximately $3.4 million in fiscal 1997 for Chadwick's new order entry system). The remaining amounts in fiscal 1997 and fiscal 1998 will be spent on routine maintenance and upgrades for both the Chadwick's and Brylane catalog businesses. Brylane plans to fund its capital expenditures for 1997 using cash generated from operations.

  In connection with the Chadwick's Acquisition, the Partnership entered into a Credit Agreement dated December 9, 1996 among Brylane, Morgan Guaranty Trust Company of New York, as administrative agent, Merrill Lynch Capital Corporation, as documentation agent, and the other lenders parties thereto, and guaranteed by each of the Company's subsidiaries (the "Bank Credit Facility"), which consists of (i) a $213.0 million five-year term loan (the "Tranche A Term Loan"), (ii) a $70.0 million six-year and one quarter term loan (the "Tranche B Term Loan", and collectively with the Tranche A Term Loan, the "Term Loans"), and (iii) a $125.0 million five-year revolving credit facility (the "Revolving Credit Facility") with a $75.0 million sublimit for letters of credit. The proceeds of the Term Loans were used to fund a portion of the cash paid upon the closing of the Chadwick's Acquisition (including related fees and expenses) as well as to repay Brylane's existing indebtedness under its old bank credit facility. The Revolving Credit Facility can be used for letters of credit and general corporate purposes, including working capital needs. The Term Loans require scheduled quarterly principal prepayments over their terms. In addition, the Partnership is obligated to make certain mandatory prepayments of the Term Loans and the Revolving Credit Facility under certain circumstances. Borrowings under the Term Loans and the Revolving Credit Facility bear interest at one of two rates selected by the Partnership (i) a margin over the higher of
(A) Morgan Guaranty Trust Company of New York's prime rate or (B) the federal funds rate plus 0.5% or (ii) a margin over LIBOR (as defined) for specified interest periods. The margin for each rate may vary based on the ratio of the Partnership's net debt to operating cash flow ratio. The Tranche A Term Loan will initially bear interest at LIBOR plus 2.0% and the Tranche B Term Loan will initially bear interest at LIBOR plus 2.5%. The Term Loans begin amortizing in May 1997, with scheduled principal payments of $26 million during fiscal 1997 (excluding the effects of the Offering). After giving effect to the Incorporation Plan and the Offering and the use of the net proceeds to be received therefrom, and the use of a substantial amount of excess cash, all as described further in "Use of Proceeds", scheduled principal payments on the Term Loans will aggregate approximately $13.0 million in fiscal 1997 and $20.8 million in fiscal 1998. As of December 11, 1996, the Company had no borrowings under the Revolving Credit Facility, and after giving effect to the issuance of $48.2 million in outstanding letters of credit, which the Company intends to pay through funds generated from operations, had additional capacity under the Revolving Credit Facility of approximately $76.8 million.

  In connection with the Brylane Acquisition, the Partnership issued $125.0 million aggregate principal amount of its Senior Subordinated Notes. The Senior Subordinated Notes bear interest at 10% per annum, payable semi-annually, and mature in 2003. The Bank Credit Facility and the Indenture contain covenants (the "Covenants") that, among other things, restrict the Partnership's ability to incur debt, make distributions, incur liens, make capital expenditures and make investments or acquisitions. See "Description of Certain Financing Arrangements". During the first three quarters of fiscal 1996, Brylane made tax distributions to its partners totaling $8.0 million. The Partnership expects that it will make total tax distributions to its partners during fiscal 1996, for periods up to the time of the Offering, that will approximate the tax payments the Partnership would be required to make if it were a tax-paying corporation, rather than a partnership. Brylane's estimated tax distributions and capital expenditures for the first three quarters of fiscal 1996 were in compliance with the Covenants. See "--Certain Tax Matters" and "Description of Certain Financing Arrangements--Senior Subordinated Notes".

  In connection with the Chadwick's Acquisition, Brylane entered into an Accounts Receivables Purchase Agreement dated as of December 9, 1996 with Alliance Data Systems Corporation ("ADS") (as amended, the "Receivables Purchase Agreement") pursuant to which ADS has agreed to purchase from the Company eligible customer accounts receivable generated through Chadwick's deferred billing programs. ADS' commitment to purchase receivables is limited to $100.0 million outstanding at any time. ADS will purchase the receivables on a limited recourse basis at a discount from face value. The Company will pay transaction costs including a fee of $0.03 per purchased account, and carrying costs equal to, at the Company's election, LIBOR plus 95 basis points or the lesser of (a) a defined prime rate plus 15 basis points and (b) the federal funds rate plus 110 basis points. The receivables purchase facility has a three-year term and is subject to early termination upon occurrence of certain events, including chargebacks and customer default ratios above specified levels or an uncured default by the Partnership under its Bank Credit Facility. See "Certain Relationships and Related Transactions--Additional Agreements-- Accounts Receivable Purchase Agreement".

  As a result of the Offering, the Company's indebtedness will decrease significantly. The Company intends to use the net proceeds received from the Offering to prepay $92.0 million of borrowings and accrued interest outstanding under the Term Loans. In addition, upon consummation of the Offering, the Company intends to use a substantial amount of its excess cash to further prepay indebtedness outstanding under the Term Loans. See "Use of Proceeds", "Unaudited Pro Forma Financial Statements" and "Description of Certain Financing Arrangements--Bank Credit Facility".

  Based on current and projected operating results and giving effect to the reductions in its total indebtedness discussed above, the Company believes that cash flow from operations will provide adequate funds for ongoing operations, debt service on its indebtedness (including scheduled prepayments under the Bank Credit Facility), tax distributions to its partners for periods prior to the consummation of the Offering, and planned capital expenditures for the foreseeable future. In addition, the Company will have availability under the Revolving Credit Facility to finance seasonal working capital needs.

SEASONALITY

  The Company has two annual six-month selling seasons, Spring/Summer and Fall/Winter. The Company is not dependent on the year-end holiday season for a disproportionate share of its business. The Company's sales and operating results are more influenced throughout the year by the timing of the mailing of its catalogs and by its merchandising strategies than by seasonal fluctuations. Because the Company offers different products in each season, trends that are manifested in one selling season may not be carried over into the next season.

  The following tables set forth certain unaudited quarterly data of Brylane and Chadwick's for the periods shown (in thousands):

                                        1995                                 1996
                         ---------------------------------------  ----------------------------
                          FIRST     SECOND     THIRD     FOURTH    FIRST     SECOND    THIRD
                           QTR.      QTR.       QTR.      QTR.      QTR.      QTR       QTR
BRYLANE                  --------  --------   --------  --------  --------  --------  --------
  Net sales............. $143,195  $150,784   $141,226  $165,850  $150,680  $157,945  $158,384
  Operating income*.....   11,278    17,983      8,054    16,891    11,774    18,068    14,293
  Operating margin......      7.9%     11.9%       5.7%     10.2%      7.8%     11.4%      9.0%
CHADWICK'S
  Net sales............. $116,611  $ 87,602   $151,458  $109,927  $131,996  $ 92,904  $145,419
  Operating income......    5,080    (1,237)    13,727     8,878    12,865     4,444    17,100
  Operating margin......      4.4%     (1.4)%      9.1%      8.1%      9.7%      4.8%     11.7%

--------
* Before acquisition related adjustments.

INFLATION AND FOREIGN CURRENCY EXPOSURE

  The results of operations for the periods discussed have not been significantly affected by inflation. Foreign purchase orders are all denominated in U.S. dollars and, therefore, foreign currency fluctuations are not material to the Company's operating results.

CERTAIN TAX MATTERS

  DEPRECIATION AND AMORTIZATION. FS&Co. and The Limited have treated the Brylane Acquisition for federal income tax purposes as a purchase by the Partnership of a proportionate part of the assets of Brylane (approximately 57% of each asset) and as a contribution by certain affiliates of The Limited of the remaining portion of such assets. See "Certain Relationships and Related Transactions". FS&Co. and The Limited have allocated a substantial portion of the purchase price paid for the purchased portion of the assets to intangible assets which are being amortized for federal income tax purposes over a 15-year period. See "Unaudited Pro Forma Financial Statements".

  The Partnership intends to elect under Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"), for the current tax year to increase the tax basis of its assets by approximately $50.7 million to reflect the federal tax gain that The Limited and its affiliates will recognize in connection with its contribution to the Company of its partnership interests in the Partnership pursuant to the Incorporation Plan. A substantial portion of this adjustment in tax basis will be allocated to intangible assets, which will be amortized for federal income tax purposes over 15 years. This adjustment to tax basis will not require a comparable basis adjustment in the Company's financial statements, but the future tax benefit that the Company will recognize through the amortization thereof for tax purposes will be included in a deferred tax asset upon consummation of the Incorporation Plan. If the Offering had occurred on November 2, 1996, the deferred tax asset would have been approximately $19.1 million. See "Unaudited Pro Forma Financial Statements".

  TAX DISTRIBUTION. To the extent that the partners of the Partnership, other than The Limited, Leeway & Co., NYNEX and WearGuard, recognize taxable income resulting from the allocation of income of the Partnership prior to the consummation of the transactions contemplated by the Incorporation Plan, the Partnership Agreement provides that such partners will receive a distribution to cover their federal and state tax liabilities attributable thereto. If such a distribution is payable, The Limited, Leeway & Co., NYNEX and WearGuard will each also be entitled to a proportionate distribution to cover its respective tax liabilities on its share of the same amount of Partnership income. During fiscal 1995, the Partnership made tax distributions to its partners totaling $6.6 million. These tax distributions approximate the tax payments the Partnership would be required to make if it were a tax-paying corporation, rather than a partnership. While the amount of such potential distributions by the Partnership to its partners will not be determinable until after the consummation of the Incorporation Plan, the Company believes that such amounts will not exceed $6.0 million total.

ADOPTION OF ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Brylane's adoption of SFAS No. 121 had no effect on the Company's financial statements.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees", which is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 provides alternative accounting treatment to Accounting Principles Board ("APB") Opinion No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting requirements of SFAS No. 123. Brylane adopted the disclosure requirements of SFAS No. 123 in the first quarter of 1996, but has elected to continue to measure compensation costs following present accounting rules under APB No. 25. Consequently, beginning with the Company's Form 10-K for fiscal 1996, the Company will provide pro forma disclosures of what net income and earnings per share would have been had the fair market value method of SFAS No. 123 been used for the relevant periods.

                                   BUSINESS

GENERAL

  The Company is the nation's leading specialty catalog retailer of value-priced apparel, with pro forma net sales of over $1.1 billion for the latest twelve months. The Company has established a focused portfolio of profitable catalogs that target consumers of both special and regular size apparel. Through its nationally recognized Lane Bryant and Roaman's catalogs, Brylane is the leading catalog retailer of women's special size apparel (sizes 14 to 56) and, through its KingSize catalog, is a leading catalog retailer of men's special size apparel (sizes XL to 9XL). Chadwick's of Boston, which the Company acquired in December 1996, is the nation's largest off-price women's apparel catalog retailer, and offers a broad selection of high quality apparel at prices typically 25% to 50% below the regular prices of department and specialty retail stores. Brylane's Lerner catalogs has a strong and growing presence in the women's regular size apparel market. In addition, the Company is currently developing several new catalog concepts. For example, Brylane launched the Sue Brett catalog to serve the regular size mature women's apparel market, and Chadwick's successfully tested its Bridgewater catalog, which offers a broad assortment of regular size women's and men's classic apparel. Brylane is also testing a regular size men's apparel catalog. Additionally, Brylane has expanded its customer base by marketing certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. under an exclusive licensing arrangement with Sears Shop at Home Services, Inc. ("Sears").

  As a result of the growth of its established catalogs, the acquisition of the KingSize catalog and the introduction of new catalog concepts, Brylane's net sales have increased from $424.5 million in fiscal 1992 to $601.1 million in fiscal 1995, representing a compound annual growth rate of 12.3%. Due to the growth in its core business, the introduction of new merchandise categories such as special size apparel, gifts and men's apparel, and the successful execution of its marketing strategies, Chadwick's net sales have increased from $295.5 million in fiscal 1992 to $465.6 million in fiscal 1995, representing a compound annual growth rate of 16.4%.

  The Company believes that Chadwick's represents a significant strategic addition to the Company's catalog portfolio. Chadwick's of Boston is one of the most well-recognized brand names in women's catalog apparel retailing. The Company believes that Chadwick's customer list is one of the largest and most valuable in the women's apparel industry. Chadwick's targets middle to upper middle income women between the ages of 25 and 55, who the Company believes represent approximately one-third of the adult female population in the United States, or approximately 33 million women. Chadwick's offers a broad assortment of casual, career and social wear apparel at attractive prices. Although Chadwick's will continue to operate in its current facilities with its current management team, the Company believes that there are several opportunities to enhance the revenue growth of its entire catalog portfolio by sharing customer lists and merchandising and marketing expertise, as well as to reduce its expenses by leveraging the Company's combined purchasing power.

  The Company's merchandising strategy is to (i) provide value-priced apparel with a consistent quality and fit, (ii) concentrate on apparel with limited fashion risk, and (iii) offer a broad selection of sizes, styles and colors. The Company believes that the effective implementation of its merchandising strategy, together with its high level of customer service, have contributed to the growth of its large and loyal customer base. The Company's combined customer file has grown to over 21 million names as of September 30, 1996 (which includes 1.8 million names from the Sears customer file and gives effect to the acquisition of Chadwick's), of which approximately 9.7 million are active customers who have placed an order in the preceding 12 months. Over 40% of the Lane Bryant, Roaman's and Lerner active customers placed an order three or more times during the 12 months ended September 30, 1996.

  Catalog sales have been the fastest growing channel of retail apparel sales. From 1994 to 1995, catalog women's apparel sales increased 6.1% to $7.6 billion, while overall retail women's apparel sales increased by approximately 1% to $81.0 billion. The percentage of the U.S. adult population that made a purchase through a catalog has increased to 52% in 1995 from 41% in 1993. The Company believes that catalog sales of apparel will continue to increase because the busy lifestyles of today's men and women demand the convenience and the time savings afforded by catalog shopping.

  The Company believes that the special size customer is underserved by other catalog retailers and by specialty and department stores, which carry a more limited selection of merchandise than that offered in Brylane's catalogs. From 1994 to 1995, men's and women's catalog special size apparel sales increased by 6.2% to $3.4 billion. Brylane believes that the special size customer base will continue to increase as the general population continues to age and as average body weight continues to increase. Additionally, Brylane believes that catalog shopping is particularly well suited to special size customers, who Brylane believes prefers the convenience of shopping from home. Management estimates that approximately 30 million or 35% of U.S. women wear special size clothing (sizes 14 or larger) and that approximately 9 million or 10% of U.S. men wear special size clothing (sizes 2XL or larger). Typical retail stores and catalogs which sell special sizes carry a more limited selection of merchandise above sizes 26 for women and 3XL for men when compared with the selection of merchandise offered in Brylane's catalogs.

BUSINESS STRATEGY

  The Company has successfully developed and executed its business strategy, which has placed the Company in a favorable position for future growth. The fundamentals of this strategy include the following:

 . Operate a Portfolio of Market Leading Catalogs

    The Company operates a portfolio of catalogs, most of which are the leaders in their respective markets. By focusing on delivering high quality merchandise at value prices, the Company intends to maintain Chadwick's position as the largest off-price women's apparel catalog, Lane Bryant and Roaman's positions as the largest catalogs of special size women's apparel, and KingSize's position as a leading catalog of special size men's apparel. In addition, the Company plans to continue its development of Lerner and Sue Brett as growing catalogs in the regular size women's apparel market.

 . Offer an Extensive Selection of Quality, Value-Priced Apparel

    The Company offers an extensive selection of quality, value-priced apparel. By concentrating on apparel with limited fashion risk, the Company is able to offer a substantially greater number of sizes, styles and colors than its competitors. The Lane Bryant, Roaman's and KingSize catalogs offer extensive selections of merchandise size 26 and over for women and size 3XL and over for men, in many cases offering three to four times more stock keeping units ("SKUs") than Brylane's competitors. Such sizes generated approximately 30% of Lane Bryant and Roaman's net sales of women's special size apparel and approximately 45% of KingSize's net sales of men's special size apparel in 1995. The Chadwick's catalog offers a broad selection of high quality branded and private label apparel in a large array of colors and sizes at prices typically 25% to 50% below the regular prices of department and specialty retail stores.

 . Maintain Strong Sourcing Capabilities and Disciplined Inventory Control

    The Company has established excellent, long-standing relationships with a number of apparel manufacturers and suppliers, both domestically and internationally. The Company believes these relationships are a major reason that it is able to offer merchandise of high quality and consistent fit at an excellent value. The Company's disciplined inventory control systems are designed to maintain inventory levels that provide optimum in-stock positions, while maximizing inventory turnover rates and minimizing the amount of unsold merchandise at the end of each season.

 . Maintain Highly Efficient Telemarketing, Fulfillment and Distribution Operations

    The Company focuses on providing superior customer service through a well trained telemarketing staff and services its customers through two state-of-the-art fulfillment centers. In order to manage the high number of SKUs required to provide the broad selection of merchandise offered in its catalogs, the Company has developed highly sophisticated and efficient order fulfillment and inventory management methods. Chadwick's is currently installing a new state of the art order entry system that will provide its telemarketing representatives with on-line customer and merchandise information that will enable Chadwick's to increase its cross-selling efforts and improve its customer service.

 . Emphasize Superior Customer Service

    The Company emphasizes superior customer service and provides toll-free telephone service for orders and other customer needs. The Company's telephone operators are trained to provide friendly service, and the Company offers an unconditional guarantee of its merchandise. Brylane's management information systems provide Brylane's operators and customer service representatives with real-time customer information, allowing them to better serve its customers.

GROWTH STRATEGY

  The Company's growth strategy is to increase its sales and profits by:

 . Realizing Strategic Benefits from the Acquisition of Chadwick's

    The Company believes that it will realize several significant strategic benefits from the acquisition of Chadwick's. The Company believes that revenue growth can be enhanced through sharing customer lists, utilizing merchandising and marketing expertise developed at each company, including in the introduction of new merchandise categories (such as special sizes in the Chadwick's catalog and petite size women's and regular size men's apparel in Brylane's catalogs), introducing private label credit cards to Chadwick's customers. The Company will have opportunities to leverage its combined purchasing power, particularly in the procurement of paper and telecommunications services. In addition the Company expects that certain costs such as MIS processing and development, insurance, packaging supplies and professional services can be leveraged for the combined entity.

 . Expanding Merchandise Offerings

    The Company intends to continue to refine and broaden its merchandise offerings in order to satisfy the apparel needs of its customers. The Company believes that this strategy freshens the appeal of each catalog's assortment of merchandise and stimulates increased sales. For example, the Company recently introduced or expanded offerings of women's career wear, men's apparel, special sizes, tall and petite sizes, shoes, intimate apparel, non-apparel gift items and jewelry in certain catalogs.

 . Offering Promotional Incentives

    The Company has implemented certain promotional programs in many of its catalogs, including installment and deferred billing payment programs and shipping and handling incentives. These programs have resulted in a significant improvement in net sales and average order size, particularly in the Company's Chadwick's and Lerner catalogs. The Company intends to expand the use of these programs to its other catalogs during 1997.

 . Refining Customer List Segmentation Techniques

    An important element of the Company's marketing strategy is the improved segmentation of its existing customer files. Brylane has recently installed a modeling and scoring software program that uses more sophisticated multi-variable regression analyses to create predictive purchasing models. This program will employ up to 75 different variables including, among others, geography, size, products purchased, credit availability payment type and proximity to certain retail stores. The Company believes that the development and refinement of Brylane's predictive purchasing models will allow Brylane to better target its customer mailings and more effectively utilize its customer file. In addition, Chadwick's is also testing increasingly sophisticated statistical circulation models to improve its ability to predict customer purchase behavior based on a wide range of variables. The Company believes that its ability to better predict customer purchasing behavior maximizes the effectiveness of catalog mailings to current and prospective customers.

 . Expanding the Customer File

    The Company plans to increase the number of names in its customer file through cost effective prospecting programs. For example, the Company has recently implemented a program of cable television advertising to solicit new customers and to promote brand awareness for certain of its catalogs. In conjunction with Sears, the Company has been improving the segmentation of the over 20 million name file of Sears, Roebuck and Co. to increase its success rate with prospects. The Company will continue to rent, exchange or purchase available customer lists and to access the lists of credit card holders of The Limited's Lane Bryant and Lerner retail stores.

 . Continuing to Develop Recent Catalog Additions

    The Company believes that its Sue Brett and Bridgewater catalogs broaden the Company's catalog portfolio and provide substantial opportunities for growth. Management believes that Sue Brett, which was launched in Spring 1995, is well positioned to capitalize on the underserved mature women's regular size apparel market. Due to Sue Brett's early success, the Company established a separate merchandising team for this catalog, and intends to substantially increase its circulation. In May 1996, Chadwick's tested its Bridgewater catalog, which offers a broad assortment of regular size women's and men's classic apparel. Based on the success of this test, the Company plans to significantly increase the circulation of this catalog in 1997. In addition, in order to capitalize on the growth potential of the Company's KingSize catalog, the Company plans to continue to improve and broaden the merchandise assortment in this catalog, apply the Company's promotional incentives to this catalog, and cross-market the KingSize catalog to customers of Brylane's other catalogs.

 . Introducing or Acquiring New Catalogs

    The Company intends to continue to evaluate opportunities to introduce or acquire new catalogs. For example, Brylane has been testing a catalog format targeted at the regular size men's apparel segment. These tests have demonstrated that Brylane's female customers have a propensity to purchase the offerings of men's apparel included in Brylane's catalogs, and will be expanded over the next twelve months. The Company believes that its existing customer lists and the Sears customer file can be effectively utilized to develop the regular size men's catalog as well as other new catalog concepts. In addition, based on the strong response to the special size apparel offerings tested in its existing catalog, Chadwick's intends to create a stand-alone special size apparel catalog in 1997. The Company may also selectively pursue strategic acquisitions that either expand or complement the Company's existing business.

CUSTOMERS

  The Company has a large and loyal customer base. As of September 30, 1996, the Company's combined customer file contained over 21 million customers (including 1.8 million names from the Sears customer file and giving effect to the acquisition of Chadwick's), of which approximately 9.7 million are active customers. Over 40% of the Lane Bryant, Roaman's and Lerner active customers placed an order three or more times during the 12 months ended September 30, 1996. The Company defines a customer as someone who has placed an order with any of the Company's catalogs within the last 48 months, and an active customer as one who has placed at least one order within the last 12 months. Some of the Company's customers purchase from more than one of the Company's catalogs and are therefore considered to be a separate customer of each such catalog.

  The following table presents the Company's unaudited pro forma net sales for the thirty-nine weeks ended November 2, 1996 for each of the Company's catalog concepts (dollars in millions).

   CATALOG                                                        AMOUNT PERCENT
   -------                                                        ------ -------
   Chadwick's(1)................................................. $368.2   44.1%
   Lane Bryant and Roaman's......................................  306.5   36.7
   Lerner........................................................   73.0    8.7
   Sears Catalogs(2).............................................   60.1    7.2
   KingSize......................................................   18.6    2.2
   Sue Brett.....................................................    8.8    1.1
                                                                  ------  -----
                                                                  $835.2  100.0%
                                                                  ======  =====

--------
(1) Including Bridgewater.
(2) Including Big & Tall.

  CHADWICK'S. The Chadwick's catalog targets women between the ages of 25 and 55 who wear regular size apparel (sizes 4 to 20) and seek off-price merchandise. In addition, Chadwick's has expanded its merchandise offerings to target women who wear petite and special size apparel. Chadwick's believes that the median age of the Chadwick's customer is 42, and that the typical customer has an income level equal to or above the national average. As of September 30, 1996, the Chadwick's customer files contained 10.7 million customer names, of which 4.2 million names are active customers. The average order by a Chadwick's customer during fiscal 1995 was approximately $86.

  LANE BRYANT AND ROAMAN'S. The Lane Bryant and Roaman's catalogs target value conscious women who wear special sizes (sizes 14 to 56). Brylane believes that the median age of its women special size customer segment is 51, and that the typical customer has an income level somewhat below that of the national average. As of September 30, 1996, the Lane Bryant and Roaman's customer files contained 4.1 million and 2.2 million customer names, respectively, of which
2.2 million and 1.1 million names are active customers of Lane Bryant and Roaman's, respectively. The average order by a Lane Bryant or Roaman's customer during fiscal 1995 was approximately $72 and $71, respectively.

  LERNER. The Lerner catalog targets younger, value conscious women age 25 and up who wear sizes 4 to 18 and purchase at budget to moderate prices. Brylane believes that the median age of the Lerner customer is 36, and that the average Lerner customer has an income level approximately equal to the national average. As of September 30, 1996, the Lerner customer file contained
2.4 million customer names, of which 0.9 million are active customers. The average order by a Lerner customer during fiscal 1995 was approximately $65.

  SEARS CATALOGS. Through its licensing agreement with Sears, the Company has expanded its customer base by offering Lane Bryant, Roaman's, Lerner, Sue Brett and KingSize merchandise through its Sears versions of these catalogs to selected individuals from the over 20 million name customer file of Sears, Roebuck and Co. who are not existing customers of Brylane. The Company believes that the median age and income level of its Sears customer is close to that of the average customer of the Company's comparable catalogs. As of September 30, 1996, the Sears catalogs customer file contained 1.8 million customer names, of which 928,000 are active customers. The average order by a Sears customer during fiscal 1995 was approximately $68 for women's apparel and $99 for men's apparel. The Company believes there may also be an opportunity to develop an additional Sears catalog based on the Chadwick's catalog. See "--Sears Agreement".

  KINGSIZE. The KingSize catalog targets men who wear special sizes (sizes XL to 9XL). Brylane believes that the median age of its men's special size customer segment is 52, and that the average KingSize customer has an income level above the national average. As of September 30, 1996, the KingSize customer file contained 355,000 customer names, of which 158,000 are active customers. The average order by a KingSize customer during fiscal 1995 was approximately $104.

  SUE BRETT. The Sue Brett catalog targets mature regular size women who wear sizes 8 to 24. Brylane believes that the median age of the Sue Brett customer is 45, and that the average Sue Brett customer has an income level somewhat above the national average. As of September 30, 1996, the Sue Brett customer file contained 209,000 customer names, of which 158,000 are active customers. The average order by a Sue Brett customer during fiscal 1995 was approximately $65.

MERCHANDISING

  As a result of its targeted merchandising strategies, the Company has succeeded in developing distinct identities for each of its catalogs. The Company's merchandising strategy to (i) provide value-priced apparel with a consistent quality and fit, (ii) concentrate on apparel with limited fashion risk, and (iii) offer a broad selection of sizes, styles and colors. The Company intends to continue to refine and broaden its merchandise offerings in order to satisfy the apparel needs of its customers. The Company believes that this strategy freshens the appeal of each catalog's assortment of merchandise and stimulates increased sales.

  CHADWICK'S. Chadwick's believes that it is unique in its ability to offer value across its merchandise lines, which feature a wide array of colors, styles and sizes designed to satisfy its customers' wardrobe needs for career, casual and social wear. Chadwick's offers merchandise which includes both basic styles and current fashion. Chadwick's offers 54,800 SKUs, in sizes 2 to
26. The average price point per item sold by Chadwick's in fiscal 1995 was approximately $27. When compared with Brylane, Chadwick's offers more nationally recognized brand names, including Pierre Cardin, Herman Geist, JG Hook and Blassport. The private label brand names featured in the Chadwick's catalog include, among others, Savannah (which Brylane uses under license from TJX), Fads, Stephanie Andrews, and JL Plum. See "Certain Relationships and Related Transactions--The Chadwick's Acquisition".

  Chadwick's has successfully introduced a number of complementary merchandise categories to its customers. These categories, which have been tested and offered on a limited basis, include men's apparel, children's apparel, women's special size apparel, accessories, gifts and cosmetics. Since Chadwick's began offering complementary merchandise categories in 1992, net sales of these products have grown to represent 16.2% of Chadwick's net sales in 1995.

  LANE BRYANT AND ROAMAN'S. The Lane Bryant and Roaman's special size catalogs focus primarily on contemporary, traditional and basic women's apparel and also include a limited offering of certain fashion-oriented items. While both the Lane Bryant and Roaman's catalogs offer the same merchandise classifications, the Lane Bryant catalog offers greater style selections in certain classifications, especially in basic apparel items. Both catalogs offer extensive selections of merchandise over size 26, in many cases offering three to four times more SKUs than its competitors. Approximately 30% of Lane Bryant and Roaman's net sales are in sizes 26 or larger. Lane Bryant and Roaman's catalogs offer 89,900 and 65,800 SKUs, respectively, in sizes 14 to
56. The average price point per item sold by both Lane Bryant and Roaman's in fiscal 1995 was approximately $22.

  Each of the special size women's catalogs offers a broad mix of apparel. In 1995, sportswear, intimate apparel and dresses accounted for approximately 52%, 22% and 12% of Lane Bryant and Roaman's net sales, respectively. Footwear, outerwear and accessories accounted for the balance of such net sales.

  Lane Bryant and Roaman's catalogs feature private label brand names which have higher gross profit margins than national brand merchandise. Private label brand names used on merchandise included in the Lane Bryant and Roaman's catalogs include, among others, Hunters Run, Venezia, Lasting Comfort and Forenza, which Brylane uses under license from The Limited, and the Roaman's private label brand name, which is owned by the Company. See "Certain Relationships and Related Transactions--Additional Agreements--Trademark Agreement".

  LERNER. The Lerner catalog offers a broad selection of quality contemporary and basic women's apparel in sizes 4 to 18. Compared to Chadwick's, the Lerner catalog targets a younger customer and offers slightly more fashion forward merchandise. Recently, the Company has made significant changes to the merchandise offerings contained in its Lerner catalog, including the addition of an increased number of career wear selections and additional sizes. The average price point per item sold by Lerner in fiscal 1995 was approximately $21.

  In 1995, sportswear, dresses and outwear accounted for approximately 70%, 14% and 12% of Lerner net sales, respectively. Footwear, accessories and intimate apparel accounted for the balance of such net sales.

  Consistent with the Company's other catalogs, the Lerner catalog places great emphasis on its product sourcing strategy to enable the Company to offer quality, value-priced, private label merchandise. The private label brand names featured on merchandise included in the Lerner catalogs include, among others, David Benjamin and Forenza, which Brylane uses under license from The Limited, as well as certain other private label brand names which are owned by certain of Brylane's vendors. See "Certain Relationships and Related Transactions--Additional Agreements--Trademark Agreement".

  SEARS CATALOGS. The merchandise offered in the Sears catalogs is the same as that offered in the comparable Company catalog; Women's View (Lane Bryant and Roaman's); Smart Choice (Lerner); Classics (Sue Brett): and Big & Tall (KingSize). This allows the Company to fill the orders generated by these catalogs with minimal incremental inventory risk. See "--Sears Agreement".

  KINGSIZE. The KingSize catalog offers a broad selection of quality contemporary, traditional and basic men's apparel in sizes XL to 9XL. Although the KingSize catalog also offers some fashion-oriented items, most of the merchandise in the KingSize catalog has limited fashion risk. Brylane believes that KingSize offers a broader selection of sizes and styles than most specialty and department stores and competing catalogs. Approximately 45% of KingSize's sales (including Big & Tall) are in sizes 3XL or larger. The average price point per item sold by KingSize in fiscal 1995 was approximately $38. In addition, the Company has been testing a catalog format targeted at the regular size men's apparel segment, and expects to expand these tests during the next 12 months.

  In 1995, sportswear, outerwear and underwear accounted for approximately 60%, 15% and 12% of KingSize net sales (including sales from the Company's Sears Big & Tall catalogs), respectively. Footwear and accessories accounted for the balance of such net sales.

  The KingSize catalog features private label brand names which have higher gross profit margins than national brand merchandise. Private label brand names used on merchandise included in the KingSize catalog are KingSize and Peak Performance, both of which are owned by the Company.

  SUE BRETT. The Sue Brett catalog offers quality contemporary, traditional and basic women's merchandise in sizes 8 to 24. The Company has established a separate merchandising team that has increased the overall percentage of unique merchandise contained in this catalog, and has expanded the selection of merchandise to include, among other things, shoes and jewelry. The average price point per item sold by Sue Brett in fiscal 1995 was approximately $26.

MARKETING

  PROMOTIONAL STRATEGIES. The Company has implemented highly effective promotional incentives in many of its catalogs. Promotional incentives include installment and deferred billing, free delivery for new customers, free express delivery for orders of a certain size, "buy one, get one free" strategies, pricing discounts when purchasing an additional item, and discount offers. Brylane also uses promotions based on its private label credit cards, such as credit limit increases to stimulate additional sales from existing customers and to promote customer loyalty. Recently, the Company has significantly increased the use of deferred billing programs, under which merchandise purchased is not billed to the customer's credit card until 90 to 120 days after the applicable catalog is mailed. Deferred billing programs have resulted in a significant increase in net sales and average order size, particularly in the Company's Chadwick's and Lerner catalogs. The Company intends to expand the use of these programs during 1997.

  PRIVATE LABEL CREDIT CARDS. Brylane views the use of credit as an important marketing tool with existing and new customers, and believes that it provides Brylane with a competitive advantage over the catalog retailers that do not employ similar programs. Approximately 90.9% of Brylane's fiscal 1995 sales (including sales from Brylane's Sears catalogs) were paid for using credit. Brylane estimates that in fiscal 1995, credit purchases per order of women's apparel were on average $73 or 45.6% greater than those made with cash. In addition, approximately 68.0% of Brylane's fiscal 1995 sales (excluding sales from Brylane's Sears catalogs) were paid for using the Lane Bryant, Roaman's and Lerner private label credit cards. Brylane estimates that its private label credit card customers spend approximately 40% more than its customers who use bank cards and approximately 140% more than its customers who pay with cash. Through private label cards, the total amount of credit available to Brylane's customers who hold third party cards can be increased, and credit may be made available to certain of its customers who may not qualify for third party cards, but are eligible for the generally lower credit limits available under the private label cards. The Company believes that there is a significant opportunity to increase Chadwick's sales through the introduction of a Chadwick's private label credit card.

  Brylane's on-line computer system enables its telephone sales representatives to immediately identify which new customers have been pre-approved to receive private label credit cards. Brylane believes that this access to instantaneous credit for first time buyers helps establish them as repeat customers. Brylane also uses promotional inserts in credit statement mailings to its customers.

  For catalogs distributed under the Sears Agreement, customers can use the Sears credit card (but not Brylane's private label cards). The Sears credit card is administered by an affiliate of Sears, which assumes all risks associated with the collection of those credit card receivables.

  The Company offers its customers the Lane Bryant, Roaman's, Lerner, Sue Brett and KingSize private label credit cards pursuant to the Credit Card Processing Agreement between Brylane and World Financial (as amended, the "Credit Card Agreement"). The Lane Bryant and Lerner private label credit cards are also issued to customers of the Lane Bryant and Lerner retail stores, and Lane Bryant and Lerner cardholders can use them either for catalog or store purchases. Under the Credit Card Agreement, World Financial determines the credit worthiness of a particular customer based on a standard credit rating system and generally assumes all risks associated with the collection of receivables generated by credit card sales without recourse to the Company. In July 1995, Brylane entered into an amendment to the Credit Card Agreement that provided, among other things, for a reduced transaction fee payable by Brylane and an extension of the earliest date at which the Credit Card Agreement can be voluntarily terminated to July 2006. See "Certain Relationships and Related Transactions--Additional Agreements--Credit Card Agreement".

  LIST MANAGEMENT. An important element of the Company's marketing strategy is the improved segmentation of its existing customer files. Brylane currently employs customer file segmentation analyses based on the recency, frequency and monetary value of past purchases to create catalog circulation strategies that are designed to increase customer response rates and average sales per catalog. Brylane has recently installed a modeling and scoring software program that uses more sophisticated multi-variable regression analyses to create its predictive purchasing models. This program will employ up to 75 different variables including, among others, geography, size, products purchased, credit availability, payment type and proximity to certain retail stores. The Company believes that the development and refinement of Brylane's predictive purchasing models will allow Brylane to better target its catalog mailings and more effectively utilize its customer file. In addition, Chadwick's is also testing increasingly sophisticated statistical circulation models to improve its ability to predict customer purchase behavior based on a wide range of variables. The Company believes that its ability to better predict customer purchasing behavior maximizes the effectiveness of its catalog mailings to current and prospective customers.

  CUSTOMER ACQUISITION. The Company's prospect acquisition programs are designed to attract new customers in a cost effective manner. The Company utilizes various sources to acquire new names, including list rentals or purchases from competitors and related catalog concepts; access to lists of credit card holders of The Limited's Lane Bryant and Lerner retail stores; licensing arrangements; magazine solicitations; cable television advertising; promotional inserts; friends' name cards inserted in mailed catalogs; and reactivation of previous customers of the Company. The Company has recently implemented a program of cable television advertising to solicit catalog requests for its KingSize catalogs, as well as tests of similar programs for its Lane Bryant and Roaman's catalogs. Based on the successful results of the KingSize program and the test results of the Lane Bryant and Roaman's commercials, Brylane expects to increase significantly its use of cable television advertising as part of its efforts to solicit catalog requests and to acquire new customers. In conjunction with Sears, the Company has been improving the segmentation of the over 20 million name Sears customer file to increase its success rate with prospects.

  CUSTOMER SERVICE AND TELEMARKETING. Providing superior service to customers is a key element of the Company's marketing strategy, and is supported by the Company's toll-free telephone service for orders and other customer needs, an emphasis on customer service and friendliness in training for its telephone sales representatives, and an unconditional guarantee of its merchandise at any time. The Company's return policy provides that if a customer is not satisfied with a purchase for any reason, the merchandise can be returned to the Company for a refund or exchange. The return rate for Brylane (which includes exchanges) for fiscal 1993, 1994 and 1995 was 23.2%, 24.2% and 22.6%, respectively, of shipped sales. The return rate for Chadwick's (which includes exchanges) for fiscal 1993, 1994 and 1995 was 26.5%, 26.5% and 25.0%, respectively, of shipped sales.

  Brylane's telemarketing operations are conducted at Indianapolis, Indiana, Greenwood, Indiana and San Antonio, Texas. Chadwick's telemarketing operations are conducted at West Bridgewater, Massachusetts. The Company's telemarketing operations are open 24 hours a day, seven days a week, and currently have an aggregate of approximately 1,756 telemarketing/customer service stations. In fiscal 1995, these facilities processed approximately 26 million calls. The number of associates manning these stations varies greatly during the hours of each day of each selling season, based on anticipated call volume.

  The Company trains its telephone sales representatives to determine the correct size for its special size customers. The proper fit for all customers is ensured by the Company's merchandising emphasis on consistent sizing and fit across its product lines. Brylane's computerized database provides the sales representatives with on-line information about previous customer orders, which allows the sales representatives to personalize each transaction. Brylane's computerized database also includes an inventory control system, which allows Brylane's telephone sales representatives to inform customers immediately about merchandise availability and estimated delivery dates for back-ordered merchandise. As part of its efforts in this area, Brylane's sales representatives are trained to describe current sale items or other promotions to customers. Brylane's promotional selling efforts resulted in an additional $19.4 million in net sales during fiscal 1995.

  The telephone switches at Brylane's three facilities enable it to efficiently balance its incoming telephone calls during periods of heavy telephone volume. In 1994, Brylane installed a telephone switch at its Indianapolis telemarketing center, which enabled it to significantly increase its telephone volume capacity and to reduce costs by providing more accurate and timely information to management. In addition, Brylane intends to implement a new telephone routing program within the next six months. This program will enable Brylane to reroute calls between each catalog's telemarketing groups and Brylane's three telemarketing centers during periods of heavy activity. In addition, in June 1996, Brylane renegotiated its agreement with its long-distance telephone service provider to, among other things, reduce the rates charged to Brylane for its long-distance telephone service.

  Chadwick's is installing a new state of the art order entry system that provides its customer service representatives with on-line catalog information and data on customer orders and past purchases. This additional information is expected to increase the ability of Chadwick's sales representatives to personalize transactions, market additional products that complement the purchases being made by the customer and recommend alternatives for items that are either unavailable or on back order. Chadwick's new system utilizes "universal agents" that receive both telephone orders and customer service calls, and which the Company believes will lead to an increase in productivity. Chadwick's also expects that this new system will permit it to process orders more efficiently.

FULFILLMENT, DELIVERY AND CATALOG PRODUCTION

  Through its fulfillment, delivery and catalog production methods, the Company works to maintain its position as a low-cost operator in the catalog industry.

  Fulfillment Centers. The Company's commitment to customer service is supported by its 750,000 square foot Indianapolis, Indiana fulfillment center, which supports its Brylane catalogs, and its 700,000 square foot West Bridgewater, Massachusetts facilities, which support its Chadwick's catalogs. Designed to process and ship customer orders rapidly and in a cost effective manner, each fulfillment center utilizes high speed conveyor belts, laser beam bar code scanning and tilt tray sorters. The Indianapolis facility processed approximately 16.4 million shipments in fiscal 1995. In the fall of 1994, Brylane developed and implemented "one-pass picking", a highly sophisticated and efficient method for gathering the merchandise needed to fill customer orders, at its Indianapolis fulfillment center. Brylane believes that it is currently the only catalog retailer that employs "one-pass picking". In September 1995, Brylane completed an $8.0 million enhancement of the package sorting and shipping capabilities of the Indianapolis fulfillment center, including the addition of a second high speed tilt tray sorter. These enhancements to the fulfillment center approximately doubled Brylane's shipping and receiving capabilities. In addition, Brylane recently completed a $2.9 million project to replace the original tilt tray sorter, which replacement became operational in the fourth quarter of 1996. The West Bridgewater facility processed over 11 million shipments in 1995 and has the capacity to process approximately 40% more shipments before any capital expansion of the center will be required.

  DELIVERY. The Company reduces order delivery costs through careful management of its shipping techniques. For example, third and fourth class mailing costs, which accounted for approximately 88.6% of Brylane's orders shipped in fiscal 1995, are managed to obtain the benefits of various mailing rate discount programs offered by the USPS. The Company sorts packages by zip code, prints the zip bar codes and automatically calculates the weight of each parcel to be shipped to determine if discounted bulk rate postage may be available. The Company believes that the volume of its mailings provides it with a competitive advantage over smaller catalog retailers who cannot take full advantage of this rate structure. The Company also reduces order shipping costs by sorting and sending packages by truck to 21 USPS drop points around the country, where the packages enter the USPS system for delivery to customers. In addition to third class and fourth class mail delivery, the Company offers United Parcel Service ("UPS") delivery and UPS Express Delivery.

  CATALOG PRODUCTION. The Company closely manages the catalog production process to control printing and mailing costs while maintaining attractive and effective catalog presentations. The Company has contracts with various printers which cover its production requirements and afford protection against certain cost increases. The Company also employs bulk sorting and drop shipping of catalogs to take maximum advantage of available USPS rate discounts.

PRIVATE LABEL PURCHASING AND VENDOR RELATIONSHIPS

  Brylane emphasizes private label merchandise, which accounted for approximately 86.8% of Brylane's net sales in fiscal 1995. Brylane's private label apparel and accessories produce higher gross profit margins than the national brand merchandise found in its catalogs. The emphasis on private label merchandise also affords Brylane greater control over the manufacturing process, allowing it to achieve its objective of consistency of quality and fit in the various merchandise categories offered, and enabling it to offer a greater number of sizes, styles and colors than its competitors. Brylane believes this approach both increases customer loyalty and confidence in making a purchase and reduces merchandise returns. While Chadwick's also benefits from private label merchandise offerings, it offers a significantly larger percentage of nationally recognized brand name merchandise. Chadwick's private label merchandise accounted for approximately 56.0% of Chadwick's fiscal 1995 net sales. The Company's private label merchandise is sourced from a diverse group of established vendors who work directly with the Company's buyers and are provided with rigorous design specifications and quality control procedures. The Company is the major customer of and has long-standing relationships with many of its private label and national brand vendors, resulting in close and cooperative working relationships and enabling the Company to obtain merchandise at favorable prices. Brylane's purchases from foreign suppliers accounted for 20.7% of merchandise purchased in fiscal 1995. In 1995, approximately 34.0% of Chadwick's merchandise was purchased from foreign suppliers.

  To ensure the distinct merchandising focus of its catalogs the Company conducts purchasing separately for its Chadwick's, Lane Bryant, Roaman's, Lerner, Sue Brett and KingSize catalogs and, within each catalog, has dedicated buyers for specific product lines. The Company's merchandising staff actively monitors the apparel markets and offerings by other catalog and retail stores in an effort to ensure that the Company's offerings are competitive in design and price. To improve purchasing efficiency, the Company also relies on "pre-mailing" programs (i.e., catalog distribution prior to the start of a selling season) to test customer acceptance of new product offerings.

INVENTORY MANAGEMENT

  The Company's inventory management systems are designed to maintain inventory levels that provide optimum in-stock positions, while maximizing inventory turnover rates and minimizing the amount of unsold merchandise at the end of each season. The Company maintains higher inventory levels for basic apparel items which are not generally fashion sensitive. Inventory levels for items with greater fashion risk are maintained at lower levels, with the goal of selling all such merchandise prior to the end of a season. The Company's disciplined inventory control systems enable it to maintain minimum inventory levels, which the Company is able to replenish quickly as a result of its close relationships with its domestic suppliers. These lower levels of inventory enable the Company to avoid excessive markdowns and to reduce its losses on overstocks at the end of each selling season. When overstocks do occur, Brylane is generally successful in selling the goods through relationships it has established with merchandise brokers (who then resell such merchandise to retailers) and with discount retailers. Chadwick's historically has been successful in selling its overstock through its twice-yearly, end-of-season clearance catalogs, through its retail outlet stores located in Nashua, New Hampshire and Brockton, Massachusetts, and to TJX and other third parties. In addition, in connection with the Chadwick's Acquisition, the Partnership has entered into an inventory purchase agreement with TJX pursuant to which TJX has committed to purchase certain amounts of Chadwick's excess inventory through January 2000. See "Certain Relationships and Related Transactions-- The Chadwick's Acquisition".

  Despite its careful inventory management, the Company experiences out-of-stock and back order inventory conditions, both of which are common in catalog retailing. As a result, the Company experiences some order cancellations. During fiscal 1993, 1994 and 1995, cancellations were 5.5%, 4.9% and 5.1%, respectively, of the total dollar value of orders received for the Brylane catalogs and 3.8%, 3.9% and 5.1% of the total dollar value of orders received for the Chadwick's catalogs.

MANAGEMENT INFORMATION SYSTEMS

  Brylane's management information systems provide support to all segments of its operations, including merchandising, marketing, telemarketing, fulfillment, customer service, financial reporting and inventory management. Chadwick's management information systems are currently supported by TJX's mainframe computer. In connection with the Chadwick's Acquisition, Brylane entered into a services agreement with TJX whereby TJX agreed to provide services relating to the Chadwick's business for approximately three years. During this period, the Company will evaluate alternative sources for these services, including having Chadwick's perform certain of the functions itself, and transferring certain of the functions to Brylane. See "Certain Relationships and Related Transactions--The Chadwick's Acquisition".

  Brylane's management information systems are supported by an IBM mainframe computer that processes up to 77 million transactions per month. This computer is connected to approximately 1,900 terminals between Brylane's three telemarketing facilities and its New York and Hingham, Massachusetts offices. See "Properties".

SEARS AGREEMENT

  In March 1994, Brylane entered into an exclusive licensing agreement with Sears (as amended, the "Sears Agreement") to produce special size women's apparel catalogs (Woman's View), based on Brylane's Lane

Bryant and Roaman's catalogs, for distribution to customers of Sears, Roebuck and Co. Brylane has also been mailing catalogs based on Brylane's Lerner catalog (Smart Choice) since the first quarter of 1994, and the Sue Brett catalog (Classics) since the third quarter of 1994, to these customers. In October 1995, in connection with the KingSize Acquisition, Brylane and Sears expanded the Sears Agreement to include an exclusive license to produce and distribute the Sears Big & Tall catalog, based on Brylane's KingSize catalog, to customers of Sears, Roebuck and Co. The Woman's View, Smart Choice, Classics and Big & Tall catalogs are currently being mailed to individuals who are not existing customers of Brylane and that are included in the more than 20 million name customer file of Sears, Roebuck and Co.

  As amended, the initial term of the Sears Agreement continues through February 28, 1999. The Sears Agreement can be renewed by the parties for additional one year terms thereafter; provided, that either of the parties may terminate the agreement upon twelve months' notice prior to the end of the initial term or any renewal thereof. Under the Sears Agreement, the catalogs mailed are substantially similar to Brylane's comparable catalogs, but have a Sears logo and a different name. The merchandise is identical to that contained in Brylane's comparable catalogs, which allows Brylane to fill incremental customer orders by increasing the amount of merchandise that it purchases, rather than increasing the number of different kinds of merchandise categories that it keeps in inventory. This approach limits Brylane's incremental inventory risk. Customers' calls are answered by telemarketing representatives using the Sears Shop at Home name for the women's and men's apparel catalogs, and customers can pay for their purchases using a Sears credit card or various bank credit cards. Brylane performs all merchandising, fulfillment, telemarketing, and management information functions through its existing facilities. In the event that the Sears Agreement terminates, Brylane will retain the names of all customers who have purchased through the Sears catalog covered by such agreement and, at that point, Brylane will be able to mail Brylane's other catalogs to these customers.

COMPETITION

  The retail apparel business is highly competitive. Lane Bryant, Roaman's and Woman's View compete in the sale of special size women's apparel primarily with other mail order companies, department stores and specialty retailers, including the Lane Bryant retail stores operated by The Limited, Catherines Stores and United Retail Group (which is 20.5% owned by The Limited). Brylane's principal competitors in the mail order retailing of special size women's apparel include J.C. Penney (general catalog and Liz Baker), Arizona Mail Order (Old Pueblo and Regalia), Hanover Direct (Silhouettes) and Spiegel (For You). Chadwick's, Lerner and Smart Choice compete in the sale of value-priced women's fashion sportswear with many other mail order companies, specialty retailers, discount stores and department stores, including the Lerner retail stores operated by The Limited and T.J. Maxx and Marshalls, each of which is owned by TJX. KingSize and Big & Tall compete in the sale of special size men's apparel with specialty retailers (including Casual Male and Repp Stores), department stores, other mail order companies (including J.C. Penney's Big & Tall catalog and Phoenix's Big & Tall catalog) and discount stores. In addition, sales of clothing through home television shopping networks or other electronic media could provide additional sources of competition for the Company. The Company does not believe that it has any significant competition in the special size or off-price segment of the women's apparel catalog retail market. However, there can be no assurance that other retailers of apparel will not decide to enter the Company's markets.

  The Company competes on the basis of its extensive merchandise selection, product quality and price, credit extension and customer service. The Company believes that its long-standing relationships with many of its customers, reputation for quality merchandise, extensive customer files and low-cost, efficient infrastructure allow it to compete effectively in all of its other market segments. See "Risk Factors--Competition and Other Business Factors".

  The Transaction Agreement contains certain noncompetition and nonsolicitation provisions, subject to certain exceptions, binding upon The Limited which terminate when affiliates of FS&Co. no longer hold an interest in the Company. If such provisions were to terminate, The Limited could compete directly with Brylane in the retail catalog business for special size women's apparel. In addition, the Stockholders Agreement generally provides that the Company may not, without The Limited's consent, for so long as the Limited Stockholder holds, directly or indirectly, at least 20% of the outstanding Common Stock of the Company, engage in any business that competes with the businesses conducted by The Limited or its affiliates as of August 30, 1993, other than in the mail order business for women's special size apparel, moderately priced fashion apparel and related accessories, and for moderately priced regular size or special size men's apparel and related accessories that are substantially similar to the products offered in the Company's KingSize catalogs as of October 14, 1996. The Company currently has no plans to further expand its business into areas that are competitive with The Limited. See "Risk Factors--Competition and Other Business Factors" and "Certain Relationships and Related Transactions--Additional Agreements-- Noncompetition Agreements".

TRADEMARKS, TRADE NAMES AND LICENSES

  The Company is the owner in the United States of the Roaman's, Sue Brett, KingSize, Chadwick's, Chadwick's of Boston, Ltd. and Bridgewater trademarks, as well as certain other trademarks which it uses as private label brand names. Brylane uses the Lane Bryant and Lerner registered trademarks, as well as certain other trademarks used as private label brand names, under a royalty-free license from The Limited. See "Certain Relationships and Related Transactions--Additional Agreements--Trademark Agreement". Brylane uses the Woman's View, Smart Choice and Big & Tall trademarks pursuant to the licensing arrangements contained in the Sears Agreement. See "--Sears Agreement". In addition, the Company also licenses certain other marks from TJX and other third parties. While certain of these licensed names are important to the Company's business, management does not believe that the loss of any of the marks licensed from TJX would have a material adverse effect upon the Company's business, financial condition and results of operations.

  The Company uses the Lane Bryant, Lerner, Roaman's, Woman's View, Smart Choice, Big & Tall, Chadwick's, Chadwick's of Boston, Ltd. and Bridgewater trademarks, and the Classics name, only on the covers of its catalogs and in general advertising and promotional materials, and not as labels or tags on any garments or other merchandise it distributes. The Company's other trademarks, including Sue Brett, KingSize, Peak Performance, Hunters Run, David Benjamin, Lasting Comfort, Venezia, Forenza, Savannah, Fads, JL Plum and Stephanie Andrews are used for certain of the Company's apparel offerings, as well as in other marketing and merchandising activities. Such trademarks are important to the operations of the Company. See "Risk Factors--Relationship with The Limited" and "Certain Relationships and Related Transactions--The Chadwick's Acquisition".

ASSOCIATES

  The Company's skilled and dedicated associates are a key resource. At December 9, 1996, the Company employed (directly or indirectly through its subsidiaries) approximately 5,500 individuals, including part-time and full-time associates. During peak sales periods, the Company hires approximately 700 additional part-time and temporary associates. Approximately 1,000 of Chadwick's associates are covered under one of TJX's collective bargaining agreements with the Union of Needletrades, Industrial and Textile Employees. This agreement expires on December 31, 1997, and it is expected that the Company will commence negotiations for a new agreement at an appropriate time. The Company considers its labor relations and overall employee relations to be good.

PROPERTIES

  The principal executive offices of the Company and the Partnership are located in New York, New York in approximately 74,000 square feet of leased office space. The Company owns its 750,000 square foot fulfillment and telemarketing center located on approximately 26 acres of land in Indianapolis, Indiana. The Company also leases approximately 73,000 square feet in San Antonio, Texas, and approximately 13,400 square feet in Greenwood, Indiana, for telemarketing operations related to the Brylane catalogs. The executive offices of the Company's KingSize operations are located in Hingham, Massachusetts in approximately 8,000 square feet of leased office space. In addition, the executive offices, telemarketing center, warehouse and fulfillment center of

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


the Company's Chadwick's operations are located in a Company-owned facility in West Bridgewater, Massachusetts that contains approximately 580,000 square feet of space. The Company leases an additional 126,000 square foot facility in West Bridgewater, Massachusetts for returns processing and customer service related to Chadwick's. The Company also leases from TJX approximately 11,000 square feet and 12,500 square feet of retail space for Chadwick's outlet stores in Brockton, Massachusetts and Nashua, New Hampshire, respectively, and has an arrangement with TJX whereby it has access to use a 7,500 square foot buying office located in New York, New York. See "Certain Relationships and Related Transactions--The Chadwick's Acquisition". The Company believes that its existing facilities are adequate to meet its current needs, and will provide capacity sufficient to handle its anticipated growth for the next several years.

REGULATORY MATTERS

  Since June 30, 1996, the Partnership has collected applicable sales and use taxes on merchandise sales in the states of Indiana, New York and Texas because the Partnership has physical presence in those states, and in the state of Florida because of a written agreement with that state which is effective through September 1997. The Company currently collects sales and use tax on merchandise sales in the states of Indiana, Maryland, Massachusetts, New York and Texas. Prior to June 30, 1996, the Partnership collected applicable sales and use taxes in approximately 41 states, regardless of whether the Partnership was otherwise required to collect such taxes in those states, generally pursuant to a Multistate Sales Tax Agreement, dated as of January 1, 1988, which governed the Brylane business when it was acquired by the Partnership. In March 1996, the Partnership advised the Multistate Tax Commission, based on advice received from legal counsel, that it was not extending the Multistate Sales Tax Agreement beyond its expiration date of June 30, 1996. Based upon present law, the Company believes that it is not generally required to collect and remit sales and use taxes on merchandise sold in states in which it does not have a physical presence, absent the Multistate Sales Tax Agreement. It is possible that there may be a judicial decision or that Congress may pass legislation in the future permitting states in which the Company does not have such a physical presence to require it to collect and remit sales and use taxes with respect to sales in such states. Accordingly, there can be no assurance that the Company will not have an obligation to collect and remit sales and use taxes in states in addition to those states in which it is presently required to collect and remit such taxes.

  The Company's business, and the direct mail industry in general, is subject to regulation by a variety of state and federal laws and regulations related to, among other things, advertising, offering and extending credit, imports and sales tax. Legislation has been proposed in the past designed to impose a ceiling on the rates charged in connection with the extension of credit through credit cards. It is impossible to predict whether such legislation will be enacted and, if enacted, what form it will take. However, any such legislation could have an adverse impact on the Company's credit card financing arrangements. The Company's imported products are subject to United States customs duties, and some of the Company's imported products are subject to import quotas when imported from particular countries. In the ordinary course of its business, the Company may from time to time be subject to claims for duties, and the Company's imported products may be subject to other import restrictions. United States customs duties currently are between 0% and 37.5% (with an average rate of 20.0%) of appraised value on certain items of inventory. During fiscal 1995, Brylane and Chadwick's made approximately 20.7% and 34.0% of their respective merchandise purchases from foreign suppliers. See "Risk Factors--Dependence on Suppliers; Foreign Sourcing".

LEGAL PROCEEDINGS

  The Company is a party to litigation in the ordinary course of business. The Company does not believe that unfavorable outcomes in such litigation would have a material adverse effect on its business, financial condition and results of operations.

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

                            THE INCORPORATION PLAN

  To effect the Incorporation Plan, the Company, certain affiliates of FS&Co., The Limited, Lane Bryant Direct Holding, Inc., a Delaware corporation
("Lane Bryant Direct"), which is an affiliate of The Limited, WearGuard, Leeway & Co., NYNEX and the TJX Noteholder entered into the First Amended and Restated Incorporation and Exchange Agreement dated as of December 9, 1996 (the "Exchange Agreement"), which together with the other transactions described below, will result in the Company acquiring, directly, and indirectly through the acquisition of wholly-owned subsidiaries, a 100% ownership interest in the Partnership in exchange for shares of the Common Stock of the Company. Pursuant to the terms of the Exchange Agreement, one share of the Common Stock of the Company will be issued for each partnership unit of the Partnership or share of common stock of VP Holding (as defined) tendered in exchange therefor. The description of the Exchange Agreement set forth below is qualified by reference to the Exchange Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Pursuant to the Exchange Agreement, 8,527,000 of the shares of common stock of VP Holding Corporation, a Delaware corporation ("VP Holding"), which indirectly holds the sole general partnership interest in the Partnership and a limited partnership interest in the Partnership through its wholly-owned subsidiaries, VGP Corporation, a Delaware corporation ("VGP"), and VLP Corporation, a Delaware corporation ("VLP", and together with VGP, the "FS Parties"), respectively, will be exchanged by affiliates of FS&Co. for 8,527,000 shares of Common Stock. VGP currently owns 2,562,500 partnership units in the Partnership, and VLP currently owns 6,509,167 partnership units in the Partnership. Upon consummation of the Incorporation Plan, including completion of the transactions discussed below, VGP and VLP will own a 16.6% interest and a 83.4% interest, respectively, in the Partnership, and the Company will own, indirectly, a 100% interest in the Partnership.

  Pursuant to the Exchange Agreement, (i) Lane Bryant Direct will transfer its limited partnership interest in the Partnership, consisting of 5,000,000 partnership units, in exchange for an aggregate of 5,000,000 shares of Common Stock; (ii) WearGuard will transfer its limited partnership interest in the Partnership, consisting of 399,778 partnership units (equivalent to the 350,000 partnership units originally issued to WearGuard in connection with the KingSize Acquisition, less 16,667 of such units indirectly transferred on October 16, 1995 by WearGuard to Ms. Jessie Bourneuf, the Company's President--KingSize, plus 66,445 partnership units issued to WearGuard pursuant to its capital contribution to the Partnership in connection with the Chadwick's Acquisition), in exchange for an aggregate of 399,778 shares of Common Stock; (iii) Leeway & Co. will transfer its limited partnership interest in the Partnership, consisting of 500,000 partnership units, in exchange for an aggregate of 500,000 shares of Common Stock; (iv) NYNEX will transfer its limited partnership interest in the Partnership, consisting of 500,000 partnership units, in exchange for an aggregate of 500,000 shares of Common Stock; and (v) assuming that the TJX Noteholder does not convert the Partnership Note (as defined) into partnership units prior to the Offering, the TJX Noteholder shall deliver to the Company the Convertible Subordinated Note Due 2006 in the original principal amount of $20,000,000 (bearing interest at an initial rate of 6%) issued by the Partnership to the TJX Noteholder in connection with the Chadwick's Acquisition (the "Partnership Note"), in exchange for a substitute Convertible Subordinated Note Due 2006 issued by the Company and the Partnership on substantially the same terms and conditions as the Partnership Note (the "Convertible Note"). In the event that the TJX Noteholder elects to convert all or a part of the Partnership Note into partnership units prior to the Offering, pursuant to the Exchange Agreement, the TJX Noteholder will transfer its then existing limited partnership interest in the Partnership, consisting of that number of partnership units acquired pursuant to such conversion of the Partnership Note in exchange for the same number of shares of Common Stock, and if the Partnership Note is only converted in part, the remainder of the Partnership Note will be exchanged for the Convertible Note, which will then be convertible into the remainder number of shares of Common Stock. Immediately following the Offering and the consummation of the Incorporation Plan, the Company will transfer all of the limited partnership units in the Partnership contributed to the Company by Lane Bryant Direct, WearGuard, Leeway & Co., NYNEX and, if applicable, the TJX Noteholder to VP Holding, which will in turn transfer such units to VLP.

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

  In addition, pursuant to their respective stock subscription agreements with VP Holding, certain members of management of the Partnership and others who purchased the remaining 544,667 outstanding shares of common stock of VP Holding will also exchange such shares of VP Holding for an aggregate of 544,667 shares of Common Stock. Such shares of Common Stock will be issued to these individuals pursuant to agreements which will contain certain restrictions that are substantially similar to the restrictions under which the shares of VP Holding common stock had been held, subject to termination of certain rights and obligations upon consummation of the Offering, as provided in such agreements. See "Management--Stock Subscription Plan". The shares of VP Holding Preferred Stock (as defined) purchased by certain members of management in connection with the Chadwick's Acquisition will be exchanged for preferred stock of the Company with substantially similar terms (the "Series A Preferred Stock"). See "Description of Capital Stock--Series A Preferred Stock". The Series A Preferred Stock will be issued pursuant to agreements that will contain certain restrictions that are substantially similar to those under which the shares of VP Holding Preferred Stock were issued, subject to the termination of certain rights and obligations upon consummation of the Offering. See "Certain Relationships and Related Transactions----The Chadwick's Acquisition".

  In addition, as part of the Incorporation Plan, all options to purchase partnership units in the Partnership previously granted to certain members of management of the Company and others will be cancelled, and such members of management and others will be issued options to purchase shares of Common Stock in accordance with the terms of the Company's new stock option plans. The agreements pursuant to which such options will be granted will contain terms and conditions which are substantially similar to those contained in the agreements previously entered into with such individuals, subject to termination of certain rights and obligations upon consummation of the Offering, as provided in such agreements. See "Management--Option Plans".

  Upon consummation of the Incorporation Plan, and assuming that the TJX Noteholder does not convert the Partnership Note into partnership units prior to the Offering, the Common Stock will be owned as follows: affiliates of FS&Co., 8,527,000 shares; Lane Bryant Direct, 5,000,000 shares; WearGuard, 399,778 shares; Leeway & Co., 500,000 shares; NYNEX, 500,000 shares; management of the Company, 494,667 shares; and others, 50,000 shares. Assuming that the TJX Noteholder does not convert the Partnership Note into partnership units prior to the Offering, the Company will own, through its indirect, wholly-owned subsidiary, VGP, the sole general partnership interest in the Partnership with a 16.6% interest in the Partnership, and the Company will also own, through its indirect, wholly-owned subsidiary, VLP, all of the limited partnership interests in the Partnership, with an aggregate 83.4% interest in the Partnership. Thus, upon consummation of the Incorporation Plan, the Company will indirectly control a 100% interest in the Partnership. The Partnership will retain title to all of its assets and remain liable for all of its obligations, including all of the liabilities and encumbrances relating to the Senior Subordinated Notes and the Bank Credit Facility.

  In the Offering, the Company will sell to the Underwriters an aggregate of 4,000,000 shares of Common Stock for cash consideration equal to an assumed initial public offering price of $25.00 per share, less underwriting discounts and commissions, which shares will be distributed to the public. See "Underwriting".

  The Exchange Agreement provides that, immediately prior to the closing of the Offering, the affiliate or affiliates of the FS Parties holding Common Stock (the "FS Stockholders"), the affiliate or affiliates of The Limited holding Common Stock (the "Limited Stockholder"), WearGuard, Leeway & Co., NYNEX and, if applicable, the affiliate or affiliates of the TJX Noteholder holding Common Stock, will enter into a Registration Rights Agreement and a Stockholders Agreement, and will amend the Partnership Agreement. See "Shares Eligible For Future Sale--Registration Rights", "Description of Capital Stock--Stockholders Agreement" and "Certain Relationships and Related Transactions". This Prospectus gives effect to the Incorporation Plan and the events which will occur immediately prior to the closing of the Offering as provided in the Exchange Agreement.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE BRYLANE ACQUISITION

  Pursuant to the terms of the Transaction Agreement, on August 30, 1993, the FS Parties and certain affiliates of The Limited entered into the Partnership Agreement and formed Brylane, L.P., which acquired substantially all of the assets and liabilities of the Lane Bryant, Roaman's and Lerner catalog businesses (the "Business") and acquired a license to use certain related trademarks. See "--Additional Agreements--Trademark Agreement". The execution of the Partnership Agreement and the closing of the Brylane Acquisition occurred contemporaneously with the closing of the financing thereof, on August 30, 1993 (the "Closing Date"); however, for accounting purposes, the Brylane Acquisition was recorded as of August 1, 1993.

  The aggregate purchase price for the Brylane Acquisition was $335.0 million. Pursuant to the terms of the Transaction Agreement, the FS Parties and certain members of management contributed an aggregate of $75.0 million to the capital of the Partnership, for a 60% aggregate interest in the Partnership, including approximately $2.4 million in promissory notes received from members of management of the Partnership in connection with their purchase of shares of stock of VP Holding. See "Management--Stock Subscription Plan". Certain affiliates of The Limited contributed substantially all of the assets and liabilities of the Business to the Partnership in return for a cash distribution of $285.0 million and a 40% aggregate limited partnership interest in the Partnership. In addition to this initial equity interest, The Limited received a warrant (the "Limited Warrant") which entitled The Limited to purchase up to 1,250,000 newly issued limited partnership units of the Partnership, at a price of $10.00 per unit, upon the achievement of certain operating performance goals. The Limited Warrant expired pursuant to its terms.

  Equity contributions to the Partnership totalled $125.0 million (including the equity interest retained by The Limited). The Partnership's initial debt consisted of $125.0 million principal amount of its Senior Subordinated Notes and a $110.0 million term loan under its then existing bank credit facility.

THE KINGSIZE ACQUISITION

  On October 16, 1995, Brylane acquired the KingSize catalog division of WearGuard (the "KingSize Acquisition"). For accounting purposes, the KingSize Acquisition was recorded using an effective date of October 1, 1995. As consideration for the sale of its KingSize catalog division, WearGuard received a cash payment of $52.5 million and 350,000 newly-issued limited partnership units in Brylane. In order to fund a portion of the purchase price, the Company amended its then existing bank credit facility to provide for an additional $35.0 million term loan. In connection with the KingSize Acquisition, WearGuard assigned to Brylane its license to distribute the Sears Big & Tall catalog, as well as its interest in certain trademarks, including the KingSize(R) registered trademark. In addition, the Partnership Agreement was amended to admit WearGuard as a new limited partner of Brylane.

  In connection with the KingSize Acquisition, Brylane formed K.S. Management Services, Inc. ("K.S. Management"), which entered into a services agreement with Brylane pursuant to which K.S. Management provides services to Brylane, including the provision of the services of certain senior personnel who perform management services for Brylane with respect to its KingSize catalog. K.S. Management holds the leasehold on the Company's office space in Hingham, Massachusetts, owns certain furniture and fixtures related thereto, and operates with approximately 20 employees.

  K.S. Management has also guaranteed the obligations of the Partnership under the new Bank Credit Facility and the obligations of the Partnership and Brylane's wholly-owned subsidiary, Brylane Capital Corp., under the Indenture for Brylane's Senior Subordinated Notes.

THE CHADWICK'S ACQUISITION

  On December 9, 1996, Brylane purchased the assets (excluding substantially
all of the accounts receivable)      of Chadwick's, Inc., a Massachusetts
corporation and a wholly-owned subsidiary of TJX ("Chadwick's, Inc."

or the "TJX Noteholder"), used in the Chadwick's of Boston catalog business (the "Chadwick's Acquisition"). The aggregate purchase price for the Chadwick's Acquisition was $242.8 million, which consisted of a cash payment of $192.1 million to the TJX Noteholder, a cash payment of $30.7 million to CDM Corp., a Nevada corporation and a wholly-owned subsidiary of Chadwick's, Inc. which held certain trademarks purchased by Brylane ("CDM"), and the issuance of the Partnership Note to the TJX Noteholder. The cash portion of the purchase price is subject to certain post-closing adjustments. See "Description of Certain Financing Arrangements--Convertible Subordinated Note". In order to fund a portion of the cash paid in connection with the Chadwick's Acquisition and to repay its existing indebtedness under its old bank credit facility, the Partnership entered into the new Bank Credit Facility. See "Description of Certain Financing Arrangements--Bank Credit Facility". In connection with the Chadwick's Acquisition, TJX assigned to Brylane its interest in certain trademarks, including the Chadwick's(R) and Chadwick's of Boston(R) registered trademarks. Brylane also purchased all of the outstanding stock of Chadwick's Tradename Sub, Inc. ("Tradename Sub"), which was formed by TJX to hold certain non-exclusive licensing rights to certain trademarks purchased by Brylane.

  In connection with the Chadwick's Acquisition, Brylane entered into a services agreement with TJX whereby TJX agreed to provide services relating to the Chadwick's business for approximately three years. In addition, Brylane entered into an inventory purchase agreement with TJX pursuant to which TJX has committed to purchase certain amounts of Chadwick's excess inventory through January 29, 2000.

  In connection with the Chadwick's Acquisition, the Partnership received an aggregate of approximately $51.3 million in new equity from Leeway & Co., NYNEX and certain affiliates of FS&Co. The Partnership Agreement was amended to provide for, among other things, (i) the issuance of 500,000 partnership units to, and the admission as limited partners of the Partnership of, each of Leeway & Co. and NYNEX in consideration for a capital contribution to the Partnership of $10.0 million by each of Leeway & Co. and NYNEX, (ii) the issuance of 1,500,000 partnership units to VLP in consideration of a capital contribution of $30.0 million to the Partnership by VLP (which contribution was funded by the purchase of additional shares of common stock of VP Holding by affiliates of FS&Co. and the subsequent capital contribution of such funds to VLP by VP Holding), and (iii) the admission of the TJX Noteholder as a limited partner of Brylane upon the conversion by the TJX Noteholder of the Partnership Note into partnership units of Brylane.

  In connection with the Chadwick's Acquisition, in December 1996, Dhananjaya
K. Rao and Carol Meyrowitz each purchased 37,500 shares of Series A Convertible Redeemable Preferred Stock of VP Holding (the "VP Holding Preferred Stock") for a purchase price of $750,000 each. See "The Incorporation Plan", "Description of Capital Stock--Series A Preferred Stock" and "Security Ownership". Pursuant to the provisions of Stock Subscription Agreements entered into with Mr. Rao and Ms. Meyrowitz, the shares of VP Holding Preferred Stock (and Series A Preferred Stock to be issued in exchange therefor) may not be transferred for three years from their date of purchase and thereafter may be transferred only after first offering such shares to VP Holding or the Company, as applicable, and are subject to certain other rights and obligations.

  Also in connection with the Chadwick's Acquisition, Brylane formed C.O.B. Management Services, Inc. ("C.O.B. Management"), which assumed Chadwick's, Inc.'s obligations relating to Chadwick's New York buying office. C.O.B. Management also employs approximately 80 employees of the Company's Chadwick's division who work out of the New York buying office during part of each week.

  Both C.O.B. Management and Tradename Sub have guaranteed the obligations of Brylane under the new Bank Credit Facility and the obligations of Brylane and Brylane Capital Corp. under the Indenture for Brylane's Senior Subordinated Notes.

ADDITIONAL AGREEMENTS

  TRADEMARK AGREEMENT. In connection with the Brylane Acquisition, the Partnership became a party to the Trademark Agreement with The Limited and certain of its affiliates (the "Licensors"), pursuant to which the

Licensors granted to the Partnership an exclusive, royalty-free license (the "License") to use certain trademarks and trade names (collectively, the "Trademarks") in connection with the Business for a period of up to 20 years. The Partnership may assign the Trademark Agreement and the License without the consent of The Limited (i) to the purchaser of all or substantially all of the assets of the Business or (ii) to any corporation which is a successor to the Partnership or any successor thereto. The Trademark Agreement will terminate on the earliest to occur of the following: (i) August 20, 2013, (ii) ten years after the earliest to occur of (A) the date on which affiliates of FS&Co., on the one hand, and The Limited and its affiliates, on the other hand, directly or indirectly own units in the Partnership (or stock in the Company) constituting less than one-half of the units in the Partnership (or equivalent shares of the Company's stock) owned by such entities on December 9, 1996, (B) the date on which affiliates of FS&Co. together own less than 20% of the then outstanding partnership units of the Partnership (or stock in the Company) or
(C) the date on which The Limited and its affiliates own less than 10% of the then outstanding partnership units of the Partnership (or stock in the Company), (iii) two years after any person which competes with any retail or catalog business conducted by The Limited or its affiliates as of August 20, 1993 acquires control of the Business, and (iv) if the Company is party to a business combination voted against by The Limited or any of its affiliates,
(A) two years after such event (or ten years after such event if The Limited has sold either of its Lane Bryant or Lerner retail businesses prior to such event with respect to the Trademarks used in the businesses sold by The Limited) if the other party in such combination competes with The Limited or any of its affiliates or (B) four years after such event (or ten years after such event if The Limited has sold either of its Lane Bryant or Lerner retail businesses prior to such event with respect to the Trademarks used in the businesses sold by The Limited) in any other circumstance; provided, however, that for purposes of calculating whether The Limited and its affiliates own less than 10% of the then outstanding partnership units in the Partnership (or stock in the Company) as discussed in (ii)(C) above, units or stock of the Company issued to (i) each of VLP, Leeway & Co., and NYNEX in connection with the Chadwick's Acquisition and pursuant to the Exchange Agreement, (ii) the TJX Noteholder upon conversion of the Partnership Note (or the Convertible
Note) and (iii) WearGuard in connection with the KingSize Acquisition and the Chadwick's Acquisition and pursuant to the Exchange Agreement shall be disregarded. The Trademark Agreement may also be terminated by The Limited (a) upon 30 days' notice upon a material breach of the Trademark Agreement by Brylane, which breach remains uncured or (b) upon the bankruptcy or insolvency of Brylane. See "Risk Factors--Relationship with The Limited".

  Under the Trademark Agreement (x) a person shall be deemed to have acquired "control" of the Business if (1) a designee or representative of such person serves on the Board of Representatives (or similar body) of the Partnership, any successor to the Partnership or any entity controlling the Partnership or such a successor (including the Company) for a period of 60 days, (2) such person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Business, whether through the ownership of voting securities, by contract or otherwise, or (3) such person possesses a direct or indirect contractual right to receive material non-public information concerning any of the Trademarks or the use thereof from the Partnership, any successor to the Partnership or any entity controlling the Partnership or such a successor (including the Company) and (y) following consummation of the Offering, for purposes of calculating sales of stock in the Company or the ownership percentage in the Company of The Limited and its affiliates, a sale of stock or other equity interests in any affiliate of the Limited Stockholder which, directly or indirectly, owns stock in the Company or other entity holding the Business or any direct or indirect parent of the Company or any such entity (any such affiliate, an "Equity Owner"), shall constitute a sale of a corresponding percentage of stock in the Company or other entity holding the Business owned, directly or indirectly, by the Limited Stockholder or any such Equity Owner, as the case may be. This provision does not apply to sales of stock of The Limited.

  In addition to the Trademark Agreement, the Partnership became a party to an Electronic Media Trademark License Agreement pursuant to which the Licensors granted to the Partnership a non-exclusive right, permission and privilege to use the Trademarks in connection with the promotion, distribution and sale of special size women's apparel, moderately priced fashion apparel and related accessories through television and other electronic media, subject to prior reasonable determination by The Limited that any proposed electronic marketing activity would not disparage or diminish the stature, image or quality of such Trademarks or cause confusion or deception among Lerner or Lane Bryant retail customers.

  CREDIT CARD AGREEMENT. In connection with the Brylane Acquisition, Brylane entered into the Credit Card Agreement (as amended on July 1, 1995) with World Financial, a joint venture 60% owned by Welsh Carson Anderson & Stowe and 40% owned by The Limited, pursuant to which World Financial provides credit to customers of Brylane, issues credit cards to these customers bearing the Lerner, Lane Bryant, Roaman's, Sue Brett and KingSize trademarks, and processes credit card transactions for a fee equal to a percentage of the sale amount generated by such transactions (exclusive of shipping, handling and taxes). The balance of such amount is remitted to Brylane within two business days of its incurrence. The fee payable to World Financial under this arrangement is currently set at 2.4% of net sales generated using these credit cards. In the event of a legislated or judicial reduction in the annual percentage rate that may be charged by World Financial to cardholders, Brylane and World Financial have agreed to negotiate in good faith an increase in the fee. In addition, in the event that the aggregate amount of receivables generated through the use of the credit cards exceeds $525 million, the fee shall be adjusted to reimburse World Financial for its borrowing costs with respect to such receivables in excess of $525 million. Furthermore, the fee may be adjusted every six months based on the average finance charges per cardholder statement. However, the fee may not exceed 2.5% (subject to certain exceptions). Aggregate fees paid to World Financial by Brylane under the Credit Card Agreement during fiscal 1995 were $10.3 million. Under the Credit Card Agreement, World Financial determines the creditworthiness of a particular customer based on standards consistent with past practice and generally assumes all risks associated with the collection of receivables generated by credit card sales without recourse to the Company. In the event that the Credit Card Agreement should terminate as described below, however, Brylane would be obligated to repurchase from World Financial certain then-outstanding Lerner and Lane Bryant mail order account balances, and all Roaman's, Sue Brett and KingSize account balances, at the face amount thereof (subject to certain exceptions).

  Pursuant to the terms of the Credit Card Agreement, Brylane is obligated to use its best efforts to promote the use of credit cards in the Business and to acquire new cardholders through, among other things, "instant credit", pre-approved solicitations and applications inserted into catalogs. World Financial has the right to review and approve any credit marketing materials used in these promotional activities prior to their use, which approval shall not be unreasonably withheld. The cost of these credit solicitation activities are shared equally by Brylane and World Financial. In addition, the Credit Card Agreement requires World Financial to provide without charge to Brylane a list of all Lerner and Lane Bryant retail cardholders on no more than one occasion per month. Brylane is authorized to use the lists for the purpose of increasing its catalog mailing lists.

  The Credit Card Agreement will remain in effect until terminated (i) by either party on not less than twelve months notice delivered on or after July 1, 2005, (ii) by either party upon a breach by the other party of any of its material obligations under the Credit Card Agreement, (iii) by World Financial on not less than twelve months' notice if any competitor of The Limited or any of its affiliates acquires "control" of Brylane (as defined in the Credit Card Agreement), or (iv) automatically upon certain bankruptcy events involving Brylane. See "Risk Factors--Relationship with The Limited".

  ACCOUNTS RECEIVABLE PURCHASE AGREEMENT. In connection with the Chadwick's Acquisition, Brylane entered into the Receivables Purchase Agreement pursuant to which ADS has agreed to purchase from time to time, at the request of Brylane, eligible customer accounts receivable generated through Chadwick's deferred billing programs in amounts up to $100 million outstanding at any time. ADS will purchase the receivables on a limited recourse basis at a discount from face value. Brylane will pay transaction costs including a fee of $.03 per purchased account, and carrying costs equal to, at the Partnership's election, LIBOR plus 95 basis points or the lesser of (a) a defined prime rate plus 15 basis points and (b) the federal funds rate plus 110 basis points. In addition, Brylane will pay a commitment fee and a fee on the unused portion of the commitment from time to time. The Receivables Purchase Agreement specifies a commitment period through December 31, 1999, subject to earlier termination (on a prospective basis only) by the purchaser under certain specified circumstances (including (i) that bad debt experience in prior programs exceeded 7.5%, (ii) that Brylane fails to maintain a specified minimum net worth or (iii) that Brylane fails to comply with the financial covenants contained in the new Bank Credit Facility (as it may be modified or amended from time to time)). In connection with the

Receivables Purchase Agreement, Brylane also entered into a service agreement with ADS pursuant to which it has agreed to act as servicing agent to process the purchased accounts and submit them for acceptance by the credit card issuers on the applicable deferred billing dates offered to Chadwick's customers. All payments by the credit card issuers will be made directly to a bank account owned by ADS. ADS can terminate Brylane's appointment as servicing agent at any time with or without cause. The Company will account for the Receivable Purchase Agreement in accordance with Statement of Financial Accounting Standards No. 125 "Accounting For Transfer and Servicing of Financial Assets and Extinguishments of Liabilities".

  NONCOMPETITION AGREEMENTS. The Stockholders Agreement provides, with certain exceptions, that so long as The Limited holds, directly or indirectly, a 20% equity interest in the Company, the Company may not, without The Limited's consent, engage in any business that competes with businesses conducted by The Limited or its affiliates as of August 30, 1993, other than in the mail order business for women's special size apparel, moderately priced fashion apparel and related accessories, and for moderately priced regular size or special size men's apparel and related accessories that are substantially similar to the products offered in the Company's KingSize catalogs as of October 14, 1996, at price points substantially similar or lower than those for the comparable products offered by the Company's KingSize catalogs as of the date of the Stockholders Agreement. The Company has no current plans to expand its business beyond these core areas in competition with The Limited. In addition, The Limited agreed in the Transaction Agreement, for so long as the FS Parties hold any direct or indirect interest in the Partnership or any successor corporation, to certain noncompetition and nonsolicitation provisions in favor of the Partnership. The noncompetition and nonsolicitation provisions contained in the Transaction Agreement also provide certain customary exceptions. In connection with the KingSize Acquisition, Brylane, ARAMARK and WearGuard entered into a Noncompetition Agreement, whereby ARAMARK and WearGuard have agreed to certain noncompetition and nonsolicitation provisions (with certain customary exceptions) in favor of Brylane that will remain in effect until the later of (a) October 16, 2000 or (b) the date upon which WearGuard (and its affiliates) has disposed of its entire interest in the Partnership. In addition, pursuant to that certain Asset Purchase Agreement dated October 18, 1996 by and among TJX, Chadwick's, Inc. and Brylane (the "Chadwick's Purchase Agreement"), TJX agreed, for a period of five years, to not own or conduct (with an exception for passive ownership of less than 10% of a company) any business that sells merchandise through printed women's or men's apparel catalogs which are substantially similar to the "Chadwick's of Boston" catalog. TJX is permitted, however, to (i) sell merchandise through the Internet and other electronic media, (ii) use print advertising for apparel and merchandise sold through stores and electronic media even if such items may be purchased by mail or telephone, and (iii) print catalogs in which less than 10% of the merchandise is men's or women's apparel. Also, TJX may acquire a company that conducts a competitive business if such competitive business accounts for less than 25% of such acquired company's annual revenues and TJX uses its commercially reasonable efforts to, within one to two years of such acquisition, divest itself of any competitive business which accounts for more than 5% of the annual revenues of such acquired company. See "Description of Capital Stock--Stockholders Agreement".

OTHER TRANSACTIONS

  In connection with the Brylane Acquisition, Brylane paid to certain affiliates of FS&Co. an aggregate of $4.5 million in fees (plus reimbursement of expenses) as compensation for their services in structuring and arranging the financing of the Brylane Acquisition and for certain financial advisory services rendered in connection with the Brylane Acquisition. In connection with the Chadwick's Acquisition, Brylane paid to an affiliate of FS & Co. $2.5 million in fees as compensation for certain financial advisory services. Brylane believes that the fees paid to these affiliates of FS&Co. are comparable to the consideration which could reasonably have been negotiated in an arm's length transaction with an unaffiliated third party. Affiliates of FS&Co. will provide financial advisory services to Brylane without compensation other than reimbursement for their out-of-pocket expenses.

  In connection with the Brylane Acquisition, certain affiliates of FS&Co. agreed to loan, on demand, an aggregate of $1.0 million to VP Holding, which obligations were evidenced by loan agreements entered into between such affiliates of FS&Co., on the one hand, and each of VP Holding and VGP, on the other hand, as well as the forms of no-interest demand promissory notes made by such affiliates of FS&Co. in favor of VP Holding. Pursuant to the terms of the loan agreements, VP Holding then contributed these demand notes to the capital of VGP in connection with the satisfaction of certain minimum net worth requirements related to the treatment of the Partnership as a partnership for federal income tax purposes. To date, VGP has not made any demand for payment to the affiliates of FS&Co. pursuant to the terms of the demand notes. The loan agreements and the demand notes will terminate upon consummation of the Offering. The Company will then enter into a similar loan agreement with VP Holding and VGP and issue a similar no-interest demand promissory note in the principal amount of $1.0 million to VP Holding. Pursuant to such loan agreement, VP Holding will then contribute such demand note to VGP in order to maintain the minimum net worth of the Partnership as discussed above.

  In connection with the formation of the Company and the exchange of partnership units of the Partnership and shares of VP Holding common stock for shares of Common Stock of the Company as contemplated by the Incorporation Plan, the Company has paid an aggregate of $180,000 and $90,000 in fees on behalf of affiliates of FS&Co. and of The Limited, respectively, in connection with certain filings made by such entities pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  For a description of certain other related party transactions, see Note (14) "Related Party Transactions" of the Brylane, L.P. Notes to Financial Statements on page F-17 hereof, and Note A. "Related Party Transactions" of the Chadwick's, Inc. Notes to Combined Financial Statements on page F-24 hereof.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS

  The following individuals are the current executive officers of the Partnership or its subsidiaries (including B.L. Management and K.S. Management, each of which provides management services to Brylane) and the current members of the Board of Directors of the Company (the "Board"):

   NAME                           AGE                  POSITION
   ----                           ---                  --------
Peter J. Canzone.................  66 Chief Executive Officer, Chairman of the
                                       Board and Director
William C. Johnson (1)(2)........  56 Vice Chairman of the Board and Director
Sheila R. Garelik................  51 President
Robert A. Pulciani...............  56 Executive Vice President, Chief Financial
                                       Officer, Secretary and Treasurer
Richard L. Bennett...............  64 Senior Vice President-Human Resources
Jessie Bourneuf..................  47 President-KingSize
William G. Brosius...............  60 Senior Vice President-Operations/Customer
                                       Service
Bruce G. Clark...................  52 Senior Vice President-MIS/Telemarketing
Kevin Doyle......................  43 Vice President/General Manager-Roaman's
Kevin McGrain....................  42 Vice President/General Manager-Sears
                                       Business
Carol Meyrowitz..................  42 Executive Vice President-Chadwick's
                                       Merchandising
Loida Noriega-Wilson.............  40 Vice President/General Manager-Lerner
Dhananjaya K. Rao................  47 President and Chief Executive Officer-
                                       Chadwick's
Jules Silbert....................  69 Senior Vice President-Marketing
Arlene Silverman.................  48 Senior Vice President/General Manager-Lane
                                       Bryant
Mark J. Doran(2).................  32 Director
Samuel P. Fried (1)..............  45 Director
William K. Gerber (2)............  42 Director
John M. Roth (1)(2)..............  38 Director
Ronald P. Spogli (1).............  48 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Mr. Canzone has been Chief Executive Officer of Brylane and its predecessor since 1978 and also served as President of Brylane and its predecessor from 1978 until July 1996. Mr. Canzone became a member of the Board in connection with the Company's formation and was elected Chairman of the Board in June 1995. Between 1969 and 1978, Mr. Canzone was employed by Lane Bryant in a variety of merchandising positions.

  Mr. Johnson became a member of the Board in connection with the Company's formation and was elected Vice Chairman of the Board in June 1995. Mr. Johnson currently serves as an advisor to the Chairman of the Board of Grolier Incorporated. From March 1990 until December 1994, Mr. Johnson served as Chief Executive Officer of Grolier Incorporated. Prior to joining Grolier Incorporated, from 1982 to 1989, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Fingerhut Corporation.

  Ms. Garelik has been President of Brylane since July 1996. Ms. Garelik served as Executive Vice President/President-Lane Bryant from the Brylane Acquisition until July 1996, and served as Executive Vice President/General Manager of Roaman's from 1989 until the Brylane Acquisition. Between 1969 and 1989, Ms. Garelik was employed by Brylane's predecessor in a variety of merchandising positions.

  Mr. Pulciani has been Executive Vice President, Chief Financial Officer and Secretary of Brylane and its predecessor since May 1993. Mr. Pulciani became the Treasurer of Brylane in connection with the Company's formation. Mr. Pulciani joined Brylane in 1988, and served as Senior Vice President and Chief Financial Officer from May 1988 to May 1993. Prior to joining Brylane, Mr. Pulciani was Vice President and Controller of Carson Pirie Scott.

  Mr. Bennett has been Senior Vice President-Human Resources of Brylane and its predecessor since March 1986. Mr. Bennett joined Brylane in 1983, and served as Vice President-Human Resources from 1983 to March 1986. Prior to joining Brylane, Mr. Bennett was with Dayton Hudson from 1975 to 1983 as Director of Employee Relations/Personnel.

  Ms. Bourneuf has been President of the Company's KingSize business since the KingSize Acquisition in October 1995. Prior to joining Brylane, Ms. Bourneuf served as President of the KingSize Catalog Division of WearGuard since 1989. From 1981 to 1989, Ms. Bourneuf served as Senior Vice President of Marketing of WearGuard, and from 1978 to 1980, Ms. Bourneuf served as Marketing Director of Talbots.

  Mr. Brosius has been Senior Vice President-Operations/Customer Service of Brylane and its predecessor since October 1987. Mr. Brosius joined Brylane in 1969, and served as Vice President-Fulfillment from 1979 to October 1987.

  Mr. Clark has been Senior Vice President-MIS/Telemarketing of Brylane and its predecessor since May 1988. Mr. Clark joined Brylane in 1983, and served as Vice President-MIS/Telemarketing from 1983 to May 1988. Prior to joining Brylane, Mr. Clark was a Partner with Arthur Andersen & Co.

  Mr. Doyle has been Vice President/General Manager--Roaman's since November 1996. Mr. Doyle joined Brylane in 1975 and served as Control Buyer, Assistant Buyer, Associate Buyer, Buyer and Senior Buyer over a period of 14 years. Mr. Doyle also served as Merchandise Director of Lane Bryant from August 1989 until September 1993 and served as General Merchandise Manager of Roaman's from September 1993 to November 1996.

  Mr. McGrain was appointed Vice President/General Manager of the Company's Sears Business in August 1995. Mr. McGrain joined Brylane in September 1988 and was Vice President-Controller of Lerner from May 1992 to August 1995.

  Ms. Meyrowitz has been Executive Vice President-Merchandising of the Company's Chadwick's business since the Chadwick's Acquisition in December 1996. From May 1996 to December 1996, Ms. Meyrowitz served as Executive Vice President-Merchandising of Chadwick's, Inc. From March 1991 to May 1996, Ms. Meyrowitz served as Senior Vice President and General Merchandise Manager of Chadwick's, Inc. Previously, Ms. Meyrowitz was General Merchandise Manager at Chadwick's from March 1990 to March 1991, and Vice President and Senior Merchandise Manager from January 1989 to March 1990. Prior to that, Ms. Meyrowitz was Vice President and Divisional Merchandise Manager of the Hit or Miss Division of TJX from 1986 to 1989, and she was a Buyer at the Hit or Miss Division from 1983 to 1986.

  Ms. Noriega-Wilson joined Brylane in April 1995 as Vice President/General Manager-Lerner. Prior to joining Brylane, Ms. Noriega-Wilson served as Vice President of Merchandising of Montgomery Ward Direct from February 1993 to February 1995. From September 1992 to January 1993, Ms. Noriega-Wilson served as Vice President of Merchandising for Clegg Industries, an independent private investment group. From 1988 to July 1992, Ms. Noriega-Wilson served as Vice President of Merchandising & Marketing of Together Limited in London, England. Prior to that, Ms. Noriega-Wilson was with Spiegel for 10 years, where she served as Divisional Merchandise Manager from 1986 to 1988.

  Mr. Rao has been President and Chief Executive Officer of the Company's Chadwick's business since the Chadwick's Acquisition in December 1996. From May 1996 to December 1996, Mr. Rao served as President and Chief Executive Officer of Chadwick's, Inc. From January 1995 to May 1996, Mr. Rao served as Senior Vice President, Operations and Marketing of Chadwick's, Inc. Previously, Mr. Rao worked at the T.J. Maxx

Division of TJX from 1978 until 1995. His management positions during such time included Senior Vice President of Distribution and Financial Planning and Analysis from November 1994 to January 1995, Senior Vice President of Distribution, Merchandise Planning and Inventory Management from 1991 to 1994, Senior Vice President and Director of Distribution from 1989 to 1991 and Vice President and Director of Distribution from 1981 to 1989.

  Mr. Silbert has been Senior Vice President-Marketing of Brylane since July 1995. From December 1993 to July 1995, Mr. Silbert served as Vice President-New Business Development of Brylane. Prior to joining Brylane, Mr. Silbert was President of The Silbert Group, Inc., an independent management consulting firm, since April 1982. From 1978 to April 1982, Mr. Silbert served as the President of the retail stores division of the Lane Bryant Company. From 1970 to 1978, Mr. Silbert served as the President of the catalog retail division of the Lane Bryant Company.

  Ms. Silverman has been Senior Vice President/General Manager-Lane Bryant since August 1996 and previously served as Senior Vice President/General Manager-Roaman's from February 1995 to August 1996. Ms. Silverman joined Brylane in 1973, and served as Division Merchandise Manager from May 1989 to May 1991, and served as Vice President of Roaman's from May 1991 to February 1995.

  Mr. Doran became a member of the Board in January 1995 and is one of the FS&Co. nominees to the Board. Mr. Doran joined FS&Co. in 1988. Previously, Mr. Doran was employed in the high yield bond department of Kidder Peabody & Co. Incorporated. Mr. Doran is also a director of EnviroSource, Inc.

  Mr. Fried became a member of the Board in connection with the Company's formation and is one of the Brylane Entities' nominees to the Board. Mr. Fried has been Vice President and General Counsel of The Limited since joining The Limited in November 1991. Mr. Fried became Vice President, Secretary and General Counsel of Intimate Brands, Inc., a subsidiary of The Limited, in May 1995, and Vice President of Ambercrombie & Fitch in June 1996. Prior to joining The Limited, from February 1987 to October 1991, Mr. Fried served as Vice President, Secretary and General Counsel of Exide Corporation.

  Mr. Gerber became a member of the Board in connection with the Company's formation and is one of the Brylane Entities' nominees to the Board. Mr. Gerber has been Vice President of Finance of The Limited since July 1993, Vice President of Intimate Brands, Inc. since May 1995, and Vice President of Ambercrombie & Fitch since June 1996. From August 1987 to June 1993, Mr. Gerber was Vice President and Corporate Controller of The Limited. Mr. Gerber joined The Limited in 1983 and held various financial positions at The Limited Stores division of The Limited between 1983 and 1987.

  Mr. Roth became a member of the Board in connection with the Company's formation and is one of the FS&Co. nominees to the Board. Mr. Roth joined FS&Co. in March 1988 and became a general partner in March 1993. Mr. Roth is also a director of EnviroSource, Inc.

  Mr. Spogli is a founding partner of FS&Co., a private investment firm that was founded in 1983. Mr. Spogli became a member of the Board in connection with the Company's formation and is one of the FS&Co. nominees to the Board. Mr. Spogli is the Chairman of the Board and a Director of EnviroSource, Inc. Mr. Spogli also serves on the Board of Directors of Buttrey Food and Drug Stores Company.

  The executive officers of the Company have an average of approximately 14 years of experience in the catalog retail apparel business.

  As will be provided in the Stockholders Agreement, the Board currently consists of three nominees of FS&Co., two nominees of The Limited, the Chief Executive Officer of Brylane, and an additional person elected by the nominees of the Board. The Company intends that, in addition to Mr. Johnson, one additional independent director will serve on the Board. The second independent director will be added after the completion of the Offering, as soon as an appropriate individual is identified and agrees to serve.

  Each member of the Board is elected to hold office until his respective successor is elected and qualified. Officers serve at the discretion of the Board. The Board has a Compensation Committee, which administers the Company's stock, option and other compensation plans, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

  The members of the Board do not receive compensation for services on the Board but are reimbursed for their out-of-pocket expenses in serving on the Board. Similarly, the directors will not receive compensation for services on any committee of the Board. There are no family relationships between any officers or members of the Board.

EXECUTIVE COMPENSATION

  The Company is a recently formed entity, and it is currently contemplated that the officers of the Company will not be compensated by the Company for their services to the Company. Officers of the Company who are also officers of the Partnership or its subsidiaries will receive compensation from the Partnership or these subsidiaries for their services to the Partnership. The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") for their services to the Partnership for (i) the 1995 fiscal year, (ii) the 1994 fiscal year, and (iii) the period from August 1, 1993 (the effective date of the Brylane Acquisition for accounting purposes) to January 29, 1994.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                  COMPENSATION(3)
                                                                  ---------------
                                            ANNUAL COMPENSATION     OPTIONS TO
        NAME AND                            --------------------- PURCHASE COMMON    ALL OTHER
   PRINCIPAL POSITION          PERIOD       SALARY(1) BONUS(1)(2)    STOCK(4)     COMPENSATION(5)
   ------------------    ------------------ --------- ----------- --------------- ---------------
Peter J. Canzone........ Fiscal 1995        $520,500   $196,602        20,000        $106,393
 Chief Executive Officer Fiscal 1994         491,000    361,427           --          111,933
 and Chairman of the     August 1, 1993      235,000    130,723       250,000          77,004
  Board
                         - January 29, 1994
Sheila R. Garelik....... Fiscal 1995         318,500    155,043        10,000          65,125
 President               Fiscal 1994         297,750    204,128           --           65,961
                         August 1, 1993      140,625     89,277        43,750          44,611
                         - January 29, 1994
Robert A. Pulciani...... Fiscal 1995         266,750     85,383         6,000          53,309
 Executive Vice          Fiscal 1994         250,500    155,982           --           55,204
  President,
 Chief Financial         August 1, 1993      120,000     56,483        36,459          36,665
  Officer,
 Secretary and Treasurer - January 29, 1994
Jules Silbert........... Fiscal 1995         270,000     77,335         6,000          46,749
 Senior Vice President-  Fiscal 1994         222,083    109,424        20,000           9,843
 Marketing               August 1, 1993       26,796      9,414           --              --
                         - January 29, 1994
Bruce G. Clark.......... Fiscal 1995         205,750     53,877         5,500          38,569
 Senior Vice President-  Fiscal 1994         193,250     98,480           --           40,087
 MIS/Telemarketing       August 1, 1993       92,500     35,623        34,375          26,933
                         - January 29, 1994

--------

(1) Included in the aggregate of salary and bonus is an amount of compensation that was deferred at the election of each Named Executive Officer. For fiscal 1995, Messrs. Canzone, Pulciani, Silbert and Clark and Ms. Garelik, elected to defer $71,710, $46,818, $52,100, $40,626 and $111,911, respectively, of their aggregate salary and bonus for such period. For fiscal 1994, Messrs. Canzone, Pulciani, Silbert and Clark, and Ms. Garelik, elected to defer $85,243, $40,648, $12,109, $39,405 and $86,959, respectively, of their aggregate salary and bonus for such period. For the six-month season ended January 29, 1994, Messrs. Canzone, Pulciani, Silbert and Clark, and Ms. Garelik, elected to defer $25,496, $12,616, $0, $9,414 and $15,757, respectively, of their aggregate salary and bonus for such period.

(2) Bonuses were earned during the six-month seasons ended January 29, 1994, July 30, 1994, January 28, 1995, July 29, 1995 and February 3, 1996, but
    were not paid until February 1994, August 1994, February 1995, August 1995 and February 1996, respectively. See "--Performance Bonus Program" for a discussion of Brylane's bonus program in which the above-named individuals are entitled to participate.

(3) For each of the periods set forth in the table above, no Named Executive Officer received aggregate Other Annual Compensation in excess of the lesser of $50,000 or 10% of the total of such officer's salary and bonus, nor did any such Named Executive Officer receive any restricted stock award, stock appreciation right or payment under any long-term incentive plan.

(4) Pursuant to the Incorporation Plan, these options to purchase shares of Common Stock will be issued by the Company in substitution for the options to purchase partnership units in the Partnership previously issued to the Named Executive Officers in 1995 pursuant to the Partnership's 1995 Partnership Unit Option Plan and in 1993 pursuant to the Partnership's 1993 Performance Partnership Unit Option Plan. Pursuant to the Incorporation Plan, an option to purchase one share of Common Stock will be issued in substitution for each outstanding option to purchase one partnership unit. See "--Option Plans" and "The Incorporation Plan".

(5) In fiscal 1995, fiscal 1994 and the period ended January 29, 1994, these amounts consist of approximately $5,000, $5,000 and $2,083, respectively, under a supplemental medical benefits plan, with the balance consisting of deferred compensation in the form of a matching contribution by the Partnership under the Deferred Compensation Plan, a cash contribution by the Partnership under the Retirement Plan, and a contribution by the Partnership under the Supplemental Retirement Plan, where applicable. See""--Deferred Compensation Plan" and "--Retirement Plans". In 1995, Messrs. Canzone, Pulciani, Silbert and Clark, and Ms. Garelik, earned
    (i) $43,026, $21,128, $20,840, $15,578 and $28,413, respectively, under the Deferred Compensation Plan; (ii) $10,164, $10,164, $8,664, $10,164 and
    $10,164, respectively, under the Retirement Plan (which was not paid until May 1996); and (iii) $48,203, $17,017, $12,245, $7,827 and $21,548,
    respectively, under the Supplemental Retirement Plan. In 1994, Messrs. Canzone, Pulciani, Silbert and Clark, and Ms. Garelik, earned (i) $51,146, $24,389, $4,843, $17,504 and $30,113, respectively, under the Deferred Compensation Plan; (ii) $10,182, $10,182, $0, $10,182 and $10,182,
    respectively, under the Retirement Plan (which was not paid until May
    1995); and (iii) $45,605, $15,633, $0, $7,401 and $20,666, respectively, under the Supplemental Retirement Plan. Mr. Silbert was not eligible to participate in the Retirement Plan or the Supplemental Retirement Plan in 1994. In the period ended January 29, 1994, Messrs. Canzone, Pulciani and Clark, and Ms. Garelik, earned (i) $23,575, $11,232, $8,036 and $14,626, respectively, under the Deferred Compensation Plan; and (ii) $17,139, $17,139, $16,814 and $17,139, respectively, under the Retirement Plan (which was not paid until June 1994). Messrs. Canzone and Pulciani, and Ms. Garelik, were the only employees eligible to participate in the Supplemental Retirement Plan during this period, and received $34,207, $6,211 and $10,763, respectively, under such plan. Mr. Silbert was not eligible to participate in the Deferred Compensation Plan, the Retirement Plan or the Supplemental Retirement Plan during this period.


EMPLOYMENT AGREEMENTS

  B.L. Management Services, Inc., an indirect, wholly-owned subsidiary of the Company ("B.L. Management"), has entered into employment agreements with each of Messrs. Canzone, Pulciani, Silbert and

McGrain, and Mmes. Garelik, Noriega-Wilson and Silverman, which agreements commenced on May 1, 1996. These agreements provide for annual salaries for each of these individuals which currently are $555,000, $288,000, $284,000, $170,000, $385,000, $210,000 and $225,000, respectively. In addition, the
Partnership has entered into comparable employment agreements with each of Messrs. Bennett, Brosius and Clark which provide for annual salaries which currently are $210,000, $204,000 and $220,000, respectively. Each of the employment agreements entered into by B.L. Management and the Partnership will expire on or about April 30, 1997, but will be automatically renewed for one-year terms thereafter, unless notice is given as specified in such employment agreements. On July 15, 1996, B.L. Management entered into an amendment to the employment agreement with Ms. Garelik which reflects Ms. Garelik's promotion to President of the Partnership and her corresponding increased compensation and bonus plan participation. In the event that the employment of any of these individuals is terminated without "cause" or the individual resigns for "good reason" (as such terms are defined in the employment agreements), Brylane will be required to pay such individual's base salary (reduced by any salary earned from other sources) for the greater of (i) the remainder of the term of the applicable employment agreement or (ii) nine months (or six months in the case of one executive). The employment agreements also provide for (i) the payment of one year's salary upon termination of employment by reason of death or disability (less any amounts paid to such individuals under any disability plans), and (ii) with respect to the termination of any of these individuals other than for "cause", the payment of a pro rata portion of any bonuses or incentive compensation payable with respect to any period commencing prior to the date of such individual's termination. In addition, the employment agreements provide that each executive will not compete with Brylane for a period of twelve months after termination (subject to certain exceptions), unless the executive terminates his or her employment for "good reason".

  The Partnership has entered into employment agreements with each of Mr. Rao and Ms. Meyrowitz, which agreements commenced on December 9, 1996 and will continue for a three-year term. These agreements provide for annual salaries of $340,000 for Mr. Rao and $325,000 for Ms. Meyrowitz and for participation in Chadwick's performance bonus programs. Upon termination of these employment agreements, the Partnership has agreed, subject to certain conditions, to enter into new employment agreements on terms substantially similar to those contained in the employment agreements described above for B.L. Management. Prior to this time, in the event the employment of either of these individuals is terminated without "cause" or if the individual resigns for "good reason" (as such terms are defined in the employment agreements) the Partnership will be required to pay such individual's base salary (reduced by compensation from other employment after the first 12 months of the period) for the longer of
(i) one year or (ii) the remainder of the term of the applicable employment agreement, continue certain benefits, and make prorated bonus payments. The Rao and Meyrowitz employment agreements also provide for the payment of an amount equal to two times such individual's annual base salary, along with certain additional benefits, in the event such individual's employment terminates under certain circumstances for the two year period following a "change of control" (as defined). Upon a change of control, whether or not an individual's employment terminates, the agreements provide for the immediate, lump sum payment of certain bonus amounts. In addition, these employment agreements provide that, subject to certain exceptions, such executives will not compete with the Partnership for a period of 12 months after termination of employment by the Company under certain circumstances.

STOCK SUBSCRIPTION PLAN

  In connection with the Offering, the Company has adopted the Brylane Inc. 1996 Stock Subscription Plan (the "Brylane Subscription Plan"), which will, in part, supersede and act as a successor to a stock subscription plan (as amended, the "Subscription Plan") adopted by VP Holding in connection with the Brylane Acquisition. Participants in the Brylane Subscription Plan will be all of the members of management of Brylane other than the Named Executive Officers, Messrs. Johnson, Bennett and Brosius, and Mmes. Bourneuf and Noriega-Wilson. The Company has reserved 653,000 shares of Common Stock for issuance under the Brylane Subscription Plan and the Brylane Inc. 1996 Senior Management Stock Subscription Plan, collectively, including shares to be issued in exchange for shares of common stock of VP Holding. Pursuant to the terms of the Stock Subscription Agreements (as defined in the Subscription
Plan) entered into by each of the participants in the Subscription

Plan, immediately prior to the closing of the Offering, each of these participants will exchange their shares of common stock of VP Holding purchased under the Subscription Plan (the "Employee Shares") for shares of Common Stock of the Company (the "Company Employee Shares"), at the rate of one share of Common Stock of the Company for each Employee Share. See "Security Ownership". These individuals will also enter into new stock subscription agreements which reflect the reconfiguration of the Business and the creation of the Company. See "The Incorporation Plan". If a participant's employment with the Company or a subsidiary is terminated for any reason prior to August 30, 1997, the Company will retain the right to repurchase such participant's Company Employee Shares at fair market value (as defined).

  In connection with the Brylane Acquisition, and pursuant to the Subscription Plan, an aggregate of 453,000 Employee Shares were issued at a purchase price of $10.00 per share, to certain members of management and certain other key employees of the Partnership (or its subsidiaries) or members of the Board of Representatives of the Partnership. Subsequent to the Brylane Acquisition, the Subscription Plan was amended to provide for the issuance of up to an aggregate of 653,000 Employee Shares pursuant to the Subscription Plan, and additional Employee Shares have been purchased by new employees of the Partnership, B.L. Management and K.S. Management in connection with their employment. Pursuant to the terms of the Subscription Plan, participants who chose not to pay the entire purchase price of their subscription in cash could elect to pay up to 50% of such purchase price through the delivery of a five-year, full recourse promissory note, bearing interest at the rate of interest designated by Morgan Guaranty Trust Company of New York as the prime rate at the time of purchase (which at the time of the Brylane Acquisition was approximately 6%). In a few instances, the portion of the purchase price paid by promissory note was greater than 50% of the total purchase price. Accrued interest on the promissory notes is payable quarterly, and the principal balance of, including all accrued and unpaid interest on, the promissory notes is payable in full at maturity. The Employee Shares have been pledged to VP Holding, and the Company Employee Shares will be pledged to the Company, in order to secure repayment of the promissory notes. As of November 2, 1996, of the aggregate purchase price of approximately $5.2 million paid for the Employee Shares (net of repurchases), promissory notes in the aggregate amount of approximately $2.5 million have been delivered under the Subscription Plan.

  On August 30, 1993, the following executive officers purchased the number of Employee Shares set forth after their names at a purchase price of $10.00 per share: Mr. Canzone, 100,000; Ms. Garelik, 40,000; Mr. Pulciani, 25,000; Mr. Doyle, 5,000; Mr. McGrain, 15,000; Ms. Silverman, 15,000; Mr. Bennett, 22,500; Mr. Brosius, 22,500; and Mr. Clark, 25,000. For these individuals, $500,000, $200,000, $125,000, $150,000, $75,000, $112,500, $112,500 and $125,000 of
their purchase price, respectively, was financed through the delivery of promissory notes on the terms described above. Subsequent to the Brylane Acquisition and in connection with their employment with B.L. Management, K.S. Management and the Partnership, respectively, Mr. Silbert, Ms. Bourneuf and Ms. Noriega-Wilson purchased 20,000, 7,500 and 15,000 Employee Shares, respectively, at a purchase price of $10.00, $15.00 and $15.00 per Employee Share, respectively, for which $100,000, $0 and $112,500 of their respective purchase prices were financed through the delivery of promissory notes on the terms described above. Subsequent to the Brylane Acquisition and in connection with his election to the Board of Representatives of the Partnership, Mr. Johnson purchased 30,000 Employee Shares at a purchase price of $10.00 per share.

SENIOR MANAGEMENT STOCK SUBSCRIPTION PLAN

  In connection with the Offering, the Company has adopted the Brylane Inc. 1996 Senior Management Stock Subscription Plan (the "Senior Management Plan"), which will, in part, supersede and act as a successor to the Subscription Plan with respect to the Employee Shares purchased by the Named Executive Officers, Messrs. Johnson, Bennett and Brosius, and Mmes. Bourneuf and Noriega-Wilson (collectively, the "Senior Management Investors"). Pursuant to the terms of the Stock Subscription Agreements entered into by each of the Senior Management Investors participating in the Subscription Plan, immediately prior to the closing of the Offering, each of the Senior Management Investors will also exchange their Employee Shares for Company Employee Shares, at the same rate of exchange described above in "--Stock Subscription Plan". See "Security

Ownership". The Senior Management Investors will enter into new stock subscription agreements (the "Senior Management Agreements") which reflect the reconfiguration of the Partnership and the creation of the Company. If a Senior Management Investor's employment with the Company or a subsidiary is terminated for any reason prior to August 30, 1997, the Company will retain the right to repurchase such Senior Management Investor's Company Employee Shares at fair market value (as defined). Until May 27, 1998, the Company may be required to repurchase Mr. Johnson's Company Employee Shares at the greater of $10.00 per share or fair market value in the event of Mr. Johnson's death or disability.

OPTION PLANS

 Brylane 1996 Performance Option Plan

  In connection with the Offering, the Company has adopted the Brylane Inc. 1996 Performance Stock Option Plan (the "Brylane 1996 Performance Option Plan"), which will supersede and act as the successor to the Partnership's 1993 Performance Partnership Unit Option Plan (as amended, the "1993 Option Plan"). An aggregate of 779,584 shares of Common Stock have been reserved for issuance under the Brylane 1996 Performance Option Plan. Pursuant to the Incorporation Plan, all options to purchase partnership units in the Partnership granted pursuant to the 1993 Option Plan will terminate, and each optionee will be granted a substitute option to purchase one share of Common Stock of the Company, at an exercise price per share equal to the exercise price per unit of the options being exchanged, for each partnership unit purchasable by the optionee under the 1993 Option Plan, pursuant to new option agreements which will contain terms and conditions which are substantially similar to those contained in the original option agreements entered into pursuant to the 1993 Option Plan. As amended, substantially all options become exercisable in full (i) on August 30, 1998, upon the determination by the Board (or a committee thereof) that the Company has achieved an aggregate targeted earnings before interest, income taxes, depreciation and amortization of $323.0 million for the four and one-half year period ending January 31, 1998, or (ii) on August 30, 2002. As amended, all options granted under the Brylane 1996 Performance Option Plan terminate 10 years from the date of grant of the options under the 1993 Option Plan (if not sooner due to termination of employment).

  In connection with the Brylane Acquisition, and pursuant to the 1993 Option Plan, officers and key employees of the Partnership (or its subsidiaries) were granted the right to purchase an aggregate of 579,584 partnership interests (in the form of units) in the Partnership, at a price of $10.00 per unit. As amended, an aggregate amount of 779,584 units were reserved for issuance upon the exercise of options granted under the 1993 Option Plan, and additional options have been granted to new employees of Brylane, B.L. Management and K.S. Management in connection with their employment. On August 30, 1993, Messrs. Canzone, Pulciani, Doyle, McGrain, Bennett, Brosius and Clark, and Mmes. Garelik and Silverman were granted the right to purchase 250,000, 36,459, 3,750, 11,250, 31,250, 31,250, 34,375, 43,750 and 11,250 partnership units, respectively, at a price of $10.00 per unit. Subsequent to the Brylane Acquisition and in connection with their employment with B.L. Management, K.S. Management and the Partnership, respectively, Mr. Silbert, Ms. Bourneuf and Ms. Noriega-Wilson were granted options to purchase 20,000, 25,000 and 15,000 partnership units, respectively, at a price of $10.00, $15.00 and $10.00 per unit, respectively. Subsequent to the Brylane Acquisition and in connection with his election to the Board of Representatives of the Partnership, Mr. Johnson was granted the right to purchase 20,000 partnership units at a price of $10.00 per unit.

  In connection with the Chadwick's Acquisition, the Board of Representatives of the Partnership authorized an amendment to the existing option agreements previously entered into pursuant to the 1993 Option Plan that revised the performance criteria for the vesting of the options subject thereto to include the cash flow from the acquisition of the KingSize and Chadwick's businesses, to change the outside vesting date of the options from August 30, 2008 to August 30, 2002, and to change the term of such options from 16 years to 10 years. The 1993 Option Plan was amended as well to provide that options granted thereunder may have a term no longer than 10 years. The Board of Directors of the Company has authorized a similar amendment to the form of option agreement under the 1996 Brylane Performance Option Plan and to the 1996 Brylane Performance Option Plan itself. In addition, the exercise price of the options outstanding under the 1993 Option Plan was increased from

$10.00 per partnership unit to $15.00 per partnership unit. The Partnership currently anticipates that it will incur non-cash compensation expense of approximately $3.1 million related to this amendment to the options outstanding under the 1993 Option Plan. The Company estimates that approximately $2.4 million of this expense will be incurred in the fourth quarter of fiscal 1996 and the remaining $0.7 million will be incurred through fiscal 1997.

  As of December 9, 1996, options for the purchase of 644,584 partnership units at a purchase price of $15.00 per unit were outstanding under the 1993 Option Plan. As of December 9, 1996, no options were exercisable under the 1993 Option Plan.

 Brylane 1996 Option Plan

  In connection with the Offering, the Company has adopted the Brylane Inc. 1996 Stock Option Plan (the "Brylane 1996 Option Plan") which will supersede and act as the successor to the Partnership's 1995 Partnership Unit Option Plan (as amended, the "1995 Option Plan"). As amended, an aggregate of 1,700,000 shares of Common Stock have been reserved for issuance under the Brylane 1996 Option Plan. Pursuant to the Incorporation Plan, all options to purchase partnership units in the Partnership granted pursuant to the 1995 Option Plan will terminate, and each optionee will be granted a substitute option to purchase one share of Common Stock of the Company, at an exercise price per share equal to the exercise price per unit of the options being exchanged, for each partnership unit purchasable by the optionee under the 1995 Option Plan, pursuant to new option agreements which will contain terms and conditions which are substantially similar to those contained in the original option agreements entered into pursuant to the 1995 Option Plan. All options (other than the Substitute Options discussed below) become exercisable in three equal annual installments on the first, second and third anniversaries of the date of grant of the options under the 1995 Option Plan. As amended, all options granted under the Brylane 1996 Option Plan terminate 7 to 10 years from the date of grant of the options under the 1995 Option Plan (if not sooner due to termination of employment).

  Pursuant to the 1995 Option Plan, officers, key employees, certain members of the Board of Representatives and consultants of the Partnership (or its subsidiaries) may be granted the right to purchase partnership units in the Partnership. As amended, an aggregate amount of 1,700,000 units are reserved for issuance upon the exercise of options granted under the 1995 Option Plan. On September 21, 1995, Messrs. Canzone, Johnson, Pulciani, Silbert, Doyle, McGrain, Bennett, Brosius and Clark, Mmes. Garelik, Noriega-Wilson and Silverman were granted the right to purchase 20,000, 25,000, 6,000, 6,000, 1,000, 3,000, 5,000, 5,000, 5,500, 10,000, 4,000 and 4,000 partnership units, respectively, at a price of $15.00 per unit and a term of 7 years. In connection with her employment with K.S. Management, on March 25, 1996, Ms. Bourneuf was granted the right to purchase 4,000 partnership units at a price of $15.00 per unit and a term of 7 years. On July 15, 1996, Messrs. Canzone, Pulciani, Silbert, Doyle, McGrain, Bennett, Brosius and Clark, and
Mmes. Garelik, Bourneuf, Noriega-Wilson and Silverman were granted the right to purchase 24,000, 12,000, 6,000, 2,000, 4,000, 6,000, 6,000, 5,000, 18,000,
4,000, 6,000 and 6,000 partnership units, respectively, at a price of $19.00 per unit and a term of 7 years.

  In connection with the Chadwick's Acquisition, the Board of Representatives of the Partnership authorized amendments to the 1995 Option Plan to (i) increase the number of partnership units which may be issued pursuant to the exercise of options granted under the 1995 Option Plan from 500,000 to 1,700,000; (ii) permit the Board or the Committee (as defined) to grant options with a term of up to 10 years; and (iii) permit the Board or the Committee, in the case where the Partnership acquires a new company or business, to grant substitute options under the 1995 Option Plan (the "Substitute Options") in exchange for options granted to a Participant (as defined) by the Participant's former employer, with such term, exercise price and vesting criteria as are necessary to preserve the economic value of the options being exchanged therefor. The Board of Directors of the Company has authorized similar changes to the Brylane 1996 Option Plan.

  In connection with the Chadwick's Acquisition, the Board of Representatives of the Partnership granted 130,250 options to purchase partnership units under the 1995 Option Plan, at a price of $20.00 per unit, to certain key employees of Chadwick's. Such options vest in three equal annual increments on the first, second and third anniversaries of the date of grant and expire on December 9, 2006. Of such 130,250 options, Mr. Rao and
Ms. Meyrowitz were each granted an option to purchase 25,000 partnership units.

  In addition, in connection with the Chadwick's Acquisition, the Board of Representatives of the Partnership granted 15,696 Substitute Options under the 1995 Option Plan, at a price of $9.92 per unit, to certain key employees of Chadwick's in exchange for certain of their options to purchase TJX common stock. Such options vest in whole on September 20, 1997 and expire on September 20, 2004. Of such 15,696 Substitute Options, Mr. Rao and Ms. Meyrowitz were granted options to purchase 2,269 and 1,861 partnership units, respectively.

  Also in connection with the Chadwick's Acquisition, the Board of Representatives of the Partnership granted 47,908 Substitute Options under the 1995 Option Plan, at a price of $5.67 per unit, to certain key employees of Chadwick's in exchange for certain of their options to purchase TJX common stock. Such options vest in equal 50% increments on September 6, 1997 and September 6, 1998, and expire on September 6, 2005. Of such 47,908 Substitute Options, Mr. Rao and Ms. Meyrowitz were granted options to purchase 6,033 and 4,536 partnership units, respectively.

  As of December 9, 1996, options for the purchase of 127,750 partnership units at a purchase price of $15.00 per unit, options for the purchase of 143,000 partnership units at a purchase price of $19.00 per unit, options for the purchase of 130,250 partnership units at a purchase price of $20.00 per unit, Substitute Options for the purchase of 15,696 partnership units at a purchase price of $9.92 per unit, and Substitute Options for the purchase of 47,908 partnership units at a purchase price of $5.67 per unit were outstanding under the 1995 Option Plan, and options for the purchase of 1,235,396 shares remained available for issuance. As of December 9, 1996, no options had been exercised under the 1995 Option Plan.

  The following table sets forth information concerning options granted to the Named Executive Officers of the Company during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                         NUMBER OF  % OF TOTAL                            ANNUAL RATES
                         SECURITIES  OPTIONS                             OF STOCK PRICE
                         UNDERLYING GRANTED TO                            APPRECIATION
                          OPTIONS   EMPLOYEES  EXERCISE OR             FOR OPTION TERM(5)
                          GRANTED   IN FISCAL  BASE PRICE  EXPIRATION ---------------------
          NAME           (#)(1)(2)     YEAR     ($/SH)(3)   DATE(4)     5%($)      10%($)
          ----           ---------- ---------- ----------- ---------- ---------- ----------
Peter J. Canzone........   20,000     16.16       15.00     9/21/02      123,000    285,000
Sheila R. Garelik.......   10,000      8.08       15.00     9/21/02       61,500    142,500
Robert A. Pulciani......    6,000      4.85       15.00     9/21/02       36,900     85,500
Jules Silbert...........    6,000      4.85       15.00     9/21/02       36,900     85,500
Bruce G. Clark..........    5,500      4.44       15.00     9/21/02       33,825     78,375

--------
(1) Pursuant to the Incorporation Plan, the options to purchase shares of Common Stock set forth in the table above will be issued by the Company in substitution for the options to purchase partnership units previously issued to the Named Executive Officers pursuant to the 1995 Option Plan. Pursuant to the Incorporation Plan, an option to purchase one share of Common Stock will be issued in substitution for each outstanding option to purchase one partnership unit.
(2) In July 1996, the Partnership granted to each of the Named Executive Officers additional options to purchase partnership units pursuant to the 1995 Option Plan. See "--Option Plans".
(3) The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant.
(4) These options will be granted under the Brylane 1996 Option Plan and will terminate 7 years from the date of grant of the options issued to the Named Executive Officers under the 1995 Option Plan (if not sooner due to termination of employment). These options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant of the options issued to the Named Executive Officers under the 1995 Option Plan. See "--Option Plans".
(5) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

  The following table sets forth information concerning the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of February 3, 1996.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                VALUE OF UNEXERCISED
                                                     NUMBER OF SECURITIES           IN-THE-MONEY
                                                    UNDERLYING UNEXERCISED           OPTIONS AT
                                                  OPTIONS AT FEBRUARY 3, 1996     FEBRUARY 3, 1996
                         SHARES ACQUIRED  VALUE            (#)(1)(2)                   ($)(3)
                           ON EXERCISE   REALIZED --------------------------- -------------------------
  NAME                         (#)         ($)     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
  ----                   --------------- -------- --------------------------- -------------------------
Peter J. Canzone........       --           --             0/270,000                 0/3,950,000
Sheila R. Garelik.......       --           --              0/53,750                   0/756,250
Robert A. Pulciani......       --           --              0/42,459                   0/606,885
Jules Silbert...........       --           --              0/26,000                   0/360,000
Bruce G. Clark..........       --           --              0/39,875                   0/570,625

--------
(1) Pursuant to the Incorporation Plan, all of the options to purchase Common Stock set forth in the table above will be issued by the Company in substitution for the options to purchase partnership units previously issued to the Named Executive Officers pursuant to the 1993 Option Plan and the 1995 Option Plan. Pursuant to the Incorporation Plan, an option to purchase one share of Common Stock will be issued in substitution for each outstanding option to purchase one partnership unit.
(2) In July 1996, the Partnership granted to each of the Named Executive Officers additional options to purchase partnership units pursuant to the 1995 Option Plan. See "--Option Plans".

(3) These values are calculated using the initial public offering price of $25.00 per share, less the exercise price of the options.

RETIREMENT PLANS

  All of the Company's employees over 21 years of age are eligible to participate in the Brylane, L.P. Savings and Retirement Plan (the "Retirement Plan") after one year of employment. The Retirement Plan allows eligible employees to make pre-tax contributions up to the lesser of $9,500 or 10% of their compensation. All amounts contributed by employees are immediately fully vested. The Company matches 100% of employee contributions to the Retirement Plan up to a maximum employer contribution of 3% of the employee's compensation. In addition, the Company makes additional contributions to the Retirement Plan equal to 4% of each participant's compensation up to the Social Security taxable wage base for the year (which was $61,200 for 1995) and equal to 7% of each participant's total compensation which exceeds that amount. An additional 1% of compensation is contributed by the Company on behalf of those participants who have completed at least five years of service. The Company's contributions begin to vest after three years of service, at which time such contributions are 20% vested. Thereafter, the contributions vest at a rate of 20% each year so that the Company's contributions are fully vested after seven years of service. Notwithstanding the foregoing, the Company's contributions fully vest when the employee reaches age 65, dies or becomes disabled while employed by the Company. Benefits under the Retirement Plan are paid in the form of a lump sum distribution following termination of employment. In certain circumstances, participants may be entitled to receive a distribution prior to termination of employment. Participants may not borrow funds from the Retirement Plan.

  In addition to the Retirement Plan, the Company maintains the Brylane, L.P. Supplemental Retirement Plan for certain highly compensated employees (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan allows an eligible employee to receive the contributions which the employee would otherwise receive under the Retirement Plan, except for certain limitations imposed by the Internal Revenue Code of 1986, as amended. An individual will receive such a contribution only if he or she is employed by the Company on the last day of the year. Gains and losses are credited to such employee account at a rate of 7 3/4%, compounded annually.

  Vesting of contributions to the Supplemental Retirement Plan occurs at the same rate as the Company's contributions to the Retirement Plan. The nonvested portion of any account is forfeited upon termination of employment. Benefits under the Supplemental Retirement Plan are paid in the same manner as under the Retirement Plan. The benefits under the Supplemental Retirement Plan are not funded, consisting of unsecured liabilities payable by the Company out of its general assets.

DEFERRED COMPENSATION PLAN

  The Company has adopted the Brylane, L.P. Deferred Compensation Plan for eligible employees (the "Deferred Compensation Plan"). The Deferred Compensation Plan credits participants' accounts with amounts of compensation (not in excess of 3% of compensation) which they defer voluntarily pursuant to elections made prior to the period with respect to which such compensation is earned ("Deferrals"). The Deferrals will not be subject to federal income tax at the time of the Deferral. Each participant's Deferrals are fully vested at all times. Further, the Company may cause matching contributions to be credited to certain participants' accounts at its discretion. Matching contributions credited to the participants' accounts vest in the same manner as under the Retirement Plan. A participant's account is payable at such time and in the same manner as under the Retirement Plan.

  Participation in the Deferred Compensation Plan is at the discretion of the Board. Participants' accounts in the Deferred Compensation Plan will be credited with interest at a rate specified by a committee of members of the Board (currently 7 3/4%). The benefits under the Deferred Compensation Plan are not funded, consisting of unsecured liabilities payable by the Company out of its general assets. Participants may elect to have benefits paid in the form of lump-sum distributions or over a period of time. Since December 1993, the Company has made pay-outs in the approximate aggregate amount of $306,000 to certain former employees and one former executive officer under the Deferred Compensation Plan.

PERFORMANCE BONUS PROGRAM

  The Company (and its subsidiaries) have a semi-annual performance bonus program based upon goals relating to the Company's operating profit. Such goals are established at the beginning of each six-month season based upon a review by the Board of management's operating budget for that season. Each participant in such program may receive a bonus based on a certain percentage of half of his or her annual salary, with the actual bonus amount to be based upon the extent to which the operating profit goals for that season are met or exceeded.

CHADWICK'S MANAGEMENT INCENTIVE PLAN

  In connection with the Chadwick's Acquisition, Brylane adopted the Chadwick's Management Incentive Plan (the "Chadwick's MIP"). The Chadwick's MIP is intended to provide key officers and associates of the Company's Chadwick's division with cash incentive opportunities based on annual performance goals. The Chadwick's MIP will be administered by the Company's Compensation Committee, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, adjusting performance criteria or award amounts in certain circumstances, and amending the terms of such plan. At the beginning of each fiscal year, the Compensation Committee determines a range of performance goals from minimum to target to maximum, and for each participant determines the relative weights of these performance goals and the award amounts payable upon attainment of the goals.

CHADWICK'S LONG RANGE MANAGEMENT INCENTIVE PLAN

  In connection with the Chadwick's Acquisition, Brylane adopted the Chadwick's Long Range Management Incentive Plan (the "Chadwick's LRMIP"). The Chadwick's LRMIP will be administered by the Compensation Committee, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, adjusting the performance criteria or award amounts in certain circumstances, and amending the terms of such plan. Awards under the Chadwick's LRMIP are generally made annually for each successive rolling three-year cycle. At the time of award, the Compensation Committee determines a range of performance goals for the three-year award cycle, from minimum to target to maximum, and for each participant determines the relative weights of these performance goals and the award amounts payable upon attainment of the goals.

INSURANCE

  Historically, Brylane participated in The Limited's self-insured programs for general liability, workers' compensation and medical and dental benefits. The Company (and its subsidiaries) have continued similar insurance programs, which in some cases are supplemented by third party insurance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company has recently formed a Compensation Committee of its Board of Directors which consists of Ronald P. Spogli, John M. Roth, Samuel P. Fried and William C. Johnson. Messrs. Spogli and Roth are two of the three FS&Co. nominees to the Board, and Mr. Fried is one of the two nominees of The Limited to the Board. See "Certain Relationships and Related Transactions" for information regarding the interests of FS&Co. and of The Limited in certain transactions and arrangements involving the Company. In May 1994, in connection with his election to the Board of Representatives of the Partnership, Mr. Johnson purchased 30,000 shares of VP Holding common stock and was granted an option to purchase 20,000 partnership units in the Partnership under the 1993 Option Plan. In September 1995, Mr. Johnson was granted an option to purchase 25,000 partnership units in the Partnership under the 1995 Option Plan. Also in September 1995, the Company agreed to pay to Mr. Johnson an annual consulting fee of $75,000. In connection with the Incorporation Plan, these securities will be exchanged for 30,000 shares of Company Common Stock, an option to purchase 20,000 shares of Company Common Stock, and an option to purchase 25,000 shares of Company Common Stock, respectively. See "--Stock Subscription Plan" and "--Option Plans".

                              SECURITY OWNERSHIP

  The following table sets forth certain information, as of December 9, 1996, regarding the beneficial ownership of the Company's Common Stock and Series A Preferred Stock (i) immediately prior to the Offering, giving effect to the transactions contemplated by the Exchange Agreement and the Incorporation Plan and (ii) as adjusted to reflect the sale of the shares of Common Stock pursuant to the Offering, by (a) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock,
(b) each director, (c) each of the Named Executive Officers, and (d) all directors and executive officers as a group.

                                                        PERCENT BENEFICIALLY
                                                          OWNED (1) (3) (4)
                                                        ------------------------
    NAME AND ADDRESS                     SHARES           BEFORE        AFTER
 OF ENEFICIAL OWNER (1)B         BENEFICIALLY OWNED (2)  OFFERING      OFFERING
-----------------------          ---------------------- ----------    ----------
    Freeman Spogli & Co.
     Incorporated (5)(6)........       8,527,000                55.1%         43.8%
    The Limited, Inc. (7).......       5,000,000                32.3          25.7
    Peter J. Canzone............         106,667(8)               *             *
    Sheila R. Garelik...........          43,333(9)               *             *
    Robert A. Pulciani..........          27,000(10)              *             *
    Jules Silbert...............          22,000(11)              *             *
    Bruce G. Clark..............          26,833(12)              *             *
    Ronald P. Spogli (6)........             --                  --            --
    John M. Roth (6)............             --                  --            --
    Mark J. Doran (6)...........             --                  --            --
    Samuel P. Fried.............             --                  --            --
    William K. Gerber...........             --                  --            --
    William C. Johnson..........          38,333(13)              *             *
    All directors and executive
     officers of Brylane as a
     group (20 persons).........       8,917,666(14)            57.5%         45.7%

--------
* Less than 1%.

(1) The persons and entities named in this table have sole voting power and investment power with respect to all shares of Common Stock or Series A Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(2) Mr. Rao and Ms. Meyrowitz each own 50%, or 37,500 shares, of the VP Holding Preferred Stock and, after giving effect to the transactions contemplated by the Incorporation Plan, Mr. Rao and Ms. Meyrowitz will each own 50% of the Series A Preferred Stock.

(3) Assumes no exercise of the Underwriters' over-allotment option.

(4) The Company has reserved for issuance, to officers, key employees, certain members of the Board and consultants of the Company (or its subsidiaries), options to purchase up to 2,479,584 shares of Company Common Stock. See "Management--Option Plans".

(5) The shares shown as beneficially owned by FS&Co. are held of record as follows: 4,093,690 shares owned by FS Equity Partners II, L.P. ("FSEP II"); 4,273,129 shares owned by FS Equity Partners III, L.P. ("FSEP III"); and 160,181 shares owned by FS Equity Partners International, L.P. ("FSEP International"). FS&Co. is the sole general partner of FSEP II. FS Capital Partners, L.P. ("FS Capital"), an affiliate of FS&Co., is the sole general partner of FSEP III. FS Holdings, Inc. ("FSHI") is the sole general partner of FS Capital. The sole general partner of FSEP International is FS&Co. International, L.P. ("FS&Co. International"). The sole general partner of FS&Co. International is FS International Holdings Limited ("FS International Holdings"), an affiliate of FS&Co. As the general partners of FSEP II, FS Capital (which is the general partner of FSEP III), and FS&Co. International (which is the general partner of FSEP International), respectively, FS&Co., FSHI and FS International Holdings have the sole power to vote and dispose of the shares of the Company held by each of FSEP II, FSEP III and FSEP International, respectively.

(6) Messrs. Spogli and Roth, each of whom is a member of the Board, and Mr. Bradford M. Freeman, Mr. J. Frederick Simmons and Mr. William M. Wardlaw are general partners of FS&Co., and Messrs. Spogli, Roth, Freeman, Simmons and Wardlaw and Mr. Charles P. Rullman are the sole directors, officers and shareholders of FSHI and FS International Holdings, and as such may be deemed to be the beneficial owners of the shares indicated as beneficially owned by FS&Co. Mr. Doran, a member of the Board, is affiliated with FS&Co., FS&Co. International and FS Capital, and as such may be deemed to be the beneficial owner of the shares indicated as beneficially owned by FS&Co. The business address of FS&Co. and its general partners, FSHI and its sole directors, officers and shareholders, FS Capital, FSEP II and FSEP III is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS International Holdings, FS&Co. International and FSEP International is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, P.O. Box 1111, Grand Cayman, George Town, Cayman Islands, B.W.I. The business address of Mr. Doran is 599 Lexington Avenue, 18th Floor, New York, New York 10022.

(7) All shares shown as beneficially owned by The Limited are held of record by Lane Bryant Direct. The business address of The Limited is 3 Limited Parkway, Columbus, Ohio 43230.

(8) Includes 6,667 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(9) Includes 3,333 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(10) Includes 2,000 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(11) Includes 2,000 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(12) Includes 1,833 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(13) Includes 8,333 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

(14) Includes 31,499 shares of Common Stock issuable with respect to options exercisable within 60 days of December 9, 1996.

                        SHARES ELIGIBLE FOR FUTURE SALE

RESTRICTED SECURITIES

  Upon completion of this Offering, the Company will have outstanding 19,471,445 shares of Common Stock, assuming the issuance of 4,000,000 shares of Common Stock offered by the Company and no exercise of the Underwriters' over-allotment option. Of these shares, the 4,000,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act") unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 15,471,445 shares outstanding upon completion of this Offering will be "restricted securities" as that term is defined under Rule 144.

  7,027,000 of the 8,527,000 shares of Common Stock held by affiliates of FS&Co. and the 5,000,000 shares of Common Stock held by an affiliate of The Limited at the closing of the Offering, may be eligible for sale in the public market 90 days after the completion of the Offering subject to compliance with the volume limitations of Rule 144. The remaining 1,500,000 shares of Common Stock held by affiliates of FS&Co. will become eligible for sale in the public market, subject to compliance with the volume limitations of Rule 144, upon expiration of such affiliates' holding periods no sooner than December 9, 1998. In addition, 333,333 of the 399,778 shares of Common Stock held by WearGuard at the closing of the Offering, will become eligible for sale in the public market, subject to compliance with the volume limitations of Rule 144, upon expiration of WearGuard's holding period no sooner than October 16, 1997. The remaining 66,445 shares of Common Stock held by WearGuard, as well as the 500,000 shares held by Leeway & Co. and the 500,000 shares held by NYNEX, will become eligible for sale in the public market, subject to compliance with the volume limitations of Rule 144, upon expiration of such stockholders' holding periods no sooner than December 9, 1998.

  The 200,500 shares issued pursuant to the Brylane Subscription Plan (the "Management Shares") will be held by certain employees of the Company, and may be eligible for sale 90 days after the completion of the Offering pursuant to Rule 701 under the Securities Act, or pursuant to the terms of Rule 144 (subject to applicable volume limitations). See "Management--Stock Subscription Plan". The 307,500 shares issued to the Senior Management Investors pursuant to the Senior Management Plan, as well as 20,000 shares issued to an individual affiliated with FS&Co. and 16,667 shares held by Ms. Bourneuf, are restricted securities under the Securities Act, and may be eligible for sale 90 days after completion of the Offering pursuant to Rule 701 under the Securities Act or pursuant to the terms of Rule 144 (subject to applicable volume limitations). See "Management--Senior Management Stock Subscription Plan". The Company intends, prior to the later of (i) 120 days following the consummation of this Offering, and (ii) the termination of any lockup period to which holders of Company Employee Shares may be subject, to cause such Company Employee Shares to be registered under the Securities Act on an appropriate registration statement (which may, if necessary to permit resales, include a resale prospectus in appropriate form).

  The 75,000 shares of VP Holding Preferred Stock issued to Mr. Rao and Ms. Meyrowitz are (and the 75,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be) restricted securities and will be eligible for resale under Rule 144 (subject to applicable volume limitations) no sooner than December 9, 1998.

  In general, under Rule 144 as it is currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, the acquiror or subsequent holder thereof is entitled to sell, within any three-month period commencing 90 days after the date of the effectiveness of the Registration Statement of which this Prospectus is a part, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (194,714 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, if three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or any subsequent holder thereof is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares under Rule 144(k) without regard to the above-described requirements.

  The Commission has recently proposed amendments to Rules 144 and 144(k) that would permit resales of "restricted securities" after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resales of such restricted securities held by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of restricted securities sooner than would be the case under Rules 144 and 144(k) as currently in effect. However, there can be no assurance of when, if ever, such amendments will be approved.

  Each of the employees of the Company who is issued shares of Company Common Stock pursuant to the Brylane Subscription Plan, and each of the Senior Management Investors who is issued shares under the Senior Management Plan, may be entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permit affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of the effectiveness of the Registration Statement of which this Prospectus is a part.

  The Company has agreed not to sell any shares of its capital stock (or any rights, options or warrants to purchase, or any securities convertible or exchangeable into or exercisable for, capital stock), with certain limited exceptions, for a period of 180 days following the date of this Prospectus, without the prior written consent of Merrill Lynch on behalf of the Representatives (as defined herein). In addition, FS&Co., The Limited, Leeway & Co., NYNEX, the TJX Noteholder and WearGuard, as well as the executive officers, directors and certain employees of the Company, have each agreed not to sell, directly or indirectly, any of their shares, with certain limited exceptions, for a period of 180 days following the date of the Purchase Agreement.

  The Company is unable to estimate the number of shares of Company Common Stock that will be sold under Rule 144, Rule 701, under the employee registration statement, or upon exercise of registration rights, since this will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors not susceptible of being known in advance. Prior to this Offering, there has been no public market for the Common Stock, and any sale of substantial amounts of restricted shares in the open market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock offered hereby.

REGISTRATION RIGHTS

  Pursuant to the terms of the Exchange Agreement, upon consummation of this Offering, the Company, the FS Stockholders, the Limited Stockholder, the TJX Noteholder, Leeway & Co., NYNEX and WearGuard will enter into the Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, at any time on or after the date which is six months following the closing of this Offering, each of the FS Stockholders or the Limited Stockholder, on behalf of itself or any of its affiliates, holding stock of the Company, individually or in the aggregate, representing not less than 10% of the total number of shares of the Company Common Stock then outstanding, or not less than $15.0 million in fair market value as determined by the Board (or such lesser number as constitutes all shares of Common Stock then held by such stockholder, provided that such number represents not less than 3% of the total number of shares of Common Stock then outstanding), will be able to require the Company to file up to two registration statements registering its Common Stock; provided, that the Company shall not be obligated to effect more than two such demand registrations during any eighteen-month period. After receiving notice of such a registration request, the TJX Noteholder, Leeway & Co., NYNEX, WearGuard and the Holder (as defined) that did not make the demand registration may each request that its shares also be included in such a demand registration, and the Company shall be obligated to include such shares. Unless the Holder making such demand registration shall consent, no other party, including the Company, shall be permitted to offer securities under any such demand registration, except that in the case of a demand registration by the FS Stockholders, the FS Stockholders may include the registrable securities of Leeway & Co. and NYNEX prior to and in preference of any securities of the Company and any other stockholder, and except that in the case of a demand registration requested by the FS Stockholders or a demand registration requested by the Limited Stockholder in which shares of the FS Stockholders are included, each of Leeway & Co. and NYNEX may, at its option, include up to a percentage of its shares equal to the percentage of the FS Stockholders' shares that are being sold in such demand registration. In addition, the Registration Rights Agreement also will entitle the FS Stockholders and the Limited Stockholder and their respective affiliates, the TJX Noteholder, Leeway & Co., NYNEX and WearGuard, at any time on and after the date which is 90 days following this Offering, to include Common Stock in any public offering of shares of Common Stock by the Company (other than pursuant to a registration statement on Form S-4 or Form S-8 of the Securities Act or a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders, and subject to certain limitations on the number of shares included in such registration, as determined by the underwriters of such offering, if any). Finally, at any time on or after the date which is six months following this Offering, each of WearGuard, the TJX Noteholder, Leeway & Co. and NYNEX (or any affiliate of any of them that owns Common Stock) will be able to require the Company to file one registration statement (which may be on Form S-3 if available for use by the Company) registering its Common Stock. After receiving notice of such registration request, the FS Stockholders and the Limited Stockholder and their respective affiliates may each request that its shares be included in such demand registration. Unless the Holder making such demand registration consents in writing, no other party, including the Company, shall be permitted to offer securities under such Holder's demand registration. WearGuard's demand right will terminate as soon as WearGuard is eligible to sell its shares without restriction as to amount and manner of sale under Rule 144 of the Securities Act. The demand right of each of the TJX Noteholder, Leeway & Co. and NYNEX shall terminate three years after the completion of the Offering. Other than as described above with respect to the demand registration right of each of WearGuard, the TJX Noteholder, Leeway & Co. and NYNEX, these registration rights continue indefinitely until their exercise. Subject to certain limitations, the Company is required to bear all costs of any registration, other than underwriting fees, discounts or commissions and any out-of-pocket expenses of the Holders, if any. Following completion of this Offering, all of the 14,926,778 shares of Common Stock owned collectively by the FS Stockholders, The Limited Stockholder, Leeway & Co., NYNEX and WearGuard as well as any shares of Common Stock held by the TJX Noteholder as a result of a conversion (in whole or part) of the Partnership Note prior to the completion of this Offering, and/or the Convertible Note following the completion of this Offering, will be subject to the Registration Rights Agreement. See "Security Ownership".

SHARES OF COMMON STOCK SUBJECT TO OPTIONS

  The Company has granted to certain executive officers and directors options to purchase an aggregate of 1,109,188 shares of Common Stock. An aggregate of 41,250 of such options are currently exercisable; while an aggregate of 4,000 of such options are not exercisable prior to March 25, 1997; an aggregate of 143,000 of such options are not exercisable prior to July 15, 1997; an aggregate of 47,908 of such options are not exercisable prior to September 6, 1997; an aggregate of 15,696 of such options are not exercisable prior to September 20, 1997; an aggregate of 82,500 of such options are not exercisable prior to September 21, 1997; an aggregate of 130,250 of such options are not exercisable prior to December 9, 1997; and the remaining 644,584 of such options are not exercisable prior to August 30, 1998. The Company has agreed with respect to the Brylane 1996 Option Plan, on the later of (i) 120 days after consummation of the Offering, or (ii) the termination of any lockup period entered into in connection with the Offering, to cause the shares of Common Stock to be received upon exercise of the options granted under the Brylane 1996 Option Plan to be registered under the Securities Act on a registration statement on Form S-8. The Company has agreed with respect to the Brylane 1996 Performance Option Plan, within 120 days of the first date that each option granted under such plan is vested, to cause the shares of Common Stock to be received upon exercise of such options to be registered under the Securities Act on a registration statement or Form S-8. See "Management-- Option Plans".

                         DESCRIPTION OF CAPITAL STOCK

  Pursuant to its Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 31, 1994 (the "Certificate"), the Company is currently authorized to issue capital stock consisting of 40,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). In addition, the Board of Directors of the Company has approved the designation of 75,000 shares of the Company's authorized preferred stock as Series A Convertible Redeemable Preferred Stock, $.01 par value per share, which is convertible into shares of Common Stock (the "Series A Preferred Stock"). In connection with the transactions contemplated by the Incorporation Plan, the Company will file a certificate of designation (the "Certificate of Designation") setting forth the rights, privileges and preferences of the Series A Preferred Stock.

  The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Certificate, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and Delaware corporate law.

COMMON STOCK

  Holders of Common Stock are entitled to cast one vote per share on all matters and, except as described below, a majority vote is required for all actions taken by holders of Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities and the liquidation preference of the Series A Preferred Stock. However, the primary assets of the Company are its ownership of all of the outstanding common stock of VP Holding which, after giving effect to the Incorporation Plan, will indirectly own 100% of the interests in the Partnership through its wholly-owned subsidiaries, VGP and VLP. In the event of a liquidation, dissolution or winding-up of the Company, certain creditors of the Partnership (pursuant to the terms of the Bank Credit Facility and the Indenture) will have priority over the Company with respect to the distribution of the assets of the Partnership. The holders of Common Stock have no preemptive or other subscription or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this Offering will be, upon issuance, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Certificate provides that the Board of Directors has the authority, without further action of stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series. The Board is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any series or class of the Preferred Stock upon issuance and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The New York Stock Exchange, upon which the Company's Common Stock has been approved for listing, imposes some restrictions on the issuance of preferred stock with certain terms deemed by the New York Stock Exchange to be adverse to holders of Common Stock. Nonetheless, the rights and privileges afforded by the Certificate could adversely affect the voting power and other rights of holders of Common Stock, and the authority of the Board of Directors to issue Preferred Stock without further stockholder approval, under certain circumstances, could have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Board of Directors of the Company has authorized one series of Preferred Stock. 75,000 shares of Preferred Stock have been designated by the Board as the Series A Preferred Stock. These shares will be issued upon consummation of the Offering in exchange for the 75,000 shares of VP Holding Preferred Stock issued to Mr. Rao and Ms. Meyrowitz. See "The Incorporation Plan". On December 9, 1999, "vested shares" (as defined in the Company's Certificate of Designation) of the Series A Preferred Stock will, at the option of the holders thereof, either be redeemed by the Company for $20.00 per share (subject to adjustment for stock splits, dividends or reclassifications) or converted into one share of Common Stock (subject to adjustment for stock splits, dividends or reclassifications). Shares of Series A

Preferred Stock will "vest" in three equal annual installments commencing December 9, 1997, as long as Mr. Rao or Ms. Meyrowitz, as applicable, remain employed by Brylane (subject to certain accelerating events). The Company may at any time redeem "unvested shares" (as defined in the Company's Certificate of Designation) for $20.00 per share. In the event of a "change of control" (as defined in the Company's Certificate of Designation) each vested share at the option of one holder may be redeemed for $20.00 per share or converted into one share of Common Stock, while unvested shares must be redeemed for $20.00 per share. Holders of the shares of the Series A Preferred Stock have
(i) no right to receive dividends, (ii) no voting or approval rights other than as required by Delaware law, and (iii) a liquidation preference of $20.00 per share. There are no plans, agreements or understandings for the issuance of any other shares of Preferred Stock.

STOCKHOLDER ACTION AND SPECIAL MEETINGS

  The Certificate states that special meetings of the stockholders of the Company may only be called by the Board of Directors, the Chairman of the Board of Directors, or stockholders owning at least 50% of the Common Stock, and that at any special meeting of the stockholders of the Company no business may be transacted and no corporate action may be taken other than that stated in the notice of meeting.

STOCKHOLDERS AGREEMENT

  Pursuant to the terms of the Exchange Agreement, upon the consummation of the Offering, the Company, the FS Stockholders, the Limited Stockholder, WearGuard, the TJX Noteholder, NYNEX and Leeway & Co. will enter into the Stockholders Agreement. The Stockholders Agreement will provide that, during the term of the Stockholders Agreement, the FS Stockholders will be entitled to nominate three members of the Company's Board of Directors, and the Limited Stockholder will be entitled to nominate two members of the Company's Board of Directors. The initial members of the Board of Directors of the Company will be the current members of the Board of Representatives of the Partnership, plus any additional independent members (if necessary in connection with the Offering) elected by the members of the Board. However, the number of directors that each of the Limited Stockholder and the FS Stockholders may nominate declines with the percentage of Common Stock held by each of them. In the Stockholders Agreement, FS&Co., The Limited, Leeway & Co., NYNEX, the TJX Noteholder and WearGuard will agree that, without the consent of (i) the other (in the case of FS&Co. or The Limited), or (ii) both FS&Co. and The Limited (in the case of Leeway & Co., NYNEX or WearGuard), until one year after the date on which persons other than The Limited, FS&Co., Leeway & Co., NYNEX, the TJX Noteholder or WearGuard, or their respective affiliates, own 20% or more of the then outstanding Common Stock, they will vote or cause to be voted all shares of Common Stock beneficially owned by them against, and FS&Co. and The Limited, to the extent permitted by law, will direct their nominees on the Board of Directors of the Company to vote against, any consolidation, combination or merger of the Company or any sale or other transfer of all or substantially all of the assets of the Company. The Stockholders Agreement will also prohibit the FS Stockholders, the Limited Stockholder, the TJX Noteholder and WearGuard, and their respective affiliates, and Leeway & Co. and NYNEX, from directly or indirectly authorizing or making a tender or exchange offer for, or purchasing or otherwise acquiring, beneficial ownership of any additional shares of Common Stock. Rights under the Stockholders Agreement will not be assignable except to an affiliate of the transferring stockholder (or, in the case of Leeway & Co., to a successor trust or plan).

  The Stockholders Agreement will contain provisions whereby the Company and FS&Co. will agree, for so long as The Limited holds, directly or indirectly, at least 20% of the outstanding Common Stock of the Company, that none of the Company, the FS Stockholders or any of their respective affiliates shall (subject to certain exceptions) (i) directly or indirectly, engage anywhere in the world in any activities that compete with any business conducted by The Limited or any of its affiliates as such businesses were conducted on August 30, 1993 (other than in the mail order business for women's special size apparel, moderately priced fashion apparel and related accessories, and for certain moderately priced regular size or special size men's apparel and related accessories) or (ii) without the prior written approval of The Limited, directly or indirectly solicit any person who is an employee of The Limited or any affiliate of The Limited at any time to terminate his or her relationship with The Limited or any affiliate of The Limited. The noncompetition and nonsolicitation provisions contained in the Stockholders Agreement will also provide certain customary exceptions.

  The Stockholders Agreement will contain provisions whereby (i) the FS Stockholders, if they find a third-party buyer for all of their shares or if they are required to sell all of their shares for any reason, may request that each of WearGuard, Leeway & Co. and NYNEX shall sell all of its shares on substantially the same terms and conditions as apply to the FS Stockholders' sale and (ii) if the FS Stockholders or any of their affiliates proposes to transfer all or any part of their shares to a third party, each of WearGuard, Leeway & Co. and NYNEX will have the right to transfer, on the same terms and conditions as the transfer of shares by the FS Stockholders or any of their affiliates, a percentage of its shares equal to the percentage of the transferring FS Stockholder's (direct or indirect) total number of shares to be transferred pursuant to such transfer. The rights and obligations of each of the FS Stockholders, WearGuard, Leeway & Co. and NYNEX described in this paragraph will not apply in the case of any sale (i) pursuant to a registration statement under the Securities Act of 1933 or (ii) into the public market pursuant to Rule 144 of the Securities Act of 1933.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Following the consummation of the Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

OTHER LIMITATIONS ON CONTROL CHANGES

  The Bank Credit Facility, the Indenture, the Partnership Note (and the Convertible Note) contain provisions with respect to a change of control of the Partnership and the Company. See "Description of Certain Financing Arrangements".

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                 DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS

  Set forth below is a summary of certain financing instruments to which the Partnership or the Company is a party. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

BANK CREDIT FACILITY

  In connection with the Chadwick's Acquisition, the Partnership entered into the new Bank Credit Facility which consists of (i) a $213.0 million five-year Tranche A Term Loan, (ii) a $70.0 million six-year and one quarter Tranche B Term Loan, and (iii) a $125.0 million (subject to a borrowing base limit) five-year Revolving Credit Facility with a $75.0 million sublimit for letters of credit. The proceeds of the Term Loans were used to fund a portion of the cash paid upon the closing of the Chadwick's Acquisition (including related fees and expenses), as well as to repay Brylane's existing indebtedness under its old bank credit facility. As of December 11, 1996, the Partnership had no borrowings under the Revolving Credit Facility, and after giving effect to the issuance of $48.2 million in outstanding letters of credit, which the Company intends to pay through funds generated from operations, had additional capacity under the Revolving Credit Facility of approximately $76.8 million. The Revolving Credit Facility can be used for general corporate purposes, including working capital needs, letters of credit and permitted investments (as defined in the Bank Credit Facility).

  Borrowings under the Term Loans and the Revolving Credit Facility bear interest at one of two rates to be selected by the Partnership: (i) a margin over the higher of (A) Morgan Guaranty Trust Company of New York's prime rate or (B) the federal funds rate plus 0.5% (the "Base Rate") or (ii) a margin over LIBOR (as defined) for specified interest periods. The margin for each rate varies based on the Partnership's net debt to operating cash flow ratio. The Tranche A Term Loan will initially bear interest at LIBOR plus 2.0% and the Tranche B Term Loan will initially bear interest at LIBOR plus 2.5%.

  The Partnership is required to pay fees on the unutilized portion of the Revolving Credit Facility and for letters of credit. In addition, the Partnership paid a fee in connection with the consummation of the Bank Credit Facility and paid certain customary agency fees to the agents thereunder.

  The Tranche A Term Loan has scheduled quarterly amortization requirements of $25.0 million, $40.0 million, $45.0 million, $50.0 million, and $53.0 million, respectively, for the Partnership's 1997 to 2001 fiscal years. The Tranche B Term Loan provides for quarterly installments aggregating $1.0 million per fiscal year through fiscal 2001 and then $44.0 million in fiscal 2002 with a balloon payment of $21.0 million due at final maturity on February 28, 2003. In addition to the scheduled amortization, additional principal prepayments of the Term Loans are required to be made with the proceeds of certain asset sales, certain debt and equity issuances and annual excess cash flow (as defined). The portion of such proceeds that must be applied to prepayments is linked in certain cases to the Partnership's debt coverage ratio (as defined).

  As a result of the Offering, the Company's indebtedness will decrease significantly. The Company intends to use the net proceeds received from the Offering to prepay $92.0 million of borrowings and accrued interest outstanding under the Term Loans. In addition, upon consummation of the Offering, the Company intends to use a substantial amount of its excess cash to further prepay indebtedness outstanding under the Term Loans. See "Use of Proceeds" and "Unaudited Pro Forma Financial Statements." After giving effect to the Incorporation Plan and the Offering and the use of the net proceeds to be received therefrom, and the use of existing cash, all as described further in "Use of Proceeds", scheduled principal payments on the Term Loans will aggregate approximately $14.0 million in fiscal 1997 and $22.0 million in fiscal 1998.

  The obligations of the Partnership under the Bank Credit Facility are secured by (i) security interests in the intangible assets of the Partnership, including its licenses, trademarks, mailing and customer lists and contract rights (including the Partnership's rights under the Transaction Agreement, the Chadwick's Purchase Agreement and the Trademark Agreement), (ii) pledges of the stock of Capital Corp. (as defined) and each of the

Partnership's subsidiaries and subsidiary partnerships and (iii) first mortgages on the Partnership's Indianapolis, Indiana and West Bridgewater, Massachusetts fulfillment centers. In connection with the Bank Credit Facility, The Limited and the Licensors under the Trademark Agreement have agreed to certain restrictions on termination of the Trademark Agreement. Each of the Partnership's subsidiaries and the subsidiary partnerships have guaranteed the obligations of the Partnership under the Bank Credit Facility.

  The Bank Credit Facility contains certain financial covenants which require the Partnership to meet financial ratios and tests including (i) a maximum debt to cash flow ratio which commences at 4.5 to 1.0 and decreases to 2.0 to
1.0 in 2002, (ii) a minimum fixed charge coverage ratio which commences at
1.90 to 1 and increases to 3.0 to 1 in 2000 and (iii) a minimum net worth test at any time not to fall below the sum of (a) $80 million plus (b) 90% (50% after the Partnership's net worth exceeds $150 million) of the excess of positive quarterly net income minus decreases in net worth attributable to partnership tax advances and tax distributions, plus (c) 90% of increases in net worth attributable to issuances of additional equity. For purposes of these covenants, (i) the debt coverage ratio equals debt divided by operating cash flow, (ii) operating cash flow equals net income (excluding extraordinary or non-recurring gains or losses) plus depreciation and amortization plus income taxes deducted in determining net income and interest expense, (iii) the fixed charge coverage ratio equals operating cash flow plus rental expense divided by the sum of interest and rental expense, and (iv) the Partnership's net worth and its net income will be adjusted to exclude the effect on net income of initial write-ups of inventory.

  In addition, the Bank Credit Facility contains covenants customarily found in credit agreements including, among other things, limitations on indebtedness, liens, Asset Sales (as defined), partnership distributions and other restricted payments (including cash dividends), mergers and certain acquisitions, investments, transactions with affiliates, capital expenditures, the prepayment or amendment of certain indebtedness, the granting of certain negative pledges and the amendment of material agreements. The Bank Credit Facility also contains customary events of default, including certain changes of control (as defined) of the Partnership and its parent entities.

SENIOR SUBORDINATED NOTES

  On August 30, 1993, the Partnership and Brylane Capital Corp., as co-issuer ("Capital Corp.", and collectively with the Partnership, the "Issuers"), issued $125.0 million aggregate principal amount of Senior Subordinated Notes pursuant to an indenture dated as of August 30, 1993 (as amended, the "Indenture") among the Issuers, the Partnership's subsidiaries (the "Guarantors"), and United States Trust Company of New York, as trustee (the "Trustee"). Interest on the Senior Subordinated Notes is payable semi-annually on September 1 and March 1 of each year beginning on March 1, 1994 at a rate of 10% per annum. The Senior Subordinated Notes mature on September 1, 2003 and are unconditionally guaranteed by the Guarantors on a senior subordinated basis.

  At any time on or after September 1, 1998, the Senior Subordinated Notes may be redeemed, at the option of the Issuers, in whole or in part, at 105.00% of the principal amount thereof, plus accrued interest to the redemption date, reducing to 100% of the principal amount thereof, plus accrued interest to the date of redemption on or after September 1, 2002. In addition, upon a Change of Control (as defined) prior to September 1, 1998, the Senior Subordinated Notes may be redeemed, at the option of the Issuers, in whole or in part, at any time within 180 days after such Change of Control, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date plus the Applicable Premium (as defined).

  The Issuers are required to make an offer to redeem the Senior Subordinated Notes at 101% of principal amount thereof, plus accrued and unpaid interest to the date of redemption (i) to the extent that Excess Proceeds of Asset Sales (net cash proceeds not applied to repay Senior Indebtedness or reinvested in the Issuer's business) exceed $10 million, or (ii) if there is a Change in Control (as defined). The offer to redeem resulting from Asset Sales is limited to the net proceeds from such Asset Sales and is subject to (i) the prior claims of secured creditors to the extent of the lien of such creditors on the assets sold, (ii) the prior claims of the lenders under the Bank

Credit Facility and (iii) the acceptance of the offer by the holders of the Senior Subordinated Notes. Failure of the Issuers to purchase the Senior Subordinated Notes of any holder who accepts the Issuers' offer would constitute an Event of Default (as defined).

  The Senior Subordinated Notes are subordinated in right of payment and subject, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined). The guarantees are subordinated to the guarantees by the Guarantors of the Partnership's obligations under the Bank Credit Facility and will be subordinated in the future to all future guarantees by the Guarantors of Senior Indebtedness.

  The Indenture contains certain restrictive covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on Indebtedness; (ii) limitation on Restricted Payments (including cash dividends); (iii) limitation on transactions with affiliates; (iv) limitation on Liens with respect to pari passu or subordinated indebtedness;
(v) limitation on issuances of guarantees of and pledges for Indebtedness;
(vi) limitation on sale of assets; (vii) limitation on sales of equity interests in subsidiaries; and (viii) restrictions on consolidation, merger and sale of assets of the Issuers.


CONVERTIBLE SUBORDINATED NOTE

  As part of the consideration for the Chadwick's Acquisition, the Partnership issued to the TJX Noteholder a Convertible Subordinated Note due 2006 in the principal amount of $20,000,000 (the "Partnership Note") which is convertible at any time, in whole or in part, at the option of the TJX Noteholder into a total of 727,273 partnership units of the Partnership at a conversion price of $27.50 per unit. The Partnership Note pays interest quarterly at an initial rate of 6% per annum for the first year, which rate increases by 1% per annum on each anniversary of the issuance date, if the Offering has not been completed, to a maximum of 10%. Pursuant to the terms of the Partnership Note and the Exchange Agreement, immediately prior to the consummation of the Offering, the TJX Noteholder will deliver the Partnership Note to the Company, and in exchange therefor, the Company and the Partnership will jointly issue to the TJX Noteholder the Convertible Note (collectively with the Partnership Note, the "Subordinated Notes") that contains terms substantially similar to the Partnership Note. The Convertible Note is due 2006 and is convertible at the option of the TJX Noteholder at any time in whole or in part into Common Stock at a conversion price of $27.50 per share (subject to adjustment for stock splits and similar events). The Subordinated Notes are redeemable at the Company's option at any time after December 15, 2001 at an initial redemption price of 104% and reducing to 100.8%, together in each case with accrued interest through the date of redemption. In addition, (i) after the completion of the Offering, the Convertible Note will be redeemable after December 15, 1999 and prior to December 15, 2001, if the Common Stock has traded for a period of 20 consecutive trading days at a premium of at least 25% to the then applicable Conversion Price, at a redemption price commencing at 104.2% and reducing to 103.6%, and (ii) after a Change of Control, the Subordinated Notes will be redeemable for 90 days at the Company's option at a price commencing at 108% in 1996, and reducing to 100.8%, together in each case with accrued interest through the date of redemption. The Subordinated Notes are subject to repurchase by the Company at the option of the TJX Noteholder upon a Change of Control (as defined in the Senior Subordinated Notes) or certain leveraged recapitalizations (as defined) at a purchase price in cash in an amount equal to 101% of principal amount then outstanding, plus accrued and unpaid interest.

  The Subordinated Notes rank pari passu with the Senior Subordinated Notes but are subordinated in right of payment and subject, as set forth therein, to the prior payment in full of all Senior Indebtedness (as defined). The Subordinated Notes contain customary events of default for subordinated indebtedness (including cross acceleration to other indebtedness of the Company).

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), acting through their representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Lazard Freres & Co. LLC and J.P. Morgan Securities Inc. (collectively, the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Purchase Agreement relating to the Common Stock (the "Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of certain non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

                                                                        NUMBER
UNDERWRITER                                                            OF SHARES
-----------                                                            ---------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.................................................
Lazard Freres & Co. LLC...............................................
J.P. Morgan Securities Inc. ..........................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

  The Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $.   per share. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of $.   per share on sales to other dealers.
After the public offering, the initial offering price, the concession and discount may be changed.

  The Company has granted to the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase up to an additional 600,000 shares of Common Stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 4,000,000 shares of Common Stock initially offered hereby.

  In the Purchase Agreement, the Company and certain of its subsidiaries have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act.

  The Company has agreed (i) not to sell any shares of its capital stock (or any rights, options or warrants to purchase, or any securities convertible or exchangeable into or exercisable for, capital stock), with certain limited exceptions for a period of 180 days following the date of the Registration Statement of which this Prospectus is a part, without the prior written consent of Merrill Lynch on behalf of the Representatives. In addition, FS&Co.,

The Limited, Leeway & Co., NYNEX, the TJX Noteholder and WearGuard, as well as the executive officers, directors and certain employees of the Company, have each agreed not to sell, directly or indirectly, any of their shares, with certain limited exceptions, for a period of 180 days following the date of the Purchase Agreement.

  Each of the Underwriters has represented and agreed that: (a) it has not offered or sold, and prior to the date six months after the date of issue of the Common Stock will not offer or sell, any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document in connection with the issue or sale of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

  No action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the Common Stock offered pursuant to the Offering in any jurisdiction where action for that purpose is required, other than the United States. The distribution of this Prospectus and the offering or sale of the Common Stock in certain jurisdictions may be restricted by law. Accordingly, the Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisement in connection with the Common Stock may be distributed or published, in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Such restrictions may be set out in applicable Prospectus supplements. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any applicable restrictions. This Prospectus does not constitute an offer of, or an invitation to subscribe for purchase, any Common Stock and may not be used for the purpose of an offer to, or solicitation by, anyone in any jurisdiction or in any circumstances in which such offer or solicitation is not authorized or is unlawful.

  The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5%.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price has been determined by negotiations among the Company and the Underwriters. Among the factors considered in such negotiations, in addition to prevailing conditions in the equity securities markets, were price-earnings ratios of publicly traded companies that the Company and the Underwriters believe to be comparable to the Company, an assessment of the Company's recent results of operations, estimates of the future prospects of the Company, the present state of the Company's development, the current state of the Company's industry and the economics of the Company's principal markets as a whole. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial offering price.

  At the request of the Company, the Underwriters have reserved up to 200,000 shares of the Common Stock for sale (at the initial public offering price) to certain employees of the Company and other persons associated with the Company or affiliated with any director, officer or management employee of the Company who have expressed an interest in purchasing such shares. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "BYL", subject to official notice of issuance. In order to meet the requirements for listing the Common Stock on such exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Company has been advised by Merrill Lynch that an affiliate of Merrill Lynch owns a limited partnership interest in FSEP III of approximately 1%. Merrill Lynch acted as agent in the placement of limited partnership interests for the aforementioned partnership, which is an investor in the Company. In addition, Merrill Lynch has provided and may in the future provide financial advisory and financing services to both FS&Co. and its affiliates and to the Company.

  Certain of the Underwriters engage in transactions with and perform services for the Company in the ordinary course of business. In August 1993, Merrill Lynch, Lazard Freres & Co. LLC and J.P. Morgan Securities Inc. acted as placement agents in connection with the offering of the Senior Subordinated Notes by the Partnership and Brylane Capital Corp., a wholly-owned subsidiary of the Partnership, and received underwriting discounts and commissions in connection therewith.

  From time to time, in the ordinary course of their respective businesses, affiliates of J.P. Morgan Securities Inc. have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company. In particular, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), an affiliate of J.P. Morgan Securities Inc., was the agent bank under the Company's old bank credit facility. In addition, in connection with entering into the Bank Credit Facility, Morgan Guaranty acted as administrative agent and Merrill Lynch Capital Corporation ("Merrill Lynch Capital"), an affiliate of Merrill Lynch, acted as documentation agent, for which each received customary fees. A portion of the proceeds from this Offering will be used to prepay a portion of the Term Loan under the Company's Bank Credit Facility, including amounts owed to Morgan Guaranty and Merrill Lynch Capital. See "Use of Proceeds". In addition, Morgan Guaranty is the agent bank under a revolving commitment facility for each of The Limited and World Financial.

  In connection with the prepayment, in part, of amounts outstanding under the Bank Credit Facility with the net proceeds of the Offering, Morgan Guaranty and Merrill Lynch Capital will, together in the aggregate, receive more than 10% of the net proceeds of the Offering. Because over 10% of the net proceeds of the Offering is intended to be paid to associated or affiliated persons of members of the National Association of Securities Dealers, Inc. ("NASD") participating in the distribution of the Offering, the underwriting arrangements for the Offering will comply with the requirements of Rule 2710(c)(8) of the Conduct Rules of the NASD. Those requirements provide that, in such circumstances, the price of the securities must be determined by a "qualified independent underwriter". Accordingly, Lazard Freres & Co. LLC (the "Independent Underwriter") is acting as a qualified independent underwriter for purposes of determining the price of the Common Stock offered in this Offering and has conducted due diligence in connection with its responsibilities as a qualified independent underwriter. The price at which the Common Stock is being sold to the public in the Offering is no higher than the price recommended by the Independent Underwriter.

  Brylane paid to Lazard Freres & Co. LLC a fee and reimbursement of expenses for investment banking services performed by it in connection with the Brylane Acquisition. From time to time, Lazard Freres & Co. LLC performs investment banking services for The Limited and its subsidiaries, and in connection therewith receives customary fees.

  Brylane paid to Merrill Lynch and Lazard Freres & Co. LLC fees for investment banking services performed by them in connection with the Chadwick's Acquisition.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are partners in certain partnerships which are limited partners of FSEP II and FSEP III, respectively. See "Security Ownership".

                                    EXPERTS

  The combined balance sheet of the Predecessor (a division of The Limited consisting of the entities described in Note 2 of Notes to Financial Statements) as of July 31, 1993 and the combined statements of operations, cash flows and stockholders equity for the twenty-six weeks ended July 31, 1993, the consolidated balance sheets of the Partnership as of January 28, 1995 and February 3, 1996, and the consolidated statements of operations, cash flows and partnership equity for the twenty-six weeks ended January 29, 1994 and for each of the two fiscal years ended January 28, 1995 and February 3, 1996, appended hereto as part of this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, as set forth in their report dated March 19, 1996, which report is also appended hereto.

  The combined balance sheets of Chadwick's, Inc. as of January 28, 1995 and January 27, 1996, and the combined statements of income and net assets, and cash flows for the years ended January 29, 1994, January 28, 1995 and January 27, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets of the KingSize division of WearGuard Corporation as of October 1, 1994 and September 30, 1995 and the statements of revenues, expenses and net assets and cash flows for each of the years then ended, appended hereto as part of this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, as set forth in their report dated December 7, 1995, which report is also appended hereto.

                             AVAILABLE INFORMATION

  The Partnership is, and as a result of the Offering, the Company will become, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The reports and other information filed by the Company and the Partnership with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, which site contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

  This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

           BRYLANE, L.P. / CHADWICK'S, INC. / KINGSIZE DIVISION

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

BRYLANE, L.P. AND SUBSIDIARIES FINANCIAL STATEMENTS
Report of Independent Accountants........................................  F-2
Balance Sheets as of January 28, 1995, February 3, 1996 and November 2,
 1996 (unaudited)........................................................  F-3
Statements of Operations for the twenty-six weeks ended July 31, 1993
 (Predecessor) and January 29, 1994, the fiscal years ended January 28,
 1995 and February 3, 1996, and the thirty-nine weeks ended October 28,
 1995 (unaudited) and November 2, 1996 (unaudited) ......................  F-4
Statements of Cash Flows for the twenty-six weeks ended July 31, 1993
 (Predecessor) and January 29, 1994, the fiscal years ended January 28,
 1995 and February 3, 1996, and the thirty-nine weeks ended October 28,
 1995 (unaudited) and November 2, 1996 (unaudited) ......................  F-5
Statements of Stockholder's/Partnership Equity for the twenty-six weeks ended July 31, 1993 (Predecessor) and January 29, 1994, the fiscal years ended January 28, 1995 and February 3, 1996, and the thirty-nine weeks ended November 2, 1996 (unaudited) .....................................  F-6
Notes to Financial Statements............................................  F-7
CHADWICK'S, INC. FINANCIAL STATEMENTS
Report of Independent Accountants........................................  F-19
Combined Statements of Income and Net Assets for the fiscal years ended
 January 29, 1994, January 28, 1995 and January 27, 1996; and the thirty-
 nine weeks ended October 28, 1995 (unaudited) and October 26, 1996
 (unaudited).............................................................  F-20
Combined Balance Sheets as of January 28, 1995 and January 27, 1996; and
 October 26, 1996 (unaudited)............................................  F-21
Combined Statements of Cash Flows for the fiscal years ended January 29,
 1994, January 28, 1995 and January 27, 1996; and the thirty-nine weeks ended October 28, 1995 (unaudited) and October 26, 1996 (unaudited).....  F-22
Notes to Combined Financial Statements...................................  F-23
KINGSIZE DIVISION FINANCIAL STATEMENTS
Report of Independent Accountants........................................  F-29
Balance Sheets as of October 1, 1994 and September 30, 1995..............  F-30
Statements of Revenues, Expenses and Net Assets for the years ended
 October 1, 1994 and September 30, 1995..................................  F-31
Statements of Cash Flows for the years ended October 1, 1994 and
 September 30, 1995......................................................  F-32
Notes to the Financial Statements........................................  F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Representatives of
Brylane, L.P.

  We have audited the accompanying consolidated balance sheet of Brylane, L.P. (the "Partnership," which is a limited partnership) as of January 28, 1995 and February 3, 1996, and the related consolidated statements of operations, partnership equity, and cash flows of the Partnership for the twenty-six weeks ended January 29, 1994, and the years ended January 28, 1995 and February 3, 1996, and the related combined statements of operations, stockholder's equity and cash flows of Brylane (the "Predecessor", a division of The Limited, Inc.) for the twenty-six weeks ended July 31, 1993. These financial statements are the responsibility of the Partnership's and Predecessor's managements, respectively. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements of the Partnership referred to above present fairly, in all material respects, the consolidated financial position of the Partnership as of January 28, 1995 and February 3, 1996, and the consolidated results of operations and cash flows for the twenty-six weeks ended January 29, 1994, and the years ended January 28, 1995 and February 3, 1996, in conformity with generally accepted accounting principles. Further, in our opinion, the combined financial statements of the Predecessor referred to above present fairly, in all material respects, its combined results of operations and cash flows for the twenty-six weeks ended July 31, 1993, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Columbus, Ohio
March 19, 1996

                                 BRYLANE, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                            JANUARY 28, FEBRUARY 3, NOVEMBER 2,
                                               1995        1996        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
                  ASSETS
                  ------
Current assets:
  Cash and cash equivalents................  $  28,495   $   7,469   $  10,659
  Accounts receivable......................      1,738       2,387       8,122
  Inventories..............................     72,608      76,627      93,286
  Paper inventory..........................      6,651      16,102      10,729
  Catalog costs............................     18,649      18,131      22,328
  Other....................................      4,371       4,559       5,370
                                             ---------   ---------   ---------
    Total current assets...................    132,512     125,275     150,494
Property and equipment, net................     24,392      28,223      28,303
Organization and deferred financing costs..      9,757       8,228       7,082
Intangibles and other assets...............    119,188     166,177     162,463
Deferred offering costs....................        642         --          --
                                             ---------   ---------   ---------
    Total assets...........................  $ 286,491   $ 327,903   $ 348,342
                                             =========   =========   =========
          LIABILITIES AND EQUITY
          ----------------------
Current liabilities:
  Accounts payable.........................  $  43,970   $  47,131   $  62,467
  Accrued interest.........................      5,535       6,366       2,478
  Accrued expenses.........................     13,991      12,231      11,871
  Reserve for returns......................      4,418       4,192       5,071
  Current portion of long-term debt........     22,524      13,720      14,395
                                             ---------   ---------   ---------
    Total current liabilities..............     90,438      83,640      96,282
Long-term debt.............................    191,644     213,020     202,297
Other long-term liabilities................      2,632       4,056       5,556
                                             ---------   ---------   ---------
    Total liabilities......................    284,714     300,716     304,135
Partnership equity:
  General partner, 2,562,500 units.........     25,625      25,625      25,625
  Limited partners, 9,985,000 units at
   January 28, 1995 and 10,340,000 units at
   February 3, 1996 and 10,342,500 units at
   November 2, 1996........................     99,850     105,204     105,257
  Reduction for predecessor cost--carryover
   basis...................................   (152,067)   (152,067)   (152,067)
  Loans to management investors............     (2,453)     (2,515)     (2,490)
  Retained earnings........................     30,822      50,940      67,882
                                             ---------   ---------   ---------
    Total partnership equity...............      1,777      27,187      44,207
                                             ---------   ---------   ---------
    Total liabilities and equity...........  $ 286,491   $ 327,903   $ 348,342
                                             =========   =========   =========

    The accompanying notes are an integral part of the financial statements.

                                 BRYLANE, L.P.

                            STATEMENTS OF OPERATIONS

                          PREDECESSOR                         PARTNERSHIP
                           COMBINED                          CONSOLIDATED
                          ----------- -----------------------------------------------------------
                          TWENTY-SIX  TWENTY-SIX    FISCAL YEARS ENDED    THIRTY-NINE THIRTY-NINE
                          WEEKS ENDED WEEKS ENDED ----------------------- WEEKS ENDED WEEKS ENDED
                           JULY 31,   JANUARY 29, JANUARY 28, FEBRUARY 3, OCTOBER 28, NOVEMBER 2,
                             1993        1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- ----------- -----------
                                                              (53 WEEKS)  (UNAUDITED) (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
Net sales...............   $242,086    $247,780    $578,530   $  601,055   $435,205   $  467,009
Cost of goods sold......    122,530     124,224     288,217      298,414    216,892      225,708
Non-recurring inventory
 charge.................        --       11,487       2,614          569        142          --
                           --------    --------    --------   ----------   --------   ----------
Gross margin............    119,556     112,069     287,699      302,072    218,171      241,301
Operating expenses:
  Catalog and
   advertising..........     61,165      66,860     153,830      174,446    127,879      135,390
  Fulfillment...........     18,335      21,477      41,656       37,333     26,124       29,057
  Support services......     12,964      13,377      35,152       37,024     27,271       32,995
  Intangibles and
   organization cost
   amortization.........        --        2,121       4,242        4,707      3,298        4,229
                           --------    --------    --------   ----------   --------   ----------
Total operating ex-
 penses.................     92,464     103,835     234,880      253,510    184,572      201,671
                           --------    --------    --------   ----------   --------   ----------
Operating income........     27,092       8,234      52,819       48,562     33,599       39,630
Interest expense, net...        --       10,060      19,576       20,624     14,882       16,200
                           --------    --------    --------   ----------   --------   ----------
Income (loss) before in-
 come taxes.............     27,092      (1,826)     33,243       27,938     18,717       23,430
Provision for income
 taxes..................     10,600          75          89           88        122          125
                           --------    --------    --------   ----------   --------   ----------
Net income (loss).......   $ 16,492    $ (1,901)   $ 33,154   $   27,850   $ 18,595   $   23,305
                           ========    ========    ========   ==========   ========   ==========
Supplemental data
 (Unaudited) (Note 4):
  Historical income
   (loss) before provi-
   sion for income tax-
   es...................               $ (1,826)   $ 33,243   $   27,938   $ 18,717   $   23,430
  Supplemental provision
   for income taxes.....                   (676)     12,300       10,337      6,925        8,669
                                       --------    --------   ----------   --------   ----------
  Supplemental net
   income (loss)........               $ (1,150)   $ 20,943   $   17,601   $ 11,792   $   14,761
                                       ========    ========   ==========   ========   ==========
  Supplemental earnings
   per share
   (see Note 4).........                                      $     1.34              $     1.10
  Supplemental weighted
   average shares
   outstanding
   (see Note 4).........                                      13,125,313              13,371,254


    The accompanying notes are an integral part of the financial statements.

                                 BRYLANE, L.P.

                            STATEMENTS OF CASH FLOWS

                          PREDECESSOR                         PARTNERSHIP
                           COMBINED                          CONSOLIDATED
                          ----------- -----------------------------------------------------------
                                                    FISCAL YEARS ENDED
                                                  -----------------------
                          TWENTY-SIX  TWENTY-SIX                          THIRTY-NINE THIRTY-NINE
                          WEEKS ENDED WEEKS ENDED                         WEEKS ENDED WEEKS ENDED
                           JULY 31,   JANUARY 29, JANUARY 28, FEBRUARY 3, OCTOBER 28, NOVEMBER 2,
                             1993        1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- ----------- -----------
                                                              (53 WEEKS)  (UNAUDITED) (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
Operating activities:
 Net income (loss)......   $ 16,492    $  (1,901)  $ 33,154    $  27,850   $ 18,595    $ 23,305
 Impact of other
  operating activities
  on cash flows:
 Depreciation...........      1,474        1,583      3,110        3,650      2,593       3,046
 Deferred taxes.........        206          --          43           (6)       --          --
 Non-recurring inventory
  charge................        --        11,487      2,614          569        142         --
 Imputed interest.......        --         1,533        --           185        185         --
 Amortization:
  Intangibles and
   organization costs...        --         2,121      4,242        4,707      3,298       4,229
  Deferred financing
   costs (included in
   interest expense)....        --           734      1,469        1,469      1,101       1,102
  Discount on notes
   (included in interest
   expense).............        --            40         98           97         72          73
 Loss (Gain) on sale of
  asset.................        --           --         (19)          14         14           5
 Changes in assets and
  liabilities:
  Inventories...........     (3,643)      (7,499)   (14,195)      (4,019)     2,151     (16,660)
  Catalog costs and
   paper inventory......       (719)      (5,870)    (2,928)      (8,933)    (9,749)      1,176
  Accounts payable and
   accrued expenses.....      3,870        1,868     12,429          479     10,397      16,605
  Accrued interest......        --         6,260       (725)         831     (3,168)     (3,889)
  Other assets and
   liabilities..........     (3,621)      (2,844)      (334)       6,669       (426)     (4,636)
                           --------    ---------   --------    ---------   --------    --------
Net cash provided by
 operating activities...     14,059        7,512     38,958       33,562     25,205      24,356
                           --------    ---------   --------    ---------   --------    --------
Investing activities:
 Cash payments in
  connection with the
  KingSize
  Acquisition, net of
  cash acquired.........        --           --         --       (51,975)   (51,975)        --
 Cash payments in
  connection with the
  Brylane Acquisition...        --      (285,000)       --           --         --          --
 Acquisition related
  fees and expenses paid
  at closing............        --       (10,365)       --        (1,278)       --          --
 Capital expenditures...       (165)        (505)    (5,287)      (7,290)    (6,193)     (3,159)
 Proceeds from sale of
  asset.................        --           --          44          --         --          --
                           --------    ---------   --------    ---------   --------    --------
Net cash used in
 investing activities...       (165)    (295,870)    (5,243)     (60,543)   (58,168)     (3,159)
                           --------    ---------   --------    ---------   --------    --------
Financing activities:
 Payment on Bank Credit
  Facility..............        --        (5,000)   (15,000)     (22,524)   (19,151)    (10,121)
 Proceeds from the
  issuance of long-term
  debt..................        --       234,030        --        35,000     35,000         --
 Tax distribution to
  partners..............        --           --         --        (6,562)    (6,343)     (7,963)
 Deferred offering
  costs.................        --           --        (642)         --        (155)        --
 Proceeds from the sale,
  net of repurchase, of
  partnership interests,
  net of management
  notes.................        --        72,635        387           41        112          77
 Net transfers to The
  Limited, Inc. ........    (13,322)         --         --           --         --          --
 Change in cash
  overdraft.............       (572)      (3,272)       --           --         --          --
 Acquisition related
  fees & expenses paid
  at closing............                                                       (837)
                           --------    ---------   --------    ---------   --------    --------
Net cash (used in)
 provided by financing
 activities.............    (13,894)     298,393    (15,255)       5,955      8,626     (18,007)
                           --------    ---------   --------    ---------   --------    --------
Cash and cash
 equivalents, at
 beginning of period....        --           --      10,035       28,495     28,495       7,469
                           --------    ---------   --------    ---------   --------    --------
Cash and cash
 equivalents, at end of
 period.................   $    --     $  10,035   $ 28,495    $   7,469   $  4,158    $ 10,659
                           ========    =========   ========    =========   ========    ========

Supplemental disclosure of cash flow information:
 The amounts of interest and income taxes paid during each of the periods presented were not material except as follows:
 Interest paid during the fiscal years ended
  January 28, 1995 and February 3, 1996 and
  quarters ended October 28, 1995 and November
  2, 1996........................................  $ 20,127    $  19,328   $ 17,741    $ 19,285
                                                   ========    =========   ========    ========
Supplemental disclosure of noncash financing activity:
 Purchase price for KingSize Acquisition, net of acquisition
  costs......................................................  $  57,750   $ 57,750
 Cash portion of purchase price..............................     52,500     52,500
                                                               ---------   --------
 Partnership units issued for purchase.......................  $   5,250   $  5,250
                                                               =========   ========

    The accompanying notes are an integral part of the financial statements.

                                 BRYLANE, L.P.

                 STATEMENTS OF STOCKHOLDER'S/PARTNERSHIP EQUITY

Predecessor:

                         COMMON STOCK                       RETAINED
                         ------------- PAID-IN INTERCOMPANY EARNINGS
                         SHARES AMOUNT CAPITAL   ACCOUNT    (DEFICIT)   TOTAL
                         ------ ------ ------- ------------ ---------  --------
                                        (DOLLARS IN THOUSANDS)
Balance, January 30,
 1993...................  600    $  1   $ 90     $ 52,505   $(12,977)  $ 39,619
 Net transfers to The
  Limited, Inc. ........  --      --     --       (13,322)       --     (13,322)
 Net income.............  --      --     --           --      16,492     16,492
                          ---    ----   ----     --------   --------   --------
Balance, July 31, 1993..  600    $  1   $ 90     $ 39,183   $  3,515   $ 42,789
                          ===    ====   ====     ========   ========   ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Partnership:

                                                                  REDUCTION FOR
                                                                   PREDECESSOR
                           GENERAL PARTNER   LIMITED PARTNERS        COST--      LOANS TO  ACCUMULATED
                          ----------------- --------------------    CARRYOVER   MANAGEMENT  EARNINGS
                            UNITS   AMOUNT    UNITS      AMOUNT       BASIS     INVESTORS   (DEFICIT)   TOTAL
                          --------- ------- ----------  --------  ------------- ---------- ----------- --------
                                                        (DOLLARS IN THOUSANDS)
Balance, August 1, 1993.  2,562,500 $25,625  9,937,500  $ 99,375    $(152,067)   $(2,365)    $   --    $(29,432)
 Net loss...............        --      --         --        --           --         --       (1,901)    (1,901)
                          --------- ------- ----------  --------    ---------    -------     -------   --------
Balance, January 29,
 1994...................  2,562,500  25,625  9,937,500    99,375     (152,067)    (2,365)     (1,901)   (31,333)
 Net income.............        --      --         --        --           --         --       33,154     33,154
 Sale of units..........        --      --      60,000       600          --        (150)        --         450
 Repurchase of units....        --      --     (12,500)     (125)         --          62         --         (63)
 Tax distributions
  payable to partners...        --      --         --        --           --         --         (431)      (431)
                          --------- ------- ----------  --------    ---------    -------     -------   --------
Balance, January 28,
 1995...................  2,562,500  25,625  9,985,000    99,850     (152,067)    (2,453)     30,822      1,777
 Net income.............        --      --         --        --           --         --       27,850     27,850
 Sale of units..........        --      --     365,000     5,475          --        (112)        --       5,363
 Repurchase of units....        --      --     (10,000)     (121)         --          50         --         (71)
 Tax distributions
  payable to partners...        --      --         --        --           --         --       (7,732)    (7,732)
                          --------- ------- ----------  --------    ---------    -------     -------   --------
Balance, February 3,
 1996...................  2,562,500  25,625 10,340,000   105,204     (152,067)    (2,515)     50,940     27,187
 Net income.............        --      --         --        --           --         --       23,305     23,305
 Sale of units..........        --      --       7,500       113          --         --          --         113
 Repurchase of units....        --      --      (5,000)      (60)         --          25         --         (35)
 Tax distributions
  payable to partners...        --      --         --        --           --         --       (6,363)    (6,363)
                          --------- ------- ----------  --------    ---------    -------     -------   --------
Balance, November 2,
 1996 (Unaudited).......  2,562,500 $25,625 10,342,500  $105,257    $(152,067)   $(2,490)    $67,882   $ 44,207
                          ========= ======= ==========  ========    =========    =======     =======   ========

    The accompanying notes are an integral part of the financial statements.

                                 BRYLANE, L.P.

                         NOTES TO FINANCIAL STATEMENTS

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

(1) NATURE OF OPERATIONS:

  Brylane is a leading catalog retailer of special size and regular size women's apparel, and special size men's apparel. The women's catalogs market apparel in the budget to low-moderate price range, and the men's catalogs market apparel in the moderate price range. Brylane services the special size customer through its Lane Bryant, Roaman's and KingSize (men's) catalogs, and the regular size women's customer through its Lerner and Sue Brett catalogs. Brylane also markets apparel to these same customer segments through four catalogs under licensing arrangements with Sears Shop at Home Services, Inc. ("Sears").

  Brylane's merchandising strategy is to provide value-priced, private label apparel with a consistent quality and fit, to concentrate on apparel with limited fashion risk, and to offer a broader selection of sizes and styles in special size apparel than can be found at most retail stores and in other competing catalogs. Each of Brylane's catalogs offers its customers contemporary, traditional and basic apparel.

(2) ORGANIZATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION:

  In August 1993, certain affiliates of Freeman Spogli & Co. ("FS&Co.") and of The Limited, Inc. ("The Limited") formed Brylane, L.P. ("Brylane" or the "Company"), a Delaware limited partnership, and acquired the Lane Bryant, Roaman's and Lerner catalog businesses (the "Brylane Acquisition") formerly conducted by certain direct and indirect subsidiaries of The Limited (the "Predecessor"). The aggregate purchase price was $335 million. The Brylane Acquisition closed on August 30, 1993. For accounting purposes, the transaction was accounted for on the effective date of August 1, 1993.

  In connection with the Brylane Acquisition, certain affiliates of FS&Co. and certain management investors contributed $75 million to the capital of Brylane for a 60% aggregate interest. Certain affiliates of The Limited contributed substantially all assets and liabilities of the catalog business to Brylane and received cash of $285 million and a 40% aggregate interest in Brylane with an assigned value at $50 million. The Limited also received a warrant (the "Limited Warrant") entitling it to purchase up to 1,250,000 newly issued partnership units in Brylane, at a price of $10 per unit. At July 27, 1996, the Limited Warrant expired as certain conditions were not met.

  In order to finance the Brylane Acquisition, Brylane secured financing through proceeds from its Bank Credit Facility and sale of the Notes. Such debt agreements closed on August 30, 1993. For financial statement purposes, however, the debt was recorded on the effective date of August 1, 1993. In accordance with Accounting Principles Board Opinion No. 16, interest was imputed for the period from August 1 through August 30, 1993 in the amount of $1.5 million, which was reflected in interest expense and offset goodwill.

  The Brylane Acquisition has been accounted for utilizing the purchase method of accounting. The continuing interest of certain affiliates of The Limited in Brylane was reflected at The Limited's historical basis (carryover basis) in accordance with Emerging Issues Task Force (EITF) Issue No. 88-16. For the proportionate interests of the affiliates of FS&Co. and members of management who invested in the transaction, the purchase price was allocated to the assets and liabilities of Brylane at their estimated fair values as determined based on management's estimates. Partners' capital and the basis of the transferred assets have been reduced for predecessor cost carryover basis. The allocation of the purchase price (before adjustments for carryover basis accounting) was as follows (dollars in thousands):

      Current assets.................................................. $ 95,027
      Property and equipment..........................................   25,434
      Intangibles and other assets....................................  260,640
      Liabilities assumed.............................................  (46,101)
                                                                       --------
                                                                       $335,000
                                                                       ========

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

  The consolidated financial statements include the accounts of Brylane and its wholly-owned subsidiaries and partnerships, including Brylane Capital Corp., B.L. Management Services, Inc., B.L. Catalog Distribution, Inc., B.L. Management Services Partnership, B.L. Catalog Distribution Partnership, B.N.Y. Service Corp., and K.S. Management Services, Inc. These entities are collectively referred to as Brylane or the Partnership. Accounts between the consolidated entities have been eliminated. Each of the wholly-owned subsidiaries and partnerships has guaranteed Brylane's 10% Senior Subordinated Notes due 2003 (the "Notes"). Separate financial statements of these subsidiary guarantors have not been included as the subsidiaries guarantee the Notes on a full, unconditional, and joint and several basis. Management believes that the aggregate assets, liabilities, earnings, and equity of the subsidiary guarantors are currently, both on an individual and a combined basis, inconsequential to Brylane on a consolidated basis, and therefore, that information provided in separate financial statements of the subsidiary guarantors is not deemed material to the readers of the financial statements.

  Effective July 6, 1996, for business reasons, KingSize Catalog Sales, L.P., and KingSize Catalog Sales, Inc. were merged into Brylane. All of the assets and liabilities of these entities were transferred to Brylane, which continues to run the KingSize Big & Tall catalog business.

  Prior to the Brylane Acquisition, the combined financial statements of the Predecessor included the accounts of six wholly-owned subsidiaries, including their respective subsidiaries, of The Limited: Lane Bryant Direct Holding, Inc., Lerner Direct Holding, Inc., Roaman's Holding, Inc., Brymark, Inc., Roamark, Inc. and Lernmark, Inc. on a historical basis. The Limited provided corporate administrative services and support, including tax, treasury, legal, internal audit and public relations. Expenses for these services have not been allocated, as management believes these amounts were not material. Management also believes that the costs that would have been incurred for these services had Brylane operated on a stand-alone basis would not have had a material impact on the combined financial statements. Accounts and transactions between the combined companies have been eliminated.

  Due to purchase accounting adjustments and other changes resulting from the Brylane Acquisition, the financial information for Brylane is not directly comparable to the financial information for the Predecessor.

(3) KINGSIZE ACQUISITION:

  In October 1995, KingSize Catalog Sales, L.P., an Indiana limited partnership and an indirect wholly-owned entity of Brylane ("KingSize Partnership"), completed the acquisition of the assets of the KingSize catalog division of WearGuard Corporation ("WearGuard"), a wholly-owned subsidiary of ARAMARK Corporation (the "KingSize Acquisition"). The business acquired is a catalog business devoted to big and tall men's apparel, footwear and related accessories. The KingSize Acquisition included the sale by WearGuard to the KingSize Partnership of inventory, contracts, customer lists, goodwill, accounts receivable and certain equipment relating to the operation of the business, and the assumption of certain liabilities relating to the business by the KingSize Partnership. In addition, the parties entered into a Noncompetition Agreement dated October 16, 1995.

  In connection with the KingSize Acquisition, Brylane paid to WearGuard $52.5 million in cash and issued to WearGuard 350,000 newly issued limited partnership units in Brylane. Brylane financed the cash portion of the purchase price out of available funds as well as additional borrowings under its bank credit facility ("Bank Credit Facility"). In connection with the KingSize Acquisition, Brylane further amended its Bank Credit Facility to provide for an additional $35.0 million in available borrowing capacity. In accordance with Accounting Principles Board Opinion No. 16, interest was imputed for the period from October 1 through October 15, 1995 in the amount of $185,000.

  The KingSize Acquisition closed on October 16, 1995. For accounting purposes, the KingSize Acquisition has been recorded using the purchase method of accounting on the effective date of October 1, 1995. Brylane's

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

financial statements include the results of KingSize on a consolidated basis from the effective date of the acquisition. The purchase price, including acquisition costs of $1.4 million, has been allocated to the assets and liabilities of KingSize at their estimated fair values. The fair values of assets and liabilities have been determined based on management's estimates. The allocation of the purchase price was as follows (dollars in thousands):

     Current assets.................................................... $10,737
     Property and equipment............................................     331
     Intangibles and other assets......................................  51,903
     Liabilities assumed...............................................  (3,821)
                                                                        -------
                                                                        $59,150
                                                                        =======

  The following unaudited pro forma results of operations for the year ended February 3, 1996 assume that the KingSize Acquisition (which included the assignment to Brylane of WearGuard's license to distribute the Sears Big & Tall catalog) occurred as of the beginning of the period. In preparing the pro forma information, certain adjustments have been made for (i) the amortization of goodwill and other intangible assets created in the KingSize Acquisition;
(ii) the interest expense related to the borrowings which were used to finance a portion of the purchase price; (iii) the nonrecurring charge related to the valuation of the acquired inventory; and (iv) the administrative overhead and goodwill amortization related to KingSize as a division of WearGuard.

  The pro forma information is provided for informational purposes only. It is based on historical information and does not purport to be indicative of the results that actually would have been obtained had the KingSize Acquisition been made as of that date or of results which may occur in the future (dollars in thousands):

                                                                       FOR THE
                                                                     FISCAL YEAR
                                                                        ENDED
                                                                     FEBRUARY 3,
                                                                        1996
                                                                     -----------
     Net sales......................................................  $624,682
     Operating income...............................................    52,218
     Net income.....................................................    29,683

(4) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fiscal Year

  Brylane's fiscal year ends on the Saturday closest to January 31 and consists of 52 or 53 weeks. Brylane's fiscal years ended January 29, 1994 and January 28, 1995 consisted of 52 weeks, and the fiscal year ended February 3, 1996 consisted of 53 weeks. The fiscal year is designated in the notes to the financial statements by the calendar year in which the fiscal year commences.

 Cash Equivalents

  Brylane considers investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Merchandise inventories are stated at the lower of cost or market, principally valued on the average cost basis, except for inventories attributable to the new investments in Brylane and KingSize which were recorded at

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

estimated fair value. A non-recurring inventory charge representing the fair value, as of the date of the Brylane Acquisition, of inventory in excess of its original historical cost was amortized partly during the twenty-six weeks ended January 29, 1994 ($11.5 million), and the remainder ($2.6 million) was amortized during the first quarter ended April 30, 1994. A non-recurring inventory charge representing the estimated fair value in excess of its original historical cost, as of the date of the KingSize Acquisition, was fully amortized in fiscal 1995 ($569,000).

 Catalog Costs

  Catalog costs primarily consist of catalog production and mailing costs that have not yet been fully amortized. Catalog costs are amortized over the expected revenue stream, which is approximately three months from the date catalogs are mailed as determined based on management's estimates.

 Property and Equipment

  Additions to property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed for financial reporting purposes on a straight-line basis, using service lives ranging principally from 10-30 years for buildings and improvements, 10 years for leasehold improvements and 3-10 years for other property and equipment. The cost and related accumulated depreciation or amortization of assets sold or retired are removed from the accounts, with any resulting gain or loss included in net income. Repairs and maintenance are charged to expense as incurred; renewals and betterments which extend service lives are capitalized.

 Organization and Deferred Financing Costs

  Organization costs amounting to $300,000 relate to the formation of Brylane and its wholly-owned subsidiaries and partnerships. Such costs are amortized over five years using the straight-line method. Accumulated amortization of organization costs at January 28, 1995, February 3, 1996, and November 2, 1996 was $90,000, $150,000, and $195,000, respectively. Deferred financing costs of $11.8 million relate to the financing incurred in connection with the Brylane Acquisition and are amortized over the term of the related debt using the effective interest method. Accumulated amortization of deferred financing costs at January 28, 1995, February 3, 1996, and November 2, 1996 was $2.2 million, $3.7 million, and $4.8 million, respectively.

 Intangible Assets

  Intangible assets associated with the Brylane Acquisition include trademarks of $8.8 million, customer lists of $2.2 million and goodwill of $114.5 million. Such intangibles are amortized over a 30-year composite life using the straight-line method. Accumulated amortization of intangible assets was $6.3 million, $10.5 million, and $13.6 million at January 28, 1995, February 3, 1996 and November 2, 1996, respectively. Intangible assets associated with the KingSize Acquisition include customer lists of $520,000, a noncompetition agreement of $300,000 and goodwill of $50.8 million. Amortization is computed using the straight-line method over a life of eight years for the customer lists, five years for the noncompetition agreement, and 40 years for goodwill. Accumulated amortization of intangible assets was $465,000 and $1.5 million at February 3, 1996 and November 2, 1996, respectively.

  Brylane's policy is to periodically review the value assigned to goodwill to determine if it has been permanently impaired by adverse conditions which might affect Brylane. Such reviews include an analysis of current results and take into consideration the discounted value of projected operating cash flow (earnings before interest, taxes and depreciation and amortization).

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)


 Income Taxes

  Under the partnership form of doing business, the tax effects of profits and losses of the Partnership are incurred by the partners. Brylane makes cash advances and annual distributions to partners in amounts sufficient for the partners to pay income taxes on their ratable share of taxable income. As a result, the provision for income taxes for the twenty-six weeks ended January 29, 1994, the years ended January 28, 1995 and February 3, 1996, and the thirty-nine weeks ended October 28, 1995 and November 2, 1996 represents federal, state and local income taxes relating only to taxable income of the C-corporations included in the consolidated financial statements.

 Supplemental Net Income and Earnings per Share

  Supplemental net income represents the results of operations adjusted to reflect a provision for income tax on historical income before provision for income taxes, which gives effect to the change in Brylane's tax status to a C-corporation subsequent to the public sale of its Common Stock. The difference between the pro forma income tax rates utilized and the federal statutory rate of 35% relates primarily to state income taxes, net of federal tax benefit.

  Supplemental earnings per share represents supplemental net income divided by the weighted average partnership units and common equivalent units outstanding. In accordance with Securities and Exchange Commission rules, options granted in the one year period prior to the filing of the registration statement related to the initial public offering are included as outstanding for all periods presented using the treasury stock method assuming an offering price equivalent to $25 per unit.

 Revenue Recognition

  Sales are recorded at the time of shipment. The Company provides a reserve for estimated merchandise returns, based on its prior customer returns experience.

 Interim Financial Information

  The financial statements for the thirty-nine weeks ended October 28, 1995 and November 2, 1996 are unaudited but include all adjustments (consisting of normal recurring adjustments) which are in the opinion of management necessary for a fair statement of the results of the interim periods. The interim results for the thirty-nine weeks ended November 2, 1996 are not necessarily indicative of the results to be expected for the year ending February 1, 1997.

 Reclassifications

  Certain reclassifications have been made to the 1993 statement of cash flows and to the 1994 and 1995 balance sheets, statements of operations and statements of cash flows to conform with the 1996 financial statement presentation. Such reclassifications had no effect on previously reported net income.

(5) PROPERTY AND EQUIPMENT:

  Property and equipment are recorded at cost. Property and equipment consist of (dollars in thousands):

                                            JANUARY 28, FEBRUARY 3, NOVEMBER 2,
                                               1995        1996        1996
                                            ----------- ----------- -----------
   Land, buildings and improvements........   $14,888     $14,997     $14,998
   Furniture, fixtures and equipment.......    13,747      19,359      22,467
   Leasehold improvements..................       359       2,120       2,130
                                              -------     -------     -------
                                               28,994      36,476      39,595
   Accumulated depreciation and amortiza-
    tion...................................     4,602       8,253      11,292
                                              -------     -------     -------
   Property and equipment, net.............   $24,392     $28,223     $28,303
                                              =======     =======     =======

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

(6) LONG-TERM DEBT:

  In order to finance the Brylane Acquisition, Brylane secured financing through proceeds from its Bank Credit Facility and sale of the Notes. The Bank Credit Facility and the Notes are fully and unconditionally guaranteed, jointly and severally, by certain wholly-owned subsidiaries of Brylane, B.L. Management Services, Inc., B.L. Catalog Distribution, Inc., B.N.Y. Service Corp., and KS Management Services, Inc., and by each of Brylane's wholly-owned general partnerships, B.L. Management Services Partnership and B.L. Catalog Distribution Partnership (collectively, the "Subsidiary Guarantors").

  Amounts outstanding under long-term debt agreements are as follows (in thousands):

                                           JANUARY 28, FEBRUARY 3, NOVEMBER 2,
                                              1995        1996        1996
                                           ----------- ----------- -----------
Bank credit facility term loan (the "Term
 Loans"), bearing interest at the rate of
 LIBOR plus 2.0% adjusted to the current
 rate at intervals of one to six months
 based on Brylane's operating cash flow to
 net debt ratio. At February 3, 1996 and
 November 2, 1996, the margin was 2.0%.
 Various maturities through October 2000..  $ 90,000    $102,476    $ 92,355
Bank credit facility revolving loan (the
 "Revolving Credit Facility"), maximum
 borrowings of $40,000, sublimit for let-
 ters of credit of $30,000................         0           0           0
Senior subordinated notes, bearing inter-
 est at the rate of 10.0% per annum, ma-
 turing September 1, 2003.................   125,000     125,000     125,000
                                            --------    --------    --------
                                             215,000     227,476     217,355
Discount on senior subordinated notes.....      (832)       (736)       (663)
                                            --------    --------    --------
                                             214,168     226,740     216,692
                                            --------    --------    --------
Less current portion......................   (22,524)    (13,720)    (14,395)
                                            --------    --------    --------
                                            $191,644    $213,020    $202,297
                                            ========    ========    ========

  In addition to scheduled principal repayments on the Term Loans, Brylane is obligated to make certain mandatory prepayments of the Term Loans and the Revolving Credit Facility under certain circumstances. Such a mandatory prepayment of the Term Loan based on Brylane's excess cash flow, as defined, was paid during the first quarter of fiscal 1995 in the amount of $9.0 million. The terms of the Partnership Agreement may under certain conditions require and the terms of the Term Loans will under certain conditions allow, until the fourth anniversary of the closing of the Brylane Acquisition, each such scheduled or mandatory principal payment to be placed into an escrow account rather than being applied to reduce the principal amount of the Term Loans.

  At January 28, 1995, February 3, 1996 and November 2, 1996, interest terms available to Brylane, for borrowings similar to the Term Loans, were similar to those presently provided under the Bank Credit Facility. Accordingly, the principal amount outstanding of the Term Loans approximated the fair market value at January 28, 1995, February 3, 1996 and November 2, 1996.

  Based on quoted market prices at January 28, 1995, February 3, 1996 and November 2, 1996, the fair market value of the Notes was approximately $123.4 million, $111.9 million and $124.4 million, respectively. The change in fair market value is primarily attributable to changes in market interest rates.

  The Bank Credit Facility contains certain financial covenants which require Brylane to meet financial ratios and tests, including a minimum net worth test, a minimum fixed charge coverage ratio and a minimum cash flow

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

to net debt ratio. At January 28, 1995, February 3, 1996 and November 2, 1996, Brylane was in compliance with the required covenants. In addition, the Bank Credit Facility contains covenants customarily found in credit agreements of such type including, among other things, limitations on indebtedness, liens, asset sales, distributions and other restricted payments, acquisitions, mergers, investments, capital expenditures and prepayment or amendment of certain indebtedness. The Bank Credit Facility contains customary events of default, including certain changes of control of Brylane.

  The obligations of Brylane under the Bank Credit Facility are collateralized by the intangible assets of Brylane.

  The Bank Credit Facility was refinanced on December 9, 1996 (see Note 16).

  As of January 28, 1995, February 3, 1996 and November 2, 1996, Brylane had no borrowings under the Revolving Credit Facility and, after giving effect to the issuance of letters of credit for $14.6 million, $17.2 million and $23.3 million, respectively, had additional capacity under the Revolving Credit Facility of approximately $25.4 million, $22.8 million and $16.7 million, respectively. As of January 28, 1995, February 3, 1996 and November 2, 1996, the aggregate principal balance outstanding under the Term Loans was $90.0 million, $102.5 million and $92.4 million, respectively.

  At February 3, 1996, annual maturities of long-term debt by fiscal year are as follows (in thousands):

      1996............................................................ $  13,720
      1997............................................................    15,632
      1998............................................................    24,629
      1999............................................................    30,995
      2000............................................................    17,500
      Thereafter......................................................   125,000
                                                                       ---------
      Total debt...................................................... $ 227,476
                                                                       =========



(7) OPERATING LEASES:

  Brylane leases office space and equipment under leasing arrangements classified as operating leases which expire at various times through fiscal 2003. Rent expense under these leases was $2.2 million and $2.1 million in the twenty-six weeks ended July 31, 1993 and January 29, 1994, respectively, $5.6 million and $5.8 million in the fiscal years ended January 28, 1995 and February 3, 1996, respectively, and $4.3 million and $4.6 million in the thirty-nine weeks ended October 28, 1995 and November 2, 1996, respectively.

  In April 1996, Brylane signed a new lease commencing May 1, 1996 and expiring December 31, 2001. Lease payments required by this lease are paid at $45,000 per year.

  Future minimum lease payments required under these leases, at February 3, 1996, are as follows (dollars in thousands):

     1996............................................................... $ 5,317
     1997...............................................................   4,840
     1998...............................................................   4,315
     1999...............................................................   3,182
     2000...............................................................   1,420
     Thereafter.........................................................   1,656
                                                                         -------
                                                                         $20,730
                                                                         =======

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

(8) INCOME TAXES:

 Partnership

  Under the partnership form of doing business, the tax effect of profits and losses of the Partnership are incurred by the partners. Brylane will make cash advances and annual distributions to the partners in amounts sufficient for the partners to pay income taxes on their ratable share of taxable income. As a result, the provision for income taxes for the twenty-six weeks ended January 29, 1994, the fiscal years ended January 28, 1995 and February 3, 1996, and the thirty-nine weeks ended October 28, 1995 and November 2, 1996, represents federal, state and local taxes relating only to taxable income of the C-corporations included in the consolidated financial statements.

 Predecessor

  Income tax information related to the combined financial statements of the Predecessor is as follows (dollars in thousands):

                                                                     TWENTY-SIX
                                                                     WEEKS ENDED
                                                                      JULY 31,
                                                                        1993
                                                                     -----------
     Currently payable:
       Federal......................................................   $ 9,043
       State........................................................     1,351
                                                                       -------
                                                                        10,394
     Deferred.......................................................       206
                                                                       -------
     Total provision................................................   $10,600
                                                                       =======

  As the Predecessor was a division of The Limited, the current tax provision is a component of the intercompany account.

  A reconciliation between the statutory Federal income tax rate and the effective income tax rate follows:

                                                                     TWENTY-SIX
                                                                     WEEKS ENDED
                                                                      JULY 31,
                                                                        1993
                                                                     -----------
     Federal income tax rate........................................    34.0%
     State income tax, net of Federal income tax effect.............     5.1
                                                                        ----
                                                                        39.1%
                                                                        ====

  The components of the deferred tax provision follow (dollars in thousands):

                                                                     TWENTY-SIX
                                                                     WEEKS ENDED
                                                                      JULY 31,
                                                                        1993
                                                                     -----------
     Excess of tax over book depreciation...........................    $(293)
     Catalog costs..................................................      516
     Other items, net...............................................      (17)
                                                                        -----
                                                                        $ 206
                                                                        =====

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)


(9) 1993 OPTION PLAN:

  In connection with the Brylane Acquisition, Brylane adopted its 1993 Performance Partnership Unit Option Plan (the "1993 Option Plan") whereby officers, key employees, certain members of the Board of Representatives of the Partnership and consultants of Brylane (or its Subsidiaries) may be granted the right to purchase an aggregate of up to 779,584 partnership units in Brylane. The options were issued at fair market value at the date of the grant based on the capital contributed by FS&Co. and The Limited.

  Option activity for fiscal 1994, fiscal 1995 and the thirty-nine weeks ended November 2, 1996 follows:

                                                           NUMBER     AVERAGE
                                                             OF     OPTION PRICE
                                                            UNITS     PER UNIT
                                                           -------  ------------
      Options outstanding, January 29, 1994............... 559,584     $10.00
       Activity during 1994:
        Granted...........................................  65,000      10.00
        Cancelled.........................................  (9,375)     10.00
                                                           -------     ------
      Options outstanding, January 28, 1995............... 615,209      10.00
       Activity during 1995:
        Granted...........................................  15,000      10.00
        Cancelled.........................................  (7,500)     10.00
                                                           -------     ------
      Options outstanding, February 3, 1996............... 622,709      10.00
       Activity during 1996:
        Granted...........................................  25,000      15.00
        Cancelled.........................................  (3,125)     10.00
                                                           -------     ------
      Options outstanding, November 2, 1996............... 644,584     $10.19
                                                           =======     ======

  All options become exercisable on the fifth or fifteenth anniversary of the closing of the Brylane Acquisition and terminate either 10 or 16 years from the date of grant (if not sooner due to termination of employment).

(10) 1995 OPTION PLAN:

  On July 15, 1995, Brylane adopted its 1995 Partnership Unit Option Plan (the "1995 Option Plan") whereby officers, key employees, certain members of the Board of Representatives of the Partnership and consultants of Brylane (or its Subsidiaries) may be granted the right to purchase an aggregate of up to 500,000 partnership units in Brylane.

  Option activity for fiscal 1995 and the thirty-nine weeks ended November 2, 1996 follows:

                                                            NUMBER    AVERAGE
                                                              OF    OPTION PRICE
                                                             UNITS    PER UNIT
                                                            ------- ------------
      Options outstanding, January 28, 1995................       0
       Activity during 1995:
        Granted............................................ 123,750    $15.00
                                                            -------    ------
      Options outstanding, February 3, 1996................ 123,750     15.00
       Activity during 1996:
        Granted............................................ 147,000     18.89
                                                            -------    ------
      Options outstanding, November 2, 1996................ 270,750    $17.11
                                                            =======    ======

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

  All options become exercisable in three equal installments on the first, second and third anniversaries of the date of grant. All options terminate seven years from the date of grant (if not sooner due to termination of employment).

(11) STOCK SUBSCRIPTION PLAN:

  Brylane has a stock subscription plan (the "Subscription Plan") whereby officers, certain key employees and a member of the Board of Representatives may purchase interests in an entity that indirectly owns interests in the Partnership. Pursuant to the Subscription Plan, this entity acquires additional interests in the Partnership using the proceeds received in connection with such purchases. The portion of the purchase price received in the form of promissory notes is recorded as a reduction of partnership equity. The price at which the units are purchased is set at fair value at the date of issuance as determined by the Company from analyses and outside purchases.

  Activity under the Stock Subscription Plan for fiscal 1994, fiscal 1995 and the thirty-nine weeks ended November 2, 1996 follows:

                                                                         AVERAGE
                                                                NUMBER    PRICE
                                                                  OF       PER
                                                                 UNITS    UNIT
                                                                -------  -------
      Units outstanding, January 29, 1994...................... 453,000  $10.00
       Activity during 1994:
        Issued.................................................  60,000   10.00
        Repurchased............................................ (12,500)  10.00
                                                                -------  ------
      Units outstanding, January 28, 1995...................... 500,500   10.00
       Activity during 1995:
        Issued.................................................  15,000   15.00
        Repurchased............................................ (10,000)  12.10
                                                                -------  ------
      Units outstanding, February 3, 1996...................... 505,500   10.15
       Activity during 1996:
        Issued.................................................   7,500   15.00
        Repurchased............................................  (5,000)  12.10
                                                                -------  ------
      Units outstanding, November 2, 1996...................... 508,000  $10.22
                                                                =======  ======

(12) RETIREMENT PLAN:

  Effective August 30, 1993, Brylane adopted the Brylane, L.P. Savings and Retirement Plan (the "Retirement Plan"). All of the Company's employees who have attained twenty-one years of age and have completed one year of service are eligible to participate in the Retirement Plan. Eligible employees can contribute up to the lesser of $9,500 or ten percent of their compensation to the Retirement Plan on a pre-tax basis. Brylane will match up to three percent of the participants' eligible compensation. Brylane is required to make additional contributions to the Retirement Plan equal to four percent of each participant's compensation up to the Social Security taxable wage base, and equal to seven percent of each participant's compensation which exceeds that amount. An additional one percent of compensation is contributed on behalf of those participants who have completed at least five years of service. Brylane's contributions begin to vest after three years of service, at which time such contributions are 20% vested. Thereafter, the contributions vest at a rate of 20% each year so that Brylane's contributions are fully vested after seven years of service. Prior to the Brylane Acquisition, Brylane participated in a similar defined contribution retirement plan sponsored by The Limited. Brylane's cost under these plans was $1.2 million and $1.4 million in the twenty-six weeks ended July 31, 1993 and January 29, 1994,

                                 BRYLANE, L.P.

(ALL INFORMATION FOR THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995 AND NOVEMBER
                             2, 1996 IS UNAUDITED)

respectively, $3.1 million and $2.9 million in the years ended January 28, 1995 and February 3, 1996, respectively, and $2.2 million and $2.4 million in the thirty-nine weeks ended October 28, 1995 and November 2, 1996, respectively.

(13) PARTNERSHIP EQUITY:

  The general partner of Brylane is an affiliate of FS&Co. Profits of the Partnership will be allocated first, 100% to the general partner in an amount equal to the excess of cumulative allocated losses over allocated profits; second, to each partner in proportion to cumulative allocated losses over profits; and the balance in proportion to percentage interest.

  Losses will be allocated first, to each partner in proportion to cumulative allocated profits over losses; second, to each partner in proportion to the sum of capital contributions and cumulative allocated profits over losses; and the balance 100% to the general partner.

(14) RELATED PARTY TRANSACTIONS:

  On August 30, 1993 (amended July 1, 1995), Brylane entered into a Credit Card Agreement with World Financial Network National Bank ("World Financial"), a joint venture 60% owned by Welsh Carson Anderson & Stowe and 40% owned by The Limited, Inc., pursuant to which World Financial provides credit to customers of Brylane, issues five proprietary credit cards, and processes credit card transactions for a fee. This is similar to the arrangement between World Financial and the Predecessor. The total expense amounted to $5.2 million and $5.1 million in the twenty-six weeks ended July 31, 1993 and January 29, 1994, respectively, $10.7 million and $10.3 million in the years ended January 28, 1995 and February 3, 1996, respectively, and $7.9 million and $7.3 million in the thirty-nine weeks ended October 28, 1995 and November 2, 1996, respectively.

  Certain affiliates of The Limited granted Brylane the use of certain trademarks for a specified period, as described in a trademark license agreement.

  Prior to the Brylane Acquisition, Brylane participated in The Limited's self insurance programs for general liability, workers' compensation and medical and dental benefits. Brylane expensed $1.9 million in the twenty-six weeks ended July 31, 1993. There were no charges from The Limited for self insurance in the twenty-six weeks ended January 29, 1994 or any subsequent period.

  Prior to the Brylane Acquisition, The Limited funded all payments on behalf of Brylane. The net intercompany account presented in the financial statements of the Predecessor is principally comprised of intercompany advances and reimbursements. No interest income or expense has been recorded on the net intercompany balance.

  In connection with the Brylane Acquisition, Brylane paid FS Management Co. and FS&Co. Management L.P., both of which are affiliated with FS&Co., an aggregate of $4.5 million in fees as compensation for services in structuring and arranging financing in connection with the Brylane Acquisition. Such fees are included in organization and deferred financing costs.

(15) COMMITMENTS AND CONTINGENCIES:

  Brylane is involved in various legal proceedings that are incidental to the conduct of its business. Although the amount of any liability with respect to these proceedings cannot be determined, in the opinion of

                              BRYLANE, L.P.

  (ALL INFORMATION FOR THE TWENTY-SIX WEEKS ENDED JULY 29, 1995 AND AUGUST 3,
                            1996 IS UNAUDITED)

management, any such liability will not have a material adverse effect on the financial position or results of operations of Brylane.

(16) SUBSEQUENT EVENTS (UNAUDITED):

  On December 9, 1996, Brylane, L.P. completed the Chadwick's Acquisition. Brylane purchased the assets of Chadwick's, excluding substantially all accounts receivable, for approximately $222.8 million in cash and a $20.0 million convertible subordinated note. Financing for the transaction was provided through borrowings under a new bank credit facility and $51.3 million of equity financing.

  On December 9, 1996, in contemplation of an initial public offering, the Company, certain affiliates of FS&Co., The Limited, Lane Bryant Direct, WearGuard, Leeway & Co., NYNEX and the TJX Noteholder entered into a First Amended and Restated Incorporation and Exchange Agreement (the "Exchange Agreement") whereby the ownership interests of these entities in the Partnership other than the TJX Noteholder will be exchanged for 14,926,778 shares of Common Stock in Brylane Inc., a newly formed corporation, and the TJX Noteholder will exchange the $20.0 million Convertible Note due 2006 of the Partnership for a similar security of the Company. Additionally, pursuant to their respective stock subscription agreements with VP Holding, an entity that indirectly owns partnership units in the Partnership, certain management investors and others will exchange their shares of common stock of VP Holding for an aggregate of 544,667 shares of Common Stock of the Company. In connection with the Incorporation Plan, all options to purchase partnership units of the Partnership will be exchanged on a one-to-one basis for options to purchase shares of Common Stock of the Company.

  As a result of certain amendments to the Partnership's 1993 Option Plan made in conjunction with the acquisition of Chadwick's, a new measurement date was created with respect to certain options under the 1993 Option Plan. As a result, the Partnership currently anticipates that it will incur non-cash compensation expense of approximately $3.1 million. The Partnership estimates that approximately $2.4 million of this expense will be incurred in the fourth quarter of fiscal 1996 and the remaining $0.7 million will be incurred through fiscal 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Chadwick's, Inc.:

  We have audited the accompanying combined balance sheets of Chadwick's, Inc. and subsidiaries as of January 28, 1995 and January 27, 1996 and the related combined statements of income and net assets, and cash flows for each of the three fiscal years in the period ended January 27, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Chadwick's, Inc. and subsidiaries as of January 28, 1995 and January 27, 1996 and the combined results of their operations and their cash flows for each of the three fiscal years in the period ended January 27, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 14, 1996

                                CHADWICK'S, INC.

                  COMBINED STATEMENTS OF INCOME AND NET ASSETS

                                   FISCAL YEAR ENDED          THIRTY-NINE WEEKS ENDED
                          ----------------------------------- -----------------------
                          JANUARY 29, JANUARY 28, JANUARY 27, OCTOBER 28, OCTOBER 26,
                             1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
Net sales...............   $424,276    $432,660    $465,598    $355,671    $370,319
                           --------    --------    --------    --------    --------
Cost of sales, including
 buying and order
 fulfillment costs......    269,233     271,874     278,868     211,486     206,179
                           --------    --------    --------    --------    --------
  Gross profit..........    155,043     160,786     186,730     144,185     164,140
Selling, general and
 administrative
 expenses, including
 catalog and order
 processing costs.......    131,439     155,329     160,282     126,615     129,731
                           --------    --------    --------    --------    --------
  Income from
   operations...........     23,604       5,457      26,448      17,570      34,409
Interest expense, net...      3,378       3,940       6,920       5,211       4,492
                           --------    --------    --------    --------    --------
Income before income
 taxes, extraordinary
 items and cumulative
 effect of accounting
 changes................     20,226       1,517      19,528      12,359      29,917
Provision for income
 taxes..................      7,941         255       7,854       4,968      12,355
                           --------    --------    --------    --------    --------
Income before
 extraordinary items and
 cumulative effect of
 accounting changes.....     12,285       1,262      11,674       7,391      17,562
Extraordinary charge,
 net of income taxes....        --         (192)     (3,338)        --          --
Cumulative effect of
 accounting changes, net
 of income taxes........        380         --          --          --          --
                           --------    --------    --------    --------    --------
Net income..............     12,665       1,070       8,336       7,391      17,562
Net assets at beginning
 of period..............     34,604      47,269      48,339      48,339      56,675
                           --------    --------    --------    --------    --------
Net assets at end of
 period.................   $ 47,269    $ 48,339    $ 56,675    $ 55,730    $ 74,237
                           ========    ========    ========    ========    ========

 The accompanying notes are an integral part of the financial statements.

                                CHADWICK'S, INC.

                            COMBINED BALANCE SHEETS

                                            JANUARY 28, JANUARY 27, OCTOBER 26,
                                               1995        1996        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
                  ASSETS
                  ------
Current assets:
  Cash and cash equivalents................  $  1,420    $  1,406    $    464
  Accounts receivable, net of allowance for
   doubtful accounts of $479, $2,582 and
   $2,062, respectively....................    10,056      41,444      99,873
  Current deferred taxes and income taxes
   recoverable.............................     9,534       2,624       1,844
  Merchandise inventories..................    93,993      82,612     106,469
  Prepaid expenses, including catalog
   costs...................................     9,499      18,829      15,636
                                             --------    --------    --------
    Total current assets...................   124,502     146,915     224,286
Property at cost:
  Land and buildings.......................    29,586      30,563      30,881
  Leasehold improvements...................     4,232       5,873       6,092
  Furniture, fixtures and equipment........    38,193      41,458      42,199
                                             --------    --------    --------
                                               72,011      77,894      79,172
  Less accumulated depreciation and
   amortization............................    18,888      25,594      30,544
                                             --------    --------    --------
                                               53,123      52,300      48,628
                                             --------    --------    --------
    Total assets...........................  $177,625    $199,215    $272,914
                                             ========    ========    ========
        LIABILITIES AND NET ASSETS
        --------------------------
Current liabilities:
  Accounts payable.........................  $ 41,961    $ 36,889    $ 46,817
  Accrued expenses and other current
   liabilities.............................    38,132      32,183      60,388
  Current deferred taxes and income taxes
   payable.................................       --          --          463
                                             --------    --------    --------
    Total current liabilities..............    80,093      69,072     107,668
Long-term debt.............................    45,000         --          --
Loans and advances from TJX................     2,391      70,769      88,587
Deferred income taxes......................     1,802       2,699       2,422
Commitments (see Note B)
    Net assets.............................    48,339      56,675      74,237
                                             --------    --------    --------
    Total liabilities and net assets.......  $177,625    $199,215    $272,914
                                             ========    ========    ========

 The accompanying notes are an integral part of the financial statements.

                                CHADWICK'S, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                   FISCAL YEAR ENDED          THIRTY-NINE WEEKS ENDED
                          ----------------------------------- -----------------------
                          JANUARY 29, JANUARY 28, JANUARY 27, OCTOBER 28, OCTOBER 26,
                             1994        1995        1996        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                    (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
Cash flows from operat-
 ing activities:
 Net income.............   $ 12,665    $  1,070    $  8,336    $  7,391    $ 17,562
 Adjustments to recon-
  cile net income to net
  cash provided from
  (used in) operating
  activities:
   Extraordinary charge.        --          192       3,338         --          --
   Depreciation and am-
    ortization..........      4,505       5,699       6,712       5,055       5,018
   Other................       (380)        --          297          (2)        (68)
 Changes in assets and
  liabilities:
   (Increase) in ac-
    counts receivable...         (2)     (4,645)    (31,388)    (76,663)    (58,429)
   (Increase) decrease
    in federal and state
    income taxes
    recoverable and
    current deferred
    income taxes........     (3,206)     (3,310)      9,258       9,534         780
   (Increase) decrease
    in merchandise
    inventories.........    (14,995)     (7,187)     11,381       5,842     (23,857)
   (Increase) decrease
    in prepaid expenses.     (4,020)     (1,159)     (9,330)     (6,136)      3,193
   (Increase) in other
    assets..............        --          --          --         (453)        --
   Increase (decrease)
    in accounts payable.    (10,407)     13,503      (5,072)     (9,884)      9,928
   Increase (decrease)
    in accrued expenses
    and other current
    liabilities.........      1,973      11,134      (5,949)     10,304      28,205
   Increase in federal
    and state income
    taxes payable and
    current deferred in-
    come
    taxes...............        --          --          --        5,458         463
   Increase (decrease)
    in deferred income
    taxes...............      1,133         621         897         306        (277)
                           --------    --------    --------    --------    --------
Net cash provided by
 (used in) operating ac-
 tivities...............    (12,734)     15,918     (11,520)    (49,248)    (17,482)
                           --------    --------    --------    --------    --------
Cash flows from invest-
 ing activities:
 Property additions.....    (16,203)    (10,586)     (6,338)     (3,818)     (1,278)
                           --------    --------    --------    --------    --------
Net cash (used in) in-
 vesting activities.....    (16,203)    (10,586)     (6,338)     (3,818)     (1,278)
                           --------    --------    --------    --------    --------
Cash flows from financ-
 ing activities:
 Proceeds from
  borrowings of long-
  term debt.............        --       45,000         --          --          --
 Principal payments on
  long-term debt........        (19)        (32)        --          --          --
 Prepayment of long-term
  debt..................        --       (5,774)    (50,534)        --          --
 Increase (decrease) in
  borrowings from TJX,
  net...................     30,036     (44,317)     68,378      52,013      17,818
                           --------    --------    --------    --------    --------
Net cash provided by
 (used in) financing ac-
 tivities...............     30,017      (5,123)     17,844      52,013      17,818
                           --------    --------    --------    --------    --------
Net increase (decrease)
 in cash and cash
 equivalents............      1,080         209         (14)     (1,053)       (942)
                           --------    --------    --------    --------    --------
Cash and cash equiva-
 lents at beginning of
 year...................        131       1,211       1,420       1,420       1,406
                           --------    --------    --------    --------    --------
Cash and cash equiva-
 lents at end of period.   $  1,211    $  1,420    $  1,406    $    367    $    464
                           ========    ========    ========    ========    ========

 The accompanying notes are an integral part of the financial statements.

                               CHADWICK'S, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

SUMMARY OF ACCOUNTING POLICIES

  BASIS OF PRESENTATION: Chadwick's, Inc. (the "Company"), which holds the assets of the Chadwick's of Boston catalog, is a wholly-owned subsidiary of The TJX Companies, Inc. ("TJX"). These combined financial statements include the operating results of the Chadwick's of Boston catalog and its related trademark subsidiary.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  DESCRIPTION OF BUSINESS: The Company is an off-price catalog operator which sells primarily women's career, casual and social apparel through its Chadwick's of Boston catalog.

  FISCAL YEAR: The Company's fiscal year ends on the last Saturday in January. The fiscal years ended January 29, 1994, January 28, 1995 and January 27, 1996 each included 52 weeks.

  REVENUE RECOGNITION: The Company recognizes sales and the related cost of sales at the time the merchandise is shipped to customers. The Company allows for merchandise returns at the customer's discretion, and provides an allowance for returns based on projected merchandise returns. The Company offers a deferred billing program under which the Company does not charge the credit card of a customer who requests the program and purchases merchandise on credit until approximately 90 to 120 days after the mailing of the catalog from which the merchandise is purchased. An allowance for doubtful accounts is established as deferred billing sales are recorded based upon projected future credit losses.

  MERCHANDISE LIQUIDATIONS: The Company writes down the value of merchandise identified for liquidation to its net realizable value and reflects the transaction net in cost of sales. The Company received $29.7 million, $21.9 million and $20.2 million, for the fiscal years ended January 1994, 1995 and 1996, respectively, with respect to liquidated merchandise.

  CASH AND CASH EQUIVALENTS: The Company generally considers highly liquid investments with a maturity of three months or less at time of purchase to be cash equivalents. The Company's investments are primarily time deposits with major banks. Fair value of cash equivalents approximates carrying value.

  MERCHANDISE INVENTORIES: Inventories are stated at the lower of cost or market. The Company primarily uses the retail method for valuing inventories on the first-in first-out basis.

  PREPAID CATALOG EXPENSES: Catalog costs are capitalized as incurred and amortized over the period the catalog generates revenue which generally does not exceed four months. Prepaid catalog expenses were $7.9 million and $16.7 million as of January 28, 1995 and January 27, 1996, respectively.

  DEPRECIATION AND AMORTIZATION: For financial reporting purposes, the Company provides for depreciation and amortization of property principally by the use of the straight-line method over the estimated useful lives of the assets. Leasehold costs and improvements are generally amortized over the lease term or their estimated useful life, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of disposed assets and the related depreciation are eliminated and any gain or loss is included in net income.

                               CHADWICK'S, INC.

  NEW ACCOUNTING STANDARDS: During 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of" and FASB Statement No. 123, "Accounting for Stock Based Compensation." The Company will implement the new standards in its fiscal year ending January 25, 1997 and it expects that the impact of implementation will be immaterial. The Company plans to adopt the disclosure only provisions of FASB Statement No. 123.

  ACCOUNTING CHANGES: Effective January 31, 1993, TJX adopted Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recorded its share of a one-time implementation charge of $79,000, net of taxes of $51,000, as a cumulative effect of accounting change.

  In addition, effective January 31, 1993, TJX also implemented Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." The amount applicable to the Company resulted in an after-tax gain of $459,000 which was also recorded as a cumulative effect of accounting change.

  INTERIM FINANCIAL INFORMATION: The combined financial statements for the thirty-nine weeks ended October 28, 1995 and October 26, 1996 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for the interim period.

A. RELATED PARTY TRANSACTIONS

  TJX loans funds to the Company on an as needed basis. The Company pays interest to TJX on its intercompany balance, net of its cash balance, on a monthly basis. At the beginning of a fiscal year, the intercompany balance is determined to be long-term and interest is charged on that balance at a rate determined annually by TJX. The long-term intercompany balance was $16.7 million for the fiscal year ended January 29, 1994, $46.7 million for the fiscal year ended January 28, 1995 and $2.4 million for the fiscal year ended January 27, 1996. The long-term interest rate was 9.0%, 8.0% and 8.5%, in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  In addition to the above, interest is charged or credited to the Company each month on the difference between its long-term intercompany balance and the intercompany balance, net of cash at the end of the month. Interest income on this portion of the intercompany balance which represents funds invested with TJX is credited at a rate which approximates TJX's short-term investment rate. Interest expense on this portion of the intercompany balance which represents borrowings from TJX is charged at a rate which approximates TJX's short-term borrowing rate. During the past three years, the maximum amounts the Company has borrowed from TJX on a short-term basis (based on month end borrowing levels) were $66.2 million in the fiscal year ended January 29, 1994, $18.6 million in the fiscal year ended January 28, 1995 and $116.0 million in the fiscal year ended January 27, 1996. The average short-term interest rate on its borrowings was approximately 4%, 5% and 7% in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX provides certain services to the Company, primarily data processing and payroll processing. The Company pays a charge which it believes approximates the costs incurred by TJX. The Company paid $2.6 million, $3.3 million and $4.4 million in the fiscal years ended January of 1994, 1995 and 1996, respectively, for these services. The Company also participates in numerous benefit plans and insurance plans of TJX and is charged its share of the costs incurred in connection with the plans.

  Additionally, the Company pays a charge to TJX for administrative support, including financial, treasury, general legal, tax, audit and human resources. The Company pays an annual fee equal to 0.1% of its budgeted sales for these services. The Company paid $409,000, $504,000 and $461,000 for the fiscal years ended January of 1994, 1995 and 1996, respectively.

                               CHADWICK'S, INC.

  Management believes that the Company's historical financial statements reflect its historical costs of doing business.

  The Company also enters into several transactions with other operating divisions of TJX. In the fiscal years ended January of 1994, 1995 and 1996, TJX purchased liquidated merchandise from the Company of $24.2 million, $14.4 million, and $10.6 million, respectively. Accounts receivable as of January 28, 1995 and January 27, 1996 includes $2.5 million and $1.2 million, respectively due from TJX with respect to liquidated merchandise. Also, the Company leased certain buying, warehouse and distribution space and two outlet locations from TJX for which the Company paid $206,000, $251,000 and $289,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

B. COMMITMENTS AND CONTINGENCIES

  The Company is committed for a limited number of leases, primarily for the rental of real estate. The real estate leases range up to five years and have variable renewal options. In addition, the Company is generally required to pay insurance, real estate taxes and other operating expenses. The following is a schedule of future minimum lease payments for the Company as of January 27, 1996:

   FISCAL YEARS ENDED JANUARY,                                  OPERATING LEASES
   ---------------------------                                  ----------------
   1997........................................................    $  497,000
   1998........................................................       523,000
   1999........................................................       135,000
   2000........................................................        66,000
   2001........................................................        66,000
   Later years.................................................        44,000
                                                                   ----------
   Total minimum lease payments................................    $1,331,000
                                                                   ==========

  Rental expense under operating leases amounted to $1,174,000, $996,000 and $1,147,000 for the fiscal years ended January of 1994, 1995 and 1996, respectively.

  The Company had outstanding letters of credit in the amount of $19.1 million as of January 27, 1996. The letters of credit are issued for the purchase of inventory.

C. INCOME TAXES

  The Company is included in the consolidated federal income tax return of TJX and, where applicable, is consolidated for state reporting purposes. The current income tax provision charged to the Company by TJX is based on the cost or benefits the Company provides in the consolidated tax returns. The deferred tax provision is computed based upon the differences between the tax basis of the Company's assets and liabilities and the reported amounts in the financial statements. The Company believes the income tax provision is representative of the Company's tax provision as if it was a stand-alone company.

  The provision for income taxes includes the following:

                                                  FISCAL YEAR ENDED JANUARY,
                                                 ------------------------------
                                                   1994       1995      1996
                                                 ---------  --------  ---------
                                                        (IN THOUSANDS)
   Current:
     Federal.................................... $   5,947  $    336  $   1,793
     State......................................     1,959      (162)       542
   Deferred:
     Federal....................................        41        62      4,212
     State......................................        (6)       19      1,307
                                                 ---------  --------  ---------
   Provision for income taxes................... $   7,941  $    255  $   7,854
                                                 =========  ========  =========

                               CHADWICK'S, INC.

  The Company has a net deferred tax (asset) liability as follows:

                                             JANUARY 29, JANUARY 28, JANUARY 27,
                                                1994        1995        1996
                                             ----------- ----------- -----------
                                                       (IN THOUSANDS)
   Deferred tax assets:
     Inventory..............................   $ 3,712     $ 5,825     $ 3,371
     Reserve for customer returns...........     3,622       3,419       3,632
     All other..............................     4,072       2,825       3,000
                                               -------     -------     -------
   Total deferred tax assets................    11,406      12,069      10,003
                                               -------     -------     -------
   Deferred tax liabilities:
     Property and equipment.................     2,419       3,071       3,074
     Capitalized catalog costs..............     3,434       3,091       6,924
     Other..................................       770       1,204         821
                                               -------     -------     -------
   Total deferred tax liabilities...........     6,623       7,366      10,819
                                               -------     -------     -------
   Net deferred tax (asset) liability.......   $(4,783)    $(4,703)    $   816
                                               =======     =======     =======

  The following is a reconciliation of the federal statutory income tax rate to the effective income tax rate:

                                                                  FISCAL YEAR
                                                                 ENDED JANUARY,
                                                                 ----------------
                                                                 1994  1995  1996
                                                                 ----  ----  ----
   Statutory federal income tax rate............................  35%   35%   35%
     Permanent differences, primarily charitable contributions
      of inventory..............................................  (2)  (12)   (1)
     State income taxes, net of federal benefit.................   6    (6)    6
                                                                 ---   ---   ---
   Effective income tax rate....................................  39%   17%   40%
                                                                 ===   ===   ===

D. PENSION PLANS AND OTHER RETIREMENT BENEFITS

  The Company participates in TJX's non-contributory defined benefit retirement plan. The TJX plan covers the majority of full-time employees who have attained 21 years of age and have completed one year of service. Benefits are based on compensation earned in each year of service. TJX also has an unfunded supplemental retirement plan which covers certain key employees of the Company and provides additional retirement benefits based on average compensation. Pension expenses paid by the Company to TJX amounted to $101,000, $195,000 and $256,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX does not segregate plan assets or liabilities by participating subsidiary company, and as a result, the following tables reflect the periodic pension cost and funded status of the TJX plan.

                             FISCAL YEAR ENDED JANUARY
                             ----------------------------
                               1994      1995      1996
                             --------  --------  --------
                                   (IN THOUSANDS)
   Service cost............  $  3,375  $  4,554  $  3,920
   Interest cost on pro-
    jected benefit obliga-
    tion...................     5,995     6,526     6,915
   Actual return on assets.   (12,188)    4,545   (15,215)
   Net amortization and de-
    ferrals................     5,760   (11,600)    9,384
                             --------  --------  --------
   Net periodic pension
    cost...................  $  2,942  $  4,025  $  5,004
                             ========  ========  ========

                               CHADWICK'S, INC.

                                                         JANUARY 28, JANUARY 27,
                                                            1995        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
Accumulated benefit obligation, including vested bene-
 fits of $71,592 and $81,296...........................    $77,256     $91,606
                                                           -------     -------
Projected benefit obligation...........................     82,297      97,891
Plan assets at fair market value.......................     66,454      71,792
                                                           -------     -------
Projected benefit obligation in excess of plan assets..     15,843      26,099
Unrecognized net gain (loss) from past experience dif-
 ferent from that assumed and effects of changes in as-
 sumptions.............................................     (1,897)     (7,563)
Prior service cost not yet recognized in net periodic
 pension cost..........................................     (1,127)     (1,035)
Unrecognized net asset (obligation) as of initial date
 of application of SFAS No. 87.........................       (568)       (745)
                                                           -------     -------
Accrued pension cost...................................    $12,251     $16,756
                                                           =======     =======
Weighted average discount rate.........................       8.25%       7.00%
Rate of increase on future compensation levels.........       4.50%       4.00%
Expected long-term rate of return on assets............       9.50%       9.00%

  The Company also participates in TJX's 401(k) plans which match a portion of employee contributions. The Company's match for employee contributions was $158,000, $191,000 and $186,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  The TJX postretirement benefit plan is unfunded and provides limited postretirement medical and life insurance benefits to associates who participate in TJX's retirement plan and who retire at age 55 or older with 10 years or more of service. The postretirement expense paid by the Company was $28,000, $75,000 and $81,000 in the fiscal years ended January of 1994, 1995 and 1996, respectively.

  TJX does not segregate plan liabilities by participating subsidiary company, and as a result, the following tables reflect the periodic postretirement benefit cost and funded status of the TJX plan.

                                                      FISCAL YEAR ENDED JANUARY
                                                      --------------------------
                                                        1994     1995     1996
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Service cost......................................... $    476 $    952 $    757
Interest cost on accumulated benefit obligation......      820      963    1,046
Net amortization.....................................      --        88      --
                                                      -------- -------- --------
Net periodic postretirement benefit cost............. $  1,296 $  2,003 $  1,803
                                                      ======== ======== ========

                                                        JANUARY 28, JANUARY 27,
                                                           1995        1996
                                                        ----------- -----------
                                                            (IN THOUSANDS)
Accumulated postretirement obligation:
  Retired associates...................................   $ 6,394     $ 6,731
  Fully eligible active associates.....................       712       1,146
  Other active associates..............................     5,168       7,861
                                                          -------     -------
Accumulated postretirement obligations.................    12,274      15,738
Unrecognized net gain (loss) due to change in assump-
 tions.................................................      (149)     (2,676)
                                                          -------     -------
Accrued postretirement benefits........................   $12,125     $13,062
                                                          =======     =======
Discount rate..........................................      8.25%       7.00%
Medical inflation rate.................................      5.00%       5.00%

                               CHADWICK'S, INC.

E. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  The major components of accrued expenses and other current liabilities are as follows:

                                                         JANUARY 28, JANUARY 27,
                                                            1995        1996
                                                         ----------- -----------
                                                             (IN THOUSANDS)
   Employee compensation and benefits...................   $ 2,314     $ 3,727
   Reserve for customer returns.........................     8,266       8,780
   Customer prepayments.................................    13,495       8,372
   All other............................................    14,057      11,304
                                                           -------     -------
   Accrued expenses and other current liabilities.......   $38,132     $32,183
                                                           =======     =======

F. SUPPLEMENTAL CASH FLOW INFORMATION

  The Company's cash payments for interest expense and income taxes are as follows:

                                                     FISCAL YEAR ENDED JANUARY,
                                                     ---------------------------
                                                       1994      1995     1996
                                                     --------- -------- --------
                                                           (IN THOUSANDS)
   Cash paid for:
     Interest expense............................... $   3,378 $  3,657 $  7,247
     Income taxes...................................    11,196    3,204    3,078

G. DEBT

  During the fiscal year ended January 28, 1995, the Company secured a 10-year $45 million real estate mortgage on its fulfillment center (guaranteed by TJX), at 8.73% annual interest. The proceeds were used to prepay the $5.4 million outstanding mortgage on the facility, with the balance of the proceeds used to repay advances from TJX. The early retirement of the $5.4 million mortgage resulted in an after-tax extraordinary charge of $192,000 ($325,000 pre-tax) in the fiscal year ended January 28, 1995. In the fiscal year ended January 27, 1996, the Company prepaid its $45 million real estate mortgage on the fulfillment center in connection with TJX's purchase of Marshalls and incurred an extraordinary after-tax charge of $3.3 million ($5.6 million pre-tax) on the early retirement of this debt.

  Information relating to the Company's borrowings from TJX is described in Note A.

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Representatives of Brylane, L.P.

  We have audited the accompanying balance sheets of the KingSize division (the Division) of WearGuard Corporation as of October 1, 1994 and September 30, 1995, and the related statements of revenues, expenses and net assets and cash flows for each of the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the KingSize division of WearGuard Corporation as of October 1, 1994 and September 30, 1995, and the results of its operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Columbus, Ohio

December 7, 1995

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

                              BALANCE SHEETS

                                                         OCTOBER 1, SEPTEMBER 30,
                                                            1994        1995
                                                         ---------- -------------
                                                          (DOLLARS IN THOUSANDS)
                         ASSETS
                         ------
Current assets:
  Cash and cash equivalents.............................  $   508      $   525
  Accounts receivable, net..............................       94          158
  Inventories...........................................    8,296        8,075
  Prepaid catalog costs.................................    1,194        1,391
  Intercompany account with WearGuard...................      902        2,794
  Other prepaid expenses................................      189           19
                                                          -------      -------
    Total current assets................................   11,183       12,962
                                                          -------      -------
Property and equipment, net.............................      685          678
Intangible assets, net..................................    3,229        3,085
                                                          -------      -------
    Total assets........................................  $15,097      $16,725
                                                          =======      =======
               LIABILITIES AND NET ASSETS
               --------------------------
Current liabilities:
  Cash overdraft........................................  $   632      $   129
  Accounts payable......................................    6,153        2,797
  Accrued expenses......................................      969          852
  Reserve for returns...................................      414          323
                                                          -------      -------
    Total liabilities...................................    8,168        4,101
                                                          -------      -------
Net assets..............................................    6,929       12,624
                                                          -------      -------
    Total liabilities and net assets....................  $15,097      $16,725
                                                          =======      =======

 The accompanying notes are an integral part of the financial statements.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

              STATEMENTS OF REVENUES, EXPENSES AND NET ASSETS

                                                               YEAR ENDED
                                                        ------------------------
                                                        OCTOBER 1, SEPTEMBER 30,
                                                           1994        1995
                                                        ---------- -------------
                                                         (DOLLARS IN THOUSANDS)
Net sales..............................................  $27,404      $38,396
Cost of goods sold.....................................   13,252       18,030
                                                         -------      -------
    Gross margin.......................................   14,152       20,366
Operating expenses:
  Catalog and advertising..............................    4,663        7,902
  Fulfillment..........................................    2,712        3,125
  Support services.....................................    1,349        1,900
  Administrative overhead allocation from WearGuard....    1,270        1,600
  Intangibles amortization.............................      144          144
                                                         -------      -------
    Total operating expenses...........................   10,138       14,671
Earnings before income taxes...........................    4,014        5,695
Net assets, beginning of year..........................    2,915        6,929
                                                         -------      -------
  Nets assets, end of year.............................  $ 6,929      $12,624
                                                         =======      =======

 The accompanying notes are an integral part of the financial statements.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

                         STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED
                                                       ------------------------
                                                       OCTOBER 1, SEPTEMBER 30,
                                                          1994        1995
                                                       ---------- -------------
                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Earnings before income taxes........................   $4,014      $5,695
  Adjustments to reconcile earnings before income
   taxes to net cash provided by operating activities:
    Depreciation......................................      120         141
    Amortization......................................      144         144
    Reserve for returns...............................      279         (91)
    Change in operating assets and liabilities:
      Accounts receivable.............................       10         (64)
      Inventories.....................................   (3,405)        221
      Prepaid catalog costs...........................     (573)       (197)
      Other prepaid expenses..........................     (105)        170
      Accounts payable................................    4,968      (3,356)
      Accrued expenses................................      210        (117)
                                                         ------      ------
    Total adjustments.................................    1,648      (3,149)
                                                         ------      ------
    Net cash provided by operating activities.........    5,662       2,546
                                                         ------      ------
Cash flows from investing activities:
  Additions to property and equipment.................      (94)       (134)
                                                         ------      ------
    Net cash used in investing activities.............      (94)       (134)
Cash flows from financing activities:
  Net intercompany account with WearGuard.............   (5,037)     (1,892)
  Decrease in cash overdraft..........................     (127)       (503)
                                                         ------      ------
    Net cash used in financing activities.............   (5,164)     (2,395)
                                                         ------      ------
    Net increase in cash and cash equivalents.........      404          17
Cash and cash equivalents, beginning of year..........      104         508
                                                         ------      ------
    Cash and cash equivalents, end of year............   $  508      $  525
                                                         ======      ======

 The accompanying notes are an integral part of the financial statements.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

                    NOTES TO THE FINANCIAL STATEMENTS

(1)BUSINESS OPERATIONS AND BASIS OF PRESENTATION:

  KingSize (the Division) is a division of WearGuard Corporation (WearGuard), a wholly-owned subsidiary of Aramark Corporation (Aramark). The Division is a catalog business devoted to big and tall men's apparel, footwear and related accessories.

(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Fiscal Year

  The Division's fiscal year ends on the Saturday closest to September 30.

 Cash and Cash Equivalents

  The Division considers investments with initial maturities of three months or less to be cash equivalents.

 Inventories

  Merchandise inventories are stated at the lower of cost or market, principally valued on the average-cost basis.

 Prepaid Catalog Costs

  Catalog costs primarily consist of mailed and unmailed catalog production and mailing costs that have not been fully amortized over the expected revenue stream, which is approximately three months from the date catalogs are mailed.

 Advertising Costs

  The cost of advertising is generally expensed when incurred. Advertising expense was approximately $1,367,000 in 1994 and $728,000 in 1995.

 Property and Equipment

  Additions to property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed for financial reporting purposes on a straight-line basis, using service lives of ten years for leasehold improvements and three to ten years for other property and equipment. Repairs and maintenance are charged to expense as incurred; renewals and betterments which extend service lives are capitalized.

  The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the year of sale or retirement, with any gain or loss reflected in income.

 Intangible Assets

  Intangible assets consist of goodwill, customer list and other intangibles which are amortized over an estimated composite life of 25 years. Accumulated amortization at October 1, 1994 and September 30, 1995 was approximately $371,000 and $515,000, respectively.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

 Revenue Recognition

  Sales are recorded at the time of shipment. The Division provides a reserve for the estimated merchandise returns, based on its prior customer returns experience.

 Income Taxes

  The Division is included in the federal and state income tax returns of Aramark. The Division is not charged for income taxes by WearGuard or Aramark. Therefore, no provision for income taxes has been included in the statements of revenues, expenses and net assets.

(3)RELATED-PARTY TRANSACTIONS:

  The Division's cash receipts are transferred to WearGuard, and cash disbursements are made by WearGuard on behalf of the Division. The balance of the intercompany account with WearGuard is the net of these cash transfers and disbursements as well as administrative and occupancy cost allocations to the Division from WearGuard. The Division does not charge WearGuard interest on the intercompany balance, and WearGuard does not charge the Division interest on the Division's net assets.

  The Division shares certain administrative overhead and occupancy costs with WearGuard and WearGuard's other division. These costs are allocated among the Division, WearGuard and WearGuard's other division without a premium. Allocation of these costs to the Division is based on its estimated usage of administrative services or square footage.

  WearGuard participates in Aramark's self-insurance program for general liability and workers' compensation. Premiums allocated by WearGuard to the Division for general liability and workers' compensation are based on the Division's estimated payroll as a percentage of WearGuard's total payroll. Costs allocated to the Division were approximately $112,000 in 1994 and $110,000 in 1995.

  The Division is included in WearGuard's medical, dental, life and accidental death and dismemberment insurance policies and is charged for premiums related to its employees. Premiums charged to the Division were approximately $156,000 in 1994 and $227,000 in 1995.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

(4)PROPERTY AND EQUIPMENT:

  Property and equipment are recorded at cost. Property and equipment consist of:

                                                        OCTOBER 1, SEPTEMBER 30,
                                                           1994        1995
                                                        ---------- -------------
                                                         (DOLLARS IN THOUSANDS)
   Furniture, fixtures and equipment...................    $899       $1,033
   Leasehold improvements..............................      46           46
                                                           ----       ------
                                                            945        1,079
   Accumulated depreciation and amortization...........     260          401
                                                           ----       ------
       Property and equipment, net.....................    $685       $  678
                                                           ====       ======

(5)LEASES:

  The Division operates a retail store which sells merchandise that is no longer sold through its catalogs. The Division leases the related space under an operating lease that expires on August 31, 1997. Future minimum lease obligations are as follows:

   1996................................................................. $34,500
   1997.................................................................  31,625
                                                                         -------
                                                                         $66,125
                                                                         =======

  Rent expense was approximately $31,750 in 1994 and $34,500 in 1995.

(6)BENEFIT PLANS:

  The Division participates in the WearGuard 401(k) Super Saver Plan (the
Plan). All employees who have attained 18 years of age and have completed one year or 1,000 hours of service are eligible for the Plan. Employees can contribute up to 15% of their salaries to the Plan on a pre-tax basis, subject to Internal Revenue Service limitations. The Division will match up to 6% of the participants' plan contribution based on years of plan participation for each employee. The Division's costs under the Plan were approximately $49,000 in 1994 and $54,000 in 1995.

                KINGSIZE DIVISION OF WEARGUARD CORPORATION

(7)INCOME TAXES:

  The Division is included in the federal and state income tax returns of Aramark. There was no provision for federal and state income taxes allocated to the Division during fiscal years 1994 and 1995. There were no outstanding income taxes payable to WearGuard and Aramark at October 1, 1994 and September 30, 1995.

(8)COMMITMENTS AND CONTINGENCIES:

  The Division is involved in various legal proceedings that are incidental to the conduct of its business. In the opinion of management, any liability with respect to these proceedings will not be material.

(9)SUBSEQUENT EVENT:

  In October 1995, KingSize Catalog Sales, L.P., an indirect wholly owned entity of Brylane, L.P. (Brylane), completed the acquisition of the assets of the Division (the Acquisition).

  The Acquisition was accounted for under the purchase method of accounting. In connection with the Acquisition, Brylane paid to WearGuard $52.5 million in cash and issued to WearGuard 350,000 limited partnership units in Brylane in return for the assets, net of the assumption of certain liabilities, relating to the Division.

                          [INSIDE BACK COVER FOLDOUT]




[PHOTO 15]
Implementing
State of the Art Technology,
Chadwick's Telemarketing           [PHOTO 14]




[PHOTO 16]
54' High Stacker,
Brylane Inventory Management



                                                High Speed Tilt-Tray Sorter,
                                                Brylane Order Fulfillment
[PHOTO 17]
Innovative Hanging Conveyor System,
Chadwick's Order Fulfillment




                                               SUPERIOR CUSTOMER SERVICE THROUGH
                                  SOPHISTICATED TELEMARKETING, ORDER FULFILLMENT
                                                        AND INVENTORY MANAGEMENT

                              [INSIDE BACK COVER]






                                  [PHOTO 18]


                                  [PHOTO 19]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   17
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Unaudited Pro Forma Financial Statements..................................   21
Selected Financial Data...................................................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   47
The Incorporation Plan....................................................   61
Certain Relationships and Related Transactions............................   63
Management................................................................   69
Security Ownership........................................................   82
Shares Eligible for Future Sale...........................................   83
Description of Capital Stock..............................................   87
Description of Certain Financing Arrangements.............................   90
Underwriting..............................................................   93
Legal Matters.............................................................   96
Experts...................................................................   96
Available Information.....................................................   97
Index to Historical Financial Statements..................................  F-1

                               ----------------

 UNTIL MARCH , 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             4,000,000 SHARES

                              [LOGO OF BRYLANE]


                                 COMMON STOCK


                               ----------------
                                  PROSPECTUS
                               ----------------


                              MERRILL LYNCH & CO.

                            LAZARD FRERES & CO. LLC

                               J.P. MORGAN & CO.

                             FEBRUARY  , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Commission and the NASD filing fee.

             ITEM                                                      AMOUNT
             ----                                                    ----------
      SEC registration fee.......................................... $   37,332
      NASD filing fee...............................................     12,460
      NYSE filing fee...............................................    149,000
      Blue sky fees and expenses....................................     20,000
      Printing and engraving expenses...............................    200,000
      Legal fees and expenses.......................................    350,000
      Accounting fees and expenses..................................    300,000
      Transfer agent and registrar fees.............................     10,000
      Miscellaneous.................................................    171,208
                                                                     ----------
        Total....................................................... $1,250,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Brylane Inc. (the "Company") is a Delaware corporation. Article VI of the Company's Bylaws provides that the Company may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

  Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

  Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  Article Tenth of the Company's Certificate of Incorporation currently provides that each Director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

  The Partnership has previously entered into indemnity agreements (the "Old Indemnity Agreements") with each member of its Board of Representatives. The Old Indemnity Agreements generally indemnify such persons against liabilities arising out of their service in their capacities as members of the Board of Representatives, officers, employees or agents of the Partnership.

  In addition, B.L. Management and B.L. Distribution have previously entered into separate indemnity agreements with Mr. Pulciani in his capacity as the sole director of each of B.L. Management and B.L. Distribution. Such indemnity agreements generally indemnify Mr. Pulciani against liabilities arising out of his service in his capacity as a director or agent of B.L. Management or B.L. Distribution.

  Upon consummation of the Incorporation Plan, the Company and the Partnership, as the Company's wholly-owned subsidiary, will enter into new indemnity agreements (the "New Indemnity Agreements") by and between the Company and the Partnership, on the one hand, and each of the directors of the Company, on the other hand. The New Indemnity Agreements will become effective as of the date of closing of the Offering and will supersede the Old Indemnity Agreements. The New Indemnity Agreements will generally indemnify the directors of the Company against liabilities arising out of their service in their capacities as directors or agents of the Company, or in their capacities as Representatives or agents of the Partnership, as the case may be. In addition, the Company is currently evaluating whether it will obtain director and officer insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On August 30, 1993, pursuant to the terms of the Transaction Agreement and the Partnership Agreement, the FS Parties contributed an aggregate of $75.0 million to the capital of the Partnership (of which $2.4 million consisted of promissory notes received from members of the management of the Partnership or its subsidiaries in connection with their purchase of shares of stock of VP Holding. See "Management--Stock Subscription Plan"). In exchange for such contribution, VGP became the sole general partner of the Partnership owning a 20.5% interest in the profits and losses of the Partnership and VLP became a limited partner of the Partnership owning a 39.5% interest in the profits and losses of the Partnership. At the same time, certain affiliates of The Limited contributed substantially all of the assets and liabilities of the Business to the Partnership in return for a cash distribution from the Partnership to the parent entities (and successors by merger) of certain of such affiliates of $285.0 million and the issuance to Lane Bryant Direct, Inc., an affiliate of The Limited ("Lane Bryant"), of a limited partnership interest in the Partnership representing a 40% interest in the profits and losses of the Partnership. The issuances of the partnership interests described above were exempt from registration under Section 4(2) of the Securities Act.

  In connection with the Brylane Acquisition, on August 30, 1993, The Limited received a warrant entitling it to purchase up to 1,250,000 partnership units in the Partnership, at a purchase price of $10.00 per unit, if the Partnership achieves certain operating performance goals (the "Limited Warrant"). The initial issuance of the Limited Warrant to The Limited was exempt from registration under Section 4(2) of the Securities Act.

  In order to finance a substantial portion of the consideration paid in the Brylane Acquisition, on August 30, 1993, the Partnership and Capital Corp. (collectively, the "Issuers") issued $125.0 million aggregate principal amount of 10% Senior Subordinated Notes, due 2003, Series A (the "Original Notes"), pursuant to an offering memorandum dated August 20, 1993. The initial purchasers of the Original Notes were Merrill Lynch & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Lazard Freres & Co., and J.P. Morgan Securities Inc. (the "Initial Purchasers"), who acted as the placement agents of the offering. The aggregate offering price was $124,030,000 and the Initial Purchasers' discount was $3,437,500. The issuance of the Original Notes were exempt from registration under Section 4(2) of the Securities Act. In addition, the Initial Purchasers represented to the Issuers that they would resell the Original Notes only to (i) "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A,
(ii) to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act), and (iii) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act.

  On November 26, 1993, the Issuers opened an offer to exchange, upon the terms and conditions contained in a Registration Statement on Form S-4 previously filed with the Commission, all of the $125.0 million principal amount outstanding of the Original Notes, for 10% Senior Subordinated Notes due 2003, Series B (the "New Notes"), which were registered under the Securities Act. The exchange offer was made to satisfy the Issuers' obligations under a Registration Rights Agreement to register the Original Notes under the Securities Act, and the Issuers did not receive any proceeds from such exchange offer. The Issuers closed the exchange offer on December 27, 1993.

  In connection with the initial capitalization of VP Holding, FSEP II was issued 4,093,690 shares of common stock of VP Holding at a purchase price of $10.00 per share. At the same time, FSEP III was issued 2,933,310 shares of the common stock of VP Holding at a purchase price of $10.00 per share. The issuance of such shares was exempt from registration under Section 4(2) of the Securities Act. Subsequent to the Brylane Acquisition, FSEP III transferred 102,170 shares of its common stock of VP Holding to an affiliate, FSEP International. On August 30, 1993, VP Holding issued 20,000 shares of common stock to Peter J. Sodini at a purchase price of $10.00 per share. The issuance of shares to Mr. Sodini was exempt under Section 4(2) of the Securities Act.

  In connection with the Brylane Acquisition, VP Holding, an affiliate of FS&Co., adopted a Stock Subscription Plan (the "Subscription Plan") pursuant to which an aggregate of 485,500 shares (net of repurchases) of the common stock of VP Holding were issued, at a purchase price of $10.00 per share, and 22,500 shares were issued, at a purchase price of $15.00 per share, to certain members of management and of the Board of Representatives and certain other key employees of the Partnership (or its subsidiaries). Of the aggregate 508,000 shares issued to management and employees pursuant to the Subscription Plan (the "Management Shares"), 453,000 shares were issued at the time of the Brylane Acquisition on August 30, 1993. Of the aggregate purchase price of $4.5 million paid for such shares, promissory notes in the aggregate amount of approximately $2.4 million were delivered under the Subscription Plan. Subsequent to the Brylane Acquisition, an additional 52,500 shares were issued to management and employees pursuant to the terms of the Subscription Plan. Of the aggregate purchase price of $637,500 paid for such shares, promissory notes in the aggregate amount of $262,500 were delivered under the Subscription Plan. The issuances of shares of common stock of VP Holding pursuant to the Subscription Plan described above were each exempt from registration under Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. Subsequent to the Brylane Acquisition and in connection with his election to the Board of Representatives of the Partnership, VP Holding issued 30,000 shares of common stock to William C. Johnson at a purchase price of $10.00 per share, pursuant to the Stock Subscription Plan. The issuance of shares to Mr. Johnson was exempt under
Section 4(2) of the Securities Act.

  Pursuant to the terms of the Partnership Agreement, each time that Management Shares were issued under the Subscription Plan subsequent to the date of the Brylane Acquisition, VLP was issued a corresponding number of partnership units at the same purchase price as such Management Shares. Such issuances of partnership units to VLP were exempt under Section 4(2) of the Securities Act.

  In connection with the KingSize Acquisition, on October 16, 1995, WearGuard received 350,000 limited partnership units in partial payment of the purchase price of the KingSize business. The issuance of the limited partnership units was exempt from registration under Section 4(2) of the Securities Act.

  Pursuant to a letter agreement dated October 5, 1995 between ARAMARK and Jessie Bourneuf, Ms. Bourneuf was to receive 16,667 partnership units on or about October 16, 1996. In accordance therewith, on October 16, 1996, WearGuard transferred 16,667 partnership units to VP Holding, and VP Holding issued 16,667 shares of VP Holding common stock to Ms. Bourneuf. Such issuance of shares of VP Holding common stock was exempt from registration under
Section 4(2) of the Securities Act.

  In connection with the Chadwick's Acquisition, on December 9, 1996,
(i) FSEP III purchased 1,441,989 shares of common stock of VP Holding at a purchase price of $20.00 per share; (ii) FSEP International purchased 58,011 shares of common stock of VP Holding at a purchase price of $20.00 per share;
(iii) Mr. Rao and Ms. Meyrowitz each purchased 37,500 shares of VP Holding Preferred Stock at a purchase price of $20.00 per share; (iv) VLP purchased 1,500,000 partnership units of the Partnership at a purchase price of $20.00 per unit; (v) Leeway & Co. purchased 500,000 partnership units of the Partnership at a purchase price of $20.00 per unit; (vi) NYNEX purchased 500,000 partnership units of the Partnership at a purchase price of $20.00 per unit; and (vii) in partial payment of the Chadwick's Acquisition purchase price, the Partnership issued the Partnership Note to the TJX Noteholder. The issuance of VP Holding common stock to each of FSEP III and FSEP International, the issuance of VP Holding Preferred Stock to each of Mr. Rao and Ms. Meyrowitz, the issuance of partnership units to each of VLP, Leeway & Co. and NYNEX, and the issuance of the Partnership Note to the TJX Noteholder were each exempt from registration under Section 4(2) of the Securities Act.

  Pursuant to the terms of the Incorporation Plan, and in connection with the closing of the Offering, (i) Lane Bryant Direct will receive 5,000,000 shares of Common Stock in exchange for its 32.3% interest in the Partnership;
(ii) WearGuard will receive 399,778 shares of Common Stock in exchange for its 2.6% interest in the Partnership; (iii) Leeway & Co. will receive 500,000 shares of Common Stock in exchange for its 3.2% interest in the Partnership;
(iv) NYNEX will receive 500,000 shares of Common Stock in exchange for its 3.2% interest in the Partnership; (v) assuming that the TJX Noteholder does not convert the Partnership Note into partnership units prior to the Offering, the TJX Noteholder will receive from the Company the Convertible Note which is convertible into shares of Common Stock and which contains terms substantially identical to the terms of the Partnership Note; (vi) FSEP II will receive 4,093,690 shares of Common Stock in exchange for its 4,093,690 shares of common stock of VP Holding; (vii) FSEP III will receive 4,273,129 shares of Common Stock in exchange for its 4,273,129 shares of common stock of VP Holding; (viii) FS International will receive 160,181 shares of Common Stock in exchange for its 160,181 shares of common stock of VP Holding; (ix) the officer and director holders of 508,000 of the shares of common stock of VP Holding will receive 508,000 shares of Common Stock pursuant to the Brylane Subscription Plan or the Senior Management Plan; (x) Mr. Sodini will receive 20,000 shares of Common Stock in exchange for his 20,000 shares of common stock of VP Holding; (xi) Ms. Bourneuf will receive 16,667 shares of Common Stock in exchange for her 16,667 shares of common stock of VP Holding; and
(xii) Mr. Rao and Ms. Meyrowitz will each receive 37,500 shares of Series A Preferred Stock in exchange for his or her 37,500 shares of VP Holding Preferred Stock. Since each of the holders of the shares of common stock and preferred stock of VP Holding, the interests in the Partnership and the Partnership Note agreed at the time of their respective original acquisitions of their shares or partnership interests or Partnership Note to exchange their shares, partnership interests or Partnership Note for shares of Common Stock or the Convertible Note which is convertible into shares of Common Stock, as the case may be, in connection with the transactions contemplated by the Incorporation Plan, the Company believes that none of the foregoing transactions involve a "sale" within the meaning of the Securities Act. Such exchanges would also be exempt from the registration provisions of the Securities Act by virtue of Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
    1.1ttttt Form of Underwriting Agreement.
    2.1tttt  First Amended and Restated Incorporation and Exchange Agreement
             dated as of December 9, 1996 by and among FSEP II, FSEP III, FSEP
             International, Lane Bryant Direct, The Limited, WearGuard, Leeway
             & Co., NYNEX, Chadwick's, Inc. ("Chadwick's") and the Company
             (with exhibits referenced therein, certain of which will be included by amendment to this Registration Statement at Exhibits
             3.13, 4.10, and 4.11).
    3.1+     Certificate of Limited Partnership of the Partnership.
    3.2+     Agreement of Limited Partnership of the Partnership (the
             "Partnership Agreement") dated as of August 30, 1993 (with forms of Registration Rights Agreement (Newco) and Stockholders
             Agreement (Newco) attached as exhibits thereto).
    3.3+     Certificate of Incorporation of Brylane Capital Corp. ("Brylane
             Capital").
    3.4+     Bylaws of Brylane Capital.
    3.5+++   Amendment No. 1 to Partnership Agreement dated as of November 22,
             1993.
    3.6*     Amendment No. 2 to Partnership Agreement dated as of January 28,
             1994.
    3.7**    Amendment No. 3 to Partnership Agreement dated as of March 16,
             1994.
    3.8ttt   Amendment No. 4 to Partnership Agreement dated October 14, 1994.
    3.9tt    Amendment No. 5 to Partnership Agreement dated September 22, 1995.
    3.10tt   Amendment No. 6 to Partnership Agreement dated October 16, 1995.
    3.11tttt Amendment No. 7 to Partnership Agreement dated October 14, 1996.
    3.12tttt Amendment No. 8 to the Partnership Agreement dated December 5,
             1996.
    3.13ii   Amended and Restated Agreement of Limited Partnership of the
             Partnership dated as of     , 1997.
    3.14***  Certificate of Incorporation of the Company.
    3.15***  Bylaws of the Company.
    3.16tttt Certificate of Amendment of Certificate of Incorporation of VP
             Holding, as filed with the Office of the Secretary of State of
             Delaware on December 5, 1996.
    3.17tttt Certificate of Designation of the Series A Convertible Redeemable
             Preferred Stock of VP Holding as filed with the Office of the
             Secretary of State of Delaware on December 6, 1996.
    4.1+     Purchase Agreement dated August 20, 1993 among the Partnership,
             Brylane Capital, VGP Corporation and each of the Initial
             Purchasers named therein.
    4.2+     Registration Rights Agreement made and entered into the 30th day of August, 1993 among the Partnership, Brylane Capital and the
             Initial Purchasers.
    4.3+     Indenture dated as of August 30, 1993 among the Partnership and
             Brylane Capital, as Issuers, B.L. Management, B.L. Distribution,
             B.L. Management Partnership and B.L. Distribution Partnership, as
             Guarantors, and United States Trust Company of New York, as
             Trustee (the "Indenture").
    4.4+     Form of Old Note (included at page 37 of the Indenture).
    4.5+     Form of New Note (included at page 42 of the Indenture, as amended at page 2 of the First Supplemental Indenture).
    4.6+     Form of Guarantee by B.L. Management, B.L. Distribution, B.L.
             Management Partnership and B.L. Distribution Partnership (included at page 57 and in Article Fourteen of the Indenture).
    4.7+     Form of Intercompany Note (included as Exhibit A to the
             Indenture).
    4.8+++   First Supplemental Indenture dated as of November 22, 1993 by and among the Partnership and Brylane Capital, as Issuers, and United
             States Trust Company of New York, as Trustee (the "First
             Supplemental Indenture").
    4.9*     Second Supplemental Indenture dated as of January 28, 1994 among the Partnership, Brylane Capital, B.N.Y. Service Corp. and United
             States Trust Company of New York, as Trustee.

  EXHIBIT
  NUMBER                             DESCRIPTION
  -------                            -----------
    4.10ii   Registration Rights Agreement dated as of       , 1997 by and
             among the Company, FSEP II, FSEP III, FSEP International, Lane
             Bryant Direct, WearGuard, Chadwick's, Leeway & Co. and NYNEX.
    4.11ii   Stockholders Agreement dated as of      , 1997 by and among the
             Company, FSEP II, FSEP III, FSEP International, Lane Bryant
             Direct, WearGuard, Chadwick's, Leeway & Co. and NYNEX.
    4.12tt   Third Supplemental Indenture dated as of October 16, 1995 by and among the Partnership, Brylane Capital, KingSize Partnership, K.S.
             Management, KingSize Sales and United States Trust Company of New
             York, as Trustee.
    4.13tttt Fourth Supplemental Indenture dated as of December 9, 1996 by and among the Partnership, Brylane Capital Corp., C.O.B. Management
             Services, Inc., Chadwick's Tradename Sub, Inc. and United States
             Trust Company of New York, as Trustee.
    5.1ttttt Opinion of Riordan & McKinzie, a Professional Law Corporation.
   10.1+     Transaction Agreement dated as of July 13, 1993 among VGP
             Corporation, VLP Corporation and the Transferors referred to therein (the "Transaction Agreement").
   10.2+     Amendment No. 1 to Transaction Agreement dated as of August 30,
             1993.
   10.3+     Addendum to Transaction Agreement dated August 30, 1993 executed by the Partnership.
   10.4+     Credit Card Processing Agreement (the "Credit Card Agreement")
             made as of the 30th day of August, 1993 between World Financial
             Network National Bank ("World Financial") and the Partnership.
   10.5+     Trademark License Agreement (the "Trademark License Agreement" )
             made as of the 20th day of August, 1993 among Lanco, Inc., Lernco,
             Inc., Limited Stores, Inc., Lane Bryant, Inc. (collectively, the
             "Licensors"), Lane Bryant Direct, Inc. and Lerner Direct, Inc.
             (collectively, the "Licensees").
   10.6tttt  Amendment No. 1 to Trademark License Agreement entered into as of the 9th day of December, 1996 by and among Lanco, Inc., Lernco,
             Inc., Limited Stores, Inc., Lane Bryant, Inc., Lane Bryant Direct
             and the Partnership.
   10.7+     Electronic Media Trademark License Agreement made as of the 20th day of August, 1993 among the Licensors and the Licensees.
   10.8+     Agreement to be Bound by the Trademark License Agreement and the
             Electronic Media Trademark License Agreement executed by the
             Partnership.
   10.9+     Service Agreement made as of the 30th day of August, 1993 between
             B.L. Management and the Partnership.
   10.10+    Catalog Production Agreement made and entered into as of the 30th day of August, 1993 between B.L. Distribution Partnership and B.L.
             Management Partnership.
   10.11+    Catalog Production, Distribution, License and Administrative
             Services Agreement made and entered into as of the 30th day of
             August, 1993 between the Partnership and B.L. Distribution
             Partnership.
   10.12tttt Credit Agreement dated as of December 9, 1996 (the "Credit
             Agreement") among the Partrnership, the Lenders listed on the signature pages thereof, Morgan Guaranty Trust Company of New York
             ("Morgan Guaranty"), as Administrative Agent, and Merrill Lynch
             Capital Corporation ("Merrill Lynch"), as Documentation Agent.
   10.13tttt Security Agreement dated as of December 9, 1996 among the
             Partnership, the Subsidiary Grantors (as defined therein), and
             Morgan Guaranty, as Security Agent.
   10.14tttt Pledge Agreement dated as of December 9, 1996 among the
             Partnership, the Subsidiary Pledgors (as defined therein), and
             Morgan Guaranty, as Security Agent.
   10.15tttt Form of Tranche A Term Notes executed by the Partnership in favor of each of the various Lenders which are signatories to the Credit
             Agreement.
   10.16tttt Form of Tranche B Term Notes executed by the Partnership in favor of each of the various Lenders which are signatories to the Credit
             Agreement.

  EXHIBIT
  NUMBER                           DESCRIPTION
  ------                           -----------
   10.17tttt Guarantee Agreement dated as of December 9, 1996 among the
             Guarantors (as defined therein), Morgan Guaranty, as
             administrative agent, and the Issuing Banks (as defined in the
             Credit Agreement).
   10.18tttt Trademark Collateral Agreement dated as of December 9, 1996 among
             Lanco, Inc., Lernco, Inc., Limited Stores, Inc., Lerner Stores,
             Inc., Lane Bryant, Inc. and Morgan Guaranty, as Security Agent.
   10.19+    1993 Employee Stock Subscription Plan of VP Holding Corporation
             ("VP Holding") (the "Subscription Plan").
   10.20+    Stock Subscription Agreement made and entered into as of August
             30, 1993 by and between VP Holding and Peter Canzone (with Secured
             Promissory Note and Stock Pledge Agreement attached as exhibits thereto).
   10.21+    Form of Stock Subscription Agreement made by and between VP
             Holding and each of Sheila R. Garelik, Robert A. Pulciani, Jules
             Silbert, Jessie Bourneuf, Loida Noriega-Wilson, Richard L.
             Bennett, William G. Brosius and Bruce G. Clark who purchased common stock of VP Holding under the Subscription Plan with cash and, in certain cases, promissory note (with forms of Secured
             Promissory Note and Stock Pledge Agreement attached as exhibits thereto).
   10.22+    Form of Stock Subscription Agreement made by and between VP
             Holding and each of Arlene Silverman, Kevin McGrain and certain other management investors who purchased common stock of
             VP Holding under the Subscription Plan with cash and, in certain cases, promissory note (with forms of Secured Promissory Note and
             Stock Pledge Agreement attached as exhibits thereto).
   10.23+    1993 Performance Partnership Unit Option Plan of the Partnership
             (the "1993 Option Plan").
   10.24+    Form of Performance Partnership Unit Option Agreement by and
             between the Partnership and each of Peter J. Canzone, Sheila R.
             Garelik, Robert A. Pulciani, Jules Silbert, Jessie Bourneuf, Loida
             Noriega-Wilson, Richard L. Bennett, William G. Brosius and Bruce
             G. Clark under the 1993 Option Plan.
   10.25+    Form of Performance Partnership Unit Option Agreement by and
             between the Partnership and each of Arlene Silverman, Kevin
             McGrain and certain other participants under the 1993 Option Plan.
   10.26t    1995 Partnership Unit Option Plan of the Partnership (the "1995
             Option Plan").
   10.27t    Form of Partnership Unit Option Agreement entered into by and between the Partnership and each of Peter J. Canzone, William C.
             Johnson, Sheila R. Garelik, Robert A. Pulciani, Jules Silbert,
             Jessie Bourneuf, Loida Noriega-Wilson, Arlene Silverman, Richard
             L. Bennett, William G. Brosius and Bruce G. Clark under the 1995
             Option Plan.
   10.28t    Form of Partnership Unit Option Agreement entered into by and between the Partnership and each of Kevin McGrain and certain other participants under the 1995 Option Plan.
   10.29+    Form of Indemnity Agreement made by and between the Partnership and each of the members of the Board of Representatives of the
             Partnership.
   10.30+    Indemnity Agreement dated as of September, 1993 made by and between B.L. Management and Robert A. Pulciani.
   10.31+    Indemnity Agreement dated as of September, 1993 made by and between B.L. Distribution and Robert A. Pulciani.
   10.32ttt  Amendment No. 1 to Credit Card Agreement dated as of July 1, 1995
       HH    between World Financial and the Partnership.
   10.33***  Amendment No. 1 to the Subscription Plan dated February 18, 1994.
   10.34***  Addendum dated February 18, 1994 to Stock Subscription Agreement between VP Holding and Jules Silbert.
   10.35***  Stock Subscription Agreement made and entered into as of May 27,
             1994 by and between VP Holding and William C. Johnson.

  EXHIBIT
  NUMBER                          DESCRIPTION
  ------                          -----------
   10.36***  Performance Partnership Unit Option Agreement entered into as of
             May 27, 1994 by and between the Partnership and William C.
             Johnson.
   10.37tttt Brylane Inc. 1996 Senior Management Stock Subscription Plan (the
             "Senior Management Plan").
   10.38tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and nine management investors who will be issued Common Stock of the Company under the Senior Management
             Plan.
   10.39tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and William C. Johnson.
   10.40tttt Brylane Inc. 1996 Stock Subscription Plan (the "Brylane
             Subscription Plan").
   10.41tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and certain management employees who will be issued Common Stock of the Company under the Brylane
             Subscription Plan.
   10.42tttt Brylane Inc. 1996 Performance Stock Option Plan (the "Brylane 1996
             Performance Option Plan").
   10.43tttt Form of Stock Option Agreement to be entered into by and between the Company and certain participants under the Brylane 1996
             Performance Option Plan.
   10.44tttt Form of Stock Option Agreement to be entered into by and between the Company and William C. Johnson under the Brylane 1996
             Performance Option Plan.
   10.45tttt Brylane Inc. 1996 Stock Option Plan (the "Brylane 1996 Option
             Plan").
   10.46tttt Form of Stock Option Agreement to be entered into by and between the Company and certain participants under the Brylane 1996 Option
             Plan.
   10.47t    License Agreement effective as of March 1, 1994 by and between the
      H      Partnership and Sears Shop At Home Services, Inc. ("Sears") (with
             Exhibits E and F attached thereto).
   10.48**** Loan Agreement made as of August 30, 1993 by and between FSEP II,
             VP Holding and VGP.
   10.49**** No Interest Demand Promissory Note made by FSEP II in favor of VP
             Holding.
   10.50**** Loan Agreement made as of August 30, 1993 by and between FSEP III,
             VP Holding and VGP.
   10.51**** No Interest Demand Promissory Note made by FSEP III in favor of VP
             Holding.
   10.52t    License Agreement effective as of August 1, 1994 by and between
      H      WearGuard Corporation ("WearGuard") and Sears (with Exhibits E and
             F attached thereto).
   10.53t    First Amendment to License Agreement effective as of August 1,
             1995 by and between Sears and WearGuard.
   10.54t    Consent to Assignment dated October 10, 1995 between and among
             Sears, WearGuard and KingSize Catalog Sales, L.P. ("KingSize
             Partnership").
   10.55tt   Asset Purchase Agreement dated September 22, 1995 by and among the
             Partnership, WearGuard and ARAMARK Corporation ("ARAMARK"), as
             guarantor.
   10.56tt   Letter Amendment to the Purchase Agreement dated September 22,
             1995 by and between the Partnership and WearGuard.
   10.57tt   Letter Amendment to the Purchase Agreement dated October 16, 1995 by and between the Partnership and WearGuard.
   10.58tt   Assignment of Purchase Agreement dated October 16, 1995 by and among the Partnership, KingSize Partnership and K.S. Management.
   10.59tt   Transition Services Agreement dated as of October 16, 1995 by and among the Partnership, KingSize Partnership, ARAMARK and
             WearGuard.
   10.60tt   Noncompetition Agreement dated as of October 16, 1995 by and among the Partnership, KingSize Partnership, ARAMARK and WearGuard.
   10.61tttt Form of Employment Agreement dated as of May 1, 1996 between B.L.
             Management and each of Peter J. Canzone, Robert A. Pulciani, Jules
             Silbert, Loida Noriega-Wilson and Kevin McGrain.

  EXHIBIT
  NUMBER DESCRIPTION
  ------------------
   10.62tttt  Form of Employment Agreement dated as of May 1, 1996 between B.L.
              Management and each of Sheila R. Garelik and Arlene Silverman.
   10.63tttt  Form of Employment Agreement dated as of May 1, 1996 between the
              Partnership and each of Richard L. Bennett, Bruce G. Clark and
              William G. Brosius.
   10.64tttt  Amendment No. 1 to Employment Agreement dated as of July 15, 1996 between B.L. Management and Sheila R. Garelik.
   10.65tttt  License Amendment made as of July 23, 1996 between the
  HHH         Partnership and Sears.
   10.66tttt  Asset Purchase Agreement dated as of October 18, 1996 by and among TJX, Chadwick's and the Partnership.
   10.67tttt  Amendment Number One to the Asset Purchase Agreement made as of the 9th day of December, 1996 among TJX, Chadwick's and the
              Partnership.
   10.68tttt  Asset Purchase Agreement dated as of October 18, 1996 by and among CDM Corp. and the Partnership.
   10.69tttt  Services Agreement dated as of December 9, 1996 between TJX and the Partnership.
   10.70tttt  Inventory Purchase Agreement effective as of December 9, 1996 by
  HHH         and between the Partnership and TJX.
   10.71tttt  Employment Agreement dated as of December 9, 1996 between the
              Partnership and Dhananjaya K. Rao.
   10.72tttt  Employment Agreement dated as of December 9, 1996 between the
              Partnership and Carol Meyrowitz.
   10.73tttt  VP Holding Stock Subscription Agreement for Preferred Stock made as of December 9, 1996 by and between VP Holding and Dhananjaya
              K. Rao.
   10.74tttt  VP Holding Stock Subscription Agreement for Preferred Stock made as of December 9, 1996 by and between VP Holding and Carol
              Meyrowitz.
   10.75tttt  Form of Brylane Inc. Stock Subscription Agreement for Preferred
              Stock made as of December 9, 1996 by and between Brylane, Inc.
              and each of Dhananjaya K. Rao and Carol Meyrowitz.
   10.76tttt  Brylane, L.P. Convertible Subordinated Note Due 2006 dated
              December 9, 1996 made by the Partnership in favor of Chadwick's
              (with Brylane, Inc. and Brylane, L.P. Convertible Subordinated
              Note Due 2006 to be made by the Company and the Partnership in favor of Chadwick's filed as an exhibit thereto).
   10.77tttt  Unit Subscription Agreement entered into as of December 5, 1996 by and among the Partnership, VP Holding, FSEP II, FSEP III, FSEP
              International, VGP Corporation, VLP Corporation, WearGuard,
              Leeway, and NYNEX.
   10.78tttt  Form of Amendment to Performance Partnership Unit Option
              Agreement under the 1993 Option Plan.
   10.79tttt  Accounts Receivable Purchase Agreement dated as of December 9,
              1996 between the Partnership and Alliance Data Systems
              Corporation.
   10.80ttttt Amendment to Services Agreement dated as of December 9, 1996 between TJX and the Partnership.
   11.1ttttt  Brylane, L.P.--Computation of Net Income Per Common Share.
   21.1tttt   Subsidiaries of Brylane.
   23.1ttttt  Consent of Riordan & McKinzie (contained in Exhibit 5.1).
   23.2ttttt  Consent of Coopers & Lybrand L.L.P. regarding Brylane, L.P.
   23.3ttttt  Consent of Coopers & Lybrand L.L.P. regarding Chadwick's, Inc.
   23.4ttttt  Consent of Coopers & Lybrand L.L.P. regarding KingSize Division.
   24.1***    Powers of Attorney.

  EXHIBIT
  NUMBER                         DESCRIPTION
  ------                         -----------
   23.4ttttt Consent of Coopers & Lybrand L.L.P. regarding KingSize Division.
   24.1***   Powers of Attorney.
   24.2tttt  Powers of Attorney.
   27.1tttt  Financial Data Schedule.
   24.2tttt Powers of Attorney.
   27.1tttt Financial Data Schedule.

--------

+ Filed as an exhibit to the Partnership's Registration Statement on Form S-4 (Registration No. 33-69532) on September 29, 1993 and incorporated by reference herein.

++ Filed as an exhibit to Amendment No. 1 to the Partnership's Registration Statement on Form S-4 (Registration No. 33-69532) on November 9, 1993 and incorporated by reference herein.

+++ Filed as an exhibit to Amendment No. 2 to the Partnership's Registration
    Statement on Form S-4 (Registration No. 33-69532) on November 23, 1993 and incorporated by reference herein.

* Filed on April 25, 1994 as an exhibit to the Partnership's Annual Report on Form 10-K for the fiscal year ended January 29, 1994 and incorporated by reference herein.

** Filed on June 8, 1994 as an exhibit to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1994 and incorporated by reference herein.

*** Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 33-86154) on November 9, 1994 and incorporated by reference herein.

**** Filed as an exhibit to Amendment No. 1 to the Company's Registration
     Statement on Form S-1 (Registration No. 33-86154) on January 11, 1995 and incorporated by reference herein.
t
  Filed on December 12, 1995 as an exhibit to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended October 28, 1995 ("1995 Third Quarter Form 10-Q") and incorporated by reference herein.
tt
  Filed on December 30, 1995 as an exhibit to the Partnership's Amendment of Current Report on Form 8-K/A (File No. 33-69532) and incorporated by reference herein.
ttt

  Filed on May 3, 1996 as an exhibit to the Partnership's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 ("1995 Form 10-K") and incorporated by reference herein.

tttt

  Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 33-86154) on December 23, 1996 and incorporated by reference herein.

ttttt

  Filed herewith.


H Certain portions of this exhibit have been omitted from the copies incorporated by reference from the Partnership's 1995 Third Quarter Form 10-Q (as defined herein) and are the subject of a request for confidential treatment with respect thereto.

HH Certain portions of this exhibit have been omitted from the copies incorporated by reference from the Partnership's 1995 Form 10-K (as defined herein) and are the subject of a request for confidential treatment with respect thereto.

HHH Certain portions of this exhibit have been omitted from the copies filed as part of Amendment No. 2 to this Registration Statement on Form S-1 and are the subject of a request for confidential treatment with respect thereto.

++  To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES

  The following schedule is filed as part of this Registration Statement:

  Schedule II--Chadwick's Inc.--Valuation and Qualifying Accounts.

  All other schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

  1. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  3. The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of January 1997.

                                          BRYLANE INC.
                                          By:    /s/ Robert A. Pulciani
                                            ___________________________________
                                                   Robert A. Pulciani
                                             Executive Vice President, Chief
                                            Financial Officer, Secretary and
                                                        Treasurer

  Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                               TITLE                    DATE
         ---------                               -----                    ----
                 *                   President, Chief Executive     January 29, 1997
____________________________________ Officer and Director
          Peter J. Canzone           (Principal Executive
                                     Officer)
      /s/ Robert A. Pulciani         Executive Vice President,      January 29, 1997
____________________________________ Chief Financial Officer,
         Robert A. Pulciani          Secretary and Treasurer
                                     (Principal Financial and
                                     Accounting Officer)
                 *                   Director                       January 29, 1997
____________________________________
          Ronald P. Spogli
                 *                   Director                       January 29, 1997
____________________________________
            John M. Roth
                 *                   Director                       January 29, 1997
____________________________________
           Mark J. Doran
                 *                   Director                       January 29, 1997
____________________________________
          Samuel P. Fried
                 *                   Director                       January 29, 1997
____________________________________
         William K. Gerber
                 *                   Director                       January 29, 1997
____________________________________
         William C. Johnson

*By:_/s/ Robert A. Pulcian__     i

  __________________________

     Robert A. Pulciani

      Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Chadwick's, Inc.:

  In connection with our audits of the combined financial statements of Chadwick's, Inc. and subsidiaries as of January 28, 1995 and January 27, 1996, and for each of the three years in the period ended January 27, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 14, 1996

                                CHADWICK'S, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                         BALANCE AT CHARGED TO CHARGED TO             BALANCE AT
                         BEGINNING  COSTS AND    OTHER                  END OF
      DESCRIPTION        OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS    PERIOD
      -----------        ---------- ---------- ---------- ----------  ----------
Allowance for Doubtful
 Accounts:
  Fiscal Year ended
   January 27, 1996.....  $   479    $  2,717             $    (614)   $ 2,682
  Fiscal Year ended
   January 28, 1995.....  $     0    $    479             $       0    $   479
  Fiscal Year ended
   January 29, 1994.....  $     0    $      0             $       0    $     0
Reserve for Inventory
 Liquidations:
  Fiscal Year ended
   January 27, 1996.....  $14,945    $ 34,696             $ (39,978)   $ 9,663
  Fiscal Year ended
   January 28, 1995.....  $12,148    $ 39,144             $ (36,347)   $14,945
  Fiscal Year ended
   January 29, 1994.....  $ 7,624    $ 34,668             $ (30,144)   $12,148
Reserve for Customer
 Returns:
  Fiscal Year ended
   January 27, 1996.....  $ 8,266    $157,920             $(157,406)   $ 8,780
  Fiscal Year ended
   January 28, 1995.....  $ 8,756    $210,779             $(211,269)   $ 8,266
  Fiscal Year ended
   January 29, 1994.....  $ 9,116    $220,897             $(221,257)   $ 8,756

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
    1.1ttttt Form of Underwriting Agreement.
    2.1tttt  First Amended and Restated Incorporation and Exchange Agreement
             dated as of December 9, 1996 by and among FSEP II, FSEP III, FSEP
             International, Lane Bryant Direct, The Limited, WearGuard, Leeway
             & Co., NYNEX, Chadwick's, Inc. ("Chadwick's") and the Company
             (with exhibits referenced therein, certain of which will be included by amendment to this Registration Statement at Exhibits
             3.13, 4.10, and 4.11).
    3.1+     Certificate of Limited Partnership of the Partnership.
    3.2+     Agreement of Limited Partnership of the Partnership (the
             "Partnership Agreement") dated as of August 30, 1993 (with forms of Registration Rights Agreement (Newco) and Stockholders
             Agreement (Newco) attached as exhibits thereto).
    3.3+     Certificate of Incorporation of Brylane Capital Corp. ("Brylane
             Capital").
    3.4+     Bylaws of Brylane Capital.
    3.5+++   Amendment No. 1 to Partnership Agreement dated as of November 22,
             1993.
    3.6*     Amendment No. 2 to Partnership Agreement dated as of January 28,
             1994.
    3.7**    Amendment No. 3 to Partnership Agreement dated as of March 16,
             1994.
    3.8ttt   Amendment No. 4 to Partnership Agreement dated October 14, 1994.
    3.9tt    Amendment No. 5 to Partnership Agreement dated September 22, 1995.
    3.10tt   Amendment No. 6 to Partnership Agreement dated October 16, 1995.
    3.11tttt Amendment No. 7 to Partnership Agreement dated October 14, 1996.
    3.12tttt Amendment No. 8 to the Partnership Agreement dated December 5,
             1996.
    3.13ii   Amended and Restated Agreement of Limited Partnership of the
             Partnership dated as of     , 1997.
    3.14***  Certificate of Incorporation of the Company.
    3.15***  Bylaws of the Company.
    3.16tttt Certificate of Amendment of Certificate of Incorporation of VP
             Holding, as filed with the Office of the Secretary of State of
             Delaware on December 5, 1996.
    3.17tttt Certificate of Designation of the Series A Convertible Redeemable
             Preferred Stock of VP Holding as filed with the Office of the
             Secretary of State of Delaware on December 6, 1996.
    4.1+     Purchase Agreement dated August 20, 1993 among the Partnership,
             Brylane Capital, VGP Corporation and each of the Initial
             Purchasers named therein.
    4.2+     Registration Rights Agreement made and entered into the 30th day of August, 1993 among the Partnership, Brylane Capital and the
             Initial Purchasers.
    4.3+     Indenture dated as of August 30, 1993 among the Partnership and
             Brylane Capital, as Issuers, B.L. Management, B.L. Distribution,
             B.L. Management Partnership and B.L. Distribution Partnership, as
             Guarantors, and United States Trust Company of New York, as
             Trustee (the "Indenture").
    4.4+     Form of Old Note (included at page 37 of the Indenture).
    4.5+     Form of New Note (included at page 42 of the Indenture, as amended at page 2 of the First Supplemental Indenture).
    4.6+     Form of Guarantee by B.L. Management, B.L. Distribution, B.L.
             Management Partnership and B.L. Distribution Partnership (included at page 57 and in Article Fourteen of the Indenture).
    4.7+     Form of Intercompany Note (included as Exhibit A to the
             Indenture).

   EXHIBIT
   NUMBER                             DESCRIPTION
   -------                            -----------
    4.8+++   First Supplemental Indenture dated as of November 22, 1993 by and among the Partnership and Brylane Capital, as
             Issuers, and United States Trust Company of New York, as
             Trustee (the "First Supplemental Indenture").
    4.9*     Second Supplemental Indenture dated as of January 28, 1994 among the Partnership, Brylane Capital, B.N.Y. Service Corp.
             and United States Trust Company of New York, as Trustee.
    4.10ii   Registration Rights Agreement dated as of       , 1997 by
             and among the Company, FSEP II, FSEP III, FSEP
             International, Lane Bryant Direct, WearGuard, Chadwick's,
             Leeway & Co. and NYNEX.
    4.11++   Stockholders Agreement dated as of      , 1997 by and among
             the Company, FSEP II, FSEP III, FSEP International, Lane
             Bryant Direct, WearGuard, Chadwick's, Leeway & Co. and
             NYNEX.
    4.12tt   Third Supplemental Indenture dated as of October 16, 1995 by and among the Partnership, Brylane Capital, KingSize
             Partnership, K.S. Management, KingSize Sales and United
             States Trust Company of New York, as Trustee.
    4.13tttt Fourth Supplemental Indenture dated as of December 9, 1996 by and among the Partnership, Brylane Capital Corp., C.O.B.
             Management Services, Inc., Chadwick's Tradename Sub, Inc.
             and United States Trust Company of New York, as Trustee.
    5.1ttttt Opinion of Riordan & McKinzie, a Professional Law
             Corporation.
   10.1+     Transaction Agreement dated as of July 13, 1993 among VGP
             Corporation, VLP Corporation and the Transferors referred to therein (the "Transaction Agreement").
   10.2+     Amendment No. 1 to Transaction Agreement dated as of August
             30, 1993.
   10.3+     Addendum to Transaction Agreement dated August 30, 1993
             executed by the Partnership.
   10.4+     Credit Card Processing Agreement (the "Credit Card
             Agreement") made as of the 30th day of August, 1993 between
             World Financial Network National Bank ("World Financial")
             and the Partnership.
   10.5+     Trademark License Agreement (the "Trademark License
             Agreement" ) made as of the 20th day of August, 1993 among
             Lanco, Inc., Lernco, Inc., Limited Stores, Inc., Lane
             Bryant, Inc. (collectively, the "Licensors"), Lane Bryant
             Direct, Inc. and Lerner Direct, Inc. (collectively, the
             "Licensees").
   10.6tttt  Amendment No. 1 to Trademark License Agreement entered into as of the 9th day of December, 1996 by and among Lanco,
             Inc., Lernco, Inc., Limited Stores, Inc., Lane Bryant, Inc.,
             Lane Bryant Direct and the Partnership.
   10.7+     Electronic Media Trademark License Agreement made as of the
             20th day of August, 1993 among the Licensors and the
             Licensees.
   10.8+     Agreement to be Bound by the Trademark License Agreement and
             the Electronic Media Trademark License Agreement executed by the Partnership.
   10.9+     Service Agreement made as of the 30th day of August, 1993
             between B.L. Management and the Partnership.
   10.10+    Catalog Production Agreement made and entered into as of the
             30th day of August, 1993 between B.L. Distribution
             Partnership and B.L. Management Partnership.
   10.11+    Catalog Production, Distribution, License and Administrative
             Services Agreement made and entered into as of the 30th day of August, 1993 between the Partnership and B.L.
             Distribution Partnership.

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
   10.12tttt Credit Agreement dated as of December 9, 1996 (the "Credit
             Agreement") among the Partnership, the Lenders listed on the signature pages thereof, Morgan Guaranty Trust Company of New York
             ("Morgan Guaranty"), as Administrative Agent, and Merrill Lynch
             Capital Corporation ("Merrill Lynch"), as Documentation Agent.
   10.13tttt Security Agreement dated as of December 9, 1996 among the
             Partnership, the Subsidiary Grantors (as defined therein), and
             Morgan Guaranty, as Security Agent.
   10.14tttt Pledge Agreement dated as of December 9, 1996 among the
             Partnership, the Subsidiary Pledgors (as defined therein), and
             Morgan Guaranty, as Security Agent.
   10.15tttt Form of Tranche A Term Notes executed by the Partnership in favor of each of the various Lenders which are signatories to the Credit
             Agreement.
   10.16tttt Form of Tranche B Term Notes executed by the Partnership in favor of each of the various Lenders which are signatories to the Credit
             Agreement.
   10.17tttt Guarantee Agreement dated as of December 9, 1996 among the
             Guarantors (as defined therein), Morgan Guaranty, as
             administrative agent, and the Issuing Banks (as defined in the
             Credit Agreement).
   10.18tttt Trademark Collateral Agreement dated as of December 9, 1996 among
             Lanco, Inc., Lernco, Inc., Limited Stores, Inc., Lerner Stores,
             Inc., Lane Bryant, Inc. and Morgan Guaranty, as Security Agent.
   10.19+    1993 Employee Stock Subscription Plan of VP Holding Corporation
             ("VP Holding") (the "Subscription Plan").
   10.20+    Stock Subscription Agreement made and entered into as of August
             30, 1993 by and between VP Holding and Peter Canzone (with Secured
             Promissory Note and Stock Pledge Agreement attached as exhibits thereto).
   10.21+    Form of Stock Subscription Agreement made by and between VP
             Holding and each of Sheila R. Garelik, Robert A. Pulciani, Jules
             Silbert, Jessie Bourneuf, Loida Noriega-Wilson, Richard L.
             Bennett, William G. Brosius and Bruce G. Clark who purchased common stock of VP Holding under the Subscription Plan with cash and, in certain cases, promissory note (with forms of Secured
             Promissory Note and Stock Pledge Agreement attached as exhibits thereto).
   10.22+    Form of Stock Subscription Agreement made by and between VP
             Holding and each of Arlene Silverman, Kevin McGrain and certain other management investors who purchased common stock of
             VP Holding under the Subscription Plan with cash and, in certain cases, promissory note (with forms of Secured Promissory Note and
             Stock Pledge Agreement attached as exhibits thereto).
   10.23+    1993 Performance Partnership Unit Option Plan of the Partnership
             (the "1993 Option Plan").
   10.24+    Form of Performance Partnership Unit Option Agreement by and
             between the Partnership and each of Peter J. Canzone, Sheila R.
             Garelik, Robert A. Pulciani, Jules Silbert, Jessie Bourneuf, Loida
             Noriega-Wilson, Richard L. Bennett, William G. Brosius and Bruce
             G. Clark under the 1993 Option Plan.
   10.25+    Form of Performance Partnership Unit Option Agreement by and
             between the Partnership and each of Arlene Silverman, Kevin
             McGrain and certain other participants under the 1993 Option Plan.
   10.26t    1995 Partnership Unit Option Plan of the Partnership (the "1995
             Option Plan").
   10.27t    Form of Partnership Unit Option Agreement entered into by and between the Partnership and each of Peter J. Canzone, William C.
             Johnson, Sheila R. Garelik, Robert A. Pulciani, Jules Silbert,
             Jessie Bourneuf, Loida Noriega-Wilson, Arlene Silverman, Richard
             L. Bennett, William G. Brosius and Bruce G. Clark under the 1995
             Option Plan.
   10.28t    Form of Partnership Unit Option Agreement entered into by and between the Partnership and each of Kevin McGrain and certain other participants under the 1995 Option Plan.
   10.29+    Form of Indemnity Agreement made by and between the Partnership and each of the members of the Board of Representatives of the
             Partnership.

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
   10.30+    Indemnity Agreement dated as of September, 1993 made by and between B.L. Management and Robert A. Pulciani.
   10.31+    Indemnity Agreement dated as of September, 1993 made by and between B.L. Distribution and Robert A. Pulciani.
   10.32ttt  Amendment No. 1 to Credit Card Agreement dated as of July 1, 1995
       HH    between World Financial and the Partnership.
   10.33***  Amendment No. 1 to the Subscription Plan dated February 18, 1994.
   10.34***  Addendum dated February 18, 1994 to Stock Subscription Agreement between VP Holding and Jules Silbert.
   10.35***  Stock Subscription Agreement made and entered into as of May 27,
             1994 by and between VP Holding and William C. Johnson.
   10.36***  Performance Partnership Unit Option Agreement entered into as of
             May 27, 1994 by and between the Partnership and William C.
             Johnson.
   10.37tttt Brylane Inc. 1996 Senior Management Stock Subscription Plan (the
             "Senior Management Plan").
   10.38tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and nine management investors who will be issued Common Stock of the Company under the Senior Management
             Plan.
   10.39tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and William C. Johnson.
   10.40tttt Brylane Inc. 1996 Stock Subscription Plan (the "Brylane
             Subscription Plan").
   10.41tttt Form of Stock Subscription Agreement to be made and entered into by and between the Company and certain management employees who will be issued Common Stock of the Company under the Brylane
             Subscription Plan.
   10.42tttt Brylane Inc. 1996 Performance Stock Option Plan (the "Brylane 1996
             Performance Option Plan").
   10.43tttt Form of Stock Option Agreement to be entered into by and between the Company and certain participants under the Brylane 1996
             Performance Option Plan.
   10.44tttt Form of Stock Option Agreement to be entered into by and between the Company and William C. Johnson under the Brylane 1996
             Performance Option Plan.
   10.45tttt Brylane Inc. 1996 Stock Option Plan (the "Brylane 1996 Option
             Plan").
   10.46tttt Form of Stock Option Agreement to be entered into by and between the Company and certain participants under the Brylane 1996 Option
             Plan.
   10.47t    License Agreement effective as of March 1, 1994 by and between the
      H      Partnership and Sears Shop At Home Services, Inc. ("Sears") (with
             Exhibits E and F attached thereto).
   10.48**** Loan Agreement made as of August 30, 1993 by and between FSEP II,
             VP Holding and VGP.
   10.49**** No Interest Demand Promissory Note made by FSEP II in favor of
             VP Holding.
   10.50**** Loan Agreement made as of August 30, 1993 by and between FSEP III,
             VP Holding and VGP.
   10.51**** No Interest Demand Promissory Note made by FSEP III in favor of
             VP Holding.
   10.52t    License Agreement effective as of August 1, 1994 by and between
      H      WearGuard Corporation ("WearGuard") and Sears (with Exhibits E and
             F attached thereto).
   10.53t    First Amendment to License Agreement effective as of August 1,
             1995 by and between Sears and WearGuard.
   10.54t    Consent to Assignment dated October 10, 1995 between and among
             Sears, WearGuard and KingSize Catalog Sales, L.P. ("KingSize
             Partnership").
   10.55tt   Asset Purchase Agreement dated September 22, 1995 by and among the
             Partnership, WearGuard and ARAMARK Corporation ("ARAMARK"), as
             guarantor.
   10.56tt   Letter Amendment to the Purchase Agreement dated September 22,
             1995 by and between the Partnership and WearGuard.
   10.57tt   Letter Amendment to the Purchase Agreement dated October 16, 1995 by and between the Partnership and WearGuard.

   EXHIBIT
   NUMBER                                DESCRIPTION
   -------                               -----------
   10.58tt   Assignment of Purchase Agreement dated October 16, 1995 by and among the Partnership, KingSize Partnership and K.S. Management.
   10.59tt   Transition Services Agreement dated as of October 16, 1995 by and among the Partnership, KingSize Partnership, ARAMARK and
             WearGuard.
   10.60tt   Noncompetition Agreement dated as of October 16, 1995 by and among the Partnership, KingSize Partnership, ARAMARK and WearGuard.
   10.61tttt Form of Employment Agreement dated as of May 1, 1996 between B.L.
             Management and each of Peter J. Canzone, Robert A. Pulciani, Jules
             Silbert, Loida Noriega-Wilson and Kevin McGrain.
   10.62tttt Form of Employment Agreement dated as of May 1, 1996 between B.L.
             Management and each of Sheila R. Garelik and Arlene Silverman.
   10.63tttt Form of Employment Agreement dated as of May 1, 1996 between the
             Partnership and each of Richard L. Bennett, Bruce G. Clark and
             William G. Brosius.
   10.64tttt Amendment No. 1 to Employment Agreement dated as of July 15, 1996 between B.L. Management and Sheila R. Garelik.
   10.65tttt License Amendment made as of July 23, 1996 between the Partnership
        HHH  and Sears.
   10.66tttt Asset Purchase Agreement dated as of October 18, 1996 by and among
             TJX, Chadwick's and the Partnership.
   10.67tttt Amendment Number One to the Asset Purchase Agreement made as of the 9th day of December, 1996 among TJX, Chadwick's and the
             Partnership.
   10.68tttt Asset Purchase Agreement dated as of October 18, 1996 by and among
             CDM Corp. and the Partnership.
   10.69tttt Services Agreement dated as of December 9, 1996 between TJX and the Partnership.
   10.70tttt Inventory Purchase Agreement effective as of December 9, 1996 by
        HHH  and between the Partnership and TJX.
   10.71tttt Employment Agreement dated as of December 9, 1996 between the
             Partnership and Dhananjaya K. Rao.
   10.72tttt Employment Agreement dated as of December 9, 1996 between the
             Partnership and Carol Meyrowitz.
   10.73tttt VP Holding Stock Subscription Agreement for Preferred Stock made as of December 9, 1996 by and between VP Holding and Dhananjaya K.
             Rao.
   10.74tttt VP Holding Stock Subscription Agreement for Preferred Stock made as of December 9, 1996 by and between VP Holding and Carol
             Meyrowitz.
   10.75tttt Form of Brylane Inc. Stock Subscription Agreement for Preferred
             Stock made as of December 9, 1996 by and between Brylane, Inc. and each of Dhananjaya K. Rao and Carol Meyrowitz.
   10.76tttt Brylane, L.P. Convertible Subordinated Note Due 2006 dated
             December 9, 1996 made by the Partnership in favor of Chadwick's
             (with Brylane, Inc. and Brylane, L.P. Convertible Subordinated
             Note Due 2006 to be made by the Company and the Partnership in favor of Chadwick's filed as an exhibit thereto).
   10.77tttt Unit Subscription Agreement entered into as of December 5, 1996 by and among the Partnership, VP Holding, FSEP II, FSEP III, FSEP
             International, VGP Corporation, VLP Corporation, WearGuard,
             Leeway, and NYNEX.
   10.78tttt Form of Amendment to Performance Partnership Unit Option Agreement
             under the 1993 Option Plan.

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
   10.79tttt  Accounts Receivable Purchase Agreement dated as of December 9,
              1996 between the Partnership and Alliance Data Systems
              Corporation.
   10.80ttttt Amendment to Services Agreement dated as of December 9, 1996 between TJX and the Partnership.
   11.1ttttt  Brylane, L.P.--Computation of Earnings Per Common Share.
   21.1tttt   Subsidiaries of Brylane.
   23.1ttttt  Consent of Riordan & McKinzie (contained in Exhibit 5.1).
   23.2ttttt  Consent of Coopers & Lybrand L.L.P. regarding Brylane, L.P.
   23.3ttttt  Consent of Coopers & Lybrand L.L.P. regarding Chadwick's, Inc.
   23.4ttttt  Consent of Coopers & Lybrand L.L.P. regarding KingSize Division.
   24.1***    Powers of Attorney.
   24.2tttt   Powers of Attorney.
   27.1tttt   Financial Data Schedule.

--------

+ Filed as an exhibit to the Partnership's Registration Statement on Form S-4 (Registration No. 33-69532) on September 29, 1993 and incorporated by reference herein.

++ Filed as an exhibit to Amendment No. 1 to the Partnership's Registration Statement on Form S-4 (Registration No. 33-69532) on November 9, 1993 and incorporated by reference herein.

+++ Filed as an exhibit to Amendment No. 2 to the Partnership's Registration
    Statement on Form S-4 (Registration No. 33-69532) on November 23, 1993 and incorporated by reference herein.

* Filed on April 25, 1994 as an exhibit to the Partnership's Annual Report on Form 10-K for the fiscal year ended January 29, 1994 and incorporated by reference herein.

** Filed on June 8, 1994 as an exhibit to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1994 and incorporated by reference herein.

*** Filed as an exhibit to the Company's Registration Statement on Form S-1
    (Registration No. 33-86154) on November 9, 1994 and incorporated by reference herein.

**** Filed as an exhibit to Amendment No. 1 to the Company's Registration
     Statement on Form S-1 (Registration No. 33-86154) on January 11, 1995 and incorporated by reference herein.

t

  Filed on December 12, 1995 as an exhibit to the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended October 28, 1995 ("1995 Third Quarter Form 10-Q") and incorporated by reference herein.

tt

  Filed on December 30, 1995 as an exhibit to the Partnership's Amendment of Current Report on Form 8-K/A (File No. 33-69532) and incorporated by reference herein.

ttt

  Filed on May 3, 1996 as an exhibit to the Partnership's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 ("1995 Form 10-K") and incorporated by reference herein.

tttt

  Filed as an exhibit to Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 33-86154) on December 23, 1996 and incorporated by reference herein.

ttttt

  Filed herewith.

H Certain portions of this exhibit have been omitted from the copies incorporated by reference from the Partnership's 1995 Third Quarter Form 10-Q (as defined herein) and are the subject of a request for confidential treatment with respect thereto.

HH Certain portions of this exhibit have been omitted from the copies incorporated by reference from the Partnership's 1995 Form 10-K (as defined herein) and are the subject of a request for confidential treatment with respect thereto.

HHH Certain portions of this exhibit have been omitted from the copies filed as part of Amendment No. 2 to this Registration Statement on Form S-1 and are the subject of a request for confidential treatment with respect thereto.
ii  To be filed by amendment.

                               GRAPHICS APPENDIX


INSIDE FRONT COVER:

     PHOTO 1:  Picture of model wearing suit.


INSIDE FRONT COVER FOLDOUT:

     PHOTO 2:   Picture of front cover of Lane Bryant catalog.

     PHOTO 3:   Picture of front cover of Roaman's catalog.

     PHOTO 4:   Picture of front cover of KingSize catalog.

     PHOTO 5:   Picture of front cover of Sue Brett catalog.

     PHOTO 6:   Picture of front cover of Lerner catalog.

     PHOTO 7:   Picture of front cover of Chadwick's of Boston, Ltd. catalog.

     PHOTO 8:   Picture of page of merchandise in Lane Bryant catalog.

     PHOTO 9:   Picture of page of merchandise in Roaman's catalog.

     PHOTO 10:  Picture of page of merchandise in KingSize catalog.

     PHOTO 11:  Picture of page of merchandise in Sue Brett catalog.

     PHOTO 12:  Picture of page of merchandise in Lerner catalog.

     PHOTO 13:  Picture of page of merchandise in Chadwick's of Boston, Ltd.
                catalog.


INSIDE BACK COVER FOLDOUT:

     PHOTO 14:  Background picture of high speed tilt-tray sorter at Brylane's order fulfillment center.

     PHOTO 15:  Inset picture of state of the art technology at Chadwick's telemarketing center.

     PHOTO 16:  Inset picture of 54' high stacker related to Brylane's inventory management.

     PHOTO 17:  Inset picture of hanging conveyor system at Chadwick's order fulfillment center.

INSIDE BACK COVER:

     PHOTO 18:  Background picture of blazers.

     PHOTO 19:  Inset picture of seated model wearing blazer.